UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

Filed by the Registrant  ☒                            Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12

Union Drilling, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

(1) Title of each class of securities to which transaction applies: Common stock, par value $0.01 per share
(2)

Aggregate number of securities to which transaction applies:

22,311,077 shares of common stock, which consists of: (i) 21,398,534 shares of common stock issued and outstanding as of October 5, 2012, (ii) 431,066 shares of common stock issuable upon the exercise of options to purchase shares of common stock with exercise prices less than $6.50 per share outstanding as of October 5, 2012, and (iii) 481,477 shares of restricted stock as of October 5, 2012.

(3)

Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, the filing fee was determined by multiplying 0.00013640 by the underlying value of the transaction of $142,582,166.94, which has been calculated as the sum of: (a) the product of (i) 21,398,534 issued and outstanding shares of common stock as of October 5, 2012 and (ii) the merger consideration of $6.50 per share; plus (b) the product of (i) 431,066 shares of common stock issuable upon the exercise of options to purchase shares of common stock outstanding as of October 5, 2012 and (ii) $0.84 per share (the difference between $6.50 per share and the weighted-average exercise price of such options of $5.66 per share); (c) plus the product of (i) 481,477 shares of restricted stock outstanding as of October 5, 2012 and $6.50 per share.

In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, the filing fee was determined by multiplying 0.00013640 by the sum of the preceding sentence.

(4) Proposed maximum aggregate value of transaction: $142,582,166.94
(5) Total fee paid:

$19,448.21

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:

(2) Form, Schedule or Registration Statement No.:

(3) Filing Party:

(4) Date Filed:

EXPLANATORY NOTE REGARDING THE REASON FOR FILING OF THIS PRELIMINARY PROXY STATEMENT

Union Drilling, Inc. (the “Company”), Sidewinder Drilling Inc. (“Parent”) and Fastball Acquisition Inc. (“Purchaser”) have entered into an Agreement and Plan of Merger, dated as of September 24, 2012 (as it may be amended from time to time, the “Merger Agreement”). Pursuant to the terms of the Merger Agreement, on October 5, 2012, Purchaser commenced a cash tender offer (the “Offer”) to purchase all of the issued and outstanding shares of common stock of the Company, par value $0.01 per share (the “Shares”), at a price of $6.50 per Share, net to the holder in cash, without interest and less any required withholding taxes, upon the terms and conditions set forth in the offer to purchase, dated October 5, 2012 (the “Offer to Purchase”), filed by Purchaser with the U.S. Securities and Exchange Commission (the “SEC”) on October, 5, 2012. The Merger Agreement provides, among other things, that, upon the terms and subject to the conditions set forth in the Merger Agreement, as soon as practicable after the consummation of the Offer, and in accordance with the Delaware General Corporation Law (the “Delaware Law” or the “DGCL”), Purchaser will be merged with and into the Company (the “Merger,” and together with the Offer, the “Transaction”), with the Company continuing as the surviving corporation and a direct, wholly-owned subsidiary of Parent (the “Surviving Corporation”). This preliminary proxy statement is being filed pursuant to Section 9.01(b) of the Merger Agreement.

As of the date of this preliminary proxy statement, the Offer is still pending and is scheduled to expire at 12:00 midnight, New York City time, at the end of the day on Friday, November 2, 2012, unless the Offer is extended in accordance with the terms of the Merger Agreement or as otherwise required by applicable law. If, in accordance with the terms and subject to the condition of the Offer, Purchaser accepts for payment and pays for all Shares validly tendered and not withdrawn pursuant to the Offer (and the Offer is thereby consummated), Parent and Purchaser would own a majority of the Shares.

The preliminary proxy statement (as it may hereafter be amended from time to time) will only be mailed if the adoption of the Merger by the Company’s stockholders is required by applicable law to consummate the Merger, and promptly after the Company receives clearance from the SEC to do so. In such event, the Company will take the necessary steps to establish a record date for, give notice of, call, convene and hold a special meeting of the holders of Shares to vote upon the Merger Agreement.

Depending on the outcome of the Offer, certain information which appears in this preliminary proxy statement may no longer be relevant or material to the holders of Shares when considering whether and how to vote with respect to the proposal to adopt the Merger Agreement or the decision whether to exercise the right to demand appraisal of Shares held by them in accordance with Section 262 of the DGCL. Accordingly, if, under the circumstances described in this explanatory note and in accordance with applicable law and the terms of the Merger Agreement, it becomes necessary to mail a proxy statement in definitive form to holders of Shares, we will update the disclosures in this preliminary proxy statement (as it may hereafter be amended from time to time) to reflect the outcome of the Offer and as otherwise may be necessary.

The Offer is being made pursuant to the terms of and subject to the conditions set forth in the Offer to Purchase, dated October 5, 2012, and in the related Letter of Transmittal (each as may be amended or supplemented from time to time) filed as exhibits to the Tender Offer Statement on Schedule TO initially filed with the SEC by Purchaser and Parent on October 5, 2012 (the “Schedule TO”). This preliminary proxy statement has no effect on the Offer, and you should refer to the Schedule TO for further information regarding the Offer.

PRELIMINARY PROXY STATEMENT––SUBJECT TO COMPLETION

UNION DRILLING, INC. 4055 International Plaza, Suite 610

Fort Worth Texas, 76109

[—], 2012

Dear Stockholder:

On behalf of the board of directors of Union Drilling, Inc. (the “Company”), we invite you to attend a special meeting of stockholders of the Company, to be held on [—] at [—] a.m., central time, at the Company’s principal offices located at 4055 International Plaza, Suite 610, Fort Worth, Texas.

On September 24, 2012, the Company entered into a definitive Agreement and Plan of Merger (the “Merger Agreement”) to be acquired by Fastball Acquisition Inc. (the “Purchaser”), a direct, wholly-owned subsidiary of Sidewinder Drilling Inc. (“Parent”). At the special meeting, you will be asked to consider and vote upon a proposal to adopt the Merger Agreement.

If the merger contemplated by the Merger Agreement is completed, you will be entitled to receive $6.50 in cash, without interest, less any required withholding taxes, for each share of Company common stock, par value $0.01, owned by you (unless you have properly exercised your appraisal rights with respect to such shares).

The proposal to adopt the Merger Agreement will be approved if the holders of a majority of the outstanding shares of Company common stock entitled to vote at the special meeting vote to adopt the Merger Agreement. Your vote is very important, regardless of the number of shares you own. Whether or not you expect to attend the special meeting in person, please vote or otherwise submit a proxy to vote your shares as promptly as possible so that your shares may be represented and voted at the special meeting.

The Company’s board of directors has unanimously determined that the Merger Agreement and the transactions contemplated by the Merger Agreement, are advisable, fair to and in the best interests of the Company and the Company’s stockholders and has unanimously approved the Merger Agreement and the merger. Accordingly, the Company’s board of directors unanimously recommends that you vote “FOR” approval of the proposal to adopt the Merger Agreement and “FOR” approval of the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

In addition, the U.S. Securities and Exchange Commission has adopted rules that require us to seek a non-binding, advisory vote with respect to certain payments that will or may be made to the Company’s named executive officers by the Company based on or otherwise relating to the merger. The Company’s board of directors unanimously recommends that the Company’s stockholders vote “FOR” the named executive officer merger-related compensation proposal described in the accompanying proxy statement.

The obligations of the Company, Purchaser and Parent to complete the merger are subject to the satisfaction or waiver of certain conditions. The accompanying proxy statement contains detailed information about the Company, the special meeting, the Merger Agreement and the merger.

On behalf of your board of directors, thank you for your continued support.

Sincerely,

Thomas H. O’Neill, Jr.	Christopher D. Strong
Chairman of the Board	President and CEO

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Merger, passed upon the merits of the Merger Agreement or the transactions contemplated thereby, which would include the Merger, or determined if this proxy statement is accurate or complete. Any representation to the contrary is a criminal offense.

This proxy statement is dated [—], 2012 and is first being mailed to the Company’s stockholders on or about [—], 2012.

UNION DRILLING, INC. 4055 International Plaza, Suite 610

Fort Worth Texas, 76109

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

TIME AND DATE	[—] a.m., Central time [Day of the week], [Month] [—], 2012

LOCATION	Union Drilling, Inc. 4055 International Plaza, Suite 610 Fort Worth, Texas 76109

ITEMS OF BUSINESS

(1)    To consider and vote on a proposal to adopt the Agreement and Plan of Merger, dated as of September 24, 2012, by and among Union Drilling, Inc. (the “Company”), Sidewinder Drilling Inc. (“Parent”) and Fastball Acquisition Inc. (as it may be amended from time to time, the “Merger Agreement”), a copy of which is included as Annex A to the proxy statement of which this notice forms part, and pursuant to which Purchaser will be merged with and into the Company (the “Merger”), with the Company continuing as the surviving corporation and a direct, wholly-owned subsidiary of Parent.

(2)    To approve an adjournment of the special meeting of stockholders of the Company, if necessary and appropriate in the view of the board of directors of the Company, to solicit additional proxies in favor of the proposal to adopt the Merger Agreement if there are not sufficient votes at the time of such adjournment to adopt the Merger Agreement.

(3)    To consider and vote on a proposal to approve, on a non-binding, advisory basis, certain compensation to be paid by the Company to its named executive officers that is based on or otherwise related to the Merger.

RECORD DATE	[—], 2012

SPECIAL MEETING ADMISSION	You may be required to present proof of share ownership (for example, a recent statement from your broker).

By Order of the Board of Directors,

DAVID S. GOLDBERG
Senior Vice President, General Counsel and Corporate Secretary

[—], 2012

Adoption of the Merger Agreement requires the affirmative vote of holders of a majority of the outstanding shares of Company common stock, par value $0.01 per share, entitled to vote on the proposal.

YOUR VOTE IS VERY IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, TO ENSURE THE PRESENCE OF A QUORUM, WE URGE EACH STOCKHOLDER TO PROMPTLY SIGN AND RETURN THE ENCLOSED PROXY CARD OR, IF AVAILABLE, TO USE TELEPHONE OR INTERNET VOTING. PLEASE SEE OUR QUESTION AND ANSWER SECTION FOR INFORMATION ABOUT VOTING BY THE TELEPHONE OR INTERNET, HOW TO REVOKE A PROXY, AND HOW TO VOTE SHARES IN PERSON.

i

ii

SUMMARY

This summary highlights information contained elsewhere in this proxy statement and may not contain all the information that is important to you with respect to the Merger. We urge you to read the remainder of this proxy statement carefully, including the attached Annexes, and the other documents to which we have referred you. See also the section entitled “Where You Can Find More Information” beginning on page 90. We have included page references in this summary to direct you to a more complete description of the topics presented below.

All references to “Union Drilling”, “Company”, “we”, “us”, or “our” in this proxy statement refer to Union Drilling, Inc., a Delaware corporation; all references in this proxy statement to “Sidewinder” or “Parent” refer to Sidewinder Drilling Inc., a Delaware corporation; all references to “Fastball” or “Purchaser” refer to Fastball Acquisition Inc., a Delaware corporation and a direct, wholly-owned subsidiary of Sidewinder Drilling Inc.; all references to the “merger” or the “Merger” refer to the merger of Purchaser with and into the Company, with the Company continuing as the surviving corporation and a direct, wholly-owned subsidiary of Parent; all references to the “Merger Agreement” refer to the Agreement and Plan of Merger, dated as of September 24, 2012, as it may be amended from time to time, among the Company, Parent and Purchaser; all references to “Shares” refer to the common stock of the Company, par value $0.01; all references to the “Offer” refer to the cash tender offer set forth in the Offer to Purchase, dated October 5, 2012; all references to the “Transaction” refer to the Merger, together with the Offer. Union Drilling, following the completion of the merger, is sometimes referred to in this proxy statement as the “surviving corporation.”

The Companies

Union Drilling, Inc. (see page 18)

Union Drilling, Inc. (the “Company”), a Delaware corporation, headquartered in Fort Worth, Texas, provides contract land drilling services and equipment to oil and natural gas producers in the United States. The Company currently owns 53 rigs, including 2 which are under construction, and specializes in unconventional drilling techniques.

Shares of Company common stock are listed with, and trade on, the NASDAQ Global Select Market (the “NASDAQ”) under the symbol “UDRL.” The Company’s principal executive offices are located at 4055 International Plaza, Suite 610, Fort Worth, Texas, 76109 and the telephone number of the principal executive offices of the Company is (817) 735-8793. Its corporate website address is www.uniondrilling.com. The information provided on the Company website is not part of this proxy statement and is not incorporated in this proxy statement by reference or any other reference to its website provided in this proxy statement.

Sidewinder Drilling Inc. (see page 18)

Sidewinder Drilling Inc. (“Parent”), a Delaware corporation, headquartered in Houston, Texas, is a drilling contractor which owns and operates a fleet of premium land rigs targeting unconventional oil and gas resource plays throughout the United States. Parent is a portfolio company of Avista Capital Partners III, L.P., a Delaware limited partnership, and Avista Capital Partners (Offshore) III, L.P., a Bermuda limited partnership (together, the “Sponsors”)

Parent is a corporation organized under the laws of the State of Delaware with its principal offices located at 952 Echo Lane, Suite 460, Houston, Texas, 77024 and the telephone number is (832) 320-7600.

Fastball Acquisition Inc. (see page 18)

Fastball Acquisition Inc. (“Purchaser”), is a direct, wholly-owned subsidiary of Parent. Purchaser is a Delaware corporation that was formed for the sole purpose of making the Offer and completing the process by which Purchaser will be merged with and into the Company. The principal executive offices Purchaser are located at 952 Echo Lane, Suite 460, Houston, Texas, 77024 and the telephone number is (832) 320-7600.

The Merger

A copy of the Merger Agreement is attached as Annex A to this proxy statement. We encourage you to read the entire Merger Agreement carefully because it is the principal document governing the Merger. For more information on the Merger Agreement, see the section entitled “The Merger Agreement” beginning on page 56.

Form of the Merger (see page 23)

If the Merger is completed, at the effective time of the Merger (the “Effective Time”), Purchaser will be merged with and into the Company. The Company will survive the Merger as a direct, wholly-owned subsidiary of Parent.

Merger Consideration (see page 23)

Upon the terms and subject to the conditions of the Merger Agreement, at the Effective Time, Company stockholders will have the right to receive $6.50 in cash, without interest and less any applicable withholding taxes (the “Merger Price”), for each share of Company common stock that they own immediately prior to the Effective Time.

Treatment of Company Equity Awards (see page 60)

At or immediately prior to the Effective Time, each stock option to purchase Shares (each an “Option”) that is outstanding immediately prior to the Effective Time, whether or not vested or exercisable, will be cancelled and, at or promptly after the Effective Time, the Company will pay each holder of such cancelled Option an amount in cash, without interest and less any applicable withholding taxes, equal to the product of (i) the excess, if any, of the Merger Price over the per-Share exercise price of such Option and (ii) the number of Shares issuable upon exercise of such Option.

Immediately prior to the Effective Time, each restricted share unit of the Company (each, a “RSU”) that is outstanding will fully vest and be converted automatically into the right to receive from the Company at or promptly after the Effective Time an amount in cash, without interest thereon and less any applicable withholding taxes, equal to the product of (i) the Merger Price and (ii) the number of Shares subject to such RSU.

Recommendation of the Board (see page 37)

The Company board of directors (the “Board”) has unanimously (i) determined that the Merger Agreement and the transactions contemplated by the Merger Agreement are advisable, fair to and in the best interests of the Company and the Company’s stockholders and (ii) approved, adopted and declared advisable the Merger Agreement and the transactions contemplated by the Merger Agreement in accordance with the requirements of the DGCL. Certain factors considered by the Board in reaching its decision to approve the Merger Agreement can be found in the section entitled “The Merger—The Company’s Reasons for the Merger” beginning on page 33. The Board unanimously recommends that the Company’s stockholders vote:

•	FOR the proposal to adopt the Merger Agreement at the special meeting;

•

FOR the proposal to adjourn the special meeting, if necessary or appropriate in the view of the Board, to solicit additional proxies in favor of the proposal to adopt the Merger Agreement if there are not sufficient votes at the time of such adjournment to adopt the Merger Agreement (the “Adjournment Proposal”); and

•

FOR the proposal to approve, on a non-binding, advisory basis, certain compensation to be paid by the Company to its named executive officers that is based on or otherwise relates to the Merger (the “Named Executive Officer Merger-Related Compensation Proposal”).

Opinion of RBC Capital Markets, LLC (see page 37)

At the meeting of the Board on September 23, 2012, RBC Capital Markets, LLC (“RBC”), the Company’s financial advisor, rendered its oral opinion to the Board, which opinion was subsequently confirmed in writing that, based on RBC’s experience as investment bankers, as of September 23, 2012 and subject to the various assumptions and limitations set forth in its opinion, the consideration to be received by the holders of Company common stock in the Transaction was fair, from a financial point of view, to such holders (other than the parties to the Tender and Voting Agreements (as defined below) and Support Agreement (as defined below) (the “Excluded Holders”) and their respective affiliates). The full text of RBC’s written opinion, which sets forth material information relating to such opinion, including the assumptions made, matters considered and qualifications and limitations on the scope of review undertaken by RBC, is attached as Annex B to this proxy statement and is incorporated herein by reference. We urge you to read RBC’s opinion carefully in its entirety. RBC’s opinion was provided for the information and assistance of the Board of directors in connection with its consideration of the Transaction. RBC’s opinion did not address the underlying business decision by the Company to engage in the Transaction or any other transaction related thereto or the relative merits of the Transaction compared to any alternative business strategy or transaction in which the Company might engage. RBC expressed no opinion and made no recommendation to any stockholder of the Company or Parent or any other person as to how such stockholder or other person should vote or act with respect to any matter related to the Transaction, including whether to tender its shares of Company common stock in the Offer or how to vote its shares of Company common stock related to the adoption of the Merger Agreement.

Interests of Certain Persons in the Merger (see page 47)

In considering the recommendation of the Board to adopt the Merger Agreement, you should be aware that the Company’s directors and executive officers have interests in the Merger that may be different from, or in addition to, the interests of the Company’s stockholders generally. The Board was aware of these interests and considered them, among other matters, in evaluating and negotiating the Merger Agreement, in reaching its decision to approve the Merger Agreement, and in recommending to the Company stockholders that the Merger Agreement be adopted.

These interests and arrangements include:

•

executive officers of the Company will continue as officers or employees of the Surviving Corporation or Parent following the Merger, until they terminate their service with the Surviving Corporation or Parent or are replaced by the Surviving Corporation or Parent;

•	the Company’s executive officers’ eligibility to receive certain severance and other benefits upon a qualifying termination of their employment following completion of the Merger;

•

for no less than 12 months following the Effective Time, Parent has agreed to maintain for Company employees (including the executive officers) who continue as employees of the Surviving Corporation following the Effective Time compensation and benefits that are in the aggregate substantially comparable to the compensation and benefits provided to those employees immediately prior to the Effective Time;

•

each executive officer of the Company currently holds Options and RSUs and will receive (i) the excess, if any, of the Merger Price over the exercise price for each Option and (ii) the Merger Price for each RSU; and

•	rights to continuing indemnification and directors’ and officers’ liability insurance.

Material U.S. Federal Income Tax Consequences of the Merger (see page 82)

If you are a United States Holder (as defined below), the receipt of cash by you in exchange for your Shares pursuant to the Merger will be a taxable transaction for the United States federal income tax purposes. In general, you will recognize gain or loss equal to the difference between your tax basis in Shares and the amount of cash you receive for those Shares. If you hold your Shares as a capital asset, the gain or loss that you recognize will be a capital gain or loss and will be treated as a long-term capital gain or loss if you have held such Shares for more than one year.

For purposes of this discussion, the term “United States Holder” means a beneficial owner of Shares that is, for United States federal income tax purposes:

•	a citizen or resident of the United States;

•

a corporation (or any other entity or arrangement treated as a corporation for United States federal income tax purposes) organized in or under the laws of the United States or any state thereof or the District of Columbia;

•	an estate, the income of which is subject to United States federal income taxation regardless of its source; or

•

a trust if (i) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust or (ii) the trust has validly elected to be treated as a “United States person” under applicable Treasury regulations.

We urge you to consult your own tax advisor as to the particular tax consequences to you the Merger.

Regulatory Clearances and Approvals Required for the Merger (see page 51)

U.S. Antitrust. Under the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended, and the regulations promulgated thereunder (the “HSR Act”) and the rules that have been promulgated thereunder, certain acquisition transactions may not be consummated unless Premerger Notification and Report Forms have been filed with the Antitrust Division of the Department of Justice (the “DOJ”) and the Federal Trade Commission (the “FTC”) and certain waiting period requirements have been satisfied. The purchase of Shares pursuant to the Offer is subject to such requirements.

On October 9, 2012, the Company and Parent filed the requisite notification and report forms under the HSR Act with the DOJ and the FTC. The waiting period will expire at 11:59 p.m. on October 24, 2012, unless earlier terminated by the DOJ and the FTC or extended by the DOJ or the FTC issuing a Request for Additional Information and Documentary Material. If the waiting period expires on a Saturday, Sunday or legal public holiday, then the period is extended until 11:59 p.m. the next business day. The DOJ, the FTC, state attorneys general and others may challenge the Merger on antitrust grounds either before or after expiration or termination of the HSR Act waiting period. Accordingly, at any time before or after the completion of the Merger, any of the DOJ, the FTC, state attorneys general or others could take action under the antitrust laws, including, without limitation, seeking to enjoin the completion of the Merger. We cannot assure you that a challenge to the Merger on antitrust grounds will not be made or that, if a challenge is made, it will not succeed.

Although we expect that all required regulatory clearances and approvals will be obtained, we cannot assure you that these regulatory clearances and approvals will be timely obtained or obtained at all or that the granting of these regulatory clearances and approvals will not involve the imposition of additional conditions on the completion of the Merger, including the requirement to divest assets, or require changes to the terms of the Merger Agreement. These conditions or changes could result in the conditions to the Merger not being satisfied.

Expected Timing of the Merger

We expect to complete the merger during the fourth quarter of 2012. The Merger is subject to various regulatory clearances and approvals and other conditions, however, and it is possible that factors outside the control of both companies could result in the Merger being completed at a later time, or not at all. There may be a substantial amount of time between the special meeting and the completion of the Merger. We expect to complete the Merger promptly following the satisfaction of all closing conditions, including receipt of all required approvals.

Conditions to Completion of the Merger (see page 60)

As more fully described in this proxy statement and in the Merger Agreement, each party’s obligation to complete the Merger depends on a number of conditions being satisfied or, where legally permissible, waived, including:

•	adoption of the Merger Agreement by the affirmative vote of a majority of the outstanding Shares;

•	the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, shall have expired or have terminated;

•

absence of any order, judgment, writ, assessment, decision, injunction, decree, ruling, similar action or other legal restraint whether temporary, preliminary or permanent, by any court of competent jurisdiction, any governmental authority or arbitrator prohibiting or making illegal consummation of the Merger;

•	the accuracy of representations and warranties made by the other party in the Merger Agreement (subject generally to a material adverse effect standard);

•	performance in all material respects by the other party of the obligations, agreements and covenants required to be performed by it at or prior to the completion of the Merger; and

•	absence of any material adverse effect with respect to the Company

Restrictions on Solicitation of Alternative Proposals (see page 69)

The Company has agreed to, and shall cause its representatives to, cease immediately and cause to be terminated any and all existing activities, discussions or negotiations, if any, with any third party and its representatives with respect to any acquisition proposal. The Company has agreed to promptly request that each third party, if any, that has executed a confidentiality agreement within the 12-month period prior to the date of the Merger Agreement in connection with its consideration of any acquisition proposal return or destroy all confidential information heretofore furnished to such person by or on behalf of the Company (and all analyses and other materials prepared by or on behalf of such Person that contains, reflects or analyzes that information), and the Company shall provide to Parent all certifications of such return or destruction from such other persons as promptly as practicable after receipt thereof. The Company has agreed to use its reasonable best efforts to secure all such certifications as promptly as practicable. Subject to certain exceptions, the Company has agreed not to, and shall cause each of its affiliates and its and their respective representatives not to, directly or indirectly, solicit, initiate or knowingly take any action to facilitate or encourage the submission of any acquisition proposal, enter into or participate in any discussions or negotiations with, or furnish any information relating to the Company or afford access to the business, properties, assets, books or records of the Company to or otherwise cooperate in any way with any third party that is seeking to make, or has made, an acquisition proposal.

Changes in Board Recommendation (see page 69)

Prior to adoption of the Merger Agreement by the Company’s stockholders, the Board may, upon receipt of a Superior Proposal (as defined in the Merger Agreement) or due to an Intervening Event (as defined in the Merger Agreement), change its recommendation that the Company’s stockholders adopt the Merger Agreement, subject to complying with certain notice and other specified conditions set forth in the Merger Agreement, including giving Parent the opportunity to propose changes to the Merger Agreement in response to such Superior Proposal or Intervening Event. If the Board changes its recommendation in connection with a Superior Proposal, the Company and Parent may terminate the Merger Agreement. If the Board changes its recommendation in connection with an Intervening Event, Parent may terminate the Merger Agreement; however, the Company will not have the right to terminate the Merger Agreement.

Termination (see page 71)

The Merger Agreement may be terminated at any time prior to the Effective Time, whether before or after the approval of the Merger Agreement by the Company’s stockholders (the “Company Stockholder Approval”) is obtained:

•	by mutual written consent of Parent and the Company;

•	by either Parent or the Company if:

•

the Effective Time has not occurred on or before March 31, 2013 (the “Outside Date”), except that such right to terminate is not available to any party whose breach of its obligations under the Merger Agreement results in the failure of the Merger to be consummated on or before such date;

•

any court of competent jurisdiction or any governmental authority has issued an order or taken any other action permanently restraining, enjoining or otherwise prohibiting (i) prior to the acceptance for payment of, or payment for, Shares pursuant to the Offer, or (ii) prior to the Effective Time, such order or other action has become final and non-appealable (which order or other action the party seeking to terminate shall have used its reasonable best efforts to resist, resolve or lift, as applicable, subject to certain provisions of the Merger Agreement; or

•	the Offer has terminated and the Company Stockholder Approval has not been obtained at a meeting of the Company’s stockholders held for such purpose or at any postponement or adjournment thereof;

•	by the Company if:

•

Parent or Purchaser has breached or failed to perform any of its representations, warranties, covenants or agreements set forth in the Merger Agreement, which breach or failure would (i) have a material adverse effect on Parent’s ability to consummate the transactions contemplated by the Merger Agreement and (ii) is incapable of being cured by the earlier of (x) the Outside Date and (y) the thirtieth day following notice of breach by the Company (except that the Company shall not have the right to terminate if the Company is then in breach of any of its representations, warranties, covenants or agreements under the Merger Agreement in a manner such that Parent has the right to terminate the Merger Agreement);

•

prior to the Offer closing or receipt of the Company Stockholder Approval, as applicable, the Board authorizes the Company to enter into an acquisition proposal with respect to a Superior Proposal to the extent permitted by the terms of the Merger Agreement (provided that, concurrently with such termination, the Company enters into a written definitive agreement with respect to such Superior Proposal and pays to Parent the Termination Fee (as defined below));

•

(x) all of the conditions applicable to Parent’s and Purchaser’s obligations to effect the Merger (other than those conditions that by their nature are to be satisfied by actions taken at the closing, but which conditions would be satisfied if the closing were the date of such termination) have been satisfied or waived, (y) and Parent and Purchaser fail to effect the Merger, and (z) the Company has given Parent at least three business days written notice prior to such termination stating the Company’s intention to terminate the Merger Agreement; or

•

(x) all the conditions to the Offer have been satisfied or waived (other than those conditions that by their nature are to be satisfied by actions taken at the expiration of the Offer (the “Expiration Date”), but which conditions would be satisfied if the Expiration Date were the date of such termination) as of the Expiration Date, (y) Parent and Purchaser fail to effect the Offer Closing promptly thereafter, and (z) the Company has given Parent at least three business days written notice prior to such termination stating the Company’s intention to terminate the Merger Agreement;

•	by Parent if:

•

The Company has breached or failed to perform any of its representations, warranties, covenants or other agreements set forth in the Merger Agreement, which breach or failure to perform (x) would result in a failure of (A) unless the Offer has terminated, any of the conditions to the Offer, or (B) if the Offer has terminated, the conditions to Parent’s and Purchaser’s obligation to effect the Merger and (y) cannot be cured on or, if curable, is not cured by the earlier of the (a) the Outside Date and (b) the thirtieth day following notice thereof from Parent (except that Parent shall not have the right to terminate if Parent is then in breach of any of its representations, warranties, covenants or agreements under the Merger Agreement in a manner such that the Company has the right to terminate the Merger Agreement);

•

Prior to the Offer closing or receipt of the Company Stockholder Approval, the Board shall have made a change in its recommendation or, at any time after receipt or public announcement of an acquisition proposal, the Board fails to reaffirm its recommendation in favor of the Merger within ten business days after receipt of any written request to do so from Parent; or

•	The Company shall have materially breached covenants described in “—Restrictions on Solicitation of Alternative Proposals.”

Termination Fee, Reverse Termination Fee and Expenses (see page 72)

Generally, all fees and expenses incurred in connection with the Merger Agreement and the transactions contemplated by the Merger Agreement will be paid by the party incurring those expenses. The Merger Agreement provides that, upon termination of the Merger Agreement under certain circumstances, the Company may be required to pay a termination fee of $5 million. The Merger Agreement also provides that, upon termination of the Merger Agreement under certain circumstances, the Company may be required to reimburse certain expenses of Parent and Purchaser, in an amount not to exceed $2 million.

The Merger Agreement provides that, upon termination of the Merger Agreement under certain circumstances, Parent may be required to pay a reverse termination fee of $10 million to the Company. See the section entitled “The Merger Agreement—Termination Fees” and “The Merger Agreement—Parent Expenses” beginning on page 74 for a discussion of the circumstances under which the termination fee, Parent expenses and reverse termination fee will be required to be paid.

Specific Performance (see page 74)

Pursuant to the Merger Agreement and subject to certain conditions and the following paragraph, the parties acknowledged and agreed that the parties shall be entitled to an injunction, specific performance and other equitable relief to prevent or restrain breaches or threatened breaches of the Merger Agreement and the Equity Commitment Letter and to enforce specifically the respective terms and provisions thereof, in addition to any other remedy to which they are entitled at law or in equity.

However, the parties explicitly agreed that the Company is not entitled to obtain an injunction to cause the merger consideration to be paid or the Equity Financing (as described below) to be funded unless certain conditions have been satisfied. See “The Merger Agreement—Availability of Specific Performance.”

Financing Related to the Merger (see page 51)

The Merger Agreement is not subject to any financing conditions. In connection with entering into the Merger Agreement, Parent executed a debt commitment letter, dated as of September 24, 2012 (the “Debt Commitment Letter”), between Jefferies Finance LLC (“Jefferies”) and Parent. Parent intends to issue an aggregate principal amount of its senior unsecured notes (the “Senior Notes”) generating up to $225,000,000 in gross proceeds in a Rule 144A or other private placement. If and to the extent Parent does not, or is unable to issue Senior Notes yielding at least $225,000,000 aggregate principal amount on or prior to the consummation of the Merger, Jefferies has agreed to provide a new senior unsecured bridge facility (which we refer to as the “Bridge Facility”) of up to $225,000,000 in loans less the amount of Senior Notes, if any, issued on or prior to the consummation of the Merger. In addition, Parent executed a debt commitment on September 28, 2012 with PNC Bank, National Association related to a $50 million senior secured revolving credit facility (the “Revolver Commitment” and together with the Senior Notes and the Bridge Facility, the “Debt Financing”). The proceeds of the loans under the Revolver Commitment will be used to (i) fund a portion of the total consideration needed to complete the Offer and the Merger, (ii) refinance existing indebtedness of Parent and the Company, (iii) fund ongoing working capital, capital expenditures, general corporate purposes and (iv) pay related transaction fees and expenses at the closing of the Merger.

The Sponsors have provided an equity commitment (the “Equity Commitment Letter”) in an amount of up to $83.5 million to Parent, which amount by its terms has been reduced by (i) $39.5 million (amounts funded by the Sponsors and other stockholders of Parent pursuant to the funding of a capital call by Parent subsequent to the execution of the Merger Agreement and (ii) $20 million following the execution by Parent of the Revolver Commitment (such amount as reduced, the “Equity Financing”). Parent and Purchaser anticipate that the Debt Financing, together with the Equity Financing, will be sufficient, together with cash on hand of the Surviving Corporation, to consummate the Merger, repay or refinance certain of the Company’s existing indebtedness and pay fees and expenses in connection with the Offer and the Merger. The Debt Financing and Equity Financing commitments are subject to the satisfaction of various conditions set forth in the commitment letters pursuant to which the Debt Financing and Equity Financing will be provided (including, pursuant to the terms of the Debt Commitment Letter and the Equity Financing, the requirement of Purchaser to be able to promptly effect the Merger).

Appraisal Rights (see page 85 and Annex C)

Under the General Corporation Law of the State of Delaware (the “DGCL”), Company stockholders who do not vote for the adoption of the Merger Agreement have the right to seek appraisal of the fair value of their shares in cash as determined by the Delaware Court of Chancery, but only if they comply fully with all of the applicable requirements of the DGCL. See “Appraisal Rights” beginning on page 85 and the text of the Delaware appraisal rights statute reproduced in its entirety as Annex C to this proxy statement. This appraisal amount determined by the court could be more than, the same as, or less than the value of the merger consideration. Any Company stockholder intending to exercise appraisal rights must, among other things, submit a written demand for appraisal to the Company prior to the vote on the adoption of the Merger Agreement and must not vote or otherwise submit a proxy in favor of adoption of the Merger Agreement. Failure to follow exactly the procedures specified under the DGCL will result in the loss of appraisal rights. Because of the complexity of the DGCL relating to appraisal rights, if you are considering exercising your appraisal right we encourage you to seek the advice of your own legal counsel.

Shares of Company common stock held by any stockholder who properly demands appraisal with respect to such shares in compliance with the DGCL will not be converted into the right to receive the merger consideration, and holders of such shares will be entitled to receive payment of the value of such shares determined in accordance with the applicable provisions of the DGCL and as further described in the section entitled “Appraisal Rights” on page 85. However, if, after the completion of the merger, any holder of dissenting shares fails to perfect or otherwise waives, withdraws or loses his, her or its right to appraisal under the DGCL, the shares of Company common stock held by that stockholder that were dissenting shares will be treated as if they had been converted into the right to receive the merger consideration pursuant to the terms of the Merger Agreement.

The Special Meeting (see page 19)

The special meeting of Company stockholders is scheduled to be held at the Company’s principal offices located at 4055 International Plaza, Suite 610, Fort Worth, Texas on [—], 2012 at [—], central time. The special meeting is being held in order to consider and vote on the following proposals:

•

to consider and vote on a proposal to adopt the Agreement and Plan of Merger, dated as of September 24, 2012, among the Company, Parent and Purchaser, a copy of which is included as Annex A to the proxy statement and pursuant to which Purchaser will be merged with and into the Company, with the Company continuing as the surviving corporation and a direct, wholly-owned subsidiary of Parent;

•

to approve an adjournment of the special meeting of stockholders of the Company, if necessary and appropriate in the view of the board of directors of the Company, to solicit additional proxies in favor of the proposal to adopt the Merger Agreement if there are not sufficient votes at the time of such adjournment to adopt the Merger Agreement; and

•

to consider and vote on a proposal to approve, on a non-binding, advisory basis, certain compensation to be paid by the Company to its named executive officers that is based on or otherwise related to the Merger.

Only holders of record of Company common stock at the close of business on [—], 2012, the record date for the special meeting, are entitled to notice of, and to vote at, the special meeting or any adjournments or postponements thereof. At the close of business on the record date, [—] shares of Company common stock were issued and outstanding, approximately [—]% of which were held by Company directors and executive officers. The Company’s named executive officers and stockholders that beneficially own 51% of the Shares in the aggregate have agreed to vote their Shares in favor of the proposal to adopt the Merger Agreement. See “The Merger Agreement—Tender and Voting Agreements” and “The Merger Agreement—Contribution, Non-Tender and Support Agreements.” We currently expect that Company directors and executive officers will vote their shares in favor of the proposal to adopt the Merger Agreement.

The presence at the special meeting, in person or by proxy, of the holders of a majority of the aggregate voting power of Company common stock outstanding on the record date will constitute a quorum. There must be a quorum for business to be conducted at the special meeting. Failure of a quorum to be represented at the special meeting will necessitate an adjournment or postponement and will subject the Company to additional expense. Abstentions and broker non-votes are counted as present or represented for purposes of determining the presence or absence of a quorum.

You may cast one vote for each share of Company common stock that you own at the close of business on the record date. The proposal to adopt the Merger Agreement requires the affirmative vote of holders of a majority of the outstanding shares of Company common stock entitled to vote on the proposal. The Adjournment Proposal and the non-binding, advisory vote on the Named Executive Officer Merger-Related Compensation Proposal each requires the affirmative vote of holders of a majority of the shares of Company common stock entitled to vote on the proposal present or represented by proxy at the special meeting.

Your failure to vote, or failure to instruct your broker, bank or other nominee to vote, will have the same effect as a vote against the proposal to adopt the Merger Agreement, but will have no effect on the Adjournment Proposal or the Named Executive Officer Merger-Related Compensation Proposal.

Tender and Voting Agreements (see page 75)

Concurrently with the execution of the Merger Agreement, Parent entered into tender and voting agreements with (i) Union Drilling Company LLC, the Company’s largest stockholder (“UDC LLC”) and (ii) Christopher S. Strong (President and Chief Executive Officer of the Company), Tina L. Castillo (Senior Vice President, Chief Financial Officer and Treasurer of the Company) and David S. Goldberg (Senior Vice President, General Counsel and Corporate Secretary of the Company) (the “Tender and Voting Agreements”). Pursuant to the Tender and Voting Agreements, the Company’s named executive officers and UDC LLC agreed to, among other things, (i) tender the Shares beneficially owned by them in the Offer and (ii) support the Merger and the other transactions contemplated thereby, each on the terms and subject to the conditions set forth in the Tender and Voting Agreements. The Shares subject to these agreements comprise approximately 37.6% of the outstanding Shares. The Tender and Voting Agreements terminate in the event that the Merger Agreement is terminated in accordance with its terms and, in the case of the Tender and Voting Agreement entered into by the Company’s named executive officers, the Tender and Voting Agreement also terminates if the Board changes its recommendation with respect to the Offer or the Merger in response to events or changes in circumstances that were neither known nor reasonably foreseeable as of or prior to the date of the Merger Agreement.

Contribution, Non-Tender and Support Agreements (see page 75)

Immediately prior to the execution of the Merger Agreement, Parent, Steven A. Webster, Wolf Marine S.A. (“Wolf Marine”), and Lucky Star Ltd. (“Lucky Star”) entered into Contribution, Non-Tender and Support

Agreements (the “Support Agreements”). Mr. Webster, Wolf Marine and Lucky Star are stockholders of the Company. Pursuant to the Support Agreements, such stockholders have agreed upon the terms and subject to the conditions of such agreements (i) not to tender their Shares in the Offer, (ii) to support the Merger and, if applicable, vote their Shares in favor of adoption of the Merger Agreement and (iii) immediately prior to the consummation of the Merger, to contribute all of their Shares to Parent in exchange for a number of shares of Parent’s Series A Convertible Preferred Stock, par value $0.01 per share, equal to 0.000590909 multiplied by the number of contributed Shares. The aggregate number of Support Agreement Shares as of September 24, 2012 was 3,234,256 Shares, which represents approximately 15.1% of the outstanding Shares. The Support Agreements will terminate upon the earlier to occur of (i) the termination of the Merger Agreement in accordance with its terms and (ii) the change of the Board’s recommendation with respect to the Offer or the Merger in response to events or circumstances that were neither known nor reasonably foreseeable as of or prior to the date of the Merger Agreement.

Delisting and Deregistration of Shares of Company Common Stock (see page 54)

Upon completion of the Merger, the Shares currently listed on NASDAQ will cease to be listed on NASDAQ and will be deregistered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). As such, we would no longer file reports with the SEC on account of the Shares.

Litigation Related to the Merger (see page 54)

On or around October 3, 2012, a putative class action petition (the “Class Action Petition”) was filed in the District Court of Tarrant County, Texas against the individual members of the Board, the Company, Parent, and Purchaser. The petition is captioned Hall v. Union Drilling, Inc., Cause No. 342-262036-12. The petition generally alleges, among other things, that the individual members of the Board breached their fiduciary duties owed to the public shareholders of the Company by entering into the Merger Agreement, approving the Offer and the proposed Merger and failing to take steps to maximize the value of the Company to its public shareholders, and that the Company, Parent, and Purchaser aided and abetted such breaches of fiduciary duties. In addition, the petition alleges, that the proposed transaction undervalues the Company, that the process leading up to the Merger Agreement was flawed, and that certain provisions of the Merger Agreement improperly favor Purchaser and impede a potential alternative transaction. The petition generally seeks, among other things, declaratory and injunctive relief concerning the alleged fiduciary breaches, injunctive relief prohibiting the defendants from consummating the proposed transaction and other forms of equitable relief. The defendants believe that this action is meritless and intend to defend it vigorously.

Market Prices of Company Common Stock (see page 77)

On September 24, 2012, the last full trading day before the Company, Parent and Purchaser entered into the Merger Agreement, the closing price for the Company’s common stock on NASDAQ was $6.13 per share. On the most recent practicable date before this proxy statement was mailed to our stockholders, the closing price for the Company’s common stock on NASDAQ was $[—] per share. You are encouraged to obtain current market prices of Company common stock in connection with voting your shares of Company common stock.

QUESTIONS AND ANSWERS

The following are some questions that you, as a stockholder of the Company, may have regarding the merger and the special meeting and the answers to those questions. The Company urges you to carefully read the remainder of this proxy statement because the information in this section does not provide all the information that might be important to you with respect to the Merger and the special meeting. Additional important information is also contained in the Annexes to and the documents incorporated by reference into this proxy statement.

Q:	WHAT IS THE PURPOSE OF THE SPECIAL MEETING?

A:	At the special meeting, stockholders will consider and act upon the matters outlined in the notice of meeting on the cover page of this proxy statement, namely:

•	the adoption of the Merger Agreement;

•

the approval of an adjournment of the special meeting, if necessary or appropriate in the view of the Board, to solicit additional proxies in favor of the proposal to adopt the Merger Agreement if there are not sufficient votes at the time of such adjournment to adopt the Merger Agreement; and

•	the approval, on a non-binding, advisory basis, of certain compensation to be paid by the Company to its named executive officers that is based on or otherwise relates to the Merger.

Q:	WHAT WILL I RECEIVE IN THE MERGER?

A:	Upon the terms and subject to the conditions of the Merger Agreement, if the merger is completed, Company stockholders will have the right to receive $6.50 in cash, without interest and less any applicable withholding taxes, for each share of Company common stock that they own immediately prior to the Effective Time of the merger.

Q:	HOW DOES THE BOARD RECOMMEND I VOTE ON THE PROPOSALS?

A:	The board unanimously recommends that you vote as follows:

•	FOR the adoption of the Merger Agreement;

•

FOR the approval of an adjournment of the special meeting, if necessary or appropriate in the view of the Board, to solicit additional proxies in favor of the proposal to adopt the Merger Agreement if there are not sufficient votes at the time of such adjournment to adopt the Merger Agreement; and

•	FOR the approval, on a non-binding, advisory basis, of certain compensation to be paid by the Company to its named executive officers that is based on or otherwise relates to the Merger.

Q:	WHAT IS THE VOTE REQUIRED TO ADOPT THE MERGER AGREEMENT?

A:	The proposal to adopt the Merger Agreement requires the affirmative vote of holders of a majority of the outstanding shares of Company common stock.

Q:	WHAT IS THE VOTE REQUIRED TO APPROVE THE ADJOURNMENT PROPOSAL?

A:	The adjournment proposal and the named executive officer merger-related compensation proposal each require the affirmative vote of holders of a majority of the shares of Company common stock entitled to vote on the proposal that are present or represented by proxy at the special meeting.

Q:	AM I ENTITLED TO APPRAISAL RIGHTS INSTEAD OF RECEIVING MERGER CONSIDERATION?

A:	Under the General Corporation Law of the State of Delaware (the “DGCL”), Company stockholders who do not vote for the adoption of the Merger Agreement have the right to seek appraisal of the fair value of their shares in cash as determined by the Delaware Court of Chancery, but only if they comply fully with all of the applicable requirements of the DGCL, which are summarized in this proxy statement. This appraisal amount determined by the court could be more than, the same as, or less than the value of the merger consideration. Any Company stockholder intending to exercise appraisal rights must, among other things, submit a written demand for appraisal to the Company prior to the vote on the adoption of the Merger Agreement and must not vote or otherwise submit a proxy in favor of adoption of the Merger Agreement. Failure to follow exactly the procedures specified under the DGCL will result in the loss of appraisal rights. Because of the complexity of the DGCL relating to appraisal rights, if you are considering exercising your appraisal right we encourage you to seek the advice of your own legal counsel.

Shares of Company common stock held by any stockholder who properly demands appraisal with respect to such shares in compliance with the DGCL will not be converted into the right to receive the Merger Consideration, and holders of such shares will be entitled to receive payment of the value of such shares determined in accordance with the applicable provisions of the DGCL and as further described in the section entitled “Appraisal Rights” on page 85. The complete text of the Delaware appraisal rights statute is reproduced in its entirety as Annex C to this proxy statement. However, if, after the completion of the Merger, any holder of dissenting shares fails to perfect or otherwise waives, withdraws or loses his, her or its right to appraisal under the DGCL, the shares of Company common stock held by that stockholder that were dissenting shares will be treated as if they had been converted into the right to receive the merger consideration pursuant to the terms of the Merger Agreement.

Q:	DO YOU EXPECT THE MERGER TO BE TAXABLE TO COMPANY STOCKHOLDERS?

A:	If you are a United States Holder, the receipt of cash by you in exchange for your Shares pursuant to the Merger will be a taxable transaction for the United States federal income tax purposes. In general, you will recognize gain or loss equal to the difference between your tax basis in Shares and the amount of cash you receive for those Shares. If you hold your Shares as a capital asset, the gain or loss that you recognize will be a capital gain or loss and will be treated as a long-term capital gain or loss if you have held such Shares for more than one year.

We urge you to consult your own tax advisor as to the particular tax consequences to you the Merger.

Q:	WHO MAY ATTEND THE SPECIAL MEETING?

A:	Stockholders of record as of the close of business on [—], 2012, or their duly appointed proxies, may attend the meeting. “Street name” holders (those whose shares are held through a broker, bank or other nominee) should bring a copy of an account statement reflecting their ownership of Company common stock as of the record date. If you are a “street name” holder and you wish to vote at the special meeting, you must also bring a proxy from the record holder (your broker, bank or other nominee) of the shares of Company common stock authorizing you to vote at the special meeting. We intend to limit attendance to stockholders as of the record date. All stockholders should bring photo identification. Cameras, recording devices, and other electronic devices are not permitted at the meeting. Registration will begin at [—], local time.

Q:	WHO IS ENTITLED TO VOTE AT THE SPECIAL MEETING?

A:	Only holders of record of Company common stock at the close of business on [—], 2012, the record date for the special meeting, are entitled to receive notice of, and to vote at, the special meeting or any adjournments or postponements thereof. At the close of business on the record date, [—] shares of Company common stock were issued and outstanding, approximately [—]% of which were held by Company directors and executive officers. The Company’s named executive officers and stockholders that beneficially own approximately 51% of the Shares in the aggregate have agreed to vote their Shares in favor of the proposal to adopt the Merger Agreement. See “The Merger Agreement—Tender and Voting Agreements” and “The Merger Agreement—Contribution, Non-Tender and Support Agreements.” We currently expect that the Company, directors and executive officers will vote their shares in favor of the proposal to adopt the Merger Agreement.

You	may cast one vote for each share of Company common stock you own at the close of business on the record date.

Q:	WHAT IS A PROXY?

A:	A proxy is your legal designation of another person, referred to as a “proxy”, to vote your shares of stock. The written document describing the matters to be considered and voted on at the special meeting is called a “proxy statement.” The document used to designate a proxy to vote your shares is called a “proxy card.” The Board has designated [—], and [—], and each of them, with full power of substitution, as proxies for the special meeting.

Q:	WHO IS SOLICITING MY VOTE?

A:	The Board is soliciting your proxy, and the Company will bear the cost of soliciting proxies. [—] has been retained to assist with the solicitation of proxies. [—] will be paid approximately $[—] and will be reimbursed for its reasonable out-of-pocket expenses for these and other advisory services in connection with the special meeting. Solicitation initially will be made by mail. Forms of proxies and proxy materials may also be distributed through brokers, custodians, and other like parties to the beneficial owners of shares of Company common stock, in which case these parties will be reimbursed for their reasonable out-of-pocket expenses. Proxies may also be solicited in person or by telephone, facsimile, electronic mail, or other electronic medium by [—] or by certain of the Company’s directors, officers, and employees, without additional compensation.

Q:	WHAT DO I NEED TO DO NOW?

A:	Carefully read and consider the information contained in and incorporated by reference into this proxy statement, including the Annexes. Whether or not you expect to attend the special meeting in person, please submit a proxy to vote your shares as promptly as possible so that your shares may be represented and voted at the special meeting.

Q:	HOW DO I VOTE IF MY SHARES ARE REGISTERED DIRECTLY IN MY NAME?

A:	You may vote in person at the special meeting or authorize the persons named as proxies on the Proxy Card to vote your shares by returning the Proxy Card by mail, through the Internet, or by telephone. Although the Company offers four different voting methods, the Company encourages you to vote through the Internet as the Company believes it is the most cost-effective method. We also recommend that you vote as soon as possible, even if you are planning to attend the special meeting, so that the vote count will not be delayed. Both the Internet and the telephone provide convenient, cost-effective alternatives to returning your Proxy Card by mail. If you vote your shares through the Internet, you may incur costs associated with electronic access, such as usage charges from Internet access providers. If you choose to vote your shares through the Internet or by telephone, there is no need for you to mail back your Proxy Card.

To Vote Over the Internet:

Log on to the Internet and go to the website [—] (24 hours a day, 7 days a week). Have your Proxy Card available when you access the website. You will need the control number from your Proxy Card to vote.

To Vote By Telephone:

On a touch-tone telephone, call [—] (24 hours a day, 7 days a week). Have your Proxy Card available when you make the call. You will need the control number from your Proxy Card to vote.

To Vote By Proxy Card:

Complete and sign the Proxy Card and mail it to the address indicated on the Proxy Card.

If you return your signed Proxy Card without indicating how you want your shares of Company common stock to be voted with regard to a particular proposal, your shares of Company common stock will be voted in favor of each such proposal. Proxy Cards that are returned without a signature will not be counted as present at the special meeting and cannot be voted.

It is important that you vote your shares. Your failure to vote, or failure to instruct your broker, bank or other nominee to vote, will have the same effect as a vote against the proposal to adopt the Merger Agreement.

Q:	HOW CAN I REVOKE MY PROXY?

A:	You can revoke your proxy at any time before the annual meeting by:

•	giving written notice of revocation to the Company at the address below;

•	delivering a later-dated proxy (including by Internet or telephone); or

•	voting in person at the meeting.

You should send any written notice of a proxy revocation to Union Drilling, Inc., Attention: Corporate Secretary, 4055 International Plaza, Suite 610, Fort Worth, Texas 76109.

Q:	HOW DO I VOTE MY SHARES IF THEY ARE HELD IN THE NAME OF MY BROKER (STREET NAME)?

A:	If your shares are held by your broker, bank or other nominee, often referred to as held in street name, you will receive a form from your broker, bank or other nominee seeking instruction as to how your shares should be voted. You should contact your broker, bank or other nominee with questions about how to provide or revoke your instructions.

Q:	DO I NEED TO DO ANYTHING WITH MY COMPANY COMMON STOCK CERTIFICATES NOW?

A:	No. After the merger is completed, if you hold certificates representing shares of Company common stock prior to the merger, the exchange agent for the merger will send you a letter of transmittal and instructions for exchanging your shares of Company common stock for the merger consideration. Upon surrender of the certificates for cancellation along with the executed letter of transmittal and other required documents described in the instructions or otherwise required by the exchange agent in accordance with the Merger Agreement, you will receive the merger consideration.

Q:	WHEN IS THE PROPOSED MERGER EXPECTED TO BE CONSUMMATED?

A:	We expect to complete the merger during the fourth quarter of 2012.

Q:	WHAT CONSTITUTES A “QUORUM”?

A:	The presence at the special meeting, in person or by proxy, of the holders of a majority of the aggregate voting power of Company common stock outstanding on the record date will constitute a quorum. There must be a quorum for business to be conducted at the special meeting. Failure of a quorum to be represented at the special meeting will necessitate an adjournment or postponement and will subject Company to additional expense. Abstentions and broker non-votes are counted as present or represented for purposes of determining the presence or absence of a quorum.

Q:	WHAT IF I ABSTAIN FROM VOTING?

A:	If you attend the special meeting or send in your signed Proxy Card, but abstain from voting on any proposal, you will still be counted for purposes of determining whether a quorum exists. If you abstain from voting on the proposal to adopt the Merger Agreement, the adjournment proposal or the named executive officer merger-related compensation proposal, your abstention will have the same effect as a vote against that proposal.

Q:	WILL MY SHARES BE VOTED IF I DO NOT SIGN AND RETURN MY PROXY CARD OR VOTE BY TELEPHONE OR OVER THE INTERNET OR IN PERSON?

A:	If you are a registered stockholder and you do not sign and return your Proxy Card or vote by telephone, over the Internet or in person, your shares will not be voted at the special meeting. Questions concerning stock certificates and registered stockholders may be directed to Computershare, Inc. at 250 Royall Street, Canton, MA 02021 or by telephone at (877) 581-5548 (domestic) or (718) 575-2879 (international). If your shares are held in street name and you do not issue instructions to your broker, your broker may vote your shares at its discretion on routine matters, but may not vote your shares on non-routine matters. If a broker or other nominee who holds shares for another person does not vote on a particular proposal because that holder does not have discretionary voting power for the proposal and has not received voting instructions from the beneficial owner of the shares, then a “broker non-vote” will occur. Under NASDAQ rules, all of the proposals in this proxy statement are non-routine matters.

It is important that you vote your shares. Your failure to vote, or failure to instruct your broker, bank or other nominee to vote, will have the same effect as a vote against the proposal to adopt the Merger Agreement.

Q:	WHAT IS THE EFFECT OF A BROKER NON-VOTE?

A:	Broker non-votes will be counted for the purpose of determining the presence of a quorum. Because under the DGCL the adoption of the Merger Agreement requires the affirmative vote of holders of a majority of outstanding shares of common stock, broker non-votes will have the same effect as a vote against the proposal to adopt the Merger Agreement. Therefore, it is important that you provide your broker or nominee with instructions on how to vote your shares. With respect to the adjournment proposal and the named executive officer merger related compensation proposal, broker non-votes will have no effect on the outcome.

Q:	WHO WILL COUNT THE VOTES?

A:	The votes will be counted by the inspector of election appointed for the special meeting.

Q:	CAN I PARTICIPATE IF I AM UNABLE TO ATTEND?

A:	If you are unable to attend the meeting in person, we encourage you to send in your Proxy Card or to vote by telephone or over the Internet. The special meeting will not be broadcasted telephonically or over the Internet.

Q:	WHERE CAN I FIND THE VOTING RESULTS OF THE SPECIAL MEETING?

A:	The Company intends to announce preliminary voting results at the special meeting and publish final results in a Current Report on Form 8-K that will be filed with the SEC following the special meeting. All reports that the Company files with the SEC are publicly available when filed.

Q:	WHAT HAPPENS IF THE MERGER IS NOT CONSUMMATED?

A:	If the Merger Agreement is not adopted by Company stockholders or if the merger is not consummated for any other reason, Company stockholders will not receive any payment for their shares of Company common stock in connection with the merger. Instead, the Company will remain an independent public company, and shares of Company common stock will continue to be listed and traded on NASDAQ. The Merger Agreement provides that, upon termination of the Merger Agreement under certain circumstances, the Company may be required to pay to Parent a termination fee of $5 million and reimburse certain expenses of Parent and Purchaser in an amount not to exceed $2 million. The Merger Agreement also provides that, upon termination of the Merger Agreement under certain circumstances, Parent may be required to pay the Company a reverse termination fee of $10 million. See the section entitled “The Merger Agreement—Termination Fees” and “The Merger Agreement—Parent Expenses” beginning on page 72 for a discussion of the circumstances under which the termination fee, Parent expenses or reverse termination fee will be required to be paid.

Q:	HOW CAN I OBTAIN ADDITIONAL INFORMATION ABOUT COMPANY?

A:	For additional information regarding the business and financial results of the Company, please see the following documents that have been filed by the Company with the SEC, each of which is incorporated herein by reference:

•	the Company’s Annual Report on Form 10-K for the year ended December 31, 2011;

•	the Company’s Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2012 and June 30, 2012; and

•

the Company’s Current Reports on Form 8-K filed with the SEC on March 7, 2012, June 7, 2012, August 1, 2012, September 25, 2012 and September 28, 2012 (other than with respect to information furnished under Items 2.02 and 7.01 of any Current Report on Form 8-K, including the related exhibits under Item 9.01).

Q:	HOW MANY COPIES SHOULD I RECEIVE IF I SHARE AN ADDRESS WITH ANOTHER STOCKHOLDER?

A:	The SEC has adopted rules that permit companies and intermediaries, such as brokers, to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single annual report or proxy statement, as applicable, addressed to those stockholders. This process, commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. The Company and some brokers may be householding the Company’s proxy materials by delivering a single set of proxy materials to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker or the Company that they or it will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent under Section 233 of the DGCL. If at any time you no longer wish to participate in householding, and would prefer to receive a separate proxy statement and annual report, or if you are receiving multiple copies of the proxy statement and annual report and wish to receive only one, please notify your broker if your shares are held in a brokerage account or the Company if you are a stockholder of record. You can notify the Company by sending a written request to our Secretary at Union Drilling, Inc., 4055 International Plaza, Suite 610, Fort Worth, Texas, 76109 or by calling our Secretary at (817) 735-8793. In addition, we will promptly deliver, upon written or oral request to the address or telephone number above, a separate copy of the annual report and proxy statement to a stockholder at a shared address to which a single copy of the documents was delivered.

Q:	WHO CAN HELP ANSWER MY QUESTIONS?

A:	If you have questions about the merger or the other matters to be voted on at the special meeting or desire additional copies of this proxy statement or additional proxy cards or otherwise need assistance voting, you should contact:

[—]

Call Toll-Free: [—]

Call Collect: [—]

Or

Union Drilling, Inc.

4055 International Plaza,

Suite 610,

Fort Worth, Texas, 76109

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Investors are cautioned that statements in this press release that are not strictly historical statements, including, without limitation, statements regarding expectations about the future business plans, prospective performance and opportunities, regulatory approvals, the expected timing of the completion of the transaction and the ability to complete the transaction considering the various closing conditions, are forward-looking statements within the meaning of the federal securities laws and are subject to risks, uncertainties and assumptions. These forward-looking statements may be identified by the use of words such as “expect,” “anticipate,” “believe,” “estimate,” “potential,” “should” or similar words. The actual results of the transaction could vary materially as a result of a number of factors, including: uncertainties as to how many of the Company’s stockholders will tender their stock in the Offer; the possibility that competing offers will be made; and the possibility that various closing conditions for the transaction may not be satisfied or waived. Other factors that may cause actual results to differ materially include those set forth in the reports that the Company files from time to time with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2011 and quarterly and current reports on Form 10-Q and 8-K, including general economic and business conditions and industry trends, the continued strength or weakness of the contract land drilling industry in the geographic areas in which the Company operates, decisions about onshore exploration and development projects to be made by oil and gas companies, the highly competitive nature of the Company’s business, the Company’s future financial performance, including availability, terms and deployment of capital, the continued availability of qualified personnel, and changes in, or the Company’s failure or inability to comply with, government regulations, including those relating to workplace safety and the environment. These forward-looking statements reflect the Company’s expectations as of the date hereof. The Company undertakes no obligation to update the information provided herein.

THE COMPANIES

Union Drilling, Inc.

Union Drilling, Inc. (the “Company”), a Delaware corporation, headquartered in Fort Worth, Texas, provides contract land drilling services and equipment to oil and natural gas producers in the United States. The Company currently owns 53 rigs, including 2 which are under construction, and specializes in unconventional drilling techniques.

Shares of Company common stock are listed with, and trade on, the NASDAQ Global Select Market (the “NASDAQ”) under the symbol “UDRL.” The Company’s principal executive offices are located at 4055 International Plaza, Suite 610, Fort Worth, Texas, 76109 and the telephone number of the principal executive offices of the Company is (817) 735-8793. Its corporate website address is www.uniondrilling.com. The information provided on the Company website is not part of this proxy statement and is not incorporated in this proxy statement by reference or any other reference to its website provided in this proxy statement.

Sidewinder Drilling Inc.

Sidewinder Drilling Inc. (“Parent”), headquartered in Houston, Texas, is a drilling contractor which owns and operates a fleet of premium land rigs targeting unconventional oil and gas resource plays throughout the United States. Parent is a portfolio company of Avista Capital Partners III, L.P., a Delaware limited partnership, and Avista Capital Partners (Offshore) III, L.P., a Bermuda limited partnership (together, the “Sponsors”)

Parent is a corporation organized under the laws of the State of Delaware with its principal offices located at 952 Echo Lane, Suite 460, Houston, Texas, 77024 and the telephone number is (832) 320-7600.

Fastball Acquisition Inc.

Fastball Acquisition Inc. (“Purchaser”), a direct, wholly-owned subsidiary of Parent. Purchaser is a Delaware corporation that was formed for the sole purpose of making the Offer and completing the process by which Purchaser will be merged with and into the Company. The principal executive offices Purchaser are located at 952 Echo Lane, Suite 460, Houston, Texas, 77024 and the telephone number is (832) 320-7600.

THE SPECIAL MEETING

This proxy statement is being provided to the stockholders of the Company as part of a solicitation of proxies by the Board for use at the special meeting to be held at the time and place specified below, and at any properly convened meeting following an adjournment or postponement thereof. This proxy statement provides stockholders of the Company with the information they need to know to be able to vote or instruct their vote to be cast at the special meeting.

Date, Time and Place

The special meeting is scheduled to be held at the Company’s offices located at 4055 International Plaza, Suite 610, Fort Worth, Texas, 76109 on [—], 2012 at [—] a.m., central time.

Purpose of the Special Meeting

At the special meeting, Company stockholders will be asked to consider and vote on the following proposals:

•	to adopt the Merger Agreement, which is further described in the sections entitled “The Merger” and “The Merger Agreement,” beginning on pages 23 and 56, respectively;

•

to approve an adjournment of the special meeting, if necessary or appropriate in the view of the Board, to solicit additional proxies in favor of the proposal to adopt the Merger Agreement if there are not sufficient votes at the time of such adjournment to adopt the Merger Agreement; and

•

to approve, on a non-binding, advisory basis, certain compensation to be paid by the Company to its named executive officers that is based on or otherwise relates to the Merger, discussed under the section entitled “The Merger—Quantification of Potential Payments to Named Executive Officers in Connection with the Merger” beginning on page 49.

Recommendation of the Company Board of Directors

After careful consideration, the Board has unanimously (i) determined that the Merger Agreement and the transactions contemplated by the Merger Agreement are advisable, fair to and in the best interests of the Company and the Company’s stockholders and (ii) approved, adopted and declared advisable the Merger Agreement and the transactions contemplated by the Merger Agreement in accordance with the requirements of the DGCL. Certain factors considered by the Company board of directors in reaching its decision to approve the Merger Agreement and the Merger can be found in the section entitled “The Merger—The Company’s Reasons for the Merger” beginning on page 33.

The Board unanimously recommends that the Company’s stockholders vote “FOR” the proposal to adopt the Merger Agreement, “FOR” the Adjournment Proposal and “FOR” the Named Executive Officer Merger-Related Compensation Proposal.

Record Date; Stockholders Entitled to Vote

Only holders of record of Company common stock at the close of business on [—], 2012, the record date for the special meeting, will be entitled to notice of, and to vote at, the special meeting or any adjournments or postponements thereof. At the close of business on the record date, [—] shares of Company common stock were issued and outstanding and held by [—] holders of record.

Holders of record of Company common stock are entitled to one vote for each share of Company common stock they own at the close of business on the record date.

Quorum

The presence at the special meeting, in person or by proxy, of the holders of a majority of the aggregate voting power of the common stock outstanding on the record date will constitute a quorum. There must be a quorum for business to be conducted at the special meeting. Failure of a quorum to be represented at the special meeting will necessitate an adjournment or postponement and will subject the Company to additional expense. Abstentions and broker non-votes are counted as present or represented for purposes of determining the presence or absence of a quorum.

Required Vote

The proposal to adopt the Merger Agreement requires the affirmative vote of holders of a majority of the outstanding shares of Company common stock. The Adjournment Proposal and the Named Executive Officer Merger-Related compensation proposal each require the affirmative vote of holders of a majority of the shares of Company common stock entitled to vote on the proposal present or represented by proxy at the special meeting.

Failure to Vote, Abstentions and Broker Non-Votes

It is important that you vote your shares. Your failure to vote, or failure to instruct your broker, bank or other nominee to vote, will have the same effect as a vote against the proposal to adopt the Merger Agreement, but will have no effect on the Adjournment Proposal or the Named Executive Officer Merger-Related compensation proposal.

If you attend the special meeting or send in your signed Proxy Card, but abstain from voting on any proposal, you will still be counted for purposes of determining whether a quorum exists. If you abstain from voting on the proposal to adopt the Merger Agreement, the Adjournment Proposal or the Named Executive Officer Merger-Related Compensation Proposal, your abstention will have the same effect as a vote against that proposal.

Broker non-votes will be counted for the purpose of determining the presence of a quorum but will not be counted for purposes of determining the outcome of the vote on any proposal. Because under the DGCL the adoption of the Merger Agreement requires the affirmative vote of holders of a majority of outstanding shares of common stock, broker non-votes will have the same effect as a vote against the proposal to adopt the Merger Agreement. Therefore, it is important that you provide your broker or nominee with instructions on how to vote your shares. With respect to the adjournment proposal and the named executive officer merger-related compensation proposal, broker non-votes will have no effect on the outcome.

Voting by the Company’s Directors and Executive Officers

At the close of business on the record date, directors and executive officers of Company and their affiliates were entitled to vote [—] shares of Company common stock, or approximately [—]% of the shares of Company common stock outstanding on that date. The Company’s named executive officers and stockholders that beneficially own approximately 51% of the Shares in the aggregate have agreed to vote their Shares in favor of the proposal to adopt the Merger Agreement. See “The Merger Agreement—Tender and Voting Agreements” and “The Merger Agreement—Contribution, Non-Tender and Support Agreements.” We currently expect that the Company’s directors and executive officers will vote their shares in favor of the proposal to adopt the Merger Agreement.

Voting at the Special Meeting

If you plan to attend the special meeting and wish to vote in person, you will be given a ballot at the special meeting. Please note that if your shares of Company common stock are held by a broker, bank or other nominee, and you wish to vote at the special meeting, you must bring to the special meeting a proxy from the record holder (your broker, bank or other nominee) of the shares of Company common stock authorizing you to vote at the special meeting.

You may also authorize the persons named as proxies on the Proxy Card to vote your shares by returning the Proxy Card by mail, through the Internet, or by telephone. Although the Company offers four different voting methods, the Company encourages you to vote through the Internet as Company believes it is the most cost-effective method. We also recommend that you vote as soon as possible, even if you are planning to attend the special meeting, so that the vote count will not be delayed. Both the Internet and the telephone provide convenient, cost-effective alternatives to returning your Proxy Card by mail. If you vote your shares through the Internet, you may incur costs associated with electronic access, such as usage charges from Internet access providers. If you choose to vote your shares through the Internet or by telephone, there is no need for you to mail back your Proxy Card.

To Vote Over the Internet:

Log on to the Internet and go to the website [—] (24 hours a day, 7 days a week). Have your Proxy Card available when you access the website. You will need the control number from your Proxy Card to vote.

To Vote By Telephone:

On a touch-tone telephone, call [—] (24 hours a day, 7 days a week). Have your Proxy Card available when you make the call. You will need the control number from your Proxy Card to vote.

To Vote By Proxy Card:

Complete and sign the Proxy Card and mail it to the address indicated on the Proxy Card.

If you return your signed Proxy Card without indicating how you want your shares of Company common stock to be voted with regard to a particular proposal, your shares of Company common stock will be voted in favor of each such proposal. Proxy Cards that are returned without a signature will not be counted as present at the special meeting and cannot be voted.

If your shares are held by your broker, bank or other nominee, you will receive a form from your broker, bank or other nominee seeking instruction as to how your shares should be voted. You should contact your broker, bank or other nominee with questions about how to provide or revoke your instructions.

Revocation of Proxies

You have the right to revoke your proxy at any time before the special meeting by:

•	submitting a written notice of revocation to our Secretary at 4055 International Plaza, Suite 610, Fort Worth, Texas, 76109;

•	submitting a later-dated Proxy Card;

•

attending the special meeting and voting in person, which will automatically cancel any proxy previously given, or revoking your proxy in person, but your attendance alone will not revoke any proxy that you have previously given;

•	submitting another vote by telephone or over the Internet; or

•	if applicable, submitting new voting instructions to your broker, bank or other nominee.

If you choose either of the first two methods, you must submit your notice of revocation or your later-dated Proxy Card to the Secretary of Company, no later than the beginning of the special meeting.

If you have questions about how to vote or revoke your proxy, you should contact our Secretary at 4055 International Plaza, Suite 610, Fort Worth, Texas, 76109.

Shares Held in Name of Broker (Street Name)

If your shares are held by your broker, bank or other nominee, often referred to as held in street name, you will receive a form from your broker, bank or other nominee seeking instruction as to how your shares should be voted. You should contact your broker, bank or other nominee with questions about how to provide or revoke your instructions.

Tabulation of Votes

The votes will be counted by the inspector of election appointed for the special meeting.

Solicitation of Proxies

The Board is soliciting your proxy, and the Company will bear the cost of soliciting proxies. [—] has been retained to assist with the solicitation of proxies. [—] will be paid approximately $[—] and will be reimbursed for its reasonable out-of-pocket expenses for these and other advisory services in connection with the special meeting. Solicitation initially will be made by mail. Forms of proxies and proxy materials may also be distributed through brokers, custodians, and other like parties to the beneficial owners of shares of Company common stock, in which case these parties will be reimbursed for their reasonable out-of-pocket expenses. Proxies may also be solicited in person or by telephone, facsimile, electronic mail, or other electronic medium by [—] or by certain of the Company’s directors, officers, and employees, without additional compensation.

Adjournment

In addition to the proposal to adopt the Merger Agreement and the Named Executive Officer Merger-Related Compensation Proposal, Company stockholders are also being asked to approve a proposal that will give the Board authority to adjourn the special meeting for the purpose of soliciting additional proxies in favor of the proposal to adopt the Merger Agreement if there are not sufficient votes at the time of the special meeting to approve the proposal to adopt the Merger Agreement. If this proposal is approved, the special meeting could be successively adjourned to any date. In addition, the Board could postpone the meeting before it commences, whether for the purpose of soliciting additional proxies or for other reasons. If the special meeting is adjourned for the purpose of soliciting additional proxies, stockholders who have already submitted their proxies will be able to revoke them at any time prior to their use. If you return a proxy and do not indicate how you wish to vote on any proposal, or if you indicate that you wish to vote in favor of the proposal to adopt the Merger Agreement but do not indicate a choice on the Adjournment Proposal, your shares will be voted in favor of the adjournment proposal. But if you indicate that you wish to vote against the proposal to adopt the Merger Agreement, your shares will only be voted in favor of the Adjournment Proposal if you indicate that you wish to vote in favor of that proposal.

The Company board of directors unanimously recommends a vote “FOR” the Adjournment Proposal.

Other Information

You should not return your stock certificate or send documents representing Company common stock with the Proxy Card. If the Merger is completed, the exchange agent for the Merger will send you a letter of transmittal and instructions for exchanging your shares of Company common stock for the Merger Consideration.

THE MERGER

The discussion of the merger in this proxy statement is qualified in its entirety by reference to the Merger Agreement, a copy of which is attached to this proxy statement as Annex A and which is incorporated by reference into this proxy statement.

Effects of the Merger

The Merger Agreement provides that, upon consummation of the Merger (the “Effective Time”):

•	Purchaser will be merged with and into the Company, and the separate existence of Purchaser will cease;

•	the Company will continue as the surviving corporation following the Merger (the “Surviving Corporation”);

•

the Surviving Corporation will possess all properties, rights, powers, privileges, and franchises and be subject to all of the obligations, liabilities, restrictions and disabilities of the Company and Purchaser, in each case as provided under the DGCL; and

•	the Surviving Corporation will continue to be governed by the laws of the State of Delaware.

At the Effective Time of the Merger, each outstanding Share (excluding those Shares that are held by (i) the Company, Purchaser or Parent or (ii) stockholders of the Company who properly exercised their appraisal rights under Delaware Law) will be converted into the right to receive $6.50 per Share, in cash, without interest (the “Merger Consideration”). The Merger is subject to the satisfaction or waiver of certain conditions.

At or immediately prior to the Effective Time, each stock option to purchase Shares (each an “Option”) that is outstanding immediately prior to the Effective Time, whether or not vested or exercisable, will be cancelled and, at or promptly after the Effective Time, the Company will pay each holder of such cancelled Option an amount in cash, without interest and less any applicable withholding taxes, equal to the product of (i) the excess, if any, of the Merger Price over the per-Share exercise price of such Option and (ii) the number of Shares issuable upon exercise of such Option.

Immediately prior to the Effective Time, each restricted share unit of the Company (each, a “RSU”) that is outstanding will fully vest and be converted automatically into the right to receive from the Company at or promptly after the Effective Time an amount in cash, without interest thereon and less any applicable withholding taxes, equal to the product of (i) the Merger Price and (ii) the number of Shares subject to such RSU.

At the Effective Time, the certificate of incorporation of the Company will be amended and restated as provided in the Merger Agreement, and as so amended and restated, will be the certificate of incorporation of the Surviving Corporation. Furthermore, at the Effective Time, the bylaws of Purchaser in effect at the Effective Time will be the bylaws of the Surviving Corporation.

Background of the Merger

In their ongoing efforts to enhance stockholder value, the board of directors of the Company (the “Board”) and management of the Company regularly review and evaluate the Company’s financial results, business plan and strategy, as well as potential strategic alternatives, including possible business combinations involving the Company.

In early February 2010, the Company was contacted by an entity with operations within the Company’s industry (“Bidder A”), which expressed its interest in a possible business combination transaction with the Company. A representative of Bidder A discussed with Mr. Christopher D. Strong, the Chief Executive Officer of the Company, a potential stock-for-stock merger involving the companies, although they did not discuss valuation, potential merger consideration, or other specific terms of a potential merger. Mr. Strong informed the Board of Bidder A’s interest, and, following discussion, the Board authorized management to engage in preliminary discussions with Bidder A to better understand the potential transaction being considered by Bidder A and to consider the Company’s potential other strategic alternatives.

On March 4, 2010, Bidder A and the Company signed a mutual non-disclosure agreement, which included a customary standstill provision. On March 17, 2010, the Company engaged RBC, as its financial advisor. The Board chose RBC as its financial advisor based on its qualifications and general expertise and its detailed knowledge and understanding of the Company and the oilfield services industry. The Board noted that RBC had participated as an underwriter in the Company’s initial public offering (the “IPO”) in 2005, and its investment bankers had continued to advise the Company since the IPO on various strategic and financial initiatives.

Over the next few months, at the direction of the Board, the Company and Bidder A held further discussions. However, Bidder A and the Company were unable to agree on a potential valuation for the Company or the structure of a potential transaction.

Throughout the spring and summer of 2010, Mr. Strong stayed in contact with Bidder A and updated the Board regularly on these conversations.

On August 24, 2010, the Company received a written offer from Bidder A to acquire the Company in a 100% stock-for-stock strategic combination of the companies at an exchange ratio of 0.700 Bidder A shares for each Share, implying a one-day offer price premium of 12% and a discount of 6% over the Company’s 30 day volume-weighted average price. On September 14, 2010, at a special meeting of the Board, Mr. Strong and RBC provided a summary of the discussions to date with Bidder A and Bidder A’s proposal. Following discussion, the Board determined to continue to consider Bidder A’s proposal. On October 15, 2010, at the direction of the Board, Mr. Strong sent letter expressing the Company’s continued interest in a strategic combination of the companies based on Bidder A’s August proposal.

From mid-September to November 2010, the Company and Bidder A, along with their respective advisors, continued to discuss Bidder A’s proposal.

On November 3, 2010, the Company announced third quarter EBITDA results of $6.2 million that were lower than the consensus forecast of $7.2 million.

On November 19, 2010, Bidder A submitted a revised written offer to acquire the Company at an exchange ratio of 0.600 Bidder A shares for each Share, citing the increase in Bidder A’s stock price since the delivery of the initial offer, resulting in a higher implied premium to the price of the Shares based on the original exchange ratio. Bidder A’s revised offer implied a premium of 43% over the Company’s trading price on November 18, 2010 and a premium of 65% over the Company’s 30 day volume-weighted average price as of November 18, 2010. While the Company considered Bidder A’s revised proposal, each party continued to perform its due diligence investigation of the other party.

On December 2, 2010, at a regularly scheduled meeting of the Board, Mr. Strong and representatives from RBC and the Company’s outside legal counsel, Davis Polk & Wardwell LLP (“Davis Polk”), discussed the revised proposal from Bidder A. RBC also provided the Board with preliminary financial information regarding Bidder A and the Company. Following discussion, the Board determined to send a letter to Bidder A expressing the Company’s interest in continuing discussions with Bidder A. The next day, at the direction of the Board, Mr. Thomas H. O’Neill, Jr., Chairman of the Board, sent Bidder A the letter described above.

In early-December 2010, at the direction of the Board, the Company and its advisors engaged in continued negotiations with Bidder A regarding their proposal, including exchanging drafts of a merger agreement and related transaction documents.

In mid-December 2010, the Board, with input from its advisors, raised concerns with Bidder A and its financial advisor regarding the level of indebtedness and the financial obligations of the combined entity that would result from a merger between the Company and Bidder A and whether the levels of cash and near term- liquidity of the combined entity would allow it to repay indebtedness, pay the transaction expenses and meet its near term financial obligations going forward. Based on these concerns and further discussions, on December 20, 2010, the parties suspended discussions regarding the proposed transaction.

In April 2011, the Company obtained a $27.5 million extension of credit on its facility (the “Credit Facility”) with PNC Bank and other lenders. In August 2011, the Company exercised the $25 million accordion feature of the Credit Facility, increasing the size of the facility to $150 million.

On May 4, 2011, the Board held a regularly scheduled meeting. During the meeting, Mr. Strong reported that he recently had received a call from the CEO of Bidder A and that Mr. Strong expected that Bidder A might again submit an indication of interest for an acquisition of the Company. Bidder A did not submit such an indication of interest.

Over the course of late 2011 and the first quarter of 2012, at the Board’s direction, the Company and RBC contacted or received inbound inquiries from 15 strategic and financial parties to discuss their potential interest in a business combination with or acquisition of the Company. These entities included the entities described herein as Bidder A, “Bidder B,” “Bidder C” and “Bidder D,” all of which had operations and/or experience in the oilfield services industry. A total of five entities (Bidders A, B, C and D and “Bidder E”) entered into non-disclosure agreements with the Company and received non-public information regarding the Company.

On September 29, 2011, the Board approved a share repurchase program under which up to three million Shares could be repurchased at a price not to exceed $5.50 per Share.

On March 7, 2012, the Board held a regularly scheduled telephonic meeting to discuss, among other things, the Company’s fourth quarter earnings. The Company’s fourth quarter EBITDA of $15.9 million was lower than the consensus forecast of $16.7 million, due to high operational expenditures. In March 2012, Company management substantially lowered its EBITDA forecast for 2012 from $65 million to $57 million due to falling gas prices and January and February 2012 results that failed to meet management’s expectations due to delays on newbuilds and transition costs. The Board also considered the challenges facing the Company on a standalone basis, including (i) the Company’s lack of scale as compared to its competitors and the resulting impact that had on the Company’s profitability, margins, access to capital and liquidity, (ii) oversupply of natural gas in the United States and the declining gas directed rig count which led to increasing competition and lower dayrates and rig utilization in the Company’s industry (iii) the Company’s very low rate of return on capital as compared to its competitors in the industry.

In the Spring of 2012, Mr. Steven Webster of Avista Capital Holdings, LP (“Avista Capital Holdings,” and together with its affiliates, “Avista”), parent company of Sidewinder Drilling Inc. (“Parent”), contacted representatives of UDC LLC, the Company’s largest stockholder, to inquire about a potential transaction involving the Company.

On April 3, 2012, RBC informed Company management and certain members of the Board, that Bidder E, another party with operations in the Company’s industry, had contacted RBC and indicated that it was interested in discussing a potential business combination with the Company. Representatives of the Board instructed RBC to encourage Bidder E to sign a non-disclosure agreement and evaluate Bidder E’s interest. On April 13, 2012, Bidder E and the Company entered into a non-disclosure agreement and RBC requested that Bidder E’s financial advisor present an initial indication of value so the Company could determine whether further discussions were warranted.

On April 26, 2012, Bidder E sent a letter to RBC indicating Bidder E’s initial interest in acquiring the Company in an all cash transaction. The letter indicated that, based on a preliminary valuation analysis and subject to a number of conditions such as adequate due diligence, a minimum Company 2012 EBITDA of $58 million and a maximum total debt of $71.1 million as of March 2012, Bidder E would be willing to consider a transaction with the Company at a value of between $6.75 and $7.25 per Share. The letter also indicated that Bidder E might need to enter into an underwritten equity financing concurrent with the closing of the proposed transaction in order to finance the acquisition. RBC communicated Bidder E’s interest to Mr. Strong and Ms. Tina Castillo, Chief Financial Officer of the Company.

On May 2, 2012, at a scheduled Board meeting, the Company’s management, representatives from RBC and representatives from Davis Polk provided the Board with a summary of Bidder E’s proposal and the discussions with Bidder E and its financial advisor to date. RBC made a presentation of preliminary financial information related to the proposal. RBC also informed the Board that Bidder A had again contacted RBC to indicate they would be submitting a revised proposal regarding a possible transaction involving the Company. The Board, in consultation with RBC, also discussed which entities would likely be most interested and financially capable of acquiring the Company and offering the highest price and best terms for the Company’s stockholders. The Board reviewed RBC’s relationship with Bidder E and, following discussion, concluded that RBC’s relationship with Bidder E would not impede RBC’s ability to serve as the Company’s financial advisor. In response to questions from the Board, RBC confirmed that it would not provide any potential acquisition financing to Bidder E without express approval by the Board. Following further discussion, the Board authorized RBC to provide Bidder E time to conduct further due diligence to satisfy the various conditions in its proposal. The Board, in consultation with RBC, also discussed the merits and considerations of contacting other potential buyers to gauge their potential interest in a business combination with the Company. While the Board did not make any decision concerning a potential sale of the Company or other potential business combination involving the Company, following discussion, the Board directed RBC to contact the other parties who had expressed interest in a transaction with the Company.

At the direction of the Board, RBC first approached Bidder A, Bidder B and Mr. Steven Webster of Avista to inform them that if they remained interested in a possible transaction with the Company they should make a formal proposal. Bidder A re-iterated to RBC its interest in re-engaging in negotiations and that it would send the Company a revised letter of interest. The Company received a request for a non-disclosure agreement from Bidder A, seeking to receive updated information on the Company. On May 2, 2012, the Company sent Bidder A’s financial advisor a draft non-disclosure agreement, which was entered into later that day. On the same day, RBC, at the Company’s direction, informed Bidder E and its financial advisor that Bidder E would be allowed to conduct further due diligence on the Company over the next few weeks and that more information would be made available to them, including via site visits and a management presentation.

On May 3, 2012, at the direction of the Board, RBC approached Bidder C to determine whether it was interested in, and financially capable of, acquiring the Company. Bidder C indicated that it would respond the following week.

Also on May 3, 2012, the Company announced first quarter earnings. The Company’s first quarter EBITDA of $9.8 million was lower than the consensus forecast of $11.9 million because of high operating expenses due to transitioning rigs, as well as delays on various newbuilds. Company management’s EBITDA forecast for 2012 was further reduced to $52.1 million due to delays in newbuilds, higher transition costs, lowered revenue expectations and continued pressure from customers on dayrates. The Company also reported that as of March 31, 2012, the outstanding balance under the Credit Facility was $81.6 million.

On May 4, 2012, Bidder A sent a letter to the Company expressing interest in a potential strategic combination with the Company. In its letter, Bidder A proposed to acquire the Company at a purchase price of $5.82 per Share, implying a one-day offer price premium of 17% and a premium of 6% over the Company’s 30 day volume-weighted average price, with the consideration to be comprised of 50% cash and 50% Bidder A stock.

On May 5, 2012, representatives of the Board, in consultation with RBC and Davis Polk, discussed Bidder A’s most recent proposal. Mr. Thomas H. O’Neill, Jr., Chairman of the Board, also contacted other members of the Board to discuss the proposal. Following discussion, representatives of the Board directed Mr. Strong to draft a reply letter to Bidder A’s offer indicating that its offer was financially inadequate and that the Company would not continue discussions with Bidder A unless Bidder A substantially increased its proposal. The Board and management of the Company found Bidder A’s proposal to be inadequate because it implied a premium of only 6% over the Company’s 30 day volume-weighted average price and the Company knew that Bidder A had limited liquidity and uncertain financial prospects which raised uncertainty regarding the value of the stock consideration in their proposal. On May 7, 2012, the Company delivered a letter to Bidder A indicating that its offer was financially inadequate and that the Company would not continue discussions with Bidder A unless Bidder A substantially increased or amended its proposal.

Also on May 7, 2012, at the direction of the Board, RBC contacted Bidder D to inquire whether it remained interested in a possible transaction with the Company. Bidder D requested updated information on the Company and later indicated to RBC that it was not interested in pursuing a transaction with the Company.

On May 8, 2012, the Company received a proposed agenda and due diligence requests from Bidder E for the Company’s management presentation scheduled for May 15, 2012.

On May 9, 2012, RBC was informed that Bidder C had decided not to pursue a potential business combination transaction with the Company because of industry related issues.

On May 11, 2012, RBC, at the direction of the Board, sent the management presentation materials to Bidder E’s financial advisor in advance of the scheduled telephonic meeting on May 15, 2012.

Also on May 11, 2012, the Chief Executive Officer of Bidder B expressed a renewed interest in discussing a potential business combination transaction with the Company. On May 14, 2012, RBC, at the direction of the Board, sent Bidder B updated materials containing information on the Company in response to Bidder B’s request for information and followed-up with additional information on May 15, 2012.

Also on May 15, 2012, Mr. Strong and Ms. Castillo held a telephonic meeting with the Chief Executive Officer, Chief Financial Officer and financial advisor of Bidder E and RBC to review the management presentation and Bidder E’s due diligence requests and discuss any further due diligence questions that Bidder E had.

Also on May 15, 2012, Mr. Strong and Ms. Castillo held a telephonic meeting with the Chief Executive Officer, Chief Financial Officer and Senior Vice President of Bidder B and RBC.

On May 20, 2012, Mr. Webster of Avista informed RBC that Avista was interested in a possible business combination transaction between Parent and the Company. Mr. Webster proposed a stock-for-stock exchange in which the Company’s stockholders would receive an equity stake in the combined company valued at $6.50 per Share. The proposed transaction also included a self-tender provision whereby the combined entity would purchase for cash up to 50% of its outstanding shares at a price of 140% of the trading price of the Shares at the date of signing (up to a maximum of $6.50 per share). Mr. Webster requested that Avista be granted a 60-day exclusivity period.

On May 21, 2012, Bidder B submitted a proposal to RBC expressing interest in a potential acquisition of the Company at a price of $6.50 per Share in cash, implying a one-day offer price premium of 37% and a premium of 32% over the Company’s 30 day volume-weighted average price. Bidder B proposed to finance the transaction entirely with available cash on hand and, therefore, would not require a third-party financing condition to its proposal. Bidder B’s proposal was contingent on the completion of customary due diligence and the negotiation of a definitive merger agreement. At that time, Bidder B also expressed the desire to enter into a 45-day exclusivity agreement with the Company.

On May 22, 2012, Bidder E’s financial advisor notified RBC that Bidder E would not be submitting a proposal to acquire the Company at this time. Bidder E’s financial advisor further informed RBC that Bidder E required additional information on the Company’s rig equipment, which information was subsequently provided.

On May 23, 2012, Mr. Strong and certain members of the Board, in consultation with RBC, reviewed the proposals received from Bidder B and Avista. While the Board believed Bidder B and Avista’s offers were attractive from a financial perspective, the Board directed RBC to go back to each of Bidder B and Avista to ask them to improve the financial terms of their offers before the Board would grant either party exclusivity. Representatives of the Board instructed RBC to ask Bidder B and Avista to increase their offers to $7.00 per share in cash. Later in the day on May 23, 2012, RBC separately contacted Bidder B and Avista to discuss improving their offers and to inform them that the Company was not prepared to grant either party an exclusivity period to negotiate a transaction unless they increased their proposal to $7.00 per share in cash.

On June 2, 2012, Mr. Webster informed RBC that Avista would not consider an all cash offer or an offer at $7.00 per Share. Avista instead removed the 140% ratchet from its offer and changed the self-tender price to a fixed $6.50 per Share and increased the self-tender component of the offer to 65% (from 50%) of the outstanding shares of the combined entity’s stock. The Company received certain information from Avista regarding Parent so it and its advisors could further evaluate the equity component of Avista’s offer.

On June 4, 2012, Bidder E’s financial advisor informed RBC that Bidder E had decided not to pursue a potential business combination transaction with the Company in light of the continued recent decline in commodity prices and the Company’s low operating margins and returns on capital.

Also on June 6, 2012, the Chief Executive Officer of Bidder B informed RBC that Bidder B would not amend any terms of its offer, but that it would agree to a shorter exclusivity period.

On June 8, 2012, the share buyback program was suspended due to credit facility limitations.

On June 12, 2012, several members of the Board, as well as Mr. Strong, Davis Polk and RBC held a special meeting by telephone to review the current acquisition proposals.

On June 13, 2012, the Board held a special meeting to discuss the latest proposals from Bidder B and Avista with RBC and Davis Polk. During the meeting, RBC and management provided an update on the discussions with potential bidders. RBC gave a presentation to the Board with preliminary financial information regarding the two bids and macroeconomic developments. The Board discussed in detail the relative advantages and disadvantages of each proposal and noted that both proposals offered $6.50 per Share, an implied 43% premium over the trading price of the Shares on June 11, 2012 and a 42% premium over the Company’s 30 day volume- weighted average price as of June 11, 2012. Avista’s proposal contemplated a reverse merger followed by a self- tender offer for the combined entity’s shares and the consideration included up to 65% cash with the remainder to be paid in the combined entity’s stock. Avista’s offer did not contain a financing condition and requested a 60 day exclusivity period. Bidder B’s proposal contemplated a tender offer followed by a short-form merger with the consideration consisting entirely of cash. Bidder B did not require financing and requested an exclusivity period of 45 days. The Board also considered the most recent appraisal of the forced liquidation value of the Company’s assets which indicated a value of $11.47 per Share. The Board concluded that the appraisal did not reflect the true value of the Company, noting that the sale of 32 of the Company’s rigs in 2011, with an aggregate appraisal value of approximately $19 million, netted the Company an aggregate of approximately $10.4 million, or 55% of appraisal value. The Board also considered the risks and challenges the Company faces should it remain a standalone entity, including (i) the Company’s lack of scale as compared to its competitors and the resulting impact that had on the Company’s profitability, margins, access to capital and liquidity, (ii) oversupply of natural gas in the United States and the declining gas directed rig count which led to increasing competition and lower dayrates and rig utilization in the Company’s industry (iii) the Company’s very low rate of return on capital as compared to its competitors in the industry. Following this discussion, the Board concluded that the Company should enter into exclusive negotiations with Bidder B for a 15-day period since its offer provided greater certainty to the Company’s stockholders given that it was 100% cash (as compared to Avista’s proposal of a mix of cash and stock in the combined entity) and did not require financing. Further, Avista’s offer raised difficulties in valuing Parent given the startup nature of its operation, which would impact the trading value of the combined entity under Avista’s proposal. The Board authorized RBC to inform Avista that its offer would be considered by the Company as an alternative, but to reiterate that an all cash offer would be preferred by the Board.

On June 14, 2012, the Company, several members of the Board, Davis Polk, Bidder B and Bidder B’s outside legal counsel held a telephonic meeting to discuss an organizational timeline for the proposed transaction with Bidder B. At the beginning of the meeting, the CFO of the Company provided an update on the Company’s anticipated earnings. Following the meeting, Davis Polk sent a draft merger agreement and exclusivity agreement to Bidder B’s outside legal counsel.

On June 15, 2012, the Company and Bidder B executed an exclusivity agreement, which provided that the Company would exclusively negotiate with Bidder B through July 2, 2012. Later that day, Davis Polk received due diligence requests from Bidder B’s outside legal counsel.

On June 18, 2012, the Company and Davis Polk received a draft merger agreement from Bidder B’s outside legal counsel. On June 22, 2012, the Company and Davis Polk provided their comments on Bidder B’s outside legal counsel’s draft merger agreement.

On June 22, 2012, the Company renewed its engagement letter with RBC.

On June 30, 2012, the Company and Bidder B extended the exclusivity period through July 9, 2012 given the progress made in negotiations to date.

On July 3, 2012, Bidder B’s outside legal counsel sent Davis Polk a revised merger agreement draft. The draft contained, in the Company’s view, several unusual provisions that were not customary, including numerous provisions that made consummation of the tender offer highly conditional and jeopardized the certainty that had initially made Bidder B’s offer attractive to the Board. Davis Polk and RBC held telephonic discussions with Bidder B and its outside legal counsel but Bidder B insisted on retaining these conditions to the tender offer in its proposal. On July 4, 2012, Bidder B informed RBC that it would not be proceeding with a transaction with the Company.

Mr. O’Neill contacted the other members of the Board to update them on the termination of discussions with Bidder B and reviewed with them, as contemplated by the Board at its June 13 special meeting, the plan to inquire whether Avista remained interested in a potential merger at a price of $6.50 per Share or higher and, if so, to grant Avista’s exclusivity request.

Following the end of the exclusivity period with Bidder B, and in accordance with the Board’s instructions, representatives of the Board instructed RBC to contact Avista to inquire as to whether Avista would be interested in a potential merger on an all cash basis and if so whether they would be willing to raise their offer beyond $6.50 per Share. Avista suggested that it remained interested in acquiring the Company but was not willing to change its proposal that a portion of the consideration would be payable in equity of the combined entity. RBC, at the direction of the Board, advised that the Company was not interested in a merger transaction in which the Company remained public and a portion of the consideration to the Company’s existing stockholders would be equity in the combined entity because of the difficulties in valuing Parent, which would impact the trading value of the combined entity.

On July 13, 2012, RBC, at the direction of the Board, arranged a meeting with Avista at which RBC, on behalf of the Board, again inquired whether Avista would be interested in an all cash acquisition of the Company and if so whether it would increase its offer beyond $6.50 per Share. Avista informed RBC that they would be interested in pursuing an all cash transaction at a price of $6.50, implying a one-day offer price premium of 46% and a premium of 41% over the Company’s 30 day volume-weighted average price as of July 13, 2012, and requested that the Company enter into an exclusivity agreement with Avista. Avista informed RBC that it was not willing to raise its price.

On July 13, 2012, the Company and Avista executed a mutual non-disclosure agreement and on July 15, 2012, Avista, Parent and their representatives were granted access to the Company’s online data room for purpose of conducting due diligence on the Company.

On July 15, 2012, the Company and Avista executed an exclusivity agreement, which provided that the Company would exclusively negotiate with Avista through July 29, 2012. The exclusivity agreement provided for a further extension of exclusivity through August 5, 2012, if on July 29, 2012, Avista delivered a non-binding letter of intent to the Company stating its intention to acquire all the outstanding shares of the Company at a price of $6.50 per share and the Company determined, in its reasonable discretion, that the parties were making substantial progress.

Throughout the exclusivity period with Avista, Mr. O’Neill periodically contacted the other members of the Board to discuss the status of negotiations with Avista.

On July 17, 2012, Davis Polk held a conference call with Vinson & Elkins LLP (“Vinson & Elkins”), legal counsel to Avista and Parent, to discuss the potential transaction and, shortly thereafter, Davis Polk sent Vinson & Elkins an initial draft of the merger agreement. The draft proposed a minimum tender condition of a majority of the outstanding Shares of the Company, as well as a “two step” transaction process consisting of a front-end tender offer followed by a back-end merger. The Company requested that Avista provide equity commitments to Parent to fund the entire purchase price. The draft also contemplated a “hell or high water” antitrust covenant whereby Avista and Parent would be obligated to take all actions necessary (including divestitures) in order to obtain the approval of antitrust authorities.

On July 18, 2012, Davis Polk sent to Vinson & Elkins an initial draft tender and voting agreement, whereby Union Drilling Company LLC would commit to tender its shares into the offer and support the Merger.

On July 19, 2012, the management teams of Company and Parent met in Fort Worth, Texas to discuss the Company’s business and operations. Also in attendance were representatives from Avista and RBC.

On July 24, 2012, Davis Polk and Vinson & Elkins had a telephonic discussion about the proposed transaction. Vinson & Elkins advised Davis Polk on this call that Parent and Avista were engaged in discussions with potential financing sources. Vinson & Elkins also advised Davis Polk that Parent and Avista would propose in the next draft of the merger agreement a reverse termination fee that, together with specific performance in circumstances in which Parent’s debt financing was available, would be the Company’s sole and exclusive remedy. Davis Polk updated representatives of the Board on its discussions with Vinson & Elkins.

On July 29, 2012, Avista delivered a letter to RBC reaffirming its interest in acquiring all the shares at a price of $6.50 per share and the Company and Avista executed an amended Exclusivity Agreement, which extended the initial exclusivity period through August 15, 2012 and indicated that Avista expected to re-confirm its intent to acquire the Company and request a further exclusivity extension at such time.

On July 30, 2012, Vinson & Elkins sent Davis Polk a mark-up of the draft merger agreement. The revised draft proposed a reverse termination fee of $7 million as the Company’s sole remedy against Avista, Parent, Purchaser, and their affiliates, except in instances of fraud. The draft also included a limited guarantee by certain funds of Avista to the Company guaranteeing payment of any such reverse termination fee. Among other things, the revised draft also provided for (i) an increase in the size of the termination fee and the additional circumstances under which the termination fee to $7 million was payable by the Company, (ii) a reimbursement of Parent expenses in an amount not to exceed $3 million; (iii) a longer match period available to Parent, (iv) increased restrictions on the Board’s ability to change its recommendation, (v) a “no material adverse effect” condition to Parent’s obligation to consummate the tender offer, (vi) limitations the obligations of Avista and Parent to obtain antitrust approval, and (vii) limitations on the Company’s right to specific performance to circumstances in which Parent’s debt financing is available.

During the week of July 30, 2012, representatives of the Board, Company management, Davis Polk and RBC discussed Vinson & Elkins’ mark-up of the draft merger agreement. On August 6, 2012, Davis Polk and Vinson & Elkins held a conference call to discuss Vinson & Elkins’ draft of the merger agreement, in particular the “no solicitation” covenant and the remedies provisions.

On August 7, 2012, after further discussions with representatives of the Board, Davis Polk sent Vinson & Elkins a revised draft merger agreement. Among other things, the draft proposed (i) a $14 million reverse termination fee, (ii) a $3 million termination fee and fewer instances in which such termination fee is payable by the Company, (iii) no reimbursement of Parent expenses, (iv) a less burdensome “no solicitation” covenant and (v) shorter periods for Parent to match competing proposals.

On August 14, 2012, the Company informed Avista that there was going to be a delay in delivering two of its rigs that were still under construction to a customer. As a result of this, the parties delayed further discussions regarding the potential transaction. In late August, 2012, the parties reengaged in discussions regarding the transaction and representatives of the Board agreed to provide Avista with a new exclusivity period. Avista informed RBC and the Company that it was unwilling to enter into a merger agreement until the rigs had been delivered to the customer and spudded wells.

On August 24, 2012, Avista provided information to RBC regarding Avista’s preliminary expected financing arrangements. In respect of its equity financing, Avista inquired of RBC whether certain of the Company’s existing shareholders, including Mr. O’Neill, would be willing to roll-over some of their shares in the Company into Parent in connection with the proposed merger transaction. After consulting with Mr. O’Neill, representatives of Union Drilling Company LLC, the Company and Davis Polk, RBC informed Avista that Mr. O’Neill and Union Drilling Company LLC would not be willing to roll-over any of their shares in the Company.

On September 5, 2012, the Company and Avista entered into a new Exclusivity Agreement, which provided Avista exclusivity through the earlier of (i) September 30, 2012 and (ii) seven business days after the Company provided Avista notice that both rigs had spudded wells.

Also on September 5, 2012, Vinson & Elkins sent Davis Polk a mark-up of the draft merger agreement. The draft proposed (i) a $6 million termination fee, (ii) a $9 million reverse termination fee and (iii) a reimbursement of Parent expenses in an amount not to exceed $3 million in the event the merger agreement is terminated under certain specified circumstances and reflected further revisions to, among other things, the match rights period and the ability of the Board to change the recommendation. The draft also proposed that in addition to Union Drilling Company LLC, the Company’s named executive officers enter into tender and voting agreements with Parent.

During the remainder of that week and the week of September 10, 2012, Davis Polk and Vinson & Elkins held conference calls to resolve many of the material outstanding issues in the merger agreement, including with respect to the scope of representations and warranties made by the Company, the interim operating covenants of the Company, the conditions to the Offer and the Merger, the sizes of the termination fee, reverse termination fee and expense reimbursement, the no shop provisions, the match right periods, the ability of the Board to change its recommendation and employee benefits matters. Vinson & Elkins also informed Davis Polk that Avista and Parent’s potential debt financing provider, Jefferies Finance LLC, had expressed concerns that the structure of the transaction could complicate the debt financing. Davis Polk, after discussions with representatives of the Board, agreed with Vinson & Elkins to change the minimum tender condition to a threshold at which, after exercise of the Top-Up Option, a short-form merger could be consummated under Delaware law.

On September 14, 2012, at the direction of representatives of the Board, Davis Polk sent Vinson & Elkins a revised draft merger agreement. As Davis Polk and Vinson & Elkins had discussed on their earlier call, the draft reflected the revised minimum tender condition and contemplated that if the minimum tender condition were not satisfied or the Offer terminated under certain circumstances, the Company would file a preliminary proxy statement and the parties would proceed with a one-step merger. The draft also proposed (i) a $4.5 million termination fee, (ii) an $11.5 reverse termination fee and (iii) a $1.5 million cap on reimbursement of Parent’s expenses. In the draft the Company agreed to Avista’s request that the Company’s named executive officers enter into a tender and voting agreement, provided that the agreement terminated upon the termination of the merger agreement or any change of the Board’s recommendation in response to events or circumstances that were neither known nor reasonably foreseeable to the Board.

On September 21, 2012, the stock price of the Company unexpectedly increased by over 10% to close at $6.31 per share due to a single block trade. Avista informed the Company that it was willing to sign a merger agreement during the weekend of September 22-23 with a public announcement to follow. In that regard, Avista agreed that it would no longer require that both the two rigs still under construction be delivered to the customer and spud their first wells as a condition to signing. Avista also indicated that it had directed Vinson & Elkins to deliver to Davis Polk and the Company a revised draft of the merger agreement.

Shortly thereafter, Mr. O’Neill contacted members of the Board to inform them about the accelerated timeline and to schedule a special meeting of the Board for September 23, 2012.

On September 21, 2012, Vinson & Elkins sent Davis Polk a revised draft merger agreement. The draft contemplated a dual track structure, whereby Parent would initiate the Offer while the Company would simultaneously file a preliminary proxy statement and prepare to hold a meeting of its stockholders to approve the merger if the conditions to the Offer were not satisfied or waived. The draft also proposed a $5 million termination fee, a $10 million reverse termination fee and a $2 million cap on reimbursement of Parent’s expenses. The revised draft of the merger agreement indicated for the first time that Avista had agreed with Wolf Marine, S.A., Lucky Star Ltd. and Mr. Webster, existing shareholders of the Company, that those shareholders would agree not to tender their shares in the Offer and would exchange their shares in the Company for shares in Parent upon consummation of the Merger. RBC and Davis Polk contacted Avista and Vinson & Elkins, respectively, asking for a further explanation of this proposed rollover of equity. Avista and Vinson & Elkins each indicated that the proposed rollover of Company shares into Parent was necessary to complete the transaction. Vinson & Elkins also informed Davis Polk that Wolf Marine, S.A., Lucky Star Ltd. and Mr. Webster were willing to sign contribution and support agreements to effect these rollover arrangements prior to signing of the merger agreement by the parties. That same day, Vinson & Elkins also provided a markup of the tender and voting agreement and initial drafts of the equity commitment letter between Avista and Parent and the limited guarantee from Avista in favor of the Company.

On September 21, 2012, Davis Polk sent Vinson & Elkins a draft of the Company’s disclosure schedules to the merger agreement. Later that same day Vinson & Elkins provided comments to the Company’s disclosure schedule.

On September 22, 2012, Vinson & Elkins sent Davis Polk a draft of the contribution and support agreement. Later that day Vinson & Elkins sent Davis Polk an initial draft of the debt commitment letter pursuant to which Jefferies Finance LLC was committing to fund the full amount of the financing required by Parent to consummate the Offer and the Merger. Later that day, Davis Polk sent comments on the draft debt commitment letter to Vinson & Elkins, noting in particular that the debt commitment letter contained certain conditions to the financing that were not customary and should be deleted.

Over the course of September 22 and 23, 2012 Davis Polk and Vinson & Elkins held several conference calls to negotiate the remaining open items in the merger agreement, the company disclosure schedules and the other draft agreements. Among other things, Avista and Parent made additional changes to the representations and warranties, agreed to provide more certainty as to closing and to remove certain conditions to the Merger regarding the operating status of the Company’s rigs and the Company accepted Avista and Parent’s request regarding the contribution and support agreements to be entered into with certain stockholders of the Company provided such agreements terminate upon the termination of the merger agreement or any change in the Board’s recommendation in response to events or circumstances that were neither known nor reasonably foreseeable to the Board. Avista and Parent were unwilling to lower the termination fee below $5 million or the cap on reimbursement of Parent expenses below $2 million or raise the reverse termination fee beyond $10 million.

On September 23, 2012, at a special telephonic meeting of the Board, the Board reviewed the proposed terms of the transaction, including the proposed price of $6.50 per Share and discussed the resolution of the remaining principal issues with representatives of RBC, Davis Polk and senior management. On the evening of September 22, 2012, the directors received the materials to be reviewed and decided upon at the special meeting. At the meeting, RBC rendered its oral opinion to the Board, which opinion was subsequently confirmed in writing, that, based on RBC’s experience as investment bankers, as of September 23, 2012 and subject to the various assumptions and limitations set forth in its opinion, the consideration to be received by the holders of the Company’s common stock in the Transaction was fair, from a financial point of view, to such holders (other than the Excluded Holders and their respective affiliates). The full text of RBC’s written opinion, which sets forth material information relating to such opinion, including the assumptions made, matters considered and qualifications and limitations on the scope of review undertaken by RBC, is attached as Annex B hereto. For a more detailed discussion of RBC’s opinion, please see “—Opinion of RBC Capital Markets, LLC.” Representatives of Davis Polk then reviewed with the Board its fiduciary duties and other legal considerations and representatives of Davis Polk reviewed with the Board a summary of the terms of the merger agreement and the financing agreements being entered into by Parent. The Board also reviewed and discussed the reasons for proceeding with the merger and the risks and challenges the Company faced as a standalone entity, including (i) the Company’s lack of scale as compared to its competitors and the resulting impact that had on the Company’s margins, (ii) the increase in natural gas production and the resulting decrease in natural gas prices and increase in competition and (iii) the Company’s low rate of return on capital as compared to its competitors. Following these presentations and extensive discussions, the Board unanimously (i) approved the form of the merger agreement with Parent and Purchaser, substantially in the form presented, and the transaction contemplated thereby, including the Offer and the Merger, (ii) determined that the merger agreement and the transactions contemplated thereby, including the Offer and the Merger, are advisable, fair to and in the best interests of the Company and the Company’s stockholders, (iii) approved, adopted and declared advisable the merger agreement and the transactions contemplated thereby, including the Offer and the Merger and (iv) resolved to recommend that the Company’s stockholders accept the Offer, tender their Shares to Purchaser pursuant to the Offer and, if necessary, adopt the Merger Agreement and approve the Merger.

On September 23 and 24, 2012, Avista and Parent continued negotiations with Jefferies Finance LLC regarding the debt financing commitment.

On September 24, 2012, the Merger Agreement, Tender and Voting Agreements, Contribution and Support Agreements, Debt Commitment Letter, Equity Commitment Letter and Limited Guarantee were each executed and delivered by each party thereto.

Before the U.S. financial markets opened on September 25, 2012, the Company and Parent issued a joint press release announcing the transaction.

On October 5, 2012, Parent and Purchaser commenced an all cash tender offer for the Shares.

The Company’s Reasons for the Merger

In evaluating the Merger Agreement, the transactions contemplated thereby and the Offer, the Board consulted with the Company’s management, legal advisors and financial advisors. In reaching its decision to approve the Merger Agreement and to recommend that the holders of Shares adopt and approve the Merger Agreement and the transactions contemplated thereby, the Board considered a variety of factors, including the following:

•	The current and projected financial condition of the Company, the earnings, margins, returns on capital and financial prospects and the current and prospective regulatory environment for the Company;

•

The risks and uncertainties associated with maintaining the Company’s existence as an independent company and the opportunities presented by the Merger, which included the Company’s lack of scale as compared to its competitors and the resulting impact that had on the Company’s profitability, margins, access to capital and liquidity; oversupply of natural gas in the United States and the declining gas directed rig count which led to increasing competition and lower dayrates and rig utilization in the Company’s industry; the Company’s very low rate of return on capital as compared to its competitors in the industry; risks associated with changes in technology or improvements in competitors’ equipment that could make the Company’s equipment less competitive and require the Company to make significant capital investments to keep its equipment competitive; the possible negative impact on revenue rates of additional competition in its markets, price competition, and the potential for obsolete equipment; the current volatility in oil and natural gas prices and the continuing weak global economic environment; the highly cyclical nature of the contract drilling business and the associated delays in delivery and shortages of equipment and supplies that can occur as result of the cyclical nature of the business;

•	The type of Merger Consideration, which consisted solely of cash, providing the holders of the Shares with certainty of value and liquidity upon the closing of the Merger;

•	Recent and historical market prices for the Shares, as compared to the Merger Consideration, including the fact that the Merger Consideration of $6.50 per Share represents an approximate premium of:

•	26.2% over $5.15, the volume-weighted average price per Share over the one-month period ended September 21, 2012; and

•	13.5% over $5.73, the volume-weighted average price per Share over the 12 month period ended September 21, 2012.

•

The Board’s belief that the risks associated with operating the Company as a standalone public company were outweighed by the $6.50, per Share Merger Consideration, which belief was based on a number of factors, including:

•

The risks that market conditions could affect the price of the Shares’, as evidenced by the fact that the Shares’ closing price had been as high as $6.31 and as low as $3.39 per share in the 21 weeks leading up to the announcement of the Merger Agreement, as well as the other risks and uncertainties discussed in the Company’s public filings with the SEC (including, without limitation, the Company’s lack of scale as compared to its competitors and the resulting impact that had on the Company’s profitability, margins, access to capital and liquidity; oversupply of natural gas in the United States and the declining gas directed rig count which led to increasing competition and lower dayrates and rig utilization in the Company’s industry; the Company’s very low rate of return on capital as compared to its competitors in the industry; risks associated with changes in technology or improvements in competitors’ equipment that could make Company’s equipment less competitive and require the Company to make significant capital investments to keep its equipment competitive; the possible negative impact on revenue rates of additional competition in its markets, price competition, and the potential for obsolete equipment; the current volatility in oil and natural gas prices and the continuing weak global economic environment; the highly cyclical nature of the contract drilling business and the associated delays in delivery and shortages of equipment and supplies that can occur as result of the cyclical nature of the business;

•

The Board’s analysis of other strategic alternatives, including the Board’s knowledge of the Company’s business, financial condition, results of operations, on both historical and prospective bases, and of the risk-adjusted probabilities associated with achieving the Company’s long-term strategic plan as a standalone company as compared to the certainty of value and opportunity afforded to holders of the Shares by way of the Merger Consideration. This included consideration of the Company’s ability to compete effectively with oil and natural gas contract land drilling equipment and service providers with greater financial and human resources and with better operating margins; and to identify, obtain, and execute the acquisition or sale of rigs and maintain an optimum mix of types of rigs; and to respond to new regulatory directives; and

•

The inherent uncertainty of attaining management’s internal financial projections, in particular in light of the fact that the duration of most of the Company’s contracts is one year or less, and for other reasons including those set forth in “The Merger––Certain Projections Prepared by the Management of the Company”, including the fact that the Company’s actual financial results in future periods could differ materially from the projected results;

•

The opinion of RBC rendered orally to the Board on September 23, 2012 and subsequently confirmed in writing, that, based on RBC’s experience as investment bankers, as of that date and subject to the various assumptions and limitations set forth in its opinion, the consideration to be received by the holders of the Company common stock in the Transaction was fair, from a financial point of view, to such holders (other than the Excluded Holders and their respective affiliates) as described below under “—Opinion of RBC Capital Markets, LLC.” The full text of RBC’s written opinion, which sets forth material information relating to such opinion, including the assumptions made, matters considered and qualifications and limitations on the scope of review undertaken by RBC, is attached as Annex B hereto. RBC’s opinion was provided for the information and assistance of the Board in connection with its consideration of the Transaction and was not on behalf of any other entity or person. RBC’s opinion addressed solely the fairness, from a financial point of view, of the consideration to be received by the holders of Company common stock (other than the Excluded Holders and their respective affiliates) in the Transaction and did not in any way address other terms or conditions of the Transaction or the Merger Agreement;

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The Board’s view that the process undertaken with the assistance of RBC, in which those parties that the Board concluded, after consultation with RBC, were the most likely and capable potential acquirors of the Company were contacted, many of those parties executed non-disclosure agreements and performed substantial due diligence, and parties submitted, and, in some cases, subsequently improved the other terms of their respective proposals to acquire the Company, was an extensive, effective and competitive process;

•

The fact that the Company’s legal and financial advisors were involved throughout the process and negotiations and updated the Board regularly, which provided the Board with additional perspectives on the negotiations in addition to those of management;

•	The fact that the Board was able to effectively negotiate for the Merger Consideration to consist entirely of cash as described above in the section entitled “—Background”;

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The Board’s assessment that Parent will have adequate capital resources to pay the Merger Consideration (including Parent’s provision of customary equity commitment letters and debt commitments letters);

•

That the Company did not reach out to or enter into an exclusivity agreement with Avista until after the Company had engaged in extensive negotiations with Bidder B during which the Company and Bidder B were unable to agree on the conditions to the Offer and the Merger, Bidder B decided not to continue to pursue its proposal on July 4, 2012 and the exclusivity period with Bidder B had ended;

•

That the Company and Avista executed an exclusivity agreement on July 15, 2012 which provided that the Company deal exclusively with Avista regarding a potential business combination transaction until July 29, 2012 which period of exclusivity was subsequently extended through August 15, 2012 and September 30, 2012;

•	The fact that the Board was unanimous in its determination to recommend the Merger Agreement for adoption by the Company stockholders; and

•	The fact that the holders of the Shares who do not vote to adopt the Merger Agreement and who follow certain prescribed procedures are entitled to appraisal rights under Delaware law.

The Board also specifically considered the following terms of the Merger Agreement:

•

The limited and otherwise customary conditions to the parties’ obligations to complete the Offer and Merger, including the absence of a financing condition and Parent’s representations and warranties relating to having adequate financing for the transaction, which were substantial assurances that the Merger ultimately should be consummated on a timely basis;

•

The receipt by Parent of executed debt financing commitments for the Merger and the terms of the debt financing commitments (including the conditions therein) and the reputation of the debt financing sources, which, in the reasonable judgment of the Board, increased the likelihood of such debt financing being completed; the fact that Avista provided the Equity Commitment Letter to secure Parent’s and Purchaser’s obligation to fund the equity portion of the financing; the obligation of Parent and Purchaser to use commercially reasonable efforts to obtain the proceeds of the debt and equity financing on the terms and conditions described in the Debt Commitment Letter and Equity Commitment Letter, respectively; the nature of the conditions to funding set forth in the Debt Commitment Letter and Equity Commitment Letter and the expectation that the conditions will be met and the financing will be provided in a timely manner;

•

Purchaser’s agreement to pay a reverse termination fee in the event the Merger Agreement is terminated as a result of the debt financing being unavailable at closing and the Limited Guarantee from certain affiliates of Avista provided to the Company, guaranteeing payment of the reverse termination fee;

•

The “top-up option” granted to Purchaser (which may be exercised by Purchaser only once Purchaser has acquired at least 67.2% of the outstanding Shares on a fully diluted basis in the Offer, which would permit Purchaser to consummate the Merger more quickly as a short-term merger under the DGCL and facilitate expedited payment of the Merger Consideration to holders of Shares not tendered into the Offer;

•

The Company’s ability to specifically enforce certain of Parent’s obligations under the Merger Agreement, including its obligations to draw down the Equity Commitment Letter and consummate the Offer and/or the Merger if certain conditions are met;

•

The Company’s ability to provide information to and engage in discussions or negotiations with a third party who makes an unsolicited acquisition proposal which is reasonably likely to result in such a superior proposal;

•

The ability of the Board, subject to certain conditions, to change its recommendation supporting the merger, in response to a superior proposal or due to events or changes that were neither known or reasonably foreseeable; and

•

The customary nature of the other representations, warranties and covenants of the Company in the Merger Agreement; and the fact that the financial and other terms and conditions of the Merger Agreement minimize, to the extent reasonably practical, the risk that a condition to closing would not be satisfied and also provide reasonable flexibility to operate the Company’s business during the pendency of the Transaction.

In the course of its deliberations, the Board also considered a variety of risks and other potentially negative factors, including the following:

•

The fact that the completion of the Merger will preclude the holders of the Shares from having the opportunity to participate in the Company’s future earnings growth and the future appreciation of the value of its capital stock that could be anticipated if its strategic plan were successfully implemented on a standalone basis;

•

The fact that the deal protection measures in the Merger Agreement, including the Tender and Voting Agreements, the $5 million termination fee and the restrictions on providing information and negotiating with a third party who makes an unsolicited superior proposal, may inhibit other potential acquirers from submitting potentially superior proposals to acquire the Company. The Board believed that the termination fee (equal to approximately 3.5% of the equity value of the transaction) was reasonable and had been extensively negotiated and, based upon the advice of its advisors, that none of such fee, the Tender and Voting Agreements (which covered approximately 38% of the Company’s outstanding common stock), the Support Agreements (which covered approximately 15% of the Company’s outstanding common stock), nor the restrictions on providing information to and negotiating with third parties, should be preclusive of competing offers following the announcement of the transaction;

•

The fact that the Company entered into an exclusivity agreement until September 30, 2012, prior to signing with Avista, which prevented the Company from considering additional potential bids from other potential acquirers;

•

The fact that before entering into an exclusivity agreement with Bidder B, the Company completed final negotiations involving both Avista and Bidder B, and the board had negotiated vigorously with each party over that time, and the Board believed it would have the strongest leverage to obtain the best terms while the two interested parties were bidding against each other; the Board decided that it would enter into exclusive negotiations with Bidder B because Bidder B’s all cash offer was more attractive than Avista’s initial proposal that offered a mix of cash and stock in the combined entity; that the Board authorized RBC to inform Avista that its offer would be considered by the Company as an alternative; that during the exclusivity period, the Company and Bidder B were unable to agree on the conditions to the tender offer for the Shares and on July 4, 2012, Bidder B decided not to continue to pursue its proposal; that following the end of the exclusivity period with Bidder B, RBC contacted Avista to inquire as to whether Avista remained interested in a potential merger and the Company entered into an exclusivity agreement with Avista on July 15, 2012; and the Board had considered that potential continued volatility in global and the U.S. markets, the high level of competition in the contract drilling service industry and the fact that the Company has lower margins than some of its competitors could potentially jeopardize the transaction;

•

The fact that certain of the Company’s directors and executive officers may receive certain benefits that are different from, and in addition to, those of the Company’s other stockholders, (see “—Interests of Certain Persons in the Merger”);

•	The fact that the Company has incurred and will continue to incur significant transaction costs and expenses in connection with the proposed transaction, regardless whether the Merger is closed;

•

The risk that the Merger may not close despite the parties’ efforts or that closing may be unduly delayed, even if the requisite approval is obtained from the holders of the Shares, including the possibility that conditions to the parties’ obligations to close the Merger may not be satisfied, and the potential resulting disruptions to the Company’s business;

•

The potential negative effect of the pendency of the Transaction on the Company’s business and relationships with employees, customers, providers, suppliers, regulators and the communities in which it operates, including the risk that certain key members of senior management might choose not to remain employed with the Company prior to the completion of the merger, regardless of the closing of the Transaction;

•

The fact that the operations of the Company will be restricted by interim operating covenants under the Merger Agreement during the period between the signing of the Merger Agreement and closing the Merger, which could effectively prohibit the Company from undertaking material strategic initiatives or other material transactions to the detriment of the Company and the holders of the Shares; and

•	The fact that the Merger Consideration will be taxable to the holders of the Shares.

After considering the foregoing potentially negative and potentially positive factors, the Board concluded that the potentially positive factors relating to the Merger Agreement, the Offer and the Merger substantially outweighed the potentially negative factors.

The foregoing discussion of the information and factors considered by the Board is not exhaustive but is intended to reflect the material factors considered by the Board in its consideration of the Transaction. In view of the complexity, and the large number of the factors considered, the Board, both individually and collectively, did not quantify or assign any relative or specific weight to the various factors. Rather, the Board based its recommendation on the totality of the information presented to and considered by it. In addition, individual members of the Board may have given different weights to different factors.

Recommendation of the Board

After careful consideration the Board has unanimously (i) determined that the Merger Agreement and the transactions contemplated by the Merger Agreement are advisable, fair to and in the best interests of the Company and the Company’s stockholders and (ii) approved, adopted and declared advisable the Merger Agreement and the transactions contemplated by the Merger Agreement in accordance with the requirements of the DGCL.

The Board unanimously recommends a vote “FOR” the proposal to adopt the Merger Agreement.

Opinion of RBC Capital Markets, LLC

Pursuant to an engagement letter dated June 22, 2012 the Company retained RBC as its financial advisor with respect to a possible merger, sale or other business combination of the Company, any sale or disposition of assets of the Company, any recapitalization, restructuring, or other transaction involving the sale or disposition of capital stock of or other equity interest in the Company. In connection with that engagement, the Company Board of Directors requested that RBC evaluate the fairness, from a financial point of view, of the consideration to be received by the holders of Company common stock (other than the Excluded Holders and their respective affiliates) in the Transaction.

At the meeting of the Board on September 23, 2012, RBC rendered its oral opinion to the Board, which opinion was subsequently confirmed in writing that, based on RBC’s experience as investment bankers, as of September 23, 2012 and subject to the various assumptions and limitations set forth in its opinion, the consideration to be received by the holders of the Company’s common stock in the Transaction was fair, from a financial point of view, to such holders (other than the Excluded Holders and their respective affiliates).

The full text of RBC’s written opinion, which sets forth material information relating to such opinion, including the assumptions made, matters considered and qualifications and limitations on the scope of review undertaken by RBC, is attached as Annex B to this proxy statement and is incorporated herein by reference. This summary of RBC’s opinion is qualified in its entirety by reference to the full text of the opinion. We urge you to read RBC’s opinion carefully in its entirety.

RBC’s opinion was provided for the information and assistance of the Board of directors in connection with its consideration of the Transaction. RBC’s opinion did not address the underlying business decision by the Company to engage in the Transaction or any other transaction related thereto or the relative merits of the Transaction compared to any alternative business strategy or transaction in which the Company might engage. RBC expressed no opinion and made no recommendation to any stockholder of the Company or Parent or any other person as to how such stockholder or other person should vote or act with respect to any matter related to the Transaction, including whether to tender its shares of Company common stock in the Offer or how to vote its shares of Company common stock related to the adoption of the Merger Agreement.

RBC’s opinion was intended for the use and benefit of the Board and was not on behalf of any other entity or person. RBC’s opinion may not be used for any other purpose without the prior written consent of RBC except as required by law. RBC’s opinion, together with the analyses performed by RBC in connection with its opinion and reviewed with the Board, were only one of the many factors taken into consideration by the Board in making its determination to approve the Transaction and enter into the Merger Agreement. No limitations were imposed by the Board upon RBC with respect to the investigations made or procedures followed by it in rendering its opinions. RBC has consented to the use of RBC’s opinion in this proxy statement, but RBC has not assumed any responsibility for the form or content of this proxy statement, other than RBC’s opinion itself.

RBC’s opinion addressed solely the fairness, from a financial point of view, of the consideration to be received by the holders of Company common stock (other than the Excluded Holders and their respective affiliates) in the Transaction and did not in any way address other terms or conditions of the Transaction or the Merger Agreement, including, without limitation, the financial or other terms of any other agreement contemplated by, or to be entered into in connection with, the Merger Agreement, nor did RBC’s opinion address, and RBC expressed no opinion with respect to, the solvency of the Company or Parent or any of their respective subsidiaries or the impact on any such person of the Transaction. RBC did not express any opinion as to the prices at which Company common stock have traded or would trade at any time, including following the announcement of the Transaction, regardless of whether or not the Transaction is consummated. Further, in rendering its opinion, RBC expressed no opinion about the fairness of the amount or nature of the compensation (if any) to any of the officers, directors or employees of any party to the Transaction, or class of such persons, relative to the consideration to be received in the Transaction or otherwise. RBC did not express any opinion as to any tax or other consequences that might result from the Transaction, nor did RBC’s opinion address any legal, tax, regulatory or accounting matters, as to which RBC understood that the Company had obtained such advice as it deemed necessary from qualified professionals.

In rendering its opinion, with the Company’s consent, RBC assumed and relied upon the accuracy and completeness of all the information that was reviewed by RBC, including all of the financial, legal, tax, operating and other information provided to or discussed with RBC by or on behalf of the Company or Parent (including, without limitation, the financial statements and related notes thereto of the Company), and RBC assumed and relied upon the assurances of the management of the Company that it is not aware of any relevant information that had been omitted or that remained undisclosed to RBC, and RBC did not assume responsibility for independently verifying, and did not independently verify, such information. RBC assumed, with the Company’s consent, that all financial projections and forecasts of the Company prepared by or on behalf of the Company were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the future financial performance of the Company. RBC expressed no opinion as to any such forecasts or the assumptions upon which they were based.

In rendering its opinion, RBC did not assume any responsibility to perform, and did not perform, an independent evaluation or appraisal of any of the assets or liabilities of the Company or Parent, and RBC was not furnished with any such valuations or appraisals. RBC did not assume any obligation to conduct, and did not conduct, any physical inspection of the property or facilities of the Company or Parent. RBC did not investigate, and made no assumption regarding, any litigation or other claims affecting the Company or Parent.

In rendering its opinion, RBC also assumed that the Transaction would be consummated in accordance with the terms of the Merger Agreement, without waiver, modification or amendment of any material term, condition or agreement, and that, in the course of consummating the Transaction, obtaining the financing for the Transaction, and obtaining the necessary regulatory or third party approvals, consents and releases for the Transaction, no delay, limitation, restriction or condition would be imposed that would have an adverse effect on the Company or Parent or the contemplated benefits of the Transaction. RBC further assumed that all representations and warranties set forth in the Merger Agreement and all agreements contemplated thereby were and would be true and correct as of the date or the dates made or deemed made and that all parties to the Merger Agreement and all agreements contemplated thereby would comply with all covenants of such party thereunder. RBC further assumed that the executed version of the Merger Agreement would not differ, in any respect material to its opinion, from the latest draft of the Merger Agreement provided to RBC dated September 22, 2012.

In rendering its opinion, RBC did not consider any effects of (A) any share of Company common stock held by the Company, Parent or Purchaser, which shall be canceled and for which no consideration shall be made with respect thereto, or (B) any share of Company common stock that is held by a stockholder who did not vote in favor of the Merger or consent thereto in writing and who has demanded appraisal for such shares in accordance with, and in compliance in all respects with, Section 262 of the General Corporation Law of the State of Delaware.

RBC’s opinion spoke only as of the date it was rendered, was based on the conditions as they existed and information which RBC had been supplied as of September 21, 2012, and was without regard to any market, economic, financial, legal or other circumstances or events of any kind or nature which may exist or occur after such date. RBC has not undertaken to reaffirm or revise its opinion or otherwise comment on events occurring after the date of its opinion and does not have an obligation to update, revise or reaffirm its opinion. Unless otherwise noted, all analyses were performed based on market information available as of September 21, 2012.

For the purposes of rendering its opinion, RBC undertook such review and inquiries it deemed necessary or appropriate under the circumstances, including the following:

•	RBC reviewed the financial terms of the latest draft of the Merger Agreement provided to RBC dated September 22, 2012;

•

RBC reviewed and analyzed certain publicly available financial and other data with respect to the Company and Parent and certain other relevant historical operating data relating to the Company and Parent made available to RBC from published sources and from the internal records of the Company and Parent, respectively;

•	RBC reviewed financial projections and forecasts of the Company prepared by the Company’s management;

•

RBC conducted discussions with members of the senior managements of the Company and Parent with respect to the business prospects and financial outlook of the Company as well as the strategic rationale and potential benefits of the Transaction;

•	RBC reviewed the reported prices and trading activity and analyst research estimates for Company common stock; and

•	RBC performed other studies and analyses as it deemed appropriate.

In arriving at its opinion, in addition to the review, inquiries and analyses listed above, RBC performed the following analyses:

•	RBC performed a valuation analysis of the Company using selected market valuation metrics of other companies that RBC deemed comparable to the Company;

•	RBC performed a valuation analysis of the Company using selected market valuation metrics of selected precedent transactions with terms RBC deemed comparable to those of the Transaction; and

•	RBC performed a discounted cash flow analysis of the Company using the financial projections and forecasts of the Company prepared by the Company’s management.

In connection with the rendering of its opinion to the Company Board of Directors, RBC reviewed with the Company Board of Directors the analyses listed above.

Set forth below is a summary of the significant analyses performed by RBC and reviewed with the Board on September 23, 2012 in connection with the delivery of RBC’s opinion. The financial analyses summarized below include information presented in tabular format. To fully understand the summary of the analyses used by RBC, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the analysis. Considering the data in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of RBC’s financial analyses.

Financial Analyses

Review of Historical Stock Trading Analysis

RBC reviewed the historical trading prices and volumes for the shares of Company common stock for the period ended September 21, 2012. RBC noted that over the twelve months prior to September 21, 2012, shares of Company common stock traded within a range of $3.39 to $8.14 per share. In addition, RBC compared the consideration to be received by the holders of Company common stock in the Transaction (other than the Excluded Holders and their respective affiliates) with the closing price per share of Company common stock as of September 21, 2012, the high and low closing price per share of Company common stock for the 52-week period ended September 21, 2012 and the volume weighted average price per share (which we refer to for purposes of this section as “VWAP”) of Company common stock for the one week and one-, two-, three-, six- and twelve- month periods ended September 21, 2012.

This review indicated that the $6.50 per share of Company common stock to be received by the holders of Company common stock in the Transaction (the “Offer Price”) represented:

•	a premium of 3.0% based on the September 21, 2012 closing price of $6.31 per share of Company common stock;

•	a premium of 9.3% based on the one week VWAP of $5.95 per share of Company common stock;

•	a premium of 26.2% based on the one month VWAP of $5.15 per share of Company common stock;

•	a premium of 39.7% based on the two months VWAP of $4.65 per share of Company common stock;

•	a premium of 41.2% based on the three months VWAP of $4.60 per share of Company common stock;

•	a premium of 33.4% based on the six months VWAP of $4.87 per share of Company common stock;

•	a premium of 13.5% based on the 12 months VWAP of $5.73 per share of Company common stock;

•	a discount of 20.1% based on the 52-week high closing market price of $8.14 per share of Company common stock; and

•	a premium of 91.7% based on the 52-week low closing market price of $3.39 per share of Company common stock.

Review of Research Price Target Analysis

Using information available through Institutional Brokers’ Estimate System (“IBES”) regarding the most recent Wall Street research reports issued with respect to the Company (including RBC’s research report), RBC identified estimated one-year targets for the price per share of Company common stock ranging from $5.00 to $6.00 per share, and applied a discount rate range reflecting an estimated equity cost of capital of 19.0% to 22.0%. The range of equity discount rates was chosen by RBC based upon an analysis of the capital structures and certain other information related to publicly traded companies that were considered similar, for these purposes, to the Company identified under “—Analysis of Comparable Companies” below. These calculations indicated an implied net present value per share of Company common stock ranging from $4.10 to $5.04 per share, as compared to the consideration of $6.50 per share of Company common stock to be received by the holders of Company common stock in the Transaction.

IBES is a database provided by Thomson Reuters that provides detailed and consensus estimates of forecast measures, including GAAP and pro-forma earnings per share, revenue/sales, net income, pre-tax profit and operating profit, and price targets and recommendations for more than 60,000 companies in 67 countries worldwide. Estimates available by IBES are commonly relied upon by financial advisors as a proxy for the consensus of research analyst estimates in their analysis.

Analysis of Comparable Companies

RBC prepared a comparable company analysis of certain financial information for the Company to corresponding financial information, ratios and public market multiples of a group of publicly traded North American land drilling companies that RBC deemed for purposes of its analysis to be comparable to the Company.

RBC reviewed the relevant metrics of the following companies:

•	Helmerich & Payne, Inc.

•	Patterson-UTI Energy, Inc.

•	Pioneer Energy Services Corp.

•	Precision Drilling Corp.

•	Trinidad Drilling Ltd.

Although none of the selected companies is directly comparable to the Company, the companies included were chosen by RBC for this analysis because, in its professional judgment, they are publicly traded companies in the land drilling segment, operating in North America, with operations or business characteristics that for purposes of analysis may be considered similar to certain operations and business characteristics of the Company. Accordingly, RBC believes that an analysis of this kind is not simply mathematical. Rather, it involves complex considerations and qualitative judgments, reflected in RBC’s opinion, concerning differences in financial and operating characteristics of the selected companies and other factors that could affect the public trading value of the selected companies.

With respect to the Company and the selected companies, RBC calculated:

•

total enterprise value (which we refer to for purposes of this section as “TEV”), which is the market value of common equity plus the book value of debt , minority interest and preferred equity less cash and cash equivalents and investment in affiliates;

•

total enterprise value as a multiple of the estimated earnings before interest, taxes, depreciation and amortization (which we refer to for purposes of this section as “EBITDA”) for calendar years 2012 and 2013, respectively; and

•

price as a multiple of cash flow per share defined as the estimated cash flow divided by the amount of fully diluted shares outstanding (which we refer to for purposes of this section as “CFPS”) for calendar years 2012 and 2013, respectively. For purposes of this analysis, cash flow was calculated as net income plus the amount of depreciation and amortization.

These calculations for the selected companies were based on the closing prices per share of the selected companies’ respective common stock on September 21, 2012, IBES estimates and other publicly available Wall Street research. These calculations for the Company were based on the closing price per share of Company common stock of $6.31 on September 21, 2012 (the “Closing Price”), the consideration of $6.50 per share of Company common stock to be received by the holders of Company common stock in the Transaction, IBES estimates and the forecasts of the Company set forth in the section “—Certain Projections Prepared by the Management of the Company.”

The results of these analyses are summarized as follows:

	Selected Companies		The Company
Total Enterprise Value as a multiple of:	Range	Median	Closing Price (IBES)	Offer Price (IBES)	Offer Price (Forecasts)
2012E EBITDA	3.2x - 4.8x	4.1x	5.0x	5.1x	5.0x
2013E EBITDA	3.5x - 4.8x	4.1x	5.0x	5.1x	4.0x

	Selected Companies		The Company
Price as a multiple of:	Range	Median	Closing Price (IBES)	Offer Price (IBES)	Offer Price (Forecasts)
2012E CFPS	2.6x - 5.7x	4.2x	2.9x	3.0x	3.0x
2013E CFPS	2.6x - 5.5x	4.0x	2.9x	3.0x	2.5x

Based on its professional judgment and taking into consideration, among other things, the observed multiples for the comparable companies and the forecasts of the Company, RBC:

•

applied TEV/EBITDA multiples ranging from 3.2x to 4.8x to the Company’s estimated EBITDA for 2012 included in the forecasts of the Company, which indicated an implied equity value per share of Company common stock of $2.56 to $6.13, as compared to the consideration of $6.50 per share of Company common stock to be received by the holders of Company common stock in the Transaction;

•

applied TEV/EBITDA multiples ranging from 3.5x to 4.8x to the Company’s estimated EBITDA for 2013 included in the forecasts of the Company, which indicated an implied equity value per share of Company common stock of $5.13 to $8.66, as compared to the consideration of $6.50 per share of Company common stock to be received by the holders of Company common stock in the Transaction;

•

applied price/CFPS multiples ranging from 2.6x to 5.7x to the Company’s estimated CFPS for 2012 included in the forecasts of the Company, which indicated an implied equity value per share of Company common stock of $5.60 to $12.31, as compared to the consideration of $6.50 per share of Company common stock to be received by the holders of Company common stock in the Transaction; and

•

applied price/CFPS multiples ranging from 2.6x to 5.5x to the Company’s estimated CFPS for 2013 included in the forecasts of the Company, which indicated an implied equity value per share of Company common stock of $6.67 to $14.25, as compared to the consideration of $6.50 per share of Company common stock to be received by the holders of Company common stock in the Transaction.

Analysis of Selected Transactions

RBC reviewed certain publicly available information relating to selected transactions set forth below, all of which were transactions: (a) announced between January 1, 2001 and September 21, 2012, (b) with transaction values greater than $50 million and less than $1 billion, (c) in which the target’s EBITDA in the last twelve months was $10 million or greater, and (d) which involved target companies in the contract land drilling segment, operating in North America for which data relating to the target company’s EBITDA and transaction values were publicly available. These transactions (listed by acquirer(s) / target and time of announcement) were:

•	Ensign / Land Drilling Division of Rowan (July 2011)

•	Chesapeake Energy Corporation / Bronco Drilling (April 2011)

•	Western Energy Services / Stoneham Drilling Trust (April 2011)

•	First Reserve and Schlumberger / Saxon Energy Services (May 2008)

•	Trinidad Energy Services Income Trust / P.C. Axxis LLC and DPR International LLC (June 2007)

•	Basic Energy Services Inc / Sledge Drilling Holding Corp. (March 2007)

•	Blast Energy Services Inc / Eagle Domestic Drilling Operations LLC (August 2006)

•	Trinidad Energy Services Income Trust / Cheyenne Drilling LP (November 2005)

•	Trinidad Energy Services Income Trust / Jade Drilling Inc (October 2004)

•	Nabors Industries Incorporated / Command Drilling Corporation (October 2001)

For each of the selected transactions, RBC calculated and compared the target’s total enterprise value, as implied by the precedent transaction, to the target’s EBITDA for the most recently reported latest twelve month period ending prior to the announcement of the transaction, where available, and estimated EBITDA based on publicly available information.

While none of the companies that participated in the selected transactions are directly comparable to the Company, each of the target companies that were party to the selected transactions were companies with operations that, for the purposes of analysis, may be considered similar to certain of the Company’s results, market size and operations. RBC utilized an adjusted range, which removed the two highest and two lowest multiples from the selected range.

The following table presents the results of this analysis:

Selected Companies
Total Transaction Value as a multiple of:	Adjusted Range	Adjusted Median	Transaction
LTM EBITDA	4.7x - 8.0x	5.3x	4.9x

Based on its professional judgment and taking into consideration, among other things, the observed multiples for the selected transactions and the forecasts of the Company, RBC applied TEV/EBITDA multiples ranging from 4.7x to 8.0x to the Company’s estimated EBITDA for last twelve months included in the forecasts of the Company, which indicated an implied equity value per share of Company common stock of $6.09 to $13.37, as compared to the consideration of $6.50 per share of Company common stock to be received by the holders of Company common stock in the Transaction.

Analysis of Illustrative Discounted Cash Flows

RBC performed an illustrative discounted cash flow analysis on the Company to calculate the estimated present value of the stand-alone, unlevered, after-tax free cash flows that the Company could generate using the September projections, as defined and set forth in the section “—Certain Projections Prepared by the Management of the Company.” RBC calculated indications of present value per share of Company common stock of estimated unlevered free cash flow for the Company for the years 2012 to 2016 using a range of discount rates from 14.0% to 16.0%. RBC calculated illustrative terminal values in the year 2016 by applying terminal value EBITDA multiples ranging from 3.2x to 4.8x. The projections of terminal value EBITDA multiples were based upon RBC’s judgment as well as its review of the publicly available business and financial information, and the respective financial and business characteristics of the Company and the comparable publicly traded North American land drilling companies used in the comparable company analysis as described above. These illustrative terminal values were then discounted to calculate implied indications of present values per share of Company common stock. The unlevered free cash flows and the range of terminal values were discounted to present values using a range of discount rates from 14.0% to 16.0%, which was chosen by RBC based upon an analysis of the capital structures and costs of equity and debt of the Company and publicly traded companies that were considered similar, for these purposes, to the Company (as identified under “—Analysis of Comparable Companies” above).

After adjusting for the Company’s current net debt, this analysis indicated an implied value per share of Company common stock ranging from $4.98 to $8.95, as compared to the consideration of $6.50 per share of Company common stock to be received by the holders of Company common stock in the Transaction.

Overview of Analyses; Other Considerations

In reaching its opinion, RBC did not assign any particular weight to any one analysis or the results yielded by that analysis. Rather, having reviewed these results in the aggregate, RBC exercised its professional judgment in determining that, as of September 23, 2012 and based on the aggregate of the analyses used and the results they yielded and subject to the various assumptions and limitations set forth in its opinion, the consideration to be received by the holders of Company common stock in the Transaction was fair, from a financial point of view, to such holders (other than the Excluded Holders and their respective affiliates). RBC believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the analyses and, accordingly, also made qualitative judgments concerning differences between the characteristics of the Company and the Transaction and the data selected for use in its analyses, as further discussed below.

No single company or transaction used in the above analyses as a comparison is identical to the Company, Parent or the Transaction, and an evaluation of the results of those analyses is not entirely mathematical. Rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, businesses or transactions analyzed. The analyses were prepared solely for purposes of RBC providing an opinion as to the fairness, from a financial point of view, of the consideration to be received by the holders of Company common stock (other than the Excluded Holders and their respective affiliates) in the Transaction and do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold, which are inherently subject to uncertainty.

The preparation of a fairness opinion is a complex process that involves the application of subjective business judgment in determining the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. In preparing RBC’s opinion, several analytical methodologies were employed and no one method of analysis should be regarded as critical to the overall conclusion RBC reached. Each analytical technique has inherent strengths and weaknesses, and the nature of the available information may further affect the value of particular techniques. The overall conclusions RBC reached were based on all the analyses and factors presented, taken as a whole, and also on application of RBC’s own experience and judgment. Such conclusions may involve significant elements of subjective judgment and qualitative analysis. RBC therefore gave no opinion as to the value or merit standing alone of any one or more parts of the analyses. RBC therefore believes that its analyses must be considered as a whole and that selecting portions of the analyses and of the factors considered, without considering all factors and analyses, could create an incomplete or misleading view of the processes underlying its opinion. RBC’s opinion was approved by RBC’s Fairness Opinion Committee.

In connection with its analyses, RBC made, and was provided by the Company’s management and/or Parent’s management with, numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the Company’s and/or Parent’s control. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the Company or Parent or its respective advisors, none of the Company, Parent, RBC or any other person assumes responsibility if future results or actual values are materially different from these forecasts or assumptions.

Under its engagement agreement with the Company, RBC became entitled to receive a fee of $500,000 upon the delivery of RBC’s opinion, which fee is not contingent upon the successful completion of the Transaction. In addition, for RBC’s services as financial advisor to the Company in connection with the Transaction, if the Transaction is successfully completed, RBC will receive an additional fee based on the formula set forth in its engagement agreement (which is based on a formula tied to “Aggregate Transaction Value,” as defined in the June 22, 2012 engagement agreement), against which the fee RBC received for delivery of its opinion will be credited. The additional fee can be no less than $2.5 million and is currently estimated to be approximately $3.1 million, in each case prior to the credit for the fee RBC received for delivery of its opinion. In addition, if, in connection with the Transaction not being completed, the Company receives a termination fee, RBC will be entitled to a specified percentage of that fee in cash, when it is received by the Company. Under its engagement agreement with the Company, the Company has also agreed to indemnify RBC and its related parties for claims, damages, losses, liabilities or expenses that relate to or may arise out of the Transaction or any other matter contemplated by RBC’s engagement under the engagement agreement. In addition, the Company also agreed to reimburse RBC and its related parties for its reasonable out-of-pocket expenses incurred in connection with RBC’s services under its engagement agreement or the investigation of, or preparation for or defense of any pending or threatened claim that relates to or may arise out of the Transaction or any other matter contemplated by RBC’s engagement under the engagement agreement or RBC’s services regarding any potential transaction, or any action or proceeding arising therefrom. The terms of the engagement letter were negotiated at arm’s- length between the Company and RBC and the Board was aware of this fee arrangement and the other terms of the engagement at the time of its approval of the Merger Agreement.

RBC, as part of its investment banking services, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, corporate restructurings, underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for corporate and other purposes. In the ordinary course of business, RBC or one or more of its affiliates may act as a market maker and broker in the publicly traded securities of the Company or Parent or its affiliates and receive customary compensation, and may also actively trade securities of the Company or Parent or its affiliates for its own account and the accounts of its customers, and, accordingly, RBC and/or its affiliates may hold a long or short position in such securities. In addition, RBC and/or one or more of its affiliates have in the past provided investment banking services to the Company and certain affiliates of Parent, for which RBC received customary fees. In particular, the predecessor to RBC was engaged by the Company in connection with the Company’s consideration of a potential business combination transaction, which was not completed and for which engagement RBC did not receive any fees. RBC and/or one or more of its affiliates currently has outstanding lending commitments to the Company’s credit facility equal to $25 million, for which it has received fees in accordance with its participation in the credit facility. In addition, RBC and/or one of its affiliates have in the past provided investment banking and financial advisory services to portfolio companies of investment funds affiliated with Avista Capital Partners (“Avista”) or its affiliates, for which RBC received customary fees. In particular, (i) RBC and/or one or more of its affiliates was a co-manager on the initial public offering of High-Crush Partners LP in 2012, and (ii) RBC and/or one or more of its affiliates served as a joint book runner for two high yield notes offerings of Carrizo Oil & Gas Inc. (which we refer to as “Carrizo”) in 2010 and 2011, as a dealer on Carrizo’s tender offer to repay a convertible note in 2010 and as lead book runner on a high yield notes offering of Carrizo in 2012. In connection with these services to portfolio companies of investment funds affiliated with Avista or its affiliates, RBC and/or its affiliates received aggregate fees of approximately $5.6 million. In light of RBC’s prior and current services to the Company and affiliates of Parent, RBC anticipates that it may be selected by the Company and/or Parent or its affiliates to provide investment banking and financial advisory and/or financing services that may be required by the Company and/or Parent or its affiliates in the future, regardless of whether the Transaction is successfully completed, for which RBC would expect to receive customary fees.

RBC has not received any fees from the Company or Parent in the prior two years except as described above, will not receive any fees from Parent relating to the Transaction and does not have any agreement or understanding with the Company or Parent regarding any other services to be performed now or in the future, other than pursuant to its engagements described above. The Board, in selecting RBC as its financial advisor and in receiving and taking into consideration RBC’s opinion, was aware of these facts but determined that the prior services provided by RBC did not affect RBC’s independence or ability to provide financial advice to the Company.

RBC is an internationally recognized investment banking firm providing a full range of financial advisory and securities services. The Company selected RBC as its financial advisor based on RBC’s experience in mergers and acquisitions and in securities valuation generally.

RBC’s opinion was one of many factors taken into consideration by the Board in determining to enter into the Merger Agreement. See “—The Company’s Reasons for the Merger.” Consequently, the analyses described above should not be viewed as determinative of the opinion of the Board or any director with respect to the consideration to be received in the Transaction or of whether the Board would have been willing to determine that a different amount or type of consideration was fair. The consideration to be received in the Transaction was determined through arm’s-length negotiations between the Company and Parent and was recommended by the Board. RBC did not recommend any specific merger consideration to the Board or the Company or that any given amount or type of consideration constituted the only appropriate consideration for the Transaction.

Certain Projections Prepared by the Management of Company

The Company’s management prepares projections of its expected financial performance as part of its ongoing management of the business; however, as a matter of course, these projections are not publicly disclosed due to the inherent unpredictability of the underlying assumptions. In connection with Parent’s evaluation of a potential transaction with the Company, the Company provided Parent with a set of five-year financial projections in July 2012 (the “July Projections”). On September 21 and 22, 2012, the Company provided Parent with updated financial information relating to the years ending December 31, 2012 and 2013, which updates were due to (1) information about the actual performance of the Company in the quarter ending September 30, 2012 and (2) corresponding adjustments to the estimated utilization, dayrates and operating expense for the remainder of 2012 and 2013. The financial projections referred to below as the “September Projections” incorporate this updated information. The key assumptions and methodologies for the years ending December 31, 2014, 2015 and 2016 in the September Projections were not changed, but the financial projections changed for these years as a result of the updated projections for the years ending December 31, 2012 and 2013. The July Projections and the September Projections were provided to RBC, which, at the direction of the Company, relied on the September Projections in connection with its analyses undertaken in connection with the delivery of RBC’s opinion. The September Projections also were reviewed with the Board in connection with its consideration of the proposed transaction.

The financial projections are included solely to give the Company’s stockholders access to the financial projections that were made available to Parent and RBC, and is not included in this proxy statement in order to influence any stockholder of the Company to make any investment decision with respect to the Offer or any other purpose, including whether or not to seek appraisal rights with respect to the Shares.

The financial projections were not prepared with a view toward public disclosure, or with a view toward compliance with published guidelines of the SEC, the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of financial forecasts, or United States generally accepted accounting principles, or “GAAP.” Neither the Company’s independent registered public accounting firm, nor any other independent accountants, nor the Company’s financial advisor has compiled, examined or performed any procedures with respect to the prospective financial information included below, or expressed any opinion or any other form of assurance on such information or its achievability. The projections may differ from publicized analysts estimates and forecasts.

The financial projections reflect numerous estimates and assumptions made by the Company including industry performance, general business, economic, competitive, regulatory, market and financial conditions and other future events, as well as matters specific to the Company’s business, such as retention of key customers and underlying oil and natural gas prices which drive demand for the Company’s rig fleet, which can impact day rates, rig utilization, competition and levels of operating expenses, all of which are difficult to predict and many of which are beyond the Company’s control. These projections do not give effect to the Offer or the Merger, or any alterations that the Company’s management or the Board may make to the Company’s operations or strategy after the completion of the Offer. Accordingly, there can be no assurance that the assumptions made in preparing projections will prove accurate or that any of the projections will be realized.

The financial projections reflect subjective judgment in many respects and, therefore, are susceptible to multiple interpretations and frequent revisions attributable to the volatility of the Company’s industry and based on actual experience and business developments. As such, the financial projections constitute forward-looking information and are subject to risks and uncertainties that could cause the actual results to differ materially from the projected results, including, but not limited to, the Company’s performance and ability to achieve strategic goals over the applicable period, industry performance, general business and economic conditions, customer requirements, competition, adverse changes in applicable laws, regulations or rules, and the factors described under “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011, and in the Company’s other filings with the SEC. The financial projections cannot, therefore, be considered a guaranty of future operating results, and the projections should not be relied upon as such.

The inclusion of the financial projections should not be regarded as an indication that the Company, Parent, RBC or anyone who received the projections then considered, or now considers, the projections to be a reliable prediction of future events, and this information should not be relied upon as such. None of the Company, Parent, RBC or any of their affiliates assumes any responsibility for the validity, reasonableness, accuracy or completeness of the financial projections described below. None of the Company, Parent, RBC or any of their affiliates intends to, and each of them disclaims any obligation to, update, revise or correct the projections if any of it is or becomes inaccurate (even in the short term).

The financial projections should be evaluated, if at all, in conjunction with the historical financial statements and other information regarding the Company contained in the Company’s public filings with the SEC. The financial projections do not take into account any circumstances or events occurring after the date they were prepared, including the Transaction. Further, the financial projections do not take into account the effect of any failure of the Merger to be consummated and should not be viewed as accurate or continuing in that context. Stockholders are cautioned not to place undue, if any, reliance on the financial projections included in this proxy statement.

The July Projections included the following estimates of the Company’s future financial performance:

	Fiscal year ending December 31,
	2012E	2013E	2014E	2015E	2016E
Revenue (in millions)	$261.5	$283.7	$307.8	$327.2	$347.3
EBITDA (in millions)(1)	51.9	65.9	73.3	79.0	84.9
Net (loss) / income (in millions)	(1.9)	3.0	5.7	6.8	8.8
Fully diluted (loss) / earnings per share	(0.09)	0.14	0.26	0.31	0.40
Cash flow (in millions)(2)	49.8	60.4	65.8	71.9	77.3

(1)	Non-GAAP measure. For this purpose, EDITDA represents net (loss) / income before interest expense, income tax and depreciation and amortization. 2012 EBITDA excludes gain on disposal of assets and includes other non-operating income.
(2)	Non-GAAP measure. For this purpose, cash flow represents net income plus depreciation and amortization.

The September Projections included the following estimates of the Company’s future financial performance:

	Fiscal year ending December 31,
	2012E	2013E	2014E	2015E	2016E
Revenue (in millions)	$252.6	$271.8	$305.8	$325.0	$345.1
EBITDA (in millions)(1)	48.5	60.1	70.7	76.2	81.9
Net (loss) / income (in millions)	(3.2)	(1.4)	3.5	4.3	6.1
Fully diluted (loss) / earnings per share	(0.15)	(0.06)	0.16	0.20	0.28
Cash flow (in millions)(2)	47.6	56.0	63.6	69.4	74.6

(1)	Non-GAAP measure. For this purpose, EDITDA represents net (loss) / income before interest expense, income tax and depreciation and amortization. 2012 EBITDA excludes gain on disposal of assets and includes other non-operating income.
(2)	Non-GAAP measure. For this purpose, cash flow represents net income plus depreciation and amortization. For the purposes of its analyses in connection with the delivery of RBC’s opinion, RBC calculated unlevered free cash flow based on the projections provided by Company management by deducting from EBITDA cash operating taxes, adding back depreciation and amortization less any capital expenditures and making adjustments for working capital changes.

Interests of Certain Persons in the Merger

In considering the recommendation of the Board to adopt the Merger Agreement, you should be aware that the Company’s directors and executive officers have interests in the Merger that may be different from, or in addition to, the interests of the Company’s stockholders generally. The Board was aware of these interests and considered them, among other matters, in evaluating and negotiating the Merger Agreement, in reaching its decision to approve the Merger Agreement, and in recommending to the Company stockholders that the Merger Agreement be adopted. These interests include those described below.

Completion of the transactions contemplated by the Merger Agreement will constitute a change in control of the Company under all of the Company’s agreements and arrangements described below.

Equity Interests of the Company’s Directors and Executive Officers

Upon the terms and subject to the conditions of the Merger Agreement, at the Effective Time the directors and executive officers will have the right to receive the Merger Price in cash, without interest and less any applicable withholding taxes, for each share of Company common stock that they own immediately prior to the Effective time.

At or immediately prior to the Effective Time, each stock option to purchase Shares (each an, “Option”) that is outstanding immediately prior to the Effective Time, whether or not vested or exercisable, will be cancelled and, at or promptly after the Effective Time, the Company will pay each holder of such cancelled Option an amount in cash, without interest and less any applicable withholding taxes, equal to the product of (i) the excess, if any, of the Merger Price over the per-Share exercise price of such Option and (ii) the number of Shares issuable upon exercise of such Option. If the exercise price per Share of an Option is equal to or greater than the Merger Price, such option will be cancelled without payment of consideration.

Immediately prior to the Effective Time, each restricted share unit of the Company (each an, “RSU”) that is outstanding will fully vest and be converted automatically into the right to receive from the Company at or promptly after the Effective Time an amount in cash, without interest thereon and less any applicable withholding taxes, equal to the product of (i) the Merger Price and (ii) the number of Shares subject to such RSU.

The following table sets forth, as of September 24, 2012, the number of (i) shares of Company common stock, (ii) Options with a per share exercise price less than the Offer Price (the “In-the-Money Options”), (iii) Options with a per share exercise price equal to or greater than the Offer Price (the “Underwater Options”) and (iv) RSUs, in each case held by such director or executive officer.

Executive Officer/Director	Number of Shares (#)	Number of Shares Underlying In-the- Money Options (#)		Number of Shares Underlying Underwater Options (#)	Number of Shares underlying RSUs (#)
Christopher D. Strong	98,722	88,974	(1)	147,869	246,296
David S. Goldberg	2,000	13,718	(2)	103,675	67,153
Tina L. Castillo	408	83,000	(3)	25,000	7,042
Thomas H. O’Neill, Jr.	5,353	15,267	(4)	7,351	10,998
Howard I. Hoffen	—	15,267	(4)	7,351	10,998
Gregory D. Myers	—	15,267	(4)	7,351	10,998
M. Joseph McHugh	10,353	15,267	(4)	14,851	10,998
T.J. Glauthier	5,353	15,267	(4)	14,851	10,998
Ronald Harrell	5,353	15,267	(4)	14,851	10,998
Robert M. Wohleber	5,353	15,267	(4)	1,875	10,998

(1)	Includes 75,051 In-The-Money Options that are vested and immediately exercisable as of September 24, 2012. The weighted average exercise price per share of the vested In-The-Money Options is $4.27. The weighted average exercise price per share of the unvested In-The-Money Options is $5.62.
(2)	Includes 8,881 In-The-Money Options that are vested and immediately exercisable as of September 24, 2012. The weighted average exercise price per share of the vested In-The-Money Options is $5.19. The weighted average exercise price per share of the unvested In-The-Money Options is $5.63.
(3)	Includes 41,500 In-The-Money Options that are vested and immediately exercisable as of September 24, 2012. The weighted average exercise price per share of the vested In-The-Money Options is $6.36. The weighted average exercise price per share of the unvested In-The-Money Options is $6.36.
(4)	For each of Messrs. O’Neill, Hoffen, Myers, McHugh, Glauthier, Harrell and Wohleber, includes 13,289 In-The-Money Options that are vested and immediately exercisable as of September 24, 2012. The weighted average exercise price per share of the vested In-The-Money Options is $5.41. The weighted average exercise price per share of the unvested In-The-Money Options is $6.32.

Agreements with Executive Officers

The Company has entered into termination protection agreements (“Termination Protection Agreements”) with each of its executive officers, pursuant to which, in the event an executive’s employment is terminated (i) by the Company without Cause (as defined in the Termination Protection Agreement) within three months prior to, or 12 months following, a change in control of the Company, or (ii) by the executive for Good Reason (as defined in the Termination Protection Agreement) within 12 months following a change in control, the executive will receive

(subject to execution and non-revocation of a release of claims) (i) a lump sum payment equal to sum of (A) one times (in the case of Mr. Strong, two times) the higher of his or her current base salary or his or her base salary at the highest rate in effect at any time during the 90-day period prior to the change in control, (B) one times (in the case of Mr. Strong, two times) the average of his or her prior three annual bonuses (including both cash and equity award values, but excluding any equity awards granted outside of the regular annual grant process) and (C) 75% (in the case of Mr. Strong, 100%) of the higher of executive’s current base salary or his or her base salary at the highest rate in effect at any time during the 90-day period prior to the change in control, in either case, prorated from January 1 through the executive’s employment termination date, and (ii) reimbursement for all required premiums under the Consolidated Omnibus Budget Reconciliation Act of 1986 (“COBRA”) for 18 months following the executive’s termination, or, if earlier, until the executive obtains comparable coverage under another health plan.

Pursuant to the terms of the Termination Protection Agreements, each executive is subject to a “better after¬ tax” provision that provides that, if any payments or benefits would be subject to the excise tax on “excess parachute payments” pursuant to Section 4999 of the Internal Revenue Code (“Section 4999”), such payments and benefits will either (i) be “cut back” such that the individual will not be subject to the Section 4999 excise tax, or (ii) be paid out in full, whichever results in the executive officer receiving the greater amount after taking into consideration the payment of all taxes, including the Section 4999 excise tax. Based on current estimates, it is not anticipated that any payments pursuant to the Termination Protection Agreements will be subject to the Section 4999 excise tax.

Director and Officer Indemnification

Directors and executive officers of the Company have rights to indemnification and directors’ and officers’ liability insurance that will survive completion of the Merger. See “The Merger Agreement— Directors’ and Officers’ Indemnification and Insurance” beginning on page 66 of this proxy statement.

Other Interests of the Company’s Executive Officers in the Merger

Pursuant to the terms of the Merger Agreement, executive officers of the Company have the following additional interests in the Merger:

•

executive officers of the Company will continue as officers or employees of the Surviving Corporation or Parent following the Merger, until they terminate their service with the Surviving Corporation or Parent or are replaced by the Surviving Corporation or Parent; and

•

for no less than 12 months following the Effective Time, Parent has agreed to maintain for the employees who remain employees by Parent or one of its affiliates compensation and benefits that are in the aggregate substantially comparable to the compensation and benefits provided to those employees immediately prior to the Effective Time.

For additional information regarding these interests, see “The Merger Agreement—Employee Matters.”

Quantification of Potential Payments to Named Executive Officers in Connection with the Merger

The Company’s “Named Executive Officers” for purposes of the disclosure in this proxy statement are the following individuals:

•	Christopher D. Strong, President and Chief Executive Officer;

•	David S. Goldberg, Senior Vice President, General Counsel and Corporate Secretary; and

•	Tina L. Castillo, Senior Vice President, Chief Financial Officer and Treasurer.

In accordance with Item 402(t) of Regulation S-K, the table below sets forth the compensation that is based on or otherwise relates to the Merger that may become payable to each of the Company’s named executive officers. See “—Equity Interests of the Company’s Directors and Executive Officers” and “—Agreements with Executive Officers” beginning on pages 47 and 48, respectively, of this proxy statement for more information about this compensation. The amounts reflected in the table below are covered by an advisory, non-binding vote of our shareholders, as described in “Advisory Vote on Named Executive Officer Merger-Related Compensation Arrangements.”

The amounts indicated below are estimates of amounts that would be payable assuming the Merger is completed on November 5, 2012. These estimates are based on multiple assumptions that may not actually occur, including assumptions described in this proxy statement. Some of these assumptions are based on information not currently available and, as a result, the actual amounts, if any, to be received by a named executive officer may differ in material respects from the amounts set forth below.

The following table sets forth for each of the Company’s named executive officers the compensation that is based on or otherwise relates to the Offer and the Merger and that may become payable to the executive. The amounts in the table assume that the Merger is consummated on November 5, 2012 at the Offer Price of $6.50 per Share and that the employment of the named executive officers is terminated by the Company without cause immediately following such consummation.

Golden Parachute Compensation

Name	Cash ($)(1)	Equity ($)(2)	Pension/Non- Qualified Deferred Compensation ($)	Perquisites/ Benefits ($)(3)	Tax Reimbursement ($)	Other ($)	Total ($)
Christopher D. Strong President and Chief Executive Officer	1,877,626	1,780,163	—	16,546	—	—	3,674,335
David S. Goldberg Senior Vice President, General Counsel and Corporate Secretary	586,838	452,314	—	19,626	—	—	1,058,778
Tina L. Castillo Senior Vice President, Chief Financial Officer and Treasurer	518,781	60,657	—	19,626	—	—	599,064

(1)	Represents the pre-tax value of the lump-sum cash severance payments that each named executive officer would be entitled to receive upon a termination of employment by the Company without cause in the three months prior to or 12 months following the Merger or upon a resignation by the executive for good reason in the 12 months following the Merger, which equals the sum of (i) one times (in the case of Mr. Strong, two times) the higher of the executive’s current base salary and executive’s base salary at the highest rate in effect at any time during the 90-day period prior to the Merger ($850,000 for Mr. Strong, $275,000 for Mr. Goldberg and $260,000 for Ms. Castillo), (ii) one times (in the case of Mr. Strong, two times) the average of the executive’s prior three annual bonuses (including both cash and equity award values, but excluding any equity awards granted outside of the regular annual grant process) ($666,667 for Mr. Strong, $136,667 for Mr. Goldberg and $93,165 for Ms. Castillo) and (iii) 75% (in the case of Mr. Strong, 100%) of the executive’s base salary prorated from January 1 through the executive’s employment termination date ($360,959 for Mr. Strong, $175,171 for Mr. Goldberg and $165,616 for Ms. Castillo). These lump-sum cash severance payments are all conditioned on the executive’s executing (and non-revocation) of a release of claims.
(2)	Represents the value of Options and RSUs held by our named executive officers that will be cancelled and cashed out upon consummation of the Merger. The value of the Options represents the number of Shares subject to each Option (both vested and unvested) held by the executive multiplied by the excess (if any) of the Offer Price over the Option’s exercise price ($179,239 for Mr. Strong, $15,819 for Mr. Goldberg and $11,940 for Ms. Castillo). The value of the RSUs represents the number of Shares subject to each RSU multiplied by the Offer Price ($1,600,924 for Mr. Strong, $436,495 for Mr. Goldberg and $45,773 for Ms. Castillo). These amounts are all “single trigger” because such payments will be triggered automatically upon the Merger and are not conditioned upon termination of the executive’s employment.

(3)	Represents the estimated value of COBRA premiums that each named executive officer may be eligible to receive pursuant to his or her Termination Protection Agreement, the material terms of which are described above under “—Agreements with Executive Officers.” This benefit is “double trigger” in nature, meaning that eligibility to receive this benefit is conditioned upon both the occurrence of a change in control and a termination of employment by the Company without cause in the three months prior to or 12 months following the Merger or a resignation by the executive for good reason in the 12 months following the Merger.

Financing Related to the Merger

The Merger Agreement is not subject to any financing conditions. In connection with entering into the Merger Agreement, Parent executed a debt commitment letter, dated as of September 24, 2012 (the “Debt Commitment Letter”), between Jefferies Finance LLC (“Jefferies”) and Parent. Purchaser intends to issue an aggregate principal amount of its senior unsecured notes (the “Senior Notes”) generating up to $225,000,000 in gross proceeds in a Rule 144A or other private placement. If and to the extent Purchaser does not, or is unable to issue Senior Notes yielding at least $225,000,000 aggregate principal amount on or prior to the consummation of the Merger, Jefferies has agreed to provide a new senior unsecured bridge facility (which we refer to as the “Bridge Facility”) of up to $225,000,000 in loans less the amount of Senior Notes, if any, issued on or prior to the consummation of the Merger. In addition, Parent executed a debt commitment on September 28, 2012 with PNC Bank, National Association related to a $50 million senior secured revolving credit facility (the “Revolver Commitment” and together with the Senior Notes and the Bridge Facility, the “Debt Financing”). The proceeds of the loans under the Revolver Commitment will be used to (i) fund a portion of the total consideration needed to complete the Offer and the Merger, (ii) refinance existing indebtedness of Parent and the Company, (iii) fund ongoing working capital, capital expenditures, general corporate purposes and (iv) pay related transaction fees and expenses at the closing of the Merger.

The Sponsors have provided an equity commitment (the “Equity Commitment Letter”) in an amount of up to $83.5 million to Parent, which amount by its terms has been reduced by (i) $39.5 million (amounts funded by the Sponsors and other stockholders of Parent pursuant to the funding of a capital call by Parent subsequent to the execution of the Merger Agreement and (ii) $20 million following the execution by Parent of the Revolver Commitment (such amount as reduced, the “Equity Financing”). Parent and Purchaser anticipate that the Debt Financing, together with the Equity Financing, will be sufficient, together with cash on hand of the Surviving Corporation, to consummate the Merger, repay or refinance certain of the Company’s existing indebtedness and pay fees and expenses in connection with the Merger. The Debt Financing and Equity Financing commitments are subject to the satisfaction of various conditions set forth in the commitment letters pursuant to which the Debt Financing and Equity Financing will be provided (including, pursuant to the terms of the Debt Commitment Letter and the Equity Financing, the requirement of Purchaser to be able to promptly effect the Merger).

Regulatory Clearances and Approvals Required for the Merger

U.S. Antitrust. Under the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended, and the regulations promulgated thereunder (the “HSR Act”) and the rules that have been promulgated thereunder, certain acquisition transactions may not be consummated unless Premerger Notification and Report Forms have been filed with the Antitrust Division of the Department of Justice (the “Antitrust Division”) and the Federal Trade Commission (the “FTC”) and certain waiting period requirements have been satisfied. The purchase of Shares pursuant to the Merger is subject to such requirements.

On October 9, 2012, the Company and Parent filed the requisite notification and report forms under the HSR Act with the DOJ and the FTC. The waiting period will expire at 11:59 p.m. on October 24, 2012, unless earlier terminated by the DOJ and the FTC or extended by the DOJ or the FTC issuing a Request for Additional Information and Documentary Material. If the waiting period expires on a Saturday, Sunday or legal public holiday, then the period is extended until 11:59 p.m. the next business day. The DOJ, the FTC, state attorneys general and others may challenge the merger on antitrust grounds either before or after expiration or termination of the HSR Act waiting period. Accordingly, at any time before or after the completion of the merger, any of the DOJ, the FTC, state attorneys general or others could take action under the antitrust laws, including, without limitation, seeking to enjoin the completion of the merger. We cannot assure you that a challenge to the merger on antitrust grounds will not be made or that, if a challenge is made, it will not succeed.

Although we expect that all required regulatory clearances and approvals will be obtained, we cannot assure you that these regulatory clearances and approvals will be timely obtained or obtained at all or that the granting of these regulatory clearances and approvals will not involve the imposition of additional conditions on the completion of the Merger, including the requirement to divest assets, or require changes to the terms of the Merger Agreement. These conditions or changes could result in the conditions to the Merger not being satisfied.

Material U.S. Federal Income Tax Consequences of the Merger

The following is a summary of the material United States federal income tax consequences to beneficial owners of Shares upon the exchange of Shares for cash pursuant to the Merger. This summary is general in nature and does not discuss all aspects of United States federal income taxation that may be relevant to a holder of Shares in light of its particular circumstances. In addition, this summary does not describe any tax consequences arising under the laws of any local, state or foreign jurisdiction and does not consider any aspects of United States federal tax law other than income taxation. This summary deals only with Shares held as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”) (generally, property held for investment), and does not address tax considerations applicable to any holder of Shares that may be subject to special treatment under the United States federal income tax laws, including:

•	a bank or other financial institution;

•	a tax-exempt organization;

•	a retirement plan or other tax-deferred account;

•

an entity treated as a partnership, an S corporation or other pass-through entity for United States federal income tax purposes (or an investor in a partnership, S corporation or other pass-through entity);

•	an insurance company;

•	a mutual fund;

•	a real estate investment trust;

•	a dealer or broker in stocks and securities;

•	a trader in securities that elects mark-to-market treatment;

•	a holder of Shares subject to the alternative minimum tax provisions of the Code;

•	a holder of Shares that received the Shares through the exercise of an employee stock option, through a tax qualified retirement plan or otherwise as compensation;

•	a United States Holder (as defined below) that has a functional currency other than the United States dollar;

•	a person that holds the Shares as part of a hedge, straddle, constructive sale, conversion or other integrated transaction; or

•	certain former United States citizens or long-term residents; or

If a partnership (including any entity or arrangement treated as a partnership for United States federal income tax purposes) holds Shares, the tax treatment of a holder that is a partner in the partnership generally will depend upon the status of the partner and the activities of the partner and the partnership. Such holders should consult their own tax advisors regarding the tax consequences of exchanging the Shares pursuant to the Merger.

This summary is based on the Code, the Treasury regulations promulgated under the Code, and rulings and judicial decisions, all as in effect as of the date hereof, and all of which are subject to change or differing interpretations at any time, with possible retroactive effect.

The discussion set out herein is intended only as a summary of the material United States federal income tax consequences of the Merger to a holder of Shares. We urge you to consult your own tax advisor with respect to the specific tax consequences to you in connection with the Merger in light of your own particular circumstances, including federal income, estate, gift and other non-income tax consequences, and tax consequences under state, local or foreign tax laws.

United States Holders

For purposes of this discussion, the term “United States Holder” means a beneficial owner of Shares that is, for United States federal income tax purposes:

•	a citizen or resident of the United States;

•

a corporation (or any other entity or arrangement treated as a corporation for United States federal income tax purposes) organized in or under the laws of the United States or any state thereof or the District of Columbia;

•	an estate, the income of which is subject to United States federal income taxation regardless of its source; or

•

a trust if (i) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust or (ii) the trust has validly elected to be treated as a “United States person” under applicable Treasury regulations.

Payments with Respect to Shares

The exchange of Shares for cash pursuant to the Merger will be a taxable transaction for United States federal income tax purposes, and a United States Holder who receives cash for Shares pursuant to the Merger generally will recognize gain or loss, if any, equal to the difference between the amount of cash received (determined before the deduction for backup withholding, if any) and the holder’s tax basis in the Shares exchanged therefor. Gain or loss generally will be determined separately for each block of Shares (i.e., Shares acquired at the same cost in a single transaction) held by such United States Holder. Such gain or loss generally will be capital gain or loss, and will be long-term capital gain or loss if such United States Holder’s holding period for the Shares is more than one year at the time of the exchange. Long-term capital gain recognized by an individual holder generally is eligible for reduced rates of taxation. There are limitations on the deductibility of capital losses.

Information Reporting and Backup Withholding

Proceeds from the exchange of Shares pursuant to the Merger generally will be subject to information reporting and also will be subject to backup withholding at the applicable rate (currently 28%) unless the applicable United States Holder or other payee provides a valid taxpayer identification number and complies with certain certification procedures (generally, by providing a properly completed IRS Form W-9) or otherwise establishes an exemption from backup withholding. Any amounts withheld under the backup withholding rules from a payment to a United States Holder will be allowed as a credit against that holder’s United States federal income tax liability and may entitle the holder to a refund, provided that the required information is timely furnished to the IRS.

Non-United States Holders

For purposes of this discussion, a “non-United States Holder” is a beneficial owner of any Share (other than a partnership or any entity or arrangement treated as a partnership for U.S. federal income tax purposes) that is not a United States Holder.

Payments with Respect to Shares

Payments made to a non-United States Holder with respect to Shares exchanged for cash pursuant to the Merger generally will be exempt from United States federal income tax, unless:

•

the gain, if any, is effectively connected with the conduct by the non-United States Holder of a trade or business in the United States (or, generally, if an income tax treaty applies, the gain is attributable to a permanent establishment maintained by the non-United States Holder in the United States);

•	the non-United States Holder is an individual who is present in the United States for 183 days or more in the taxable year of the exchange, and certain other conditions are met; or

•

the Company is or has been a “U.S. real property holding corporation” (“USRPHC”) under Section 897 of the Internal Revenue Code during the shorter of the five-year period ending on the date of disposition by the non-United States Holder and the non-United States Holder’s holding period for the Shares.

If gain is effectively connected with the conduct of a U.S. trade or business, the non-United States Holder generally will be subject to U.S. federal income tax, on a net income basis, on the gain derived from the exchange, except as otherwise required by an applicable U.S. income tax treaty. If the non-United States Holder is a corporation, any such effectively connected gain by the non-United States Holder may also, under certain circumstances, be subject to the branch profits tax at a 30% rate (or such lower rate as may be prescribed under an applicable U.S. income tax treaty). If the non-United States Holder is an individual described in the second bullet point above, such holder will be subject to U.S. federal income tax on the gain derived from the exchange of Shares at a 30% rate (or such lower rate as may be prescribed under an applicable U.S. income tax treaty).

We have not determined whether the Company is or has been a USRPHC for United States federal income tax purposes. In the event that the Company were a USRPHC, a non-United States Holder, nevertheless, would not be subject to U.S. federal income or withholding tax on the exchange of the Shares for cash, so long as the Shares are regularly traded on an established securities market and the non-United States Holder owns, actually and constructively, 5% or less of the Shares during the shorter of the five-year period ending on the date of disposition and the non-United States Holder’s holding period for the Shares.

Information Reporting and Backup Withholding

Proceeds from the exchange of Shares pursuant the Merger may be subject to information reporting and backup withholding at the applicable rate (currently 28%) unless, generally, the non-United States Holder certifies under penalties of perjury on an appropriate IRS Form W-8 that such non-United States Holder is not a United States person, or the non-United States Holder otherwise establishes an exemption.

Any amounts withheld under the backup withholding rules generally will be allowed as a refund or a credit against the non-United States Holder’s United States federal income tax liability, provided the required information is furnished to the IRS.

The foregoing summary does not discuss all aspects of United States federal income taxation that may be relevant to particular holders of Shares. Holders of Shares should consult their own tax advisors as to the particular tax consequences to them of exchanging their Shares for cash in the Merger under any federal, state, foreign, local or other tax laws.

Delisting and Deregistration of Company Common Stock

Upon completion of the Merger, the Shares currently listed on NASDAQ will cease to be listed on NASDAQ and will be deregistered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). As such, we would no longer file reports with the SEC on account of the Shares.

Litigation Related to the Merger

On or around October 3, 2012, a putative class action petition (the “Class Action Petition”) was filed in the District Court of Tarrant County, Texas against the individual members of the Board, the Company, Parent, and Purchaser. The petition is captioned Hall v. Union Drilling, Inc., Cause No. 342-262036-12. The petition generally alleges, among other things, that the individual members of the Board breached their fiduciary duties owed to the public shareholders of the Company by entering into the Merger Agreement, approving the Offer and the proposed Merger and failing to take steps to maximize the value of the Company to its public shareholders, and that the Company,

Parent, and Purchaser aided and abetted such breaches of fiduciary duties. In addition, the petition alleges, that the proposed transaction undervalues the Company, that the process leading up to the Merger Agreement was flawed, and that certain provisions of the Merger Agreement improperly favor Purchaser and impede a potential alternative transaction. The petition generally seeks, among other things, declaratory and injunctive relief concerning the alleged fiduciary breaches, injunctive relief prohibiting the defendants from consummating the proposed transaction and other forms of equitable relief. The defendants believe that this action is meritless and intend to defend it vigorously.

Appraisal Rights

Under the General Corporation Law of the State of Delaware (the “DGCL”), Company stockholders who do not vote for the adoption of the Merger Agreement have the right to seek appraisal of the fair value of their shares in cash as determined by the Delaware Court of Chancery, but only if they comply fully with all of the applicable requirements of the DGCL, which are summarized in this proxy statement. This appraisal amount determined by the court could be more than, the same as, or less than the value of the merger consideration. Any Company stockholder intending to exercise appraisal rights must, among other things, submit a written demand for appraisal to the Company prior to the vote on the adoption of the Merger Agreement and must not vote or otherwise submit a proxy in favor of adoption of the Merger Agreement. Failure to follow exactly the procedures specified under the DGCL will result in the loss of appraisal rights. Because of the complexity of the DGCL relating to appraisal rights, if you are considering exercising your appraisal right we encourage you to seek the advice of your own legal counsel.

Shares of Company common stock held by any stockholder who properly demands appraisal with respect to such shares in compliance with the DGCL will not be converted into the right to receive the merger consideration, and holders of such shares will be entitled to receive payment of the value of such shares determined in accordance with the applicable provisions of the DGCL and as further described in the section entitled “Appraisal Rights” on page 85. However, if, after the completion of the merger, any holder of dissenting shares fails to perfect or otherwise waives, withdraws or loses his, her or its right to appraisal under the DGCL, the shares of Company common stock held by that stockholder that were dissenting shares will be treated as if they had been converted into the right to receive the merger consideration pursuant to the terms of the Merger Agreement. Please see the full text of the Delaware appraisal rights statute reproduced in its entirety as Annex C to the proxy statement.

THE MERGER AGREEMENT

The following summary of certain provisions of the Merger Agreement and all other provisions of the Merger Agreement discussed herein is qualified in its entirety by reference to the Merger Agreement itself, which is attached to this proxy statement as Annex A and incorporated herein by reference. Capitalized terms used herein and not otherwise defined have the respective meanings set forth in the Merger Agreement. We encourage you to read the Merger Agreement carefully and in its entirety, as it is the legal document governing the Merger.

The Merger Agreement is included in this proxy statement to provide you with information regarding its terms and is not intended to provide any factual information about the Company, Parent or any of their respective subsidiaries or affiliates. Such information can be found elsewhere in this proxy statement or in the public filings we make with the SEC, as described in the section entitled “Where You Can Find More Information” beginning on page 90. The representations, warranties and covenants contained in the Merger Agreement have been made solely for the purposes of the Merger Agreement and as of specific dates and solely for the benefit of parties to the Merger Agreement and:

•	are not intended as statements of fact, but rather as a way of allocating the risk between the parties in the event the statements therein prove to be inaccurate;

•

in many cases are subject to important qualifications and limitations, including certain confidential disclosures that were made between the parties in connection with the negotiation of the Merger Agreement, which disclosures are not reflected in the Merger Agreement itself;

•	may no longer be true as of a given date; and

•	may apply standards of materiality in a way that is different from what may be viewed as material by you or other stockholders.

Accordingly, you should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the Company, Parent or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures. Accordingly, the representations and warranties and other provisions of the Merger Agreement should not be read alone, but instead should be read together with the information provided elsewhere in this proxy statement and in the documents incorporated by reference into this proxy statement. See the section entitled “Where You Can Find More Information” beginning on page 90.

The Offer

The Merger Agreement provides that Purchaser shall commence the Offer as promptly as practicable, but in no event later than October 9, 2012. Purchaser’s obligation to accept for payment and pay for Shares validly tendered in the Offer is subject to the satisfaction of the Minimum Tender Condition and the other conditions described below. Subject to the terms and conditions of the Merger Agreement, the Merger Agreement provides that Purchaser shall, and Parent shall cause Purchaser to, accept for payment all Shares validly tendered and not validly withdrawn pursuant to the Offer promptly after the Expiration Date, which Expiration Date Purchaser is required to or permitted to, as the case may be, extend as described below. Acceptance for payment of Shares pursuant to and subject to the conditions of the Offer shall occur promptly after the Expiration Date, which will be at 12:00 Midnight (New York City time), at the end of the day on Friday, November 2, 2012 unless Purchaser extends the Offer pursuant to the terms of the Merger Agreement.

The Offer is not subject to any financing condition, but it is subject to a number of other conditions, including conditions with respect to:

•

there be a number of Shares validly tendered in accordance with the terms of the Offer and not validly withdrawn on or prior to the Expiration Date that, together with the number of Shares subject to the Support Agreements, represents at least 67.2% of the outstanding Shares on a fully diluted basis as of the Expiration Date;

•	the expiration or termination of any applicable waiting period under the HSR Act relating to the purchase of Shares pursuant to the Offer or the consummation of the Merger;

•	the accuracy of the Company’s representations and warranties set forth in the Merger Agreement subject, in certain cases, to materiality and material adverse effect qualifications;

•	the absence of certain legal impediments to the Offer or the Merger;

•	the absence of certain legal proceedings involving a governmental body related to the Offer or the Merger;

•	the Company’s compliance in all material respects with its covenants and agreements set forth in the Merger Agreement;

•	that the Merger Agreement shall not have been terminated in accordance with its terms;

•	the absence of certain trading, banking or lending impediments;

•	the absence of any material adverse effect with respect to the Company; and

•

that in the event that the exercise of the Top-Up Option is necessary to ensure that Parent or Purchaser owns at least one more Share than the number of Shares necessary for Purchaser to be merged into the Company under the “short-form” merger provisions of the DGCL, immediately after the Offer closing, (i) there shall not exist under applicable law or other restraint any restriction or legal impediment on Purchaser’s ability and right to exercise the Top-Up Option or the Company’s ability to issue the Shares issuable upon exercise of the Top-Up Option to Purchaser and (ii) the Shares issuable upon exercise of the Top-Up Option, together with the Shares owned by Purchaser (including the Shares subject to the Support Agreements) are sufficient for Purchaser to be merged into the Company under the “short-form” merger provisions of the DGCL.

Parent and Purchaser reserve the right to increase the Offer Price, to make other changes to the terms and conditions of the Offer and to waive conditions to the Offer, except that the Company’s prior written approval is required for Parent and Purchaser to:

•	waive or change the Minimum Tender Condition;

•	decrease the Offer Price;

•	change the form of consideration payable in the Offer;

•	decrease the number of Shares sought in the Offer;

•	extend or otherwise change the Expiration Date except as expressly provided in the Merger Agreement; or

•	impose additional Offer Conditions or otherwise amend, modify or supplement any of the Offer Conditions or the terms of the Offer in a manner materially adverse to the holders of the Shares.

The Merger Agreement contains provisions governing the circumstances in which Purchaser is required or permitted to extend the Offer and Parent is required to cause Purchaser to extend the Offer or when the Offer shall or may be terminated. Specifically, the Merger Agreement provides that if, at any scheduled expiration date:

•

any of the Offer Conditions have not been satisfied or waived (if permitted by the Merger Agreement), then Purchaser may, (and, at the Company’s request, Purchaser must) extend the Offer for one or more periods in order to permit the satisfaction of such conditions. However, Purchaser is not permitted to extend the Offer pursuant to the preceding sentence beyond the earlier of December 5, 2012 and the date that is five business days after the Proxy Statement Clearance Date or if prohibited by any rule, regulation, interpretation or position of the SEC or NASDAQ applicable to the Offer or for any other period required by applicable law.

•

Purchaser shall, and Parent shall cause Purchaser to, extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC or NASDAQ applicable to the Offer or for any other period required by applicable law.

•

Purchaser may extend the Offer if, on or prior to the date on which the Offer is scheduled to expire, all of the Offer Conditions have been satisfied or waived (if permitted by the Merger Agreement) and the Initial Marketing Period has not ended as of the last business day prior to such scheduled expiration date until the earliest to occur of (i) the first business day after the lenders under the Debt Financing have waived the condition in the Debt Financing commitment related to such Initial Marketing Period and (ii) the first business day after the final day of the Initial Marketing Period.

Top-Up Option

The Company has granted to Purchaser an irrevocable option, or the Top-Up Option, to purchase at a price per share equal to the Offer Price up to the number of Shares equal to the number of Shares that, when added to the number of Shares owned by Purchaser at the time of exercise of the Top-Up Option, constitutes (together with the Support Agreement Shares) at least 90% of the Shares outstanding on the Offer Closing Date on a fully-diluted basis.

The obligation of the Company to issue the Shares upon the exercise of the Top-Up Option is subject to the conditions that (i) the number of Shares issuable upon exercise of the Top-Up Option does not exceed the number of authorized but unissued and unreserved Shares plus the number of Shares held by the Company as treasury shares and (ii) there not exist any applicable law or order or other similar action that would prohibit the exercise of the Top-Up Option or the delivery of the Shares subject to the Top-Up Option with respect to such exercise. The price per Share payable under the Top-Up Option would be equal to the Offer Price. The Top-Up Option may be exercised by Purchaser, in whole or in part, only once, at any time during the ten (10) business day period following the time at which Shares are first accepted for payment pursuant to and subject to the terms and conditions of the Offer (such time, the “Acceptance Time”). In addition, the purchase price payable in connection with the exercise of the Top-Up Option may be paid by Purchaser, at its election, either (x) entirely in cash or (y) by paying an amount in cash equal to not less than the aggregate par value of the Shares purchased pursuant to the Top-Up Option and by executing and delivering to the Company a promissory note for the remainder. This promissory note (i) will bear a 3% per annum interest rate, (ii) will mature on the first anniversary of the date of its execution and delivery, (iii) may be prepaid without premium or penalty, (iv) will be full recourse to Parent and Purchaser, and (v) will have no other material terms.

Concurrently with the execution of the Merger Agreement, the Company’s named executive officers and Union Drilling Company LLC, a Company stockholder, entered into the Tender and Voting Agreements with Parent pursuant to which such stockholders have agreed, among other things, to (i) tender the Shares beneficially owned by them in the Offer and (ii) support the Merger and the other transactions contemplated thereby, each on the terms and subject to the conditions set forth in the Tender and Voting Agreements. The Shares subject to these agreements comprise approximately 37.6% of the outstanding Shares. See “— Tender and Voting Agreements.”

If Parent, Purchaser and any of their respective affiliates acquire at least 90% (including the Support Agreement Shares) of the outstanding Shares, including through exercise of the Top-Up Option, Purchaser will complete the Merger through the “short-form” procedures available under the DGCL. Any dilutive impact on the value of the Shares as a result of the exercise of the Top-Up Option will not be taken into account in any determination of the fair value of any dissenting Shares pursuant to Section 262 of the DGCL.

Initial Marketing Period

The “Initial Marketing Period” is defined in the Merger Agreement to be the first 20 consecutive business days, commencing five (5) business days following receipt in all material respects by the Debt Providers of the Required Information throughout which (i) Parent shall have had the Required Information; (ii) the Required Information that is applicable to the first day of the Initial Marketing Period is as of and for the same periods as such information applicable to the last day of the Initial Marketing Period; and (iii) nothing has occurred and no condition exists that would cause any of the Offer Conditions to fail to be satisfied assuming the Acceptance Time were to be scheduled on the final day of the Initial Marketing Period (clauses (i) through (iii) above, collectively, the “Marketing Period Conditions”); provided that if an Initial Marketing Period (including, as applicable, an Uncompleted Initial Marketing Period) commences and is not completed because the Required Information applicable to the first day of such period is not as of and for the same periods as such information applicable to the last day of such period (any such period, an “Uncompleted Initial Marketing Period”), then the Initial Marketing Period shall be the period commencing on the Business Day following receipt in all material respects by the Debt Providers of the updated Required Information and continuing thereafter for the greater of (i) ten consecutive Business Days and (ii) the number of consecutive Business Days that was remaining in such Uncompleted Initial Marketing Period, throughout which the Marketing Period Conditions must remain satisfied; provided further that if an Initial Marketing Period commences and is not completed prior to the dates from and including November 21, 2012 through and including November 23, 2012 or any date from and including December 20, 2012 through and including December 31, 2012 (each such period an “Initial Marketing Period Blackout”), then the Initial Marketing Period shall be the period commencing on the Business Day following such Initial Marketing Period Blackout and continuing thereafter for 15 Business days, throughout which the Marketing Period Conditions must remain satisfied; and provided, further that the Initial Marketing Period shall end on any earlier date that is the date on which the Debt Financing is consummated.

One-Step Marketing Period

The “One-Step Marketing Period” is defined in the Merger Agreement to be the first period of ten consecutive business days commencing on the later of (x) the Business Day prior to the time of the meeting of the Company’s stockholders to adopt the Merger Agreement and approve the Merger (the “Company Stockholder Meeting”) and (y) the receipt in all material respects by the Debt Providers of the Required Information, throughout which (i) Parent shall have had the Required Information; (ii) the Required Information that is applicable to the first day of the One-Step Marketing Period is as of and for the same periods as such information applicable to the last day of the One-Step Marketing Period; and (iii) nothing has occurred and no condition exists that would cause any of the conditions to the closing of the Merger to fail to be satisfied assuming the closing of the Merger were to be scheduled on the final day of the One-Step Marketing Period; provided that such period shall not include any dates from and including November 21, 2012 through and including November 23, 2012 or any dates from and including December 20, 2012 through and including December 31, 2012; and, provided further that the One-Step Marketing Period shall end on any earlier date that is the date on which the Debt Financing is consummated.

Board of Directors and Officers

Pursuant to the terms of the Merger Agreement, from and after the Effective Time, the directors of Purchaser at the Effective Time shall be the directors of the Surviving Corporation.

From and after the Effective Time, the officers of Purchaser at the Effective Time will be the officers of the Surviving Corporation.

The Merger

The Merger Agreement provides that, subject to the terms and conditions of the Merger Agreement, at the Effective Time:

•	Purchaser will be merged with and into the Company, and the separate existence of Purchaser will cease;

•	The Company will continue as the Surviving Corporation after the Merger;

•

the Surviving Corporation will possess all properties, rights, powers, privileges, and franchises and be subject to all of the obligations, liabilities, restrictions and disabilities of the Company and Purchaser, in each case as provided under Delaware law; and

•	the Surviving Corporation will continue to be governed by the laws of the State of Delaware.

At the Effective Time, the certificate of incorporation of the Company will be amended and restated as provided in the Merger Agreement, and as so amended and restated, will be the certificate of incorporation of the Surviving Corporation. Furthermore, at the Effective Time, the bylaws of Purchaser in effect at the Effective Time will be the bylaws of the Surviving Corporation.

Conditions to the Merger

The respective obligations of the Company and Parent to complete the Merger are subject to the satisfaction or waiver by the Company and Parent of the following conditions:

•	if required by the DGCL, the approval of the Company’s stockholders in favor of the Merger (the “Company Stockholder Approval”) shall have been obtained;

•	any applicable waiting period under the HSR Act relating to the purchase of Shares pursuant to the Offer or the consummation of the Merger shall have expired or been terminated;

•

no order or other legal restraint or prohibition preventing the consummation of the Merger by any court of competent jurisdiction or Governmental Authority having jurisdiction over the parties hereto shall be in effect; and

•	unless the Offer Termination (as defined below) shall have occurred, Purchaser shall have accepted for payment all the Shares validly tendered and not validly withdrawn pursuant to the Offer.

Solely if the Offer Termination shall have occurred or the Offering Closing shall not have occurred, the obligations of Parent and Purchaser to consummate the Merger are subject to certain additional conditions, including:

•	the accuracy of the Company’s representations and warranties set forth in the Merger Agreement subject, in certain cases, to materiality and material adverse effect qualifications;

•	the Company’s compliance in all material respects with its obligations, agreements and covenants set forth in the Merger Agreement;

•	the Company’s delivery to Parent of a certificate signed by an executive officer of the Company certifying the satisfaction of the foregoing two conditions; and

•

the absence, since the date of the Merger Agreement, of any event, change, occurrence, revelation or development or state of circumstances or facts which, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the Company.

Solely if the Offer Termination shall have occurred or the Offering Closing shall not have occurred, the obligations of the Company to consummate the Merger are subject to certain additional conditions, including:

•	the accuracy of Parent’s representations and warranties set forth in the Merger Agreement subject to a material adverse effect qualification;

•	Parent’s compliance in all material respects with its obligations, agreements and covenants set forth in the Merger Agreement; and

•	Parent’s delivery to the Company of a certificate signed by an executive officer of Parent certifying the satisfaction of the foregoing two conditions.

Conversion of Capital Stock

At the Effective Time each Share outstanding immediately prior to the Effective Time (other than Shares held by Parent or Purchaser or Shares held by any holder who validly exercises appraisal rights in accordance with the DGCL with respect to the Shares) will be converted into the right to receive the Merger Consideration in cash, without interest thereon and less any applicable withholding taxes.

Prior to the Effective Time, Parent will make available to the Paying Agent, cash in immediately available funds in an amount sufficient in the aggregate to provide all funds necessary for the Paying Agent to make payments pursuant to the Merger Agreement.

Treatment of Options

At or immediately prior to the Effective Time, each stock Option that is outstanding immediately prior to the Effective Time, whether or not vested or exercisable, will be cancelled and, at or promptly after the Effective Time, the Company will pay each holder of such cancelled Option an amount in cash, without interest and less any applicable withholding taxes, equal to the product of (i) the excess, if any, of the Merger Price over the per-Share exercise price of such Option and (ii) the number of Shares issuable upon exercise of such Option.

Treatment of Restricted Stock Units

Immediately prior to the Effective Time, each RSU that is outstanding will fully vest and be converted automatically into the right to receive from the Company at or promptly after the Effective Time an amount in cash, without interest thereon and less any applicable withholding taxes, equal to the product of (i) the Merger Price and (ii) the number of Shares subject to such RSU.

Merger Without a Meeting of Stockholders; Stockholders’ Meeting

If, following the Offer Closing and the exercise, if any, of the Top-Up Option, Parent, Purchaser, or any of Parent’s subsidiaries shall collectively own at least the number of Shares necessary for Purchaser to be merged into the Company without a vote or consent of the Company’s stockholders in accordance with Section 253 of the DGCL, the parties will take all necessary and appropriate action to cause the Merger to become effective as soon as practicable without the Company Stockholder Meeting in accordance with Section 253 of Delaware Law.

If the adoption of the Merger Agreement by the Company’s stockholders is required by Applicable Law and the Offer Termination has occurred, the Company will, as promptly as reasonably practicable, and in any event within ten business days, after the Proxy Statement Clearance Date, (i) take all action necessary in accordance with Applicable Law, NASDAQ rules, the Company’s certificate of incorporation and the Company’s bylaws to establish a record date for and give notice of the Company Stockholder Meeting, and (ii) mail to the holders of Shares as of the record date the Company Proxy Statement.

Representations and Warranties

The Merger Agreement contains various representations and warranties made by the Company to Parent and representations and warranties made by Parent to the Company. The representations and warranties contained in the Merger Agreement were made as of specific dates in some instances, were the product of negotiations among the Company, Parent and Purchaser, and may be subject to important qualifications and limitations agreed to by the parties in connection with negotiating the Merger Agreement, including in the Company Disclosure Schedules that the Company delivered to Parent in connection with the signing of the Merger Agreement. The Company Disclosure Schedule contains information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the Merger Agreement. Moreover, certain representations and warranties in the Merger Agreement are intended solely to allocate risk between the Company, on the one hand, and Parent and Purchaser, on the other hand, rather than to establish matters of fact. Furthermore, the representations and warranties may be subject to standards of materiality applicable to the Company, Parent or Purchaser that may be different from those that are applicable to the Company’s stockholders. Additionally, information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement. Accordingly, the representations and warranties in the Merger Agreement may not constitute the actual state of facts about the Company, Parent or Purchaser and should not be relied upon as disclosure about the Company, Parent or Purchaser without consideration of the foregoing and the entirety of the public disclosure of the Company, Parent or Purchaser as set forth in their respective public reports filed with the SEC.

In the Merger Agreement, the Company has made customary representations and warranties to Parent and Purchaser with respect to, among other things:

•	corporate matters related to the Company, such as organization, standing, qualification, power and authority;

•	authority relative to the Merger Agreement;

•	the vote required for adoption of the Merger Agreement and approval of the transactions contemplated thereby;

•	required consents and approvals, and no violations of organizational or governance documents;

•	noncontravention;

•	its capitalization;

•	the absence of subsidiaries;

•	its financial statements, SEC filings and compliance with the Sarbanes-Oxley Act;

•	internal controls;

•	accuracy of information supplied for purposes of the offer documents, the Schedule 14D-9 and the Company Proxy Statement;

•	conduct of business and the absence of certain changes;

•	the absence of undisclosed liabilities;

•	compliance with laws;

•	the absence of litigation;

•	real property;

•	intellectual property;

•	taxes;

•	employee benefit plans, ERISA matters and certain related matters;

•	labor matters;

•	environmental matters;

•	material contracts;

•	brokers’ fees and expenses;

•	the receipt of an opinion of its financial advisor;

•	the inapplicability of state takeover statutes;

•	insurance;

•	related party transactions;

•	Foreign Corrupt Practices Act compliance;

•	certain business practices;

•	the ownership of its rigs and their satisfactory operating condition; and

•	the absence of a stockholders rights plan.

Some of the representations and warranties in the Merger Agreement made by the Company are qualified as to “materiality” or “Company Material Adverse Effect.” For purposes of the Merger Agreement, a Company Material Adverse Effect means a material adverse effect on the condition (financial or otherwise), business, assets or results of operations of the Company, excluding any effect resulting from:

•

changes in GAAP or changes in the regulatory accounting requirements applicable to any industry in which the Company operates not having a materially disproportionate effect on the Company relative to other participants in the industry in which the Company operates;

•

changes in the financial or securities markets or general economic or political conditions in the United States not having a materially disproportionate effect on the Company relative to other participants in the industry in which the Company operates;

•

changes (including changes of Applicable Law) or conditions generally affecting the industry in which the Company operates and not specifically relating to or having a materially disproportionate effect on the Company relative to other participants in the industry in which the Company operates;

•

acts of war, sabotage or terrorism or natural disasters involving the United States of America not having a materially disproportionate effect on the Company relative to other participants in the industry in which the Company operates;

•	the announcement or consummation of the transactions contemplated by the Merger Agreement;

•

any failure by the Company to meet any internal, analysts’ or published budgets, projections, forecasts or predictions of financial performance for any period (but not any fact, change, event, occurrence or effect underlying or contributing to such failure);

•	any change in the trading price or trading volume of the Shares (but not any fact, change, event, occurrence or effect underlying or contributing to such change in prices or volume); and

•	any action taken (or omitted to be taken) at the written request of Parent or Purchaser.

In the Merger Agreement, Parent and Purchaser have made customary representations and warranties to the Company with respect to:

•	corporate matters, such as organization, standing, qualification, power and authority;

•	authority relative to the Merger Agreement;

•	required consents and approvals, and no violations of laws, governance documents or agreements;

•	noncontravention

•	the accuracy of information supplied for purposes of the offer documents, the Schedule 14D-9 and the Company Proxy Statement;

•	brokers’ fees and expenses;

•	available financing;

•	the Guaranty; and

•	ownership of Shares.

Some of the representations and warranties in the Merger Agreement made by Parent and Purchaser are qualified as to “materiality” or “Parent Material Adverse Effect.” For purposes of the Merger Agreement, a Parent Material Adverse Effect means a material adverse effect on Parent’s ability to consummate the transactions contemplated pursuant to the Merger Agreement.

None of the representations and warranties of the parties to the Merger Agreement contained in the Merger Agreement survive the Effective Time.

Conduct of Business Pending the Merger

The Merger Agreement provides that, after the date of the Merger Agreement and until the Effective Time, except (i) as may be consented to in a prior writing by Parent (not to unreasonably withheld, conditioned or delayed), (ii) as expressly contemplated by the Merger Agreement or (iii) as set forth in the Company Disclosure Schedule, the Company shall conduct its business in the ordinary course and use its reasonable best efforts to:

•	preserve intact its present business organization;

•

keep available the services of its directors, officers and Key Employees (provided that the Company shall not be required to increase the compensation of, or make any other payment not otherwise due to such persons);

•	maintain satisfactory relationships with governmental authorities and its customers, lenders, suppliers and others having material business relationships with it;

•	maintain in effect all of its foreign, supranational, federal, state, provincial, municipal and local licenses, permits, consents, franchises, approvals and authorizations;

•	preserve the assets and properties of the Company in good repair and condition;

•	maintain insurance on its tangible assets and businesses in such amounts and against such risks and losses as are currently in effect; and

•	comply in all material respects with all laws and orders of all governmental authorities (other than orders being contested by the Company in good faith).

In addition, during the same time period, and subject to the same exceptions as set forth above, the Company shall not and shall not permit any of its subsidiaries to take certain actions with respect to the following without the prior written consent if Parent (which consent shall not be unreasonably withheld), subject to the thresholds and exceptions specified in the Merger Agreement:

•	amend its certificate of incorporation, bylaws or other similar organizational documents (whether by merger, consolidation or otherwise);

•

(i) split, combine or reclassify any shares of its capital stock, (ii) declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, or (iii) redeem, repurchase or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any Company Securities;

•

(i) issue, deliver or sell, or authorize the issuance, delivery or sale of, any shares of any Company Securities, other than the issuance of any Shares upon the exercise of Options or upon vesting of RSUs that are outstanding on the date of the Merger Agreement in accordance with the terms of those equity awards on the date of the Merger Agreement or (ii) amend any term of any security of the Company;

•

incur any capital expenditures or any obligations or liabilities in respect thereof, except for (i) those contemplated by the capital expenditure budget that was made available to Parent prior to the date of the Merger Agreement and (ii) any unbudgeted capital expenditures on existing equipment or existing Rigs not to exceed $1,500,000 individually or $4,000,000 in the aggregate;

•

other than as set forth immediately above, acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any assets, securities, properties, interests or businesses, other than (i) supplies or equipment (including tubulars) purchased in the ordinary course of the Company’s business and (ii) acquisitions with a purchase price (including assumed indebtedness) that does not exceed $250,000 individually or $1,000,000 in the aggregate;

•

sell, lease, license or otherwise transfer, or create or incur any Lien on, any of its assets, securities, properties, rights, interests or businesses, other than sales, leases or transfers with a sale price (including any related assumed indebtedness) that does not exceed $250,000 individually or $1,000,000 in the aggregate; provided that, notwithstanding the above, the Company shall not sell, lease (other than entry into drilling contracts in the ordinary course of business), license, abandon or otherwise transfer, or create or incur any Lien (other than Permitted Liens) on, any Rig without the prior written consent of Parent;

•

other than in connection with actions permitted by the Merger Agreement, make any loans, advances or capital contributions to, or investments in, any other Person, other than in the ordinary course of business;

•

create, incur, assume or otherwise become liable for any indebtedness for borrowed money or guarantees thereof, except for (i) any indebtedness (excluding trade payables incurred in the ordinary course of business) or guarantee incurred in the ordinary course of business not to exceed $100,000 individually, (ii) with respect to indebtedness under the Revolver, incurred in the ordinary course of business and in an amount that would not cause the amount of the total outstanding debt under the Revolver to exceed $112,000,000 (provided that the Company may incur indebtedness under the Revolver in an amount that would cause the amount of the total outstanding debt under the Revolver to exceed $112,000,000 to the extent, and only to the extent, such excess amount is incurred to pay insurance premiums in the ordinary course of business), and (iii) indebtedness incurred to pay insurance premiums in the ordinary course of business;

•

except to the extent required by applicable law or any employee benefit plan in effect as of the date hereof (i) with respect to any officer, director or employee of the Company whose annual base compensation exceeds $200,000, (A) grant or increase any severance or termination pay (or amend any existing severance pay or termination arrangement), (B) enter into any employment, deferred compensation, consultancy, severance or other similar agreement (or amend any such existing agreement), or (C) increase compensation, severance or other benefits payable under any existing employee benefit plan, severance or termination pay policies; provided that for any employee whose annual base compensation exceeds $125,000 but is less than $200,000, the Company may increase the compensation, severance or other benefits payable to such employee in the ordinary course of business consistent with past practice; (ii) establish, adopt or amend any collective bargaining or labor agreement; (iii) grant, accelerate or modify the period of exercisability or vesting of any equity compensation award; or (iv) agree to fund any compensation or benefits under any employee benefit plan through a “rabbi” trust or similar arrangement;

•	change the Company’s methods of accounting, except as required by concurrent changes in GAAP or in Regulation S-X of the Exchange Act, as agreed to by its independent public accountants;

•

settle, or offer or propose to settle, (i) any material litigation or Proceeding or other claim involving or against the Company, (ii) any stockholder litigation or dispute against the Company or any of its officers or directors or (iii) any litigation, arbitration, proceeding or dispute that relates to the transactions contemplated hereby, other than the settlement of claims, liabilities or obligations incurred in the ordinary course of business that (A) does not require any actions or impose any restrictions on the business or operations of the Company or impose any other injunctive or equitable relief, (B) insurance carriers have agreed in writing to fully fund (less applicable deductibles), (C) provides for the complete release of the Company of all claims by the third party adverse to the Company in such Proceeding, and (D) does not provide for any admission of liability by the Company;

•

make or change any material Tax election, change any annual tax accounting period, adopt or change any method of tax accounting, materially amend any Tax Returns or file claims for material Tax refunds, enter into any closing agreement, settle any material Tax claim, audit or assessment, or surrender any right to claim a material Tax refund, offset or other reduction in Tax liability;

•

withdraw or modify, or permit the withdrawal or modification of, any approvals made by the compensation committee of the Company Board to satisfy the requirements of the non-exclusive safe harbor set forth in Rule 14d-10 of the Exchange Act;

•	permit to lapse or abandon any material registered Intellectual Property owned by the Company;

•

enter into, amend or modify in any material respect or terminate (other than upon expiration) any Material Contract (or any Contract entered into after the date of the Merger Agreement that would have been a Material Contract if entered into prior to the date of the Merger Agreement) or otherwise waive, release or assign any material rights, claims or benefits of the Company;

•	create or acquire any Subsidiaries; or

•	agree, resolve or commit to do any of the foregoing.

Further, the Company has agreed to provide Parent with two days advance notice before entering into, materially amending, materially modifying, or terminating in advance of its scheduled termination, modification or early termination of any contract pursuant to which the Company provides drilling services that has a term of 90 days or longer.

Access to Information

From the date of the Merger Agreement until the Effective Time and subject to applicable law and the Confidentiality Agreement dated July 13, 2012 between the Company and Avista Capital Holdings, LP the Company agreed to (i) give Parent and its Representatives and Financing Sources reasonable access to the offices, properties, systems, personnel, officers, employees, agents, Contracts, books and records of the Company, (ii) furnish to Parent and its Representatives and Financing Sources such financial and operating data and other information as such Persons may reasonably request, and (iii) instruct the authorized Representatives of the Company to cooperate with Parent in its investigation of the Company.

Directors’ and Officers’ Indemnification and Insurance

The Merger Agreement provides for certain indemnification and insurance rights in favor of the Company’s current and former directors, officers or employees. Specifically, Parent and the Surviving Corporation have agreed to maintain in effect, for a period of six years after the Effective Time, provisions in the Surviving Corporation’s certificate of incorporation and bylaws (or in such documents of any successor to the business of the Surviving Corporation) regarding elimination of liability of directors, indemnification of officers, directors and employees and advancement of expenses that are no less advantageous to the intended beneficiaries than the corresponding provisions in existence on the date of the Merger Agreement.

In addition, for a period of six years after the Effective Time, Parent and the Surviving Corporation have also agreed to indemnify and hold harmless the present and former officers and directors of the Company in respect of acts or omissions in their capacity as officers or directors, as applicable, of the Company occurring at or prior to the Effective Time to the fullest extent permitted by the DGCL and any other Applicable Law and permitted under the Company’s certificate of incorporation and bylaws in effect on the date of the Merger Agreement; provided that such indemnification shall be subject to any limitation imposed from time to time under Applicable Law.

Prior to the Effective Time, the Company shall, or if the Company is unable to, Parent shall cause the Surviving Corporation to, obtain and fully pay the premium for the non-cancellable extension of the directors’ and officers’ liability coverage of the Company’s existing directors’ and officers’ liability insurance and fiduciary liability insurance policies for a claims reporting or discovery period of at least six years from and after the Effective Time with respect to any claim related to any period of time at or prior to the Effective Time with terms, conditions, retentions and limits of liability no less favorable than the Company’s existing policies. The Merger Agreement limits the amount that may be expended on such extension to 225% of the annual premium the Company paid in its last full fiscal year. If such extension is not obtained, then the Surviving Corporation will maintain in effect for six years after the Effective Time the Company’s current directors’ and officers’ liability insurance and fiduciary liability insurance policies or comparable policies, with the amount required to be expended on such policies limited annually to 225% of the annual premium the Company paid in its last full fiscal year.

Appropriate Action; Consents; Filings

Subject to the terms and conditions of the Merger Agreement, each of the Company and Parent have agreed to use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under Applicable Law to consummate the transactions contemplated by the Merger Agreement, including (i) preparing and filing as promptly as practicable with any Governmental Authority or other

Third Party all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents; and (ii) obtaining and maintaining all approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any Governmental Authority or other Third Party that are necessary, proper or advisable to consummate the transactions contemplated by the Merger Agreement; provided that the reasonable best efforts of any party to the Merger Agreement will not be deemed to include (A) entering into any settlement, undertaking, consent decree, stipulation or agreement with any Governmental Authority in connection with the transactions contemplated by the Merger Agreement, or (B) divesting or otherwise holding separate (including by establishing a trust or otherwise), or taking any other action (or otherwise agreeing to do any of the foregoing) with respect to any of its or the Surviving Corporation’s Subsidiaries or any of their respective Affiliates’ business, assets or properties. In furtherance and not in limitation of the foregoing, each of Parent and the Company have agreed to make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby as promptly as practicable and in any event within ten Business Days of the date of the Merger Agreement and shall supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act.

The Company and Parent have also agreed to use their reasonable best efforts to cooperate with one another (i) in connection with the preparation of the Company Disclosure Documents and the offer documents, (ii) in determining whether any action by or in respect of, or filing with, any Governmental Authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any Material Contract, in connection with the consummation of the transactions contemplated by the Merger Agreement, and (iii) in taking such actions or making any such filings, furnishing information required in connection therewith or with the Company Disclosure Documents or the offer documents and seeking timely to obtain any such actions, consents, approvals or waivers.

Employee Matters

Pursuant to the Merger Agreement, (a) for a period of no less than twelve (12) months following the Effective Time, Parent will provide or cause to be provided to the employees of the Company who continue employment with parent or any of its affiliates (“Continuing Employees”) (i) compensation and benefits that are in the aggregate substantially comparable to the compensation and benefits provided by the Company to the Continuing Employees as in effect immediately prior to the Effective Time, and (ii) severance benefits that are no less favorable than the severance benefits which the Continuing Employees would have received from the Company upon termination of employment immediately prior to the Effective Time. Except as would result in a duplication of benefits, with respect to any employee benefit plan maintained by Parent or any of its affiliates in which any Continuing Employee becomes a participant (excluding any equity compensation or benefit accrued under a defined benefit plan), such Continuing Employee will receive full credit for service with the Company (or predecessor employers to the extent the Company provides such past service credit) to the same extent that such service was recognized as of the Effective Time under a comparable plan of the Company in which the Continuing Employee participated. With respect to any welfare plan maintained by Parent or any of its affiliates in which any Continuing Employee is eligible to participate after the Effective Time, Parent will, or will cause its affiliates to, (a) waive all limitations as to preexisting conditions and exclusions with respect to participation and coverage requirements applicable to such employees to the extent such conditions and exclusions were satisfied or did not apply to such employees under the Company’s welfare plans prior to the Effective Time, and (b) provide each Continuing Employee with credit for any co-payments and deductibles paid and for out-of-pocket maximums incurred prior to the Effective Time in satisfying any analogous deductible or out-of-pocket requirements to the extent applicable under any such plan.

Compensation Arrangements

Within ten business days following the date of the Merger Agreement, the Company (acting through its compensation committee) will take all steps necessary to cause each compensation arrangement pursuant to which consideration is payable to an officer, director or employee to be approved by the compensation committee of the the Company Board (comprised solely of “independent directors”) as an “employment compensation, severance or other employee benefit arrangement” within the meaning of Rule 14d-10(d)(1) under the Exchange Act and to satisfy the requirements of the non-exclusive safe harbor set forth in Rule 14d-10(d) of the Exchange Act.

Financing

Parent will use its commercially reasonable efforts to (i) arrange the financing on the terms and conditions described in the Debt Commitment Letters and the Equity Commitment Letter, (ii) enter into definitive agreements with respect thereto (that are customary for financings of this type) on the terms and conditions contained in the Financing Commitment Letters, and (iii) consummate the Financing no later than the Effective Time in accordance with the terms contained in the Financing Commitment Letters; provided that Parent may agree to or permit any amendment, modification or waiver of the Financing Commitment Letters that would not, or would not reasonably be expected to, (a) materially adversely impact (1) the ability of Parent to timely consummate the transactions contemplated by the Merger Agreement or (2) the likelihood of consummation of the transaction contemplated by the Merger Agreement or (b) expand upon the conditions precedent to the Debt Financing as set forth in the Debt Commitment Letters; provided, further, that Parent shall promptly deliver to the Company copies of any such amendment, modification or waiver following the execution of the same.

In the event that any portion of the Financing becomes unavailable in the manner or from the sources contemplated in the Financing Commitment Letters, (i) Parent will promptly notify the Company and (ii) Parent will use its commercially reasonable efforts to arrange to obtain Alternative Debt Financing, on terms that are not materially less favorable from the standpoint of Parent and Purchaser than the terms and conditions set forth in the Financing Commitment Letters, as promptly as practicable following the occurrence of such event, including entering into definitive agreements with respect thereto.

Parent and Purchaser will, and will cause their respective Representatives to, use commercially reasonable efforts to comply with the terms, and satisfy on a timely basis the conditions, in each case those that are within their control, of the Financing Commitment Letters, any Alternative Debt Financing, the Financing Agreements and any related fee and engagement letters. Parent will keep the Company reasonably informed of the status of its efforts to arrange the Financing (or any replacement thereof). Parent will give the Company prompt written notice, in any event within 48 hours of Parent’s knowledge, of any actual breach, default, expiration, termination or repudiation of any Debt Financing Commitment by any party thereto of which Parent becomes aware.

Financing Cooperation

Prior to the Effective Time, the Company has agreed to use its reasonable best efforts to provide, and shall cause its Affiliates and Representatives to use reasonable best efforts to provide, in connection with the arrangement of the Debt Financing, all reasonable cooperation requested by Parent that is customary in connection with the arrangement of debt financing for transactions that are substantially similar to the transactions contemplated by the Merger Agreement.

Stockholder Litigation

The Company shall control, and shall give Parent the opportunity to participate in the defense of, any litigation brought by stockholders of the Company against the Company and/or its officers or directors relating to the transactions contemplated by the Merger Agreement; provided, however, that the Company shall not settle or offer to settle any claim, charge or Proceeding against the Company or any of its directors or officers by any stockholder of the Company arising out of or relating to the Merger Agreement or the transactions contemplated by the Merger Agreement without the prior written consent of Parent.

Board Recommendation

As described in this proxy statement, and subject to the provisions described below, the Company Board has unanimously (i) determined that the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, are advisable, fair to and in the best interests of the Company and the Company’s stockholders, (ii) approved, adopted and declared advisable the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, and (iii) recommended that the stockholders of the Company accept the Offer, tender their Shares to Purchaser pursuant to the Offer and, if necessary, adopt the Merger Agreement and approve the Merger (the “Company Board Recommendation”).

Except as expressly permitted in the Merger Agreement, neither the Company Board nor any committee thereof shall (i) fail to make, withdraw or modify (including in the Schedule 14D-9) in a manner adverse to Parent, the Company Board Recommendation, (ii) approve or recommend an Acquisition Proposal, (iii) enter into any agreement in principle, letter of intent, term sheet, merger agreement, acquisition agreement, option agreement or other similar instrument relating to an Acquisition Proposal, or (iv) publicly propose or announce an intention to take any of the foregoing actions (any of the foregoing in clauses (i) through (iv), an “Adverse Recommendation Change”). The Company is not permitted to grant any waiver or release under any standstill, confidentiality or similar provision of any agreement to which the Company is a party, shall enforce to the fullest extent permitted under Applicable Law the standstill provisions of any agreement to which the Company is a party and shall immediately take steps within its power necessary to terminate any waiver that may have been heretofore granted to any Person other than Parent and its Affiliates under any such provisions. Violations of the restrictions set forth above by an Affiliate or Representative of the Company are deemed a breach of such restrictions by the Company.

No Solicitation; Adverse Recommendation Change

The Company has agreed to, and shall cause its Representatives to, cease immediately and cause to be terminated any and all existing activities, discussions or negotiations, if any, with any Third Party and its Representatives with respect to any Acquisition Proposal. The Company has agreed to promptly request that each Third Party, if any, that has executed a confidentiality agreement within the 12-month period prior to the date hereof in connection with its consideration of any Acquisition Proposal return or destroy all confidential information heretofore furnished to such Person by or on behalf of the Company (and all analyses and other materials prepared by or on behalf of such Person that contains, reflects or analyzes that information), and the Company shall provide to Parent all certifications of such return or destruction from such other Persons as promptly as practicable after receipt thereof. The Company has agreed to use its reasonable best efforts to secure all such certifications as promptly as practicable. The Company has agreed not to, and shall cause each of its Affiliates and its and their respective Representatives not to, directly or indirectly, solicit, initiate or knowingly take any action to facilitate or encourage the submission of any Acquisition Proposal, enter into or participate in any discussions or negotiations with, or furnish any information relating to the Company or afford access to the business, properties, assets, books or records of the Company to or otherwise cooperate in any way with any Third Party that is seeking to make, or has made, an Acquisition Proposal.

Notwithstanding the foregoing, at any time from and after the date of the Merger Agreement until the earlier to occur of the Offer Closing and the receipt of the Company Stockholder Approval:

•

The Company, directly or indirectly through its Representatives, may (a) engage in negotiations or discussions with any Third Party (and its Representatives) that, subject to the Company’s compliance with the Merger Agreement, has made after the date of the Merger Agreement a bona fide, unsolicited written Acquisition Proposal that the Company Board determines in good faith, after consultation with outside legal counsel and a financial advisor of nationally recognized reputation, is or would be reasonably likely to result in a Superior Proposal (as defined below) and (b) furnish to such Third Party (and its Representatives) non-public information relating to the Company pursuant to a confidentiality agreement (a copy of which shall be provided for informational purposes only to Parent) with such Third Party with terms no less favorable to the Company than those contained in the Confidentiality Agreement; provided that such confidentiality agreement shall not prohibit compliance by the Company with any of the provisions of the Merger Agreement; provided, further, that all such information (to the extent that such information has not been previously provided or made available to Parent) is provided or made available to Parent, as the case may be, prior to or substantially concurrently with the time it is provided or made available to such Third Party (or its Representatives); and

•

subject to compliance with the procedures set forth in the Merger Agreement, the Company Board may make an Adverse Recommendation Change if it determines in good faith, after consultation with outside legal counsel and a financial advisor of nationally recognized reputation, that (a) a bona fide, unsolicited written Acquisition Proposal constitutes a Superior Proposal and that the failure to make such Adverse Recommendation Change violates its fiduciary duties under Applicable Law, or (b) in the absence of an Acquisition Proposal, if due to Intervening Event, the failure to make an Adverse Recommendation Change violates its fiduciary duties under Applicable Law.

In addition, nothing contained in the Merger Agreement shall prevent the Company Board from (i) complying with Rule 14e-2(a) under the Exchange Act with regard to an Acquisition Proposal so long as any action taken or statement made to so comply is consistent with the Merger Agreement, or (ii) issuing a “stop, look and listen” disclosure or similar communication of the type contemplated by Rule 14(d)-9(f) under the Exchange Act. For the purposes of this proxy statement and the Merger Agreement:

•

“Acquisition Proposal” means, other than the transactions contemplated by the Merger Agreement, any Third Party offer, proposal or inquiry relating to, or any Third Party indication of interest in, (i) any acquisition, purchase or lease, direct or indirect, of (A) 10% or more of the consolidated assets of the Company, (B) assets of the Company that represent, individually or in the aggregate, 10% or more of the consolidated net income or revenues of the Company for the then most recently completed four quarter period, or (C) 10% or more of any class of equity or voting securities of the Company; (ii) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in any Third Party beneficially owning 10% or more of any class of equity or voting securities of the Company; or (iii) a merger, consolidation, share exchange, business combination, sale of substantially all the assets, reorganization, recapitalization, liquidation, dissolution, joint venture or other similar transaction involving the Company.

•

“Superior Proposal” means a bona fide, unsolicited written Acquisition Proposal that is not subject to any due diligence condition and is for all of the outstanding Shares or all or substantially all of the consolidated assets of the Company on terms that the Company Board determines in good faith by a majority vote, after considering the advice of a financial advisor of nationally recognized reputation and outside legal counsel and taking into account all financial, legal, regulatory and other aspects of such Acquisition Proposal, including conditions contained therein and the Person making the Acquisition Proposal and any break-up fees, expense reimbursement provisions and conditions to consummation, are more favorable from a financial point of view to the Company’s stockholders than the transactions contemplated by the Merger Agreement, which the Company Board determines is reasonably likely to be consummated and for which financing, if a cash transaction (whether or not in whole or in part), is then fully committed or reasonably determined to be available by the Company Board.

The Company Board shall not make an Adverse Recommendation Change or terminate the Merger Agreement in connection with a Superior Proposal unless the Company shall have delivered to Parent a prior written notice advising Parent that it intends to take such action and, after taking such action, the Company shall continue to keep Parent reasonably informed of the status and terms of any discussions and negotiations with the applicable Third Party. In addition, the Company shall notify Parent promptly (but in no event later than twenty-four (24) hours) after receipt by the Company (or any of its Representatives) of any Acquisition Proposal (including of the material terms and conditions thereof) or any request for information relating to the Company or for access to the business, properties, assets, books or records of the Company by any Third Party that may be considering making, or has made, an Acquisition Proposal. The Company shall provide such notice orally and in writing and shall identify the Third Party making any such Acquisition Proposal or request the Company shall keep Parent reasonably informed of the status and material details of any such Acquisition Proposal or request.

The Company Board shall not make an Adverse Recommendation Change in connection with a Superior Proposal or terminate the Merger Agreement upon entry into a written agreement concerning a Superior Proposal unless (i) such Acquisition Proposal constitutes a Superior Proposal, (ii) the Company promptly notifies Parent, in writing at least five Business Days before taking that action, of its intention to do so, attaching the most current version of the draft agreement under which such Superior Proposal is proposed to be consummated and the identity of the Third Party making the Acquisition Proposal, and (iii) Parent does not make, within five Business Days after its receipt of that written notification, an offer that renders such Superior Proposal no longer a Superior Proposal (provided that any amendment to the terms of such Superior Proposal shall require a new written notification from the Company and an additional five (5) Business Day notice period).

The Company Board shall not make an Adverse Recommendation Change in connection with an Intervening Event, unless, prior to taking such action, (i) the Company Board has given Parent at least five Business Days prior notice of its intention to make such Adverse Recommendation Change and a reasonable description of the Intervening Event that serves as the basis of such Adverse Recommendation Change, (ii) at the end of such notice period, the Company Board shall have considered in good faith any revisions to the terms of the Merger Agreement or any new transaction, agreement or structure proposed by Parent, and shall have determined in good faith, after consultation with its financial advisors and outside legal counsel, that failure to make an Adverse Recommendation Change would nevertheless still constitute a violation of its fiduciary duties under Applicable Law if such revisions or any new transaction, agreement or structure proposed were to be given effect, and (iii) in the event of any change to the material facts and circumstances relating to such Intervening Event, the Company shall, in each case, have delivered to Parent an additional notice consistent with that described in clause (i) and an additional five (5) Business Day notice period shall commence.

Termination

The Merger Agreement may be terminated at any time prior to the Effective Time, whether before or after the Company Stockholder Approval is obtained:

•	by mutual written consent of Parent and the Company;

•	by either Parent or the Company if:

•

the Effective Time has not occurred on or before March 31, 2013 (the “Outside Date”), except that such right to terminate is not available to any party whose breach of its obligations under the Merger Agreement results in the failure of the Merger to be consummated on or before such date;

•

any court of competent jurisdiction or any Governmental Authority has issued an order or taken any other action permanently restraining, enjoining or otherwise prohibiting (i) prior to the Acceptance Time, the acceptance for payment of, or payment for, Shares pursuant to the Offer, or (ii) prior to the Effective Time, the Merger, and such order or other action has become final and non-appealable (which order or other action the party seeking to terminate shall have used its reasonable best efforts to resist, resolve or lift, as applicable, subject to certain provisions of the Merger Agreement; or

•	the Offer has terminated and the Company Stockholder Approval has not been obtained at the Company Stockholder Meeting or at any postponement or adjournment thereof;

•	by the Company if:

•

Parent or Purchaser has breached or failed to perform any of its representations, warranties, covenants or agreements set forth in the Merger Agreement, which breach or failure would (i) have a Parent Material Adverse Effect and (ii) is incapable of being cured by the earlier of (x) the Outside Date and (y) the thirtieth day following notice of breach by the Company (except that the Company shall not have the right to terminate if the Company is then in breach of any of its representations, warranties, covenants or agreements under the Merger Agreement in a manner such that Parent has the right to terminate the Merger Agreement);

•

prior to the Offer Closing or receipt of the Company Stockholder Approval, as applicable, the Company Board authorizes the Company to enter into an Acquisition Proposal with respect to a Superior Proposal to the extent permitted by the terms of the Merger Agreement (provided that, concurrently with such termination, the Company enters into a written definitive agreement with respect to such Superior Proposal and pays to Parent the Termination Fee (as defined below));

•

(x) all of the conditions applicable to Parent’s and Purchaser’s obligations to effect the Merger (other than those conditions that by their nature are to be satisfied by actions taken at the closing, but which conditions would be satisfied if the closing were the date of such termination) have been satisfied or waived, (y) and Parent and Purchaser fail to effect the Merger, and (z) the Company has given Parent at least three Business Days written notice prior to such termination stating the Company’s intention to terminate the Merger Agreement; or

•	(x) all the Offer Conditions have been satisfied or waived (other than those conditions that by their nature are to be satisfied by actions taken at the Expiration Date, but which conditions would be satisfied if the Expiration Date were the date of such termination) as of the Expiration Date, (y) Parent and Purchaser fail to effect the Offer Closing promptly thereafter, and (z) the Company has given Parent at least three Business Days written notice prior to such termination stating the Company’s intention to terminate the Merger Agreement;

•	by Parent if:

•

the Company has breached or failed to perform any of its representations, warranties, covenants or other agreements set forth in the Merger Agreement, which breach or failure to perform (x) would result in a failure of (A) unless the Offer has terminated, any of the Offer Conditions, or (B) if the Offer has terminated, the conditions to Parent’s and Purchaser’s obligation to effect the Merger and (y) cannot be cured on or, if curable, is not cured by the earlier of the (a) the Outside Date and (b) the thirtieth day following notice thereof from Parent (except that Parent shall not have the right to terminate if Parent is then in breach of any of its representations, warranties, covenants or agreements under the Merger Agreement in a manner such that the Company has the right to terminate the Merger Agreement);

•

Prior to the Offer Closing or receipt of the Company Stockholder Approval, the Company Board shall have made an Adverse Recommendation Change or, at any time after receipt or public announcement of an Acquisition Proposal, the Company Board fails to reaffirm its recommendation in favor of the Merger within ten Business Days after receipt of any written request to do so from Parent; or

•	the Company shall have materially breached covenants described in “—No Solicitation; Adverse Recommendation Change,” above.

Effect of Termination

If the Merger Agreement is terminated in accordance with its terms, the Merger Agreement will become null and void and of no effect, without liability of the Company, Parent, Purchaser, the Sponsors or any other Financing Source (or any stockholder or Representative of such party), and all rights and obligations of any party thereto shall cease, subject to the survival of certain designated provisions of the Merger Agreement (including those provisions related to the payment of a Termination Fee or Reverse Termination Fee, as the case may be, each as described below), except that no such termination shall relieve any party thereto of any liability or damages, resulting from fraud.

Termination Fees

The Merger Agreement provides that the Company is required to pay the termination fee of $5 million (the “Termination Fee”) in each of the following circumstances:

•

Parent terminates the Merger Agreement because, prior to the Offer Closing or the Company’s stockholders’ approval of the Merger, the Company Board makes an Adverse Recommendation Change or, at any time after receipt or public announcement of an Acquisition Proposal, fails to reaffirm its recommendation in favor of the Merger within ten business days after Parent’s written request;

•	Parent terminates the Merger Agreement because there has been a material breach of the covenants and restrictions described in “— No Solicitation; Adverse Recommendation Change”; or

•

the Company terminates the Merger Agreement because, prior to the Offer Closing or the Company’s stockholders’ approval of the Merger, the Company Board authorizes the Company to enter into a written Agreement concerning a Superior Proposal; provided that concurrently with such termination the Company enters into a written definitive agreement with respect to such Superior Proposal.

The Merger Agreement provides that the Company is also required to pay the Termination Fee of $5 million (less any Parent Expenses (as defined below) previously paid by the Company) in each of the following circumstances:

•

either Parent or the Company terminates the Merger Agreement because the Merger has not occurred by the Outside Date, and (i) after the date of the Merger Agreement and prior to such termination, an Acquisition Proposal is publicly announced or communicated to the Company’s stockholders and not withdrawn prior to such termination and (ii) within twelve months of such termination, the Company consummates, enters into a definitive agreement with respect to or recommends to its stockholders an Acquisition Proposal (provided, that each reference to “10%” in the definition of Acquisition Proposal shall be deemed to be a reference to “50%”);

•

either Parent or the Company terminates the Merger Agreement because the Company Stockholder Approval is required to consummate the Merger and has not been obtained at a meeting of the Company’s stockholders or at any postponement or adjournment, and (i) after the date of the Merger Agreement and prior to such termination, an Acquisition Proposal is publicly announced or communicated to the Company’s stockholders and not withdrawn prior to such termination and (ii) within twelve months of such termination, the Company consummates, enters into a definitive agreement with respect to or recommends to its stockholders an Acquisition Proposal (provided, that each reference to “10%” in the definition of Acquisition Proposal shall be deemed to be a reference to “50%”); and

•

Parent terminates the Merger Agreement because the Company breaches its representations, warranties or covenants, which breach would give rise to the failure of any of the Offer Conditions (if the Offer has not been terminated) or the conditions to Parent’s obligations to close the Merger (if the Offer has been terminated) and cannot be cured on or, if curable, is not cured by the earlier of the Outside Date and the thirtieth day following notice from Parent (except that Parent shall not have the right to terminate if Parent is then in breach of any of its representations, warranties, covenants or agreements under the Merger Agreement in a manner such that the Company has the right to terminate the Merger Agreement), and (i) after the date of the Merger Agreement and prior to such termination, an Acquisition Proposal is publicly announced or communicated to the Company’s stockholders and not withdrawn prior to such termination and (ii) within twelve months of such termination, the Company consummates, enters into a definitive agreement with respect to or recommends to its stockholders an Acquisition Proposal (provided, that each reference to “10%” in the definition of Acquisition Proposal shall be deemed to be a reference to “50%”).

The Merger Agreement provides that Parent is required to pay the Reverse Termination Fee of $10 million (the “Reverse Termination Fee”) in each of the following circumstances:

•

the Company terminates the Merger Agreement because Parent or Purchaser has breached or failed to perform any of its representations, warranties, covenants or agreements set forth in the Merger Agreement, which breach or failure would have a Parent Material Adverse Effect and is incapable of being cured by the earlier of (i) the Outside Date and (ii) the thirtieth day following notice of breach by the Company (except that the Company shall not have the right to terminate if the Company is then in breach of any of its representations, warranties, covenants or agreements under the Merger Agreement in a manner such that Parent has the right to terminate the Merger Agreement);

•

the Company terminates the Merger Agreement because (i) all of the conditions applicable to Parent’s and Purchaser’s obligations to effect the Merger (other than those conditions that by their nature are to be satisfied by actions taken at the closing of the Merger, but which conditions would be satisfied if the closing of the Merger were the date of such termination) have been satisfied or waived, (ii) Parent and Purchaser fail to effect the Merger, and (iii) the Company has given Parent at least three business days written notice of termination; or

•

the Company terminates the Merger Agreement because (i) all the Offer Conditions have been satisfied or waived (other than those conditions that by their nature are to be satisfied by actions taken at the Expiration Date, but which conditions would be satisfied if the Expiration Date were the date of such termination) as of the Expiration Date, (ii) Parent and Purchaser shall fails to effect the Offer Closing promptly thereafter, and (iii) the Company has given Parent at least three business days written notice of termination.

Parent Expenses

All costs and expenses incurred by the parties will be paid by the party incurring such costs and expenses, except that the Company is required to compensate Parent for the reasonable and documented out-of-pocket expenses incurred by Parent and Purchaser in connection with the transactions contemplated by the Merger Agreement up to a maximum amount of $2 million (such amount, the “Parent Expenses”) if:

•

Parent terminates the Merger Agreement because the Company breaches its representations, warranties or covenants, which breach would give rise to the failure of any of the Offer Conditions (if the Offer has not been terminated) or the conditions to Parent’s obligations to close the Merger (if the Offer has been terminated) and cannot be cured on or, if curable, is not cured by the earlier of the Outside Date and the thirtieth day following notice from Parent; provided that Parent shall not have the right to terminate if Parent is then in breach of any of its representations, warranties, covenants or agreements under the Merger Agreement in a manner such that the Company has the right to terminate the Merger Agreement; or

•

Either the Company or Parent terminates the Merger Agreement because the Company Stockholder Approval is required to consummate the Merger and has not been obtained at the Company stockholder meeting or any postponement or adjournment thereof.

Availability of Specific Performance

Pursuant to the Merger Agreement and subject to certain conditions and the following paragraph, the parties acknowledged and agreed that the parties shall be entitled to an injunction, specific performance and other equitable relief to prevent or restrain breaches or threatened breaches of the Merger Agreement and the Equity Commitment Letter and to enforce specifically the respective terms and provisions thereof, in addition to any other remedy to which they are entitled at law or in equity.

However, the parties explicitly agreed that the Company is not entitled to obtain an injunction to cause the Offer Price or the Merger Consideration to be paid or the Equity Financing to be funded unless, and only if, each of the following conditions has been satisfied:

•

with respect to the Offer, all of the Offer Conditions have been satisfied or waived as of the expiration of the Offer (other than those conditions that, by their nature, are to be satisfied at the expiration of the Offer (and which are, at the time that the Company seeks specific performance, capable of being satisfied if the Acceptance Time were to occur at such time));

•

with respect to the Merger, all the conditions to the obligations of Parent and Purchaser have been satisfied or waived as of the time when the Closing would have occurred, except for the failing of the Equity Financing to be funded;

•

the Debt Financing has been funded or will be funded at or promptly after the Offer Closing or at or prior to the Closing, as applicable, upon delivery of a drawdown notice by Parent and/or notice from Parent that the Equity Financing will be funded at such date;

•	Parent and Purchaser fail to consummate the Offer or effect the Closing in accordance with the terms and conditions of the Merger Agreement; and

•

with respect to the Merger Closing, the Company has irrevocably and unconditionally confirmed that if specific performance is granted and the Equity Financing and Debt Financing are funded, then the Closing will occur.

Guaranty

On September 24, 2012, in connection with the entry into the Merger Agreement, the Sponsors executed and delivered to the Company the Guaranty. Pursuant to the Guaranty, the Sponsors agreed to guarantee the performance and discharge of (i) the payment of the Reverse Termination Fee if and when required to be paid by Parent under the terms of the Merger Agreement, and (ii) certain other payment liabilities and obligations of Parent and Purchaser under the Merger Agreement.

The Guaranty will terminate upon the earliest of (i) the Effective Time, (ii) the termination of the Merger Agreement in accordance with its terms under circumstances not giving rise to a right of the Company to receive any payment from Parent, (iii) the payment by the Sponsors, Parent and/or Purchaser to the Company of the guaranteed obligations, and (iv) the assertion of certain claims or demands by the Company or any of its affiliates against the Sponsors, Parent, Purchaser or their affiliates.

Tender and Voting Agreements

Concurrently with the execution of the Merger Agreement, UDC LLC, Christopher S. Strong (President and Chief Executive Officer of the Company), Tina L. Castillo (Senior Vice President, Chief Financial Officer and Treasurer of the Company) and David S. Goldberg (Senior Vice President, General Counsel and Corporate Secretary of the Company) entered into the Tender and Voting Agreements with Parent.

Pursuant to the Tender and Voting Agreements, each stockholder has agreed, among other things, subject to the termination of the Tender and Voting Agreements to tender pursuant to the Offer (and not withdraw) the Shares beneficially owned by such stockholder at the commencement of the Offer and not to exercise any rights of appraisal in connection with the Merger, and to vote such stockholder’s Shares in support of the adoption of the Merger Agreement in the event that stockholder approval is required to consummate the Merger.

The Tender and Voting Agreements will terminate upon the earlier of the termination of the Merger Agreement and the Effective Time of the Merger. With respect to the named executive officers of the Company, the Tender and Voting Agreements will also terminate upon the Company Board making an Adverse Recommendation Change in response to events or changes in circumstances that were neither known nor reasonably foreseeable as of the date of the Merger Agreement.

Contribution, Non-Tender and Support Agreements

Immediately prior to the execution of the Merger Agreement, Parent, Mr. Webster, Wolf Marine and Lucky Star entered into the Support Agreements pursuant to which such stockholders have agreed upon the terms and subject to the conditions of such agreements (i) not to tender their Shares in the Offer, (ii) to support the Merger and, if applicable, vote their Shares in favor of adoption of the Merger Agreement and (iii) immediately prior to the consummation of the Merger, to contribute all of their Shares to Parent in exchange for a number of shares of Parent’s Series A Convertible Preferred Stock, par value $0.01 per share, equal to 0.000590909 multiplied by the number of contributed Shares. The Support Agreements will terminate upon the earlier to occur of (i) the termination of the Merger Agreement, and (ii) the Company Board making an Adverse Recommendation Change in response to events or changes in circumstances that were neither known nor reasonably foreseeable as of the date of the Merger Agreement.

Wolf Marine made representations to Parent in the Support Agreements that it beneficially owns 2,078,359 Shares, which represents approximately 9.7% of the outstanding number of Shares. Lucky Star made representations to Parent in the Support Agreements that it beneficially owns 599,169 Shares, which represents approximately 2.8% of the outstanding number of Shares. Mr. Webster made representations to Parent in the Support Agreements that he beneficially owns 556,728 Shares, which represents approximately 2.6% of the outstanding Shares. Therefore, the aggregate number of Support Agreement Shares as of such dates was 3,234,256 Shares, which represents approximately 15.1% of the outstanding Shares. In addition, Wolf Marine is a member of UDC LLC and is also a party to the Company Shareholders’ Agreement.

VOTE ON ADJOURNMENT

Company stockholders are being asked to approve a proposal that will give us authority to adjourn the special meeting for the purpose of soliciting additional proxies in favor of the proposal to adopt the Merger Agreement if there are not sufficient votes at the time of the special meeting to approve the proposal to adopt the Merger Agreement. If this proposal is approved, the special meeting could be successively adjourned to any date. In addition, the Board could postpone the meeting before it commences, whether for the purpose of soliciting additional proxies or for other reasons. If the special meeting is adjourned for the purpose of soliciting additional proxies, stockholders who have already submitted their proxies will be able to revoke them at any time prior to their use. If you return a proxy and do not indicate how you wish to vote on any proposal, or if you indicate that you wish to vote in favor of the proposal to adopt the Merger Agreement but do not indicate a choice on the Adjournment Proposal, your shares will be voted in favor of the Adjournment Proposal. But if you indicate that you wish to vote against the proposal to adopt the Merger Agreement, your shares will only be voted in favor of the Adjournment Proposal if you indicate that you wish to vote in favor of that proposal.

The Board unanimously recommends a vote “FOR” the adjournment proposal.

MARKET PRICE OF COMPANY COMMON STOCK AND DIVIDEND INFORMATION

The Shares are traded on NASDAQ under the symbol “UDRL.” The following table sets forth, for the periods indicated, the high and low sale prices per Share for each quarterly period within the two preceding fiscal years, as reported on NASDAQ.

	High	Low
Year Ended December 31, 2010
First Quarter	$8.39	$5.79
Second Quarter	7.08	4.81
Third Quarter	6.49	4.40
Fourth Quarter	8.00	4.28

Year Ended December 31, 2011
First Quarter	$10.47	$7.07
Second Quarter	13.86	8.54
Third Quarter	11.98	4.70
Fourth Quarter	8.14	4.24

Year Ending December 31, 2012
First Quarter	$7.71	$6.17
Second Quarter	6.00	3.97
Third Quarter	6.69	3.39
October 1, 2012 to October 8, 2012	6.51	6.47

On September 24, 2012, the last full trading day before the Company announced that Parent, Purchaser and the Company had entered into the Merger Agreement, the last sale price of Shares reported on NASDAQ was $6.13 per Share. On [—], 2012, the most recent practicable date before this proxy statement was mailed to our stockholders, the closing price for the Company’s common stock on NASDAQ was $[—]. Stockholders are urged to obtain a current market quotation for the Shares.

The Company did not declare dividends on the Shares during the fiscal years ended December 31, 2010 and 2011. Under the terms of the Merger Agreement, the Company is not permitted to declare, set aside or pay dividends with respect to the Shares without prior written consent of Parent.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of the Company’s common stock as of September 30, 2012 by (i) each person known to the Company to beneficially own more than 5% of the Company’s outstanding shares of common stock, (ii) each director, (iii) the Company’s named executive officers, and (iv) all directors and executive officers of the Company as a group. The information in this table is based solely on statements in public filings with the SEC or other reliable information made available to the Company.

As of September 30, 2012, there were 21,398,534 shares of the Company’s common stock outstanding. The number of shares and the percentage beneficially owned by the persons named in the table and by all executive officers and directors as a group includes, in addition to shares actually issued and outstanding, unissued shares that are subject to issuance upon the exercise of stock options within 60 days after September 30, 2012.

Name of beneficial owner	Amount and nature of beneficial ownership(1)		Percent owned
Union Drilling Company LLC	7,955,395	(2)	37.2%
T. Rowe Price Associates, Inc.	2,124,750	(3)	9.9%
Wolf Marine, S.A.	2,078,359	(4)	9.7%
Royce & Associates, LLC	1,484,960	(5)	6.9%
Dimensional Fund Advisors LP	1,344,717	(6)	6.3%
Christopher D. Strong	321,642	(7)	1.5%
David S. Goldberg	114,556	(8)	*
Tina L. Castillo	60,658	(9)	*
Thomas H. O’Neill, Jr.	25,993	(10)	*
Howard I. Hoffen	7,976,035	(11)	37.3%
Gregory D. Myers	7,976,035	(11)	37.3%
M. Joseph McHugh	38,493	(12)	*
T.J. Glauthier	33,493	(13)	*
Ronald Harrell	33,493	(14)	*
Robert M. Wohleber	20,517	(15)	*
All executive officers and directors as a group (10 persons)	8,645,520	(16)	39.4%

*	Less than 1%.
(1)	Each person listed in the table has sole voting and sole dispositive power regarding all shares indicated, except as otherwise noted (and subject to applicable community property laws).
(2)	This information is based solely on Amendment No. 6 to Schedule 13G filed with the SEC on February 14, 2012 by Union Drilling Company LLC (“UDC LLC”), Morgan Stanley Capital Partners III, L.P. (“MSCP III”), MSCP III 892 Investors, L.P. (“MSCP 892”), Metalmark Capital LLC (“Metalmark”), Morgan Stanley Capital Investors, L.P. (“MSCI”), MSCP III, LLC (“MSCP LLC”) and Morgan Stanley Capital Partners III, Inc. (“MSCP, Inc.”). MSCP III has shared voting and shared dispositive power over 5,239,757 shares through its direct ownership interest in UDC LLC and no sole voting or sole dispositive power. MSCP 892 has shared voting and shared dispositive power over 536,328 shares through its direct ownership interest in UDC LLC and no sole voting or sole dispositive power. Metalmark has shared voting and shared dispositive power over 5,850,067 shares and no sole voting or sole dispositive power over such shares. Metalmark may be deemed to have beneficial ownership of the 5,776,085 shares indirectly beneficially owned by MSCP III and MSCP 892. MSCI has shared voting and shared dispositive power over 146,615 shares through its direct ownership interest in UDC LLC and no sole voting or sole dispositive power. MSCP LLC and MSCP, Inc., as a result of their respective relationship with MSCI, each reported shared voting and shared dispositive power over the 146,615 shares deemed to be indirectly beneficially owned by MSCI. The address for UDC LLC is c/o Metalmark Management LLC, 1177 Avenue of the Americas, 40th Floor, New York, NY 10036. The address of each of MSCP III, MSCP 892, MSCI, MSCP LLC and MSCP, Inc. is 1585 Broadway, New York, NY 10036. The address of Metalmark is 1177 Avenue of the Americas, 40th Floor, New York, NY 10036.

(3)	This information is based solely on Amendment No. 6 to Schedule 13G filed with the SEC on February 9, 2012 by T. Rowe Price Associates, Inc. (“TRP”), an investment adviser. TRP reported that, in its capacity as investment advisor, it had sole voting power over 412,550 shares, sole dispositive power over 2,124,750 shares and no shared voting or shared dispositive power. These securities are owned by various individual and institutional investors, including the T. Rowe Price Small-Cap Value Fund, Inc. (which owns 1,185,700 shares, representing 5.4% of the Company’s shares outstanding), which TRP serves as investment adviser with power to direct investments and/or sole power to vote the securities. These clients have the right to receive dividends on, as well as the proceeds from, the sale of such securities. For purposes of the SEC reporting requirements, TRP is deemed to be a beneficial owner of such securities; however, TRP expressly disclaims that it is, in fact, the beneficial owner of such securities. The address for TRP is 100 E. Pratt Street, Baltimore, MD 21202.
(4)	This information is based solely on a Schedule 13G filed with the SEC on February 14, 2006 by Wolf Marine, S.A. (“WM”). The address of WM is c/o Byzantine Maritime Corporation, 8, Korytsas and Grammou Streets, Kifisia 14561, Athens, Greece.
(5)	This information is based solely on Amendment No. 1 to Schedule 13G filed with the SEC on January 23, 2011 by Royce & Associates, LLC (“Royce”). The address of Royce is 745 Fifth Avenue, New York, NY 10151.
(6)	This information is based solely on a Schedule 13G filed with the SEC on February 14, 2012 by Dimensional Fund Advisors LP (“DFA”), an investment advisor. DFA reported that, in its capacity as investment advisor, it had sole voting power over 1,291,779 shares and sole dispositive power over 1,344,717 shares of the Company’s common stock. However, all reported securities are owned by the various funds and DFA disclaims beneficial ownership of all such securities. The respective funds have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the securities. To DFA’s knowledge, the interest of no single fund exceeds 5% of the Company’s common stock. The address for DFA is Palisades West, Building One, 6300 Bee Cave Road, Austin, TX 78746.
(7)	Consists of 222,920 shares issuable pursuant to options to purchase common stock exercisable within 60 days after September 30, 2012; but do not include 13,923 shares issuable pursuant to options to purchase Company common stock which are not exercisable until more than 60 days after September 30, 2012. The amount in the table also includes 98,722 shares held by Mr. Strong in a joint brokerage account with his spouse. In September 2000, Mr. Strong was granted 300 units of Truncheon Investors, L.L.C. (“Truncheon”), a member of UDC LLC. If UDC LLC were to distribute the common stock of the Company that it owns to the members of UDC LLC, Truncheon may be entitled to a portion of that common stock, based upon the market value of the Company’s common stock at the distribution date. If the Company’s common stock owned by UDC LLC had been distributed on September 30, 2012, and the value of those shares had been determined to be $51,630,514 (based upon the $6.49 closing price of the Company’s common stock on the NASDAQ Global Select Market on September 28, 2012), Mr. Strong would have been entitled to 477 shares of the Company’s common stock. Mr. Strong has no control over the timing of any such distribution or over whether any such distribution is made; consequently, such shares are not included in the above table.
(8)	Includes 112,556 shares issuable pursuant to options to purchase common stock exercisable within 60 days after September 30, 2012; but does not include 4,837 shares issuable pursuant to options to purchase common stock which are not exercisable until more than 60 days after September 30, 2012. Amount also includes 2,000 shares which he owns with his spouse in a joint brokerage account.
(9)	Includes 60,250 shares issuable pursuant to options to purchase common stock exercisable within 60 days after September 30, 2012; but does not include 47,750 shares issuable pursuant to options to purchase common stock which are not exercisable until more than 60 days after September 30, 2012. Amount also includes 408 shares which she owns with her spouse in a joint brokerage account.
(10)

Consists of 5,353 shares of common stock issued upon vesting of his 2008 RSU award and 20,640 shares issuable pursuant to options to purchase Company common stock within 60 days after September 30, 2012; but does not include 1,978 shares issuable pursuant to options to purchase common stock which are not exercisable until more than 60 days after September 30, 2012. The number in the table does not include the shares to which Mr. O’Neill may be entitled by virtue of his interest in UDC LLC; such interest being held through Somerset Capital Partners (“Somerset”) and Truncheon (see Note 7 above). If the common stock of the Company owned by UDC LLC had been distributed on September 30, 2012, based upon the $6.49 closing price on September 28, 2012, the aggregate value of those shares would have equaled $51,630,514. Mr. O’Neill would have been entitled to 191,583 shares of Company common stock resulting from the proportionate share distributions to Somerset and Truncheon. Mr. O’Neill’s wife also has a membership interest in UDC LLC and would have been entitled to 47,918 shares of Company common stock in the event of such a share distribution on September 30, 2012. Mr. O’Neill disclaims beneficial ownership in the shares owned by his wife. The aggregate of such shares, 239,501 shares, is equal to 1.1% of the total outstanding shares of the Company’s common stock as of September 30, 2012; however, such shares are not included in the above table.
(11)	A majority of the ownership interests in UDC LLC are owned by MSCP III and related private equity funds (collectively, the “Funds”). UDC LLC is controlled by a board of representatives, the members of which include Messrs. Hoffen and Myers, whom, as representatives of the Funds, control a majority of the voting rights on the board of representatives. Messrs. Hoffen and Myers disclaim beneficial ownership of the shares owned by UDC LLC. This number also includes, respectively for each of Messrs. Hoffen and Myers, 20,640 shares issuable pursuant to options to purchase Company common stock within 60 days after September 30, 2012; but does not include, for each of them, 1,978 shares issuable pursuant to options to purchase common stock which are not exercisable until more than 60 days after September 30, 2012. Messrs. Hoffen and Myers are each a managing director of Metalmark Capital Holdings LLC; the 5,353 shares of common stock issued to each of them upon vesting of their 2008 RSU award were transferred to, and are held in, a corporate brokerage account of an affiliated entity, Metalmark Management LLC. Consequently, the 5,353 shares are excluded from their respective reported amount.
(12)	Consists of 5,353 shares of common stock issued upon vesting of his 2008 RSU award and 28,140 shares issuable pursuant to options to purchase common stock exercisable within 60 days after September 30, 2012; but does not include 1,978 shares issuable pursuant to options to purchase common stock which are not exercisable until more than 60 days after September 30, 2012. Amount also includes 5,000 shares which h owns with his spouse in a joint brokerage account.
(13)	Consists of 5,353 shares of common stock issued upon vesting of his 2008 RSU award and 28,140 shares issuable pursuant to options to purchase common stock exercisable within 60 days after September 30, 2012; but does not include 1,978 shares issuable pursuant to options to purchase common stock which are not exercisable until more than 60 days after September 30, 2012.
(14)	Consists of 5,353 shares of common stock issued upon vesting of his 2008 RSU award and 28,140 shares issuable pursuant to options to purchase common stock exercisable within 60 days after September 30, 2012; but does not include 1,978 shares issuable pursuant to options to purchase common stock which are not exercisable until more than 60 days after September 30, 2012.
(15)	Consists of 5,353 shares of common stock issued upon vesting of his 2008 RSU award and 15,164 shares issuable pursuant to options to purchase common stock exercisable within 60 days after September 30, 2012; but does not include 1,978 shares issuable pursuant to options to purchase common stock which are not exercisable until more than 60 days after September 30, 2012.
(16)	Includes an aggregate of 557,230 shares issuable pursuant to options to purchase common stock granted to officers and directors that are either presently exercisable or that become exercisable within 60 days after September 30, 2012; but does not include 80,356 shares issuable pursuant to options to purchase common stock which are not exercisable until more than 60 days after September 30, 2012. Individual ownership totals exclude the outstanding RSU awards held by each officer and director, respectively, as no part of these awards are presently vested nor will any RSU award amount become vested within the 60 days after September 30, 2012. For additional information regarding the outstanding named executive officer and director RSU awards, see “The Merger—Interests of Certain Persons in the Merger.”

ADVISORY VOTE ON NAMED EXECUTIVE OFFICER MERGER-RELATED COMPENSATION ARRANGEMENTS

The Company is providing its stockholders with the opportunity to cast an advisory (non-binding) vote to approve the payment by the Company of certain compensation to the named executive officers of the Company that is based on or otherwise relates to the merger, as required by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010. This proposal, commonly known as “say-on-golden parachute” and which is referred to in this proxy statement as the named executive officer merger-related compensation proposal, gives Company stockholders the opportunity to vote on an advisory (non-binding) basis on the compensation that the Company’s named executive officers may be entitled to receive from the Company that is based on or otherwise relates to the merger.

The compensation that the Company’s named executive officers may be entitled to receive from the Company that is based on or otherwise relates to the merger is summarized in the table entitled “Golden Parachute Compensation,” under “Interests of Certain Persons in the Merger—Quantification of Potential Payments to the Company’s Named Executive Officers in Connection with the Merger” beginning on page 47 of this proxy statement. That summary includes all compensation and benefits that will or may be paid by the Company to its named executive officers in connection with the merger.

The Board encourages you to review carefully the named executive officer merger-related compensation information disclosed in this proxy statement.

The Board unanimously recommends that the stockholders of the Company approve the following resolution:

“RESOLVED, that the stockholders of the Company approve, on an advisory (non-binding) basis, the compensation that will or may become payable by the Company to its named executive officers in connection with the merger, as disclosed pursuant to Item 402(t) of Regulation S-K in the Golden Parachute Compensation table and the related narrative disclosures.”

The vote on the named executive officer merger-related compensation proposal is a vote separate and apart from the vote on the adoption of the Merger Agreement. Accordingly, you may vote to approve the adoption of the Merger Agreement and vote not to approve the named executive officer merger-related compensation proposal and vice versa. Because the vote on the named executive officer merger-related compensation proposal is advisory only, it will not be binding on either the Company or Parent. Accordingly, if the Merger Agreement is adopted and the merger is completed, the compensation payments that are contractually required to be paid by the Company to its named executive officers will or may be paid, subject only to the conditions applicable thereto, regardless of the outcome of the advisory (non-binding) vote of Company stockholders.

The affirmative vote of holders of a majority of the shares of Company common stock present in person or by proxy and entitled to vote on the proposal will be required to approve the named executive officer merger-related compensation proposal.

The Board unanimously recommends that you vote “FOR” the named executive officer merger-related compensation proposal.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

The following is a summary of the material United States federal income tax consequences to beneficial owners of Shares upon the exchange of Shares for cash pursuant to the Merger. This summary is general in nature and does not discuss all aspects of United States federal income taxation that may be relevant to a holder of Shares in light of its particular circumstances. In addition, this summary does not describe any tax consequences arising under the laws of any local, state or foreign jurisdiction and does not consider any aspects of United States federal tax law other than income taxation. This summary deals only with Shares held as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”) (generally, property held for investment), and does not address tax considerations applicable to any holder of Shares that may be subject to special treatment under the United States federal income tax laws, including:

•	a bank or other financial institution;

•	a tax-exempt organization;

•	a retirement plan or other tax-deferred account;

•

an entity treated as a partnership, an S corporation or other pass-through entity for United States federal income tax purposes (or an investor in a partnership, S corporation or other pass-through entity);

•	an insurance company;

•	a mutual fund;

•	a real estate investment trust;

•	a dealer or broker in stocks and securities;

•	a trader in securities that elects mark-to-market treatment;

•	a holder of Shares subject to the alternative minimum tax provisions of the Code;

•	a holder of Shares that received the Shares through the exercise of an employee stock option, through a tax qualified retirement plan or otherwise as compensation;

•	a United States Holder (as defined below) that has a functional currency other than the United States dollar;

•	a person that holds the Shares as part of a hedge, straddle, constructive sale, conversion or other integrated transaction; or

•	certain former United States citizens or long-term residents; or

If a partnership (including any entity or arrangement treated as a partnership for United States federal income tax purposes) holds Shares, the tax treatment of a holder that is a partner in the partnership generally will depend upon the status of the partner and the activities of the partner and the partnership. Such holders should consult their own tax advisors regarding the tax consequences of exchanging the Shares pursuant to the Merger.

This summary is based on the Code, the Treasury regulations promulgated under the Code, and rulings and judicial decisions, all as in effect as of the date hereof, and all of which are subject to change or differing interpretations at any time, with possible retroactive effect.

The discussion set out herein is intended only as a summary of the material United States federal income tax consequences of the Merger to a holder of Shares. We urge you to consult your own tax advisor with respect to the specific tax consequences to you in connection with the Merger in light of your own particular circumstances, including federal income, estate, gift and other non-income tax consequences, and tax consequences under state, local or foreign tax laws.

United States Holders

For purposes of this discussion, the term “United States Holder” means a beneficial owner of Shares that is, for United States federal income tax purposes:

•	a citizen or resident of the United States;

•

a corporation (or any other entity or arrangement treated as a corporation for United States federal income tax purposes) organized in or under the laws of the United States or any state thereof or the District of Columbia;

•	an estate, the income of which is subject to United States federal income taxation regardless of its source; or

•

a trust if (i) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust or (ii) the trust has validly elected to be treated as a “United States person” under applicable Treasury regulations.

Payments with Respect to Shares

The exchange of Shares for cash pursuant to the Merger will be a taxable transaction for United States federal income tax purposes, and a United States Holder who receives cash for Shares pursuant to the Merger generally will recognize gain or loss, if any, equal to the difference between the amount of cash received (determined before the deduction for backup withholding, if any) and the holder’s tax basis in the Shares exchanged therefor. Gain or loss generally will be determined separately for each block of Shares (i.e., Shares acquired at the same cost in a single transaction) held by such United States Holder. Such gain or loss generally will be capital gain or loss, and will be long-term capital gain or loss if such United States Holder’s holding period for the Shares is more than one year at the time of the exchange. Long-term capital gain recognized by an individual holder generally is eligible for reduced rates of taxation. There are limitations on the deductibility of capital losses.

Information Reporting and Backup Withholding

Proceeds from the exchange of Shares pursuant to the Merger generally will be subject to information reporting and also will be subject to backup withholding at the applicable rate (currently 28%) unless the applicable United States Holder or other payee provides a valid taxpayer identification number and complies with certain certification procedures (generally, by providing a properly completed IRS Form W-9) or otherwise establishes an exemption from backup withholding. Any amounts withheld under the backup withholding rules from a payment to a United States Holder will be allowed as a credit against that holder’s United States federal income tax liability and may entitle the holder to a refund, provided that the required information is timely furnished to the IRS.

Non-United States Holders

For purposes of this discussion, a “non-United States Holder” is a beneficial owner of any Share (other than a partnership or any entity or arrangement treated as a partnership for U.S. federal income tax purposes) that is not a United States Holder.

Payments with Respect to Shares

Payments made to a non-United States Holder with respect to Shares exchanged for cash pursuant to the Merger generally will be exempt from United States federal income tax, unless:

•

the gain, if any, is effectively connected with the conduct by the non-United States Holder of a trade or business in the United States (or, generally, if an income tax treaty applies, the gain is attributable to a permanent establishment maintained by the non-United States Holder in the United States);

•	the non-United States Holder is an individual who is present in the United States for 183 days or more in the taxable year of the exchange, and certain other conditions are met; or

•

the Company is or has been a “U.S. real property holding corporation” (“USRPHC”) under Section 897 of the Internal Revenue Code during the shorter of the five-year period ending on the date of disposition by the non-United States Holder and the non-United States Holder’s holding period for the Shares.

If gain is effectively connected with the conduct of a U.S. trade or business, the non-United States Holder generally will be subject to U.S. federal income tax, on a net income basis, on the gain derived from the exchange, except as otherwise required by an applicable U.S. income tax treaty. If the non-United States Holder is a corporation, any such effectively connected gain by the non-United States Holder may also, under certain circumstances, be subject to the branch profits tax at a 30% rate (or such lower rate as may be prescribed under an applicable U.S. income tax treaty). If the non-United States Holder is an individual described in the second bullet point above, such holder will be subject to U.S. federal income tax on the gain derived from the exchange of Shares at a 30% rate (or such lower rate as may be prescribed under an applicable U.S. income tax treaty).

We have not determined whether the Company is or has been a USRPHC for United States federal income tax purposes. In the event that the Company were a USRPHC, a non-United States Holder, nevertheless, would not be subject to U.S. federal income or withholding tax on the exchange of the Shares for cash, so long as the Shares are regularly traded on an established securities market and the non-United States Holder owns, actually and constructively, 5% or less of the Shares during the shorter of the five-year period ending on the date of disposition and the non-United States Holder’s holding period for the Shares.

Information Reporting and Backup Withholding

Proceeds from the exchange of Shares pursuant the Merger may be subject to information reporting and backup withholding at the applicable rate (currently 28%) unless, generally, the non-United States Holder certifies under penalties of perjury on an appropriate IRS Form W-8 that such non-United States Holder is not a United States person, or the non-United States Holder otherwise establishes an exemption.

Any amounts withheld under the backup withholding rules generally will be allowed as a refund or a credit against the non-United States Holder’s United States federal income tax liability, provided the required information is furnished to the IRS.

The foregoing summary does not discuss all aspects of United States federal income taxation that may be relevant to particular holders of Shares. Holders of Shares should consult their own tax advisors as to the particular tax consequences to them of exchanging their Shares for cash in the Merger under any federal, state, foreign, local or other tax laws.

APPRAISAL RIGHTS

Under Section 262 of the DGCL, any holder of Company common stock who does not wish to accept the merger consideration may elect to exercise appraisal rights in lieu of receiving the merger consideration. A stockholder who exercises appraisal rights may petition the Delaware Court of Chancery to determine the “fair value” of his, her or its shares and receive payment of the fair value in cash, together with interest, if any. However, the stockholder must comply with the provisions of Section 262 of the DGCL.

The following discussion is a summary of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262 of the DGCL that is attached to this proxy statement as Annex C. All references in Section 262 of the DGCL and in this summary to a “stockholder” are to the record holder of the shares of Company common stock who exercises appraisal rights.

Under Section 262 of the DGCL, when a merger is submitted for approval at a meeting of stockholders, as in the case of the merger agreement, the company, not less than 20 days prior to the meeting, must notify each of its stockholders entitled to appraisal rights that appraisal rights are available and include in the notice a copy of Section 262 of the DGCL. This proxy statement constitutes the required notice, and the applicable statutory provisions are attached to this proxy statement as Annex C. This summary of appraisal rights is not a complete summary of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the text of Section 262 of the DGCL attached as Annex C. Any holder of Company common stock who wishes to exercise appraisal rights or who wishes to preserve the right to do so should review the following discussion and Annex C carefully. Failure to strictly comply with the procedures of Section 262 of the DGCL in a timely and proper manner will result in the loss of appraisal rights. A stockholder who loses his, her or its appraisal rights will be entitled to receive the merger consideration described in the merger agreement.

Stockholders wishing to exercise the right to seek an appraisal of their shares must do ALL of the following:

•

the stockholder must not vote in favor of the proposal to adopt the merger agreement. Because a proxy that does not contain voting instructions will, unless revoked, be voted in favor of the merger agreement, a stockholder who votes by proxy and who wishes to exercise appraisal rights must vote against the adoption of the merger agreement, abstain or not vote its shares;

•	the stockholder must deliver to the Company a written demand for appraisal before the vote on the merger agreement at the special meeting;

•

the stockholder must continuously hold the shares from the date of making the demand through the effective time of the merger. A stockholder will lose appraisal rights if the stockholder transfers the shares before the effective time of the merger; and

•

the stockholder or the surviving company must file a petition in the Delaware Court of Chancery requesting a determination of the fair value of the shares within 120 days after the effective time of the merger. The surviving company is under no obligation to file any petition and has no intention of doing so.

Voting, in person or by proxy, against, abstaining from voting on or failing to vote on the proposal to adopt the merger agreement will not constitute a written demand for appraisal as required by Section 262 of the DGCL. The written demand for appraisal must be in addition to and separate from any proxy or vote.

Only a holder of record of shares of Company common stock issued and outstanding immediately prior to the effective time of the merger may assert appraisal rights for the shares of stock registered in that holder’s name. A demand for appraisal must be executed by or on behalf of the stockholder of record, fully and correctly, as the stockholder’s name appears on the stock certificates. The demand must reasonably inform the Company of the identity of the stockholder and that the stockholder intends to demand appraisal of his, her or its common stock.

STOCKHOLDERS WHO HOLD THEIR SHARES IN BANK OR BROKERAGE ACCOUNTS OR OTHER NOMINEE FORMS, AND WHO WISH TO EXERCISE APPRAISAL RIGHTS, SHOULD CONSULT WITH THEIR BROKERS, BANKS AND NOMINEES, AS APPLICABLE, TO DETERMINE THE APPROPRIATE PROCEDURES FOR THE BROKER, BANK OR OTHER NOMINEE HOLDER TO MAKE A DEMAND FOR APPRAISAL OF THOSE SHARES. A PERSON HAVING A BENEFICIAL INTEREST IN SHARES HELD OF RECORD IN THE NAME OF ANOTHER PERSON, SUCH AS A BROKER, BANK OR OTHER NOMINEE, MUST ACT PROMPTLY TO CAUSE THE RECORD HOLDER TO FOLLOW PROPERLY AND IN A TIMELY MANNER THE STEPS NECESSARY TO PERFECT APPRAISAL RIGHTS.

If shares of Company common stock are owned of record by more than one person, as in a joint tenancy or tenancy in common, such demand must be executed by or for all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner and expressly disclose the fact that, in exercising the demand, such person is acting as agent for the record owner. If a stockholder holds shares of Company common stock through a broker who in turn holds the shares through a central securities depository nominee such as Cede & Co., a demand for appraisal of such shares must be made by or on behalf of the depository nominee and must identify the depository nominee as record holder.

A stockholder who elects to exercise appraisal rights under Section 262 of the DGCL should mail or deliver a written demand to:

    Union Drilling, Inc.

    4055 International Plaza, Suite 610

    Fort Worth, Texas 76109

    Attention: Secretary

If the merger is completed, Parent will give written notice of the effective time within 10 days after the effective time to each former Company stockholder who did not vote in favor of the merger agreement and who made a written demand for appraisal in accordance with Section 262 of the DGCL. Within 120 days after the effective time of the merger, but not later, either the surviving company or any dissenting stockholder who has complied with the requirements of Section 262 of the DGCL may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery, with a copy served on the surviving company in the case of a petition filed by a stockholder, demanding a determination of the value of the shares of Company common stock held by all dissenting stockholders. The surviving company is under no obligation to file an appraisal petition and has no intention of doing so. Stockholders who desire to have their shares appraised should initiate any petitions necessary for the perfection of their appraisal rights within the time periods and in the manner prescribed in Section 262 of the DGCL.

Within 120 days after the effective time, any stockholder who, to that point in time, has complied with the provisions of Section 262 of the DGCL, will be entitled to receive from the surviving company, upon written request, a statement setting forth the aggregate number of shares not voted in favor of the adoption of the merger agreement and with respect to which the Company has received demands for appraisal, and the aggregate number of holders of those shares. The surviving company must mail this statement to the stockholder within the later of 10 days of receipt of the request or 10 days after expiration of the period for delivery of demands for appraisal. A person who is the beneficial owner of shares of stock held in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file an appraisal petition or request from the surviving company the statement described in this paragraph.

If any party files a petition for appraisal in a timely manner, the Delaware Court of Chancery will determine which stockholders are entitled to appraisal rights and may require the stockholders demanding appraisal who hold certificated shares to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings and the Delaware Court of Chancery may dismiss any stockholder who fails to comply with this direction from the proceedings. Where proceedings are not dismissed, the appraisal proceeding shall be conducted as to the shares of Company stock owned by such stockholders, in accordance with the rules of the Delaware Court of Chancery, including any rules specifically governing appraisal proceedings. The Delaware Court of Chancery will thereafter determine the fair value of the shares of Company common stock held by dissenting stockholders, exclusive of any element of value arising from the accomplishment or expectation of the merger. Unless the Delaware Court of Chancery in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment will be compounded quarterly and will accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment.

In determining the fair value, the Delaware Court of Chancery is required to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court has stated that, in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other factors which could be ascertained as of the date of the merger which throw any light on future prospects of the merged corporation. Section 262 of the DGCL provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court construed Section 262 of the DGCL to mean that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.” In addition, Delaware courts have decided that the statutory appraisal remedy, depending on factual circumstances, may or may not be a dissenter’s exclusive remedy. If no party files a petition for appraisal within 120 days after the effective time, then stockholders will lose the right to an appraisal, and will instead receive the merger consideration described in the merger agreement. The fair value of their shares as determined under Section 262 of the DGCL could be greater than, the same as, or less than the value of the merger consideration. An opinion of an investment banking firm as to the fairness from a financial point of view of the consideration payable in a merger is not an opinion as to, and does not in any manner address, fair value under Section 262 of the DGCL.

The Delaware Court of Chancery may determine the costs of the appraisal proceeding and may allocate those costs to the parties as the Delaware Court of Chancery determines to be equitable under the circumstances. However, costs do not include attorneys and expert witness fees. Each dissenting stockholder is responsible for its own attorneys and expert witnesses expenses, although, upon application of a stockholder, the Delaware Court of Chancery may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including reasonable attorneys’ fees and the fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal.

Any stockholder who has duly demanded an appraisal in compliance with Section 262 of the DGCL may not, after the effective time, vote the shares subject to the demand for any purpose or receive any dividends or other distributions on those shares, except dividends or other distributions payable to holders of record of shares as of a record date prior to the effective time.

Any stockholder who has not commenced an appraisal proceeding or joined such a proceeding as a named party may withdraw a demand for appraisal and accept the merger consideration by delivering a written withdrawal of the demand for appraisal to the surviving company, except that any attempt to withdraw made more than 60 days after the effective time will require written approval of the surviving company, and no appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any stockholder without the approval of the Delaware Court of Chancery. Such approval may be conditioned on the terms the Delaware Court of Chancery deems just, provided, however, that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined such proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger within 60 days. If the stockholder fails to perfect, successfully withdraws or loses the appraisal right, the stockholder’s shares will be converted into the right to receive the merger consideration.

Failure to follow the steps required by Section 262 of the DGCL for perfecting appraisal rights may result in the loss of appraisal rights. In that event, you will be entitled to receive the merger consideration for your shares in accordance with the merger agreement. In view of the complexity of the provisions of Section 262 of the DGCL, if you are a Company stockholder and are considering exercising your appraisal rights under the DGCL, you should consult your own legal advisor.

FUTURE COMPANY STOCKHOLDER PROPOSALS

It is not expected that the Company will hold its 2013 annual meeting of stockholders unless the merger is not consummated.

If the merger is not completed, the Company plans to hold its 2013 meeting of stockholders. Under SEC rules, any stockholder who wishes to have a qualified proposal considered for inclusion in the Company’s proxy statement for the 2013 annual meeting of stockholders must send the proposal to us so that we receive the proposal no later than December 26, 2012, and the proposal must otherwise comply with all applicable SEC requirements to be considered. In addition, the Company’s amended and restated by-laws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting. In general, this procedure provides that stockholders must submit proposals to the Company containing certain information specified in the Company’s amended and restated by-laws not less than 90 days prior to the first anniversary of the preceding year’s annual meeting. Accordingly, in order to be brought before our 2013 annual meeting of stockholders, any such proposal must be submitted so that the Company receives the proposal no later than the close of business on March 9, 2013. Stockholders should submit any such proposals to the Company’s Corporate Secretary at Union Drilling, Inc., 4055 International Plaza, Suite 610, Fort Worth, Texas 76109. These by-law requirements are in addition to the SEC’s requirements with which a stockholder must comply to have a proposal included in our proxy statement. As to all such matters which the Company does not have notice on March 9, 2013, unless otherwise required by law, discretionary authority will be granted to the persons designated in the Company’s proxy relating to the 2013 annual meeting whether to vote on such proposal.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document that we file at the Public Reference Room of the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, Company’ SEC filings also are available to the public at the Internet website maintained by the SEC at www.sec.gov.

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this proxy statement, and information that we file later with the SEC will automatically update and supersede this information. This proxy statement incorporates by reference the documents listed below and all documents subsequently filed with the SEC pursuant to Section 13(a), 13(c), 14, or 15(d) of the Exchange Act:

•	the Company’s Annual Report on Form 10-K for the year ended December 31, 2011;

•	the Company’s Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2012 and June 30, 2012; and

•

the Company’s Current Reports on Form 8-K filed with the SEC on March 7, 2012, June 7, 2012, August 1, 2012, September 25, 2012 and September 28, 2012 (other than with respect to information furnished under Items 2.02 and 7.01 of any Current Report on Form 8-K, including the related exhibits under Item 9.01).

We also incorporate by reference into this proxy statement additional documents that Company may file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, from the date of this proxy statement until the date of the special meeting; provided, however, that we are not incorporating by reference any additional documents or information furnished and not filed with the SEC.

You may request a copy of these filings at no cost, by writing or telephoning the office of Davis S. Goldberg., Corporate Secretary, Union Drilling, Inc., 4055 International Plaza, Suite 610, Fort Worth, Texas,76109 and the telephone number is (817) 735-8793.

THIS PROXY STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN THAT JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT TO VOTE YOUR SHARES AT THE SPECIAL MEETING. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT. THIS PROXY STATEMENT IS DATED [—], 2012. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS PROXY STATEMENT TO STOCKHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

ANNEX A

AGREEMENT AND PLAN OF MERGER

dated as of

September 24, 2012

among

UNION DRILLING, INC.,

SIDEWINDER DRILLING INC.

and

FASTBALL ACQUISITION INC.

A-i

A-ii

Section 7.06.	Section 16 Matters	A-54
ARTICLE 8 COVENANTS OF PARENT
Section 8.01.	Obligations of Merger Subsidiary	A-54
Section 8.02.	Director and Officer Liability	A-54
Section 8.03.	Employee Matters	A-56
Section 8.04.	Financing	A-57
ARTICLE 9 COVENANTS OF PARENT AND THE COMPANY
Section 9.01.	Approval of the Merger	A-58
Section 9.02.	Regulatory Undertakings	A-60
Section 9.03.	Certain Filings	A-60
Section 9.04.	Public Announcements	A-60
Section 9.05.	Further Assurances	A-61
Section 9.06.	Notices of Certain Events	A-61
Section 9.07.	Stock Exchange De-listing	A-62
Section 9.08.	Takeover Statutes	A-62
Section 9.09.	Confidentiality	A-62
Section 9.10.	Defense of Litigation	A-62
ARTICLE 10 CONDITIONS TO THE MERGER
Section 10.01.	Conditions to the Obligations of Each Party	A-2
Section 10.02.	Conditions to Obligations of Parent and Merger Subsidiary	A-63
Section 10.03.	Conditions to Obligations of the Company	A-64
ARTICLE 11 TERMINATION
Section 11.01.	Termination	A-64
Section 11.02.	Effect of Termination	A-67
ARTICLE 12 MISCELLANEOUS
Section 12.01.	Notices	A-67
Section 12.02.	Survival of Representations and Warranties	A-68
Section 12.03.	Amendments and Waivers	A-68
Section 12.04.	Fees and Expenses	A-68
Section 12.05.	Disclosure Schedule and SEC Document References	A-71
Section 12.06.	Binding Effect; Benefit; Assignment	A-72
Section 12.07.	Governing Law	A-72
Section 12.08.	Jurisdiction	A-72

A-iii

Section 12.09.	Waiver of Jury Trial	A-73
Section 12.10.	Counterparts; Effectiveness	A-73
Section 12.11.	Entire Agreement	A-73
Section 12.12.	Severability	A-73
Section 12.13.	Specific Performance	A-74
Section 12.14.	Certain Agreements with Respect to Debt Providers	A-74
Annex I	Conditions to the Offer
Exhibit A	Certificate of Incorporation of Surviving Corporation

A-iv

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (this “Agreement”) dated as of September 24, 2012 among Union Drilling, Inc., a Delaware corporation (the “Company”), Sidewinder Drilling Inc., a Delaware corporation (“Parent”), and Fastball Acquisition Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Subsidiary”).

W I T N E S S E T H:

WHEREAS, the respective boards of directors of the Company, Parent and Merger Subsidiary have approved the acquisition of the Company by Parent on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, on the terms and subject to the conditions set forth herein, Parent will cause Merger Subsidiary to commence a tender offer (as it may be amended from time to time as permitted by this Agreement, the “Offer”) to purchase any and all of the outstanding shares of common stock, $0.01 par value, of the Company (the “Shares”) at a price of $6.50 per Share (such amount or any different amount per Share that may be paid pursuant to the Offer, the “Offer Price”), net to the seller in cash, without interest, less any withholding of applicable Taxes;

WHEREAS, regardless of whether the Offer Closing occurs, Merger Subsidiary will be merged with and into the Company on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, Parent has required, as a condition and inducement to its willingness to enter into this Agreement, that the Persons listed on Section 1.01(a) of the Parent Disclosure Schedule each simultaneously herewith enter into a Contribution, Non-Tender and Support Agreement (collectively, the “Support Agreements”) dated as of the date hereof, providing that each such Person shall, among other things, (a) not tender into the Offer, (b) support the Merger and the other transactions contemplated hereby, and (c) following the expiration of the Offer and prior to the Effective Time, contribute certain Shares identified in the Support Agreements (the “Contributed Shares”) to Parent on the terms and conditions set forth in the Support Agreements; and

WHEREAS, Parent has required, as a condition and inducement to its willingness to enter into this Agreement, that the Persons listed on Section 1.01(b) of the Parent Disclosure Schedule each simultaneously herewith enter into a Tender and Voting Agreement, dated as of the date hereof (collectively, the “Tender and Voting Agreements”), pursuant to which, among other things, each such Person agrees to (a) tender all Shares it beneficially owns in the Offer and (b) support the Merger and the other transactions contemplated hereby, on the terms and subject to the conditions provided for in the Tender and Voting Agreements.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.01. Definitions. (a) As used herein, the following terms have the following meanings:

“Acquisition Proposal” means, other than the transactions contemplated by this Agreement, any Third Party offer, proposal or inquiry relating to, or any Third Party indication of interest in, (i) any acquisition, purchase or lease, direct or indirect, of (A) 10% or more of the consolidated assets of the Company, (B) assets of the Company that represent, individually or in the aggregate, 10% or more of the consolidated net income or revenues of the Company for the then most recently completed four quarter period, or (C) 10% or more of any class of equity or voting securities of the Company; (ii) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in any Third Party beneficially owning 10% or more of any class of equity or voting securities of the Company; or (iii) a merger, consolidation, share exchange, business combination, sale of substantially all the assets, reorganization, recapitalization, liquidation, dissolution, joint venture or other similar transaction involving the Company.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person, where “control” (including the terms “controlling,” “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Applicable Law” means, with respect to any Person, any foreign, supranational, federal, state, provincial, municipal or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, Order or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority that is binding upon or applicable to such Person, as amended unless expressly specified otherwise.

“beneficial ownership” (and related terms such as “beneficially owned” or “beneficial owner”) has the meaning set forth in Rule 13d-3 under the 1934 Act.

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York or Dallas, Texas are authorized or required by Applicable Law to close or are closed.

“Closing Date” means the date on which the Closing occurs.

“Code” means the Internal Revenue Code of 1986.

“Company Balance Sheet” means the condensed balance sheet of the Company as of June 30, 2012 and the footnotes thereto set forth in the Company 10-Q.

“Company Balance Sheet Date” means June 30, 2012.

“Company Disclosure Schedule” means the disclosure schedule dated the date hereof regarding this Agreement that has been provided by the Company to Parent and Merger Subsidiary.

“Company Material Adverse Effect” means a material adverse effect on the condition (financial or otherwise), business, assets or results of operations of the Company, excluding any effect resulting from (i) changes in GAAP or changes in the regulatory accounting requirements applicable to any industry in which the Company operates not having a materially disproportionate effect on the Company relative to other participants in the industry in which the Company operates, (ii) changes in the financial or securities markets or general economic or political conditions in the United States not having a materially disproportionate effect on the Company relative to other participants in the industry in which the Company operates, (iii) changes (including changes of Applicable Law) or conditions generally affecting the industry in which the Company operates and not specifically relating to or having a materially disproportionate effect on the Company relative to other participants in the industry in which the Company operates, (iv) acts of war, sabotage or terrorism or natural disasters involving the United States of America not having a materially disproportionate effect on the Company relative to other participants in the industry in which the Company operates, (v) the announcement or consummation of the transactions contemplated by this Agreement (provided that this subclause (v) shall not qualify any representation or warranty or related condition requiring disclosure based on the consummation of the transactions contemplated by this Agreement), (vi) any failure by the Company to meet any internal, analysts’ or published budgets, projections, forecasts or predictions of financial performance for any period (but not any fact, change, event, occurrence or effect underlying or contributing to such failure), (vii) any change in the trading price or trading volume of the Shares (but not any fact, change, event, occurrence or effect underlying or contributing to such change in prices or volume), and (viii) any action taken (or omitted to be taken) at the written request of Parent or Merger Subsidiary.

“Company Stockholder Meeting Time” means the time at which the Company Stockholder Meeting is held.

“Company Stock Plans” means all employee and director stock plans or arrangements of the Company and all individual consultant, employee, director or other Contracts of the Company providing for the grant or issuance of stock-based awards.

“Company 10-K” means the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2011.

“Company 10-Q” means the Company’s quarterly report on Form 10-Q for the fiscal quarter ended June 30, 2012.

“Consent” means any consent, approval, or authorization of, or registration, declaration, license, certificate, franchise or filing with, or permit from, any Governmental Authority.

“Contract” means any contract, subcontract, agreement, commitment, note, bond, mortgage, indenture, lease, license, sublicense or other instrument, obligation or binding arrangement or understanding of any kind or character, whether oral or in writing.

“Delaware Law” means the General Corporation Law of the State of Delaware.

“Environmental Laws” means any Applicable Laws or any agreement with any Governmental Authority relating to (i) the protection of the environment, natural resources and health or safety; (ii) the Release or threatened Release of or exposure to any Hazardous Substance; or (iii) the generation, processing, use, handling, treatment, storage, disposal, transport or arrangement for the transport, disposal or handling of any Hazardous Substances.

“Environmental Permits” means all Consents and other similar authorizations of Governmental Authorities relating to or required by Environmental Laws and affecting or relating to the business of the Company as currently conducted.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” of any entity means any other entity that, together with such entity, would be treated as a single employer under Section 414 of the Code.

“Financing Sources” means (i) the Debt Providers and any other lenders participating in the Debt Financing or any Alternative Debt Financing; (ii) to the extent applicable, the Sponsor and any other equity financing sources and equity investors; and (iii) in the case of clauses (i) and (ii), their respective former, current or future general or limited partners, stockholders, managers, members, Representatives or Affiliates.

“fully-diluted basis” means the number of Shares then outstanding assuming conversion or exercise of all derivative securities of the Company (other than the Top-Up Option) regardless of the conversion or exercise price, the vesting schedule or other terms and conditions thereof.

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Authority” means any transnational, domestic or foreign federal, provincial, state or local governmental, regulatory or administrative authority, department, court, agency or official, including any political subdivision thereof but, for the avoidance of doubt, does not include any self-regulatory organization.

“Hazardous Substance” means any pollutant, contaminant, waste or chemical or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substance, waste or material, or any substance, waste or material having any constituent elements displaying any of the foregoing characteristics, including any substance, waste or material regulated under any environmental law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Initial Marketing Period” means:

(a) the first period of twenty consecutive Business Days, commencing five Business Days following receipt in all material respects by the Debt Providers of the Required Information, throughout which (i) Parent shall have had the Required Information; (ii) the Required Information that is applicable to the first day of the Initial Marketing Period is as of and for the same periods as such information applicable to the last day of the Initial Marketing Period; and (iii) nothing has occurred and no condition exists that would cause any of the Offer Conditions to fail to be satisfied assuming the Acceptance Time were to be scheduled on the final day of the Initial Marketing Period.

(b) If an Initial Marketing Period described in clauses (a) through (c) commences and is not completed as a result of the failure of the condition in clauses (a)(ii), (b)(ii)(B) or (c)(ii) (any such period, an “Uncompleted Initial Marketing Period”), as applicable, the Initial Marketing Period shall be the period commencing on the Business Day following receipt in all material respects by the Debt Providers of the updated Required Information and continuing thereafter for the greater of (i) ten consecutive Business Days and (ii) the number of consecutive Business Days that was remaining in such Uncompleted Initial Marketing Period, in each case, throughout which (A) Parent shall have had the Required Information; (B) the Required Information that is applicable to the first

5

day of the Initial Marketing Period described in this clause (b) is as of and for the same periods as such information applicable to the last day of the Initial Marketing Period described in this clause (b); and (C) nothing has occurred and no condition exists that would cause any of the Offer Conditions to fail to be satisfied assuming the Acceptance Time were to be scheduled on the final day of the Initial Marketing Period described in this clause (b).

(c) If an Initial Marketing Period described in clauses (a) through (c) commences and is not completed prior to the dates from and including November 21, 2012 through and including November 23, 2012 or the dates from and including December 20, 2012 through and including December 31, 2012 (each such period an “Initial Marketing Period Blackout”), then the Initial Marketing Period shall be the period commencing on the Business Day following such Initial Marketing Period Blackout and continuing thereafter for fifteen consecutive Business Days throughout which (i) Parent shall have had the Required Information; (ii) the Required Information that is applicable to the first day of the Initial Marketing Period described in this clause (c) is as of and for the same periods as such information applicable to the last day of the Initial Marketing Period described in this clause (c); and (iii) nothing has occurred and no condition exists that would cause any of the Offer Conditions to fail to be satisfied assuming the Acceptance Time were to be scheduled on the final day of the Initial Marketing Period described in this clause (c).

(d) Notwithstanding the foregoing, if the Debt Financing is consummated prior to the expiration of the Initial Marketing Period as defined in clauses (a) through (c) above, the Initial Marketing Period shall end on such earlier date on which the Debt Financing is consummated.

“Intellectual Property” means (i) trademarks, service marks, trade dress, domain names, brand names, certification marks and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; (ii) inventions and discoveries, whether patentable or not, in any jurisdiction, patents, applications for patents (including divisions, continuations, continuations in part and renewal applications), and any renewals, extensions or reissues thereof, in any jurisdiction; (iii) Trade Secrets; (iv) original works of authorship, whether copyrightable or not, in any jurisdiction, and any and all copyright rights, whether registered or not, and registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof; (v) moral rights, database rights, industrial property rights, publicity rights and privacy rights; and (vi) any intellectual property rights similar to any of the foregoing in any jurisdiction.

“Key Employee” means the individuals listed on Section 1.01(a) of the Company Disclosure Schedule.

“knowledge” means (i) with respect to the Company, the actual knowledge after reasonable inquiry of the individuals listed on Section 1.01(a) of the Company Disclosure Schedule and (ii) with respect to Parent, the actual knowledge after reasonable inquiry of the individuals listed on Section 1.01(c) of the Parent Disclosure Schedule.

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance or other adverse claim of any kind in respect of such property or asset. For purposes of this Agreement, a Person shall be deemed to own subject to a Lien any property or asset that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.

“Nasdaq” means the NASDAQ Stock Market LLC.

“1933 Act” means the Securities Act of 1933.

“1934 Act” means the Securities Exchange Act of 1934.

“One-Step Marketing Period” means the first period of ten consecutive Business Days, commencing on the later of (x) the Business Day prior to the Company Stockholder Meeting Time and (y) receipt in all material respects by the Debt Providers of the Required Information, throughout which (i) Parent shall have had the Required Information; (ii) the Required Information that is applicable to the first day of the One-Step Marketing Period is as of and for the same periods as such information applicable to the last day of the One-Step Marketing Period; and (iii) nothing has occurred and no condition exists that would cause any of the conditions set forth in Article 10 to fail to be satisfied assuming the Closing were to be scheduled on the final day of the One-Step Marketing Period; provided, that such period shall not include any dates from and including November 21, 2012 through and including November 23, 2012 or any dates from and including December 20, 2012 through and including December 31, 2012; and provided, further that the One-Step Marketing Period shall end on any earlier date that is the date on which the Debt Financing is consummated.

“Order” means any order, writ, assessment, decision, injunction, decree, ruling, judgment or similar action, whether temporary, preliminary or permanent, of a Governmental Authority or arbitrator.

“Parent Disclosure Schedule” means the disclosure schedule dated the date hereof regarding this Agreement that has been provided by Parent to the Company.

“Parent Material Adverse Effect” means a material adverse effect on Parent’s ability to consummate the transactions contemplated pursuant to this Agreement.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a Governmental Authority.

“Permitted Liens” means any (i) routine statutory liens securing liabilities not yet due and payable; (ii) Liens that do not materially detract from the value of the specific asset affected or the present use of such asset; (iii) Liens existing or expressly permitted pursuant to the Revolver; (iv) non-exclusive licenses or sublicenses of Intellectual Property granted in the ordinary course of business; and (v) Liens disclosed on the Company Balance Sheet.

“Proceeding” means any action, suit, arbitration proceeding, administrative or regulatory investigation, review, audit, proceeding, citation, summons or subpoena of any nature (civil, criminal, regulatory or otherwise) in law or in equity.

“Proxy Statement Clearance Date” means the date on which the SEC has, orally or in writing, confirmed that it has no further comments on the Company Proxy Statement, including the first date following the tenth calendar day following the filing of the preliminary Company Proxy Statement if the SEC has not informed the Company that it intends to review the Company Proxy Statement.

“Release” or “Released” means any release, spill, emission, leaking, dumping, injection, pouring, pumping, placing, discarding, abandoning, deposit, disposal, discharge, dispersal, leaching, or migration into or through the environment (including ambient air, surface water, groundwater, land surface, or subsurface strata).

“Revolver” means the revolving credit facility pursuant to that certain Amended and Restated Revolving Credit and Security Agreement dated as of April 27, 2011, by and among PNC Bank, National Association (as lender and as agent), PNC Capital Markets LLC (as lead arranger), the financial institutions from time to time party thereto (as lenders), and the Company (as borrower).

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the Securities and Exchange Commission.

“Subsidiary” means, with respect to any Person, any entity (i) of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions are at any time directly or indirectly owned by such Person; (ii) of which such Person or any subsidiary of such Person is a general partner; or (iii) which is consolidated in such Person’s financial statements.

“Third Party” means any Person, including as defined in Section 13(d) of the 1934 Act, other than Parent or any of its Affiliates.

“Trade Secrets” means trade secrets and confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any Person.

(b) Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
1933 Act	1.01(a)
1934 Act	1.01(a)
Acceptance Time	2.01(b)
Acquisition Proposal	1.01(a)
Adverse Recommendation Change	7.03(a)
Affiliate	1.01(a)
Agreement	Preamble
Alternative Debt Financing	8.04
Applicable Law	1.01(a)
beneficial ownership	1.01(a)
Board of Directors	2.02(a)
Business Day	1.01(a)
Certificates	3.03(a)
Closing	3.01(b)
Closing Date	3.01(b)
Code	1.01(a)
Company	Preamble
Company 10-K	1.01(a)
Company 10-Q	1.01(a)
Company Balance Sheet	1.01(a)
Company Balance Sheet Date	1.01(a)
Company Board Recommendation	5.02(b)
Company Disclosure Documents	5.09(a)
Company Disclosure Schedule	1.01(a)
Company Intellectual Property	5.15(a)
Company Material Adverse Effect	1.01(a)
Company Permits	5.12(a)
Company Proxy Statement	5.09(a)
Company Related Party	12.04(d)
Company RSUs	3.06
Company SEC Documents	5.07(a)
Company Securities	5.05(b)
Company Stock Options	3.05(a)
Company Stock Plans	1.01(a)
Company Stockholder Approval	5.02(a)
Company Stockholder Meeting	9.01(b)
Company Stockholder Meeting Time	1.01(a)
Compensation Committee	7.04
Confidentiality Agreement	7.02

Term	Section
Consent	1.01(a)
Continuing Employees	8.03(a)
Contract	1.01(a)
Contributed Shares	Recitals
D&O Insurance	8.02(c)
Debt Commitment Letters	6.07(a)
Debt Financing	6.07(a)
Debt Providers	6.07(a)
Debt Related Parties	12.14
Delaware Law	1.01(a)
Effective Time	3.01(c)
e-mail	12.01
Employee Plans	5.17(a)
End Date	11.01(b)
Enforceability Exceptions	6.07(b)
Environmental Laws	1.01(a)
Environmental Permits	1.01(a)
Equity Commitment Letter	6.07(a)
Equity Financing	6.07(a)
ERISA	1.01(a)
ERISA Affiliate	1.01(a)
Expiration Date	2.01(d)
Fairness Opinion	5.21
Financing	6.07(a)
Financing Agreements	8.04
Financing Commitment Letters	6.07(a)
Financing Sources	1.01(a)
First Eligible One-Step Closing Date	3.01(b)
fully-diluted basis	1.01(a)
GAAP	1.01(a)
Governmental Authority	1.01(a)
Hazardous Substance	1.01(a)
HSR Act	1.01(a)
HSR Act Condition	2.01(b)
Indemnified Person	8.02(a)
Independent Directors	2.03(c)
Initial Expiration Date	2.01(d)
Initial Marketing Period	1.01(a)
Intellectual Property	1.01(a)
Intervening Event	7.03(b)
knowledge	1.01(a)
Lease	5.14(b)
Leased Real Property	5.14(b)
Lien	1.01(a)
Limited Guarantee	6.08

Term	Section
Material Contract	5.19
Merger	3.01(a)
Merger Consideration	3.02(a)
Merger Subsidiary	Preamble
Minimum Tender Condition	2.01(b)
Multiemployer Plan	5.17(c)
Nasdaq	1.01(a)
Nonqualified Deferred Compensation Plan	5.17(k)
Offer	Recitals
Offer Closing	2.01(b)
Offer Closing Date	2.01(b)
Offer Commencement Date	2.01(a)
Offer Conditions	2.01(a)
Offer Documents	2.01(f)
Offer Price	Recitals
Offer Termination Right Events	Annex I
One-Step Marketing Period	1.01(a)
Owned Real Property	5.14(c)
Order	1.01(a)
Parent	Preamble
Parent Disclosure Schedule	1.01(a)
Parent Expenses	12.04(b)
Parent Material Adverse Effect	1.01(a)
Parent Related Party	12.04(d)
Parent Termination Fee	12.04(b)
Paying Agent	3.03(a)
Permitted Liens	1.01(a)
Person	1.01(a)
Preferred Shares	5.05(a)
Proceeding	1.01(a)
Proxy Statement Clearance Date	1.01(a)
Release	1.01(a)
Released	1.01(a)
Representatives	7.03(a)
Required Information	7.05
Revolver	1.01(a)
Rigs	5.27(a)
Sarbanes-Oxley Act	1.01(a)
Schedule 14D-9	2.01(f)
Schedule TO	2.01(f)
SEC	1.01(a)
Shares	Recitals
Sponsor	6.07(a)
Subsidiary	1.01(a)
Superior Proposal	7.03(e)

Term	Section
Support Agreements	Recitals
Surviving Corporation	3.01(a)
Tax	5.16(m)
Tax Return	5.16(m)
Tax Sharing Agreements	5.16(m)
Taxing Authority	5.16(m)
Tender and Voting Agreements	Recitals
Termination Fee	12.04(b)
Third Party	1.01(a)
Top-Up Closing	2.04(c)
Top-Up Impediment	Annex I
Top-Up Notice	2.04(c)
Top-Up Option	2.04(a)
Top-Up Shares	2.04(a)
Trade Secrets	1.01(a)
Uncertificated Shares	3.03(a)

Section 1.02. Other Definitional and Interpretative Provisions. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits, Annexes and Schedules are to Articles, Sections, Exhibits, Annexes and Schedules of this Agreement unless otherwise specified. All Exhibits, Annexes and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit, Annex or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any statute shall be deemed to refer to such statute as amended from time to time and to any rules or regulations promulgated thereunder. References to any Contract are to that Contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. References to “law”, “laws” or to a particular statute or law shall be deemed also to include any Applicable Law amending, consolidating or replacing it prior to the date hereof.

ARTICLE 2

THE OFFER

Section 2.01. The Offer. (a) As promptly as practicable after the date hereof, but in no event later than ten Business Days following the date of this Agreement, Merger Subsidiary shall, and Parent shall cause it to, commence (within the meaning of Rule 14d-2 under the 1934 Act) the Offer. The Offer shall be subject to the conditions set forth in Annex I hereto (the “Offer Conditions”). The date on which Merger Subsidiary commences the Offer is referred to as the “Offer Commencement Date”.

(b) Subject to the terms and conditions set forth in this Agreement and to the satisfaction or waiver of the Offer Conditions, Merger Subsidiary shall, and Parent shall cause it to, promptly after the Expiration Date, accept for payment all Shares validly tendered and not validly withdrawn pursuant to the Offer (the time at which Shares are first accepted for payment pursuant to and subject to the terms and conditions of the Offer, the “Acceptance Time”). The obligation of Merger Subsidiary to accept for payment and pay for any Shares validly tendered and not validly withdrawn pursuant to the Offer shall be subject to: (i) the number of Shares validly tendered in the Offer and not validly withdrawn prior to any then-scheduled Expiration Date representing, together with the Contributed Shares and the Shares beneficially owned by Parent or Merger Subsidiary (if any), at least 67.2% of the Shares outstanding on a fully-diluted basis as of the Expiration Date (the “Minimum Tender Condition”); (ii) the applicable waiting period under the HSR Act shall have expired or been terminated (the “HSR Act Condition”) and (iii) the satisfaction or, to the extent permissible, waiver by Parent or Merger Subsidiary of each of the other Offer Conditions. Promptly (within the meaning of Section 14e-1(c) under the 1934 Act) after the Acceptance Time, Merger Subsidiary shall pay the Offer Price for such Shares. The date of acceptance for payment of Shares pursuant to and subject to the conditions of the Offer is referred to in this Agreement as the “Offer Closing,” and the date on which the Offer Closing occurs is referred to in this Agreement as the “Offer Closing Date.” The Offer Price payable in respect of each Share validly tendered and not validly withdrawn pursuant to the Offer shall be paid net to the seller in cash, without interest, on the terms and subject to the conditions set forth in this Agreement.

(c) Parent and Merger Subsidiary expressly reserve the right to waive any of the Offer Conditions and to make any change in the terms of or conditions to the Offer (including raising the Offer Price); provided that, without the prior written consent of the Company or unless otherwise expressly contemplated by this Agreement, neither Parent nor Merger Subsidiary shall:

(i) waive or change the Minimum Tender Condition;

(ii) decrease the Offer Price;

(iii) change the form of consideration to be paid in the Offer;

(iv) decrease the number of Shares sought in the Offer;

(v) extend or otherwise change the expiration date of the Offer except as otherwise provided herein; or

(vi) impose additional Offer Conditions or otherwise amend, modify or supplement any of the Offer Conditions or terms of the Offer in a manner materially adverse to the holders of the Shares.

(d) The Offer shall initially be scheduled to expire on the date that is 20 business days (calculated as set forth in Rule 14d-l(g)(3) under the 1934 Act) after the Offer Commencement Date (the “Initial Expiration Date”). The date on which the Offer finally expires (taking into account any extensions that may be elected or required pursuant to and in accordance with this Section 2.01(d)) is referred to herein as the “Expiration Date.” Notwithstanding the foregoing, if at any then-scheduled expiration of the Offer (including the Initial Expiration Date), (i) Merger Subsidiary shall, and Parent shall cause it to, extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC or Nasdaq applicable to the Offer or for any period otherwise required by Applicable Law; (ii) Merger Subsidiary may, and, if requested by the Company, shall, extend the Offer for one or more periods if any Offer Condition is not satisfied and has not been waived; provided, however, that Merger Subsidiary shall not have the right to extend the Offer pursuant to this clause (ii) (A) beyond the earlier of (x) December 5, 2012 and (y) the date that is five Business Days following the Proxy Statement Clearance Date, or (B) if such extension is prohibited by any Applicable Law or any rule, regulation, interpretation or position of the SEC or Nasdaq; and (iii) Merger Subsidiary may extend the Offer if, at the date upon which the Offer is scheduled to expire, all of the Offer Conditions have been satisfied or waived and the Initial Marketing Period has not ended as of the last Business Day prior to such scheduled expiration date until the earliest to occur of (1) the first Business Day after the Debt Providers have waived the condition in the Debt Commitment Letter relating to the Initial Marketing Period and (2) the first Business Day after the final day of the Initial Marketing Period. The Offer may be terminated prior to the Expiration Date if this Agreement is terminated pursuant to Article 11.

(e) If (i) at any then-scheduled Expiration Date (including the Initial Expiration Date), any Offer Condition shall not have been satisfied or waived and no further extensions or re-extensions are required or permitted pursuant to Section 2.01(d) or (ii) five Business Days have elapsed since the Proxy Statement Clearance Date, then Merger Subsidiary may irrevocably and unconditionally terminate the Offer. If (A) this Agreement is terminated pursuant to Article 11 or (B) there shall exist a Top-Up Impediment and Merger Subsidiary elects to terminate the Offer, then, in each case, Merger Subsidiary shall promptly irrevocably and unconditionally terminate the Offer. The parties hereto acknowledge and agree that the termination of the Offer shall not give rise to a right of termination of this Agreement except as expressly provided for herein and that, absent any such termination of this Agreement, the obligations of the parties hereunder other than those related to the Offer shall continue to remain in effect, including those obligations with respect to the Merger.

(f) As soon as practicable on the Offer Commencement Date, Parent and Merger Subsidiary shall (i) file with the SEC a Tender Offer Statement on Schedule TO with respect to the Offer (together with all amendments and supplements thereto and including exhibits thereto, the “Schedule TO”) that shall include the summary term sheet required thereby and, as exhibits, the Offer to Purchase and a form of letter of transmittal and summary advertisement (collectively, together with any amendments or supplements thereto, the “Offer Documents”) and (ii) cause the Offer Documents to be disseminated to holders of Shares to the extent required by Applicable Law (including the 1934 Act). Parent and Merger Subsidiary shall cause the Offer Documents to (A) comply with the applicable requirements of the 1934 Act and (B) not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, no covenant, representation or warranty is made by Parent or Merger Subsidiary with respect to information supplied by the Company for inclusion in the Offer Documents. Parent and Merger Subsidiary shall cause the information supplied by Parent and its Affiliates specifically for inclusion in the Company’s Solicitation/Recommendation Statement on Schedule 14D-9 (together with any amendments or supplements thereto, the “Schedule 14D-9”), at the time the Schedule 14D-9 is filed with the SEC, not to contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of Parent, Merger Subsidiary and the Company agrees promptly to correct any information provided by it for use in the Offer Documents if and to the extent that such information shall have become (or shall have become known to be) false or misleading in any material respect. Parent and Merger Subsidiary shall use their reasonable best efforts to cause the Offer Documents as so corrected to be filed with the SEC and to be disseminated to holders of Shares, in each case to the extent required by Applicable Law. The Company and its counsel shall be given a reasonable opportunity to review and comment on any Offer Document each time before any such document is filed with the SEC, and Parent and Merger Subsidiary shall give due consideration to any reasonable comments made by the Company and its counsel. Parent and Merger Subsidiary shall provide the Company and its counsel with (1) any comments or other communications, whether written or oral, that Parent, Merger Subsidiary or their counsel may receive from time to time from the SEC or its staff with respect to any of the Offer Documents promptly after receipt of those comments or other communications and (2) a reasonable opportunity to participate in the response of Parent and Merger Subsidiary to those comments and to provide comments on that response (to which due consideration shall be given to reasonable comments), including by participating with Parent and Merger Subsidiary or their counsel in any discussions or meetings with the SEC. Each of Parent and Merger Subsidiary shall respond as promptly as practicable to any comments of the SEC or its staff with respect to the Offer Documents or the Offer.

Section 2.02. Company Action. (a) The Company hereby consents to the Offer and represents that the board of directors of the Company (the “Board of Directors”), at a meeting duly called and held, has unanimously (i) determined that this Agreement and the transactions contemplated hereby, including the Offer and the Merger, are advisable, fair to and in the best interests of the Company and the Company’s stockholders; (ii) approved, adopted and declared advisable this Agreement and the transactions contemplated hereby, including the Offer and the Merger, in accordance with the requirements of Delaware Law; (iii) resolved, subject to Section 7.03(b), to recommend that the Company’s stockholders accept the Offer, tender their Shares to Merger Subsidiary in the Offer, and, to the extent applicable, adopt this Agreement and approve the Merger; and (iv) elected that the Offer and the Merger not be subject to any “moratorium,” “control share acquisition,” “business combination,” “fair price” or other form of anti-takeover laws of any jurisdiction that may purport to be applicable to this Agreement or any of the transactions contemplated herein. The Company has been advised that all of its directors and executive officers who own Shares intend to tender their Shares pursuant to the Offer. The Company shall promptly furnish Parent with a list of its stockholders, mailing labels and any available listing or computer file containing the names and addresses of all record holders of Shares and lists of securities positions of Shares held in stock depositories, in each case true and correct as of the most recent practicable date, and shall provide to Parent such additional information (including updated lists of stockholders, mailing labels and lists of securities positions) and such other assistance as Parent may reasonably request in connection with the Offer or the Merger.

(b) As soon as practicable on the Offer Commencement Date, the Company shall file with the SEC and disseminate to holders of Shares, in each case as and to the extent required by Applicable Law, the Schedule 14D-9 that, subject to Section 7.03(b), shall reflect the recommendations of the Board of Directors referred to above. The Company shall also include in the Schedule 14D-9, in its entirety, the Fairness Opinion, together with a summary thereof in accordance with Item 1015(b) of Regulation M-A under the 1934 Act (regardless of whether such item is applicable). The Company hereby consents to the inclusion in the Offer Documents of a description of the Company Board Recommendation. The Company shall cause the Schedule 14D-9 to (i) comply with the applicable requirements of the 1934 Act and (ii) not (A) contain any untrue statement of a material fact or (B) omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, that no covenant is made by the Company with respect to information supplied by Parent or Merger Subsidiary specifically for inclusion in the Schedule 14D-9

(including any such information included in the Company Proxy Statement). The Company shall cause the information supplied by it specifically for inclusion in the Offer Documents, at the respective times the Offer Documents are filed with the SEC, not to contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the Company, Parent and Merger Subsidiary agrees promptly to correct any information supplied by it specifically for inclusion in the Schedule 14D-9 if and to the extent that it shall have become (or shall have become known to be) false or misleading in any material respect. The Company shall use its reasonable best efforts to cause the Schedule 14D-9 as so corrected to be filed with the SEC and to be disseminated to holders of Shares, in each case to the extent required by Applicable Law. Parent, Merger Subsidiary and their counsel shall be given a reasonable opportunity to review and comment on the Schedule 14D-9 each time before it is filed with the SEC, and the Company shall give reasonable and good faith consideration to any comments made by Parent, Merger Subsidiary and their counsel. The Company shall provide Parent, Merger Subsidiary and their counsel with (1) any comments or other communications, whether written or oral, that the Company or its counsel may receive from time to time from the SEC or its staff with respect to the Schedule 14D-9 promptly after receipt of those comments or other communications, and (2) a reasonable opportunity to participate in the Company’s response to those comments and to provide comments on that response (to which due consideration shall be given to reasonable comments), including by participating with the Company or its counsel in any discussions or meetings with the SEC. The Company shall respond as promptly as practicable to any comments to the SEC with respect to the Schedule 14D-9.

(c) The Company shall as promptly as practicable furnish to Parent and Merger Subsidiary all information concerning the Company that may be required by Applicable Law or reasonably requested by Parent or Merger Subsidiary specifically for inclusion in the Offer Documents.

Section 2.03. Directors. (a) Effective upon the Acceptance Time, Parent shall be entitled to designate the number of directors, rounded up to the next whole number, on the Board of Directors that equals the product of (i) the total number of directors on the Board of Directors (giving effect to the election of any additional directors pursuant to this Section); and (ii) the percentage that the number of Shares beneficially owned by Parent and/or Merger Subsidiary (including Shares accepted for payment), together with the Contributed Shares, bears to the total number of Shares outstanding, and the Company promptly shall cause Parent’s designees to be elected or appointed to the Board of Directors, including by increasing the number of directors, and seeking and accepting resignations of incumbent directors or amending the Company’s bylaws as is necessary to give effect to the foregoing provision; provided that until the Effective Time, at least two Independent Directors shall remain on the Board of Directors. At such time, the Company shall also cause individuals designated by

Parent to constitute the number of members, rounded up to the next whole number, on (A) each committee of the Board of Directors and (B) as requested by Parent, each board of directors of each Subsidiary of the Company (and each committee thereof) that represents the same percentage as such individuals represented on the Board of Directors. Except as provided in the first and second sentences of this Section 2.03(a), the Company shall use its reasonable best efforts to ensure that all of the members of the Board of Directors and such committees and boards as of the date hereof who are not employees of the Company remain members of the Board of Directors and such committees and boards.

(b) The Company’s obligations to appoint Parent’s designees to the Board of Directors shall be subject to Section 14(f) of the 1934 Act and Rule 14f-1 promulgated thereunder. The Company shall promptly take all actions, and shall include in the Schedule 14D-9 such information with respect to the Company and its officers and directors, as Section 14(f) of the 1934 Act and Rule 14f-1 promulgated thereunder require in order to fulfill its obligations under this Section. Parent shall supply to the Company in writing and be solely responsible for any information with respect to itself and its nominees, officers, directors and Affiliates required by Section 14(f) of the 1934 Act and Rule 14f-1 promulgated thereunder.

(c) Following the election or appointment of Parent’s designees pursuant to Section 2.03(a) and until the Effective Time, the approval of a majority of the directors of the Company then in office who were not designated by Parent (the “Independent Directors”) shall be required to authorize (and such authorization shall constitute the authorization of the Board of Directors and no other action on the part of the Company, including any action by any other director of the Company, shall be required to authorize) any termination of this Agreement by the Company, any amendment of this Agreement requiring action by the Board of Directors, any extension of time for performance of any obligation or action hereunder by Parent or Merger Subsidiary, and any waiver of compliance with any of the agreements or conditions contained herein for the benefit of the Company.

Section 2.04. Top-Up Option. (a) Subject to Section 2.04(b) and Section 2.04(c), the Company grants to Merger Subsidiary an irrevocable option, for so long as this Agreement has not been terminated pursuant to the provisions hereof (the “Top-Up Option”), to purchase from the Company up to the number of Shares equal to the number of Shares that, when added to the number of Shares owned by Merger Subsidiary at the time of the exercise of the Top-Up Option, together with the Contributed Shares, constitutes at least 90% of the Shares outstanding on the Offer Closing Date, on a fully-diluted basis (such Shares to be issued upon exercise of the Top-Up Option, the “Top-Up Shares”); provided that the Top-Up Option shall not be exercisable to the extent (i) the number of Shares issuable upon exercise of the Top-Up Option would exceed the number of authorized but unissued and unreserved Shares plus the number of Shares held as treasury shares or (ii) any provision of Applicable Law would prohibit the exercise of the Top-Up Option or the delivery of the Top-Up Shares with respect to such exercise.

(b) Subject to Section 9.01(a), the Top-Up Option may be exercised by Merger Subsidiary in whole or in part, only once, at any time during the 10 Business Day period following the Acceptance Time, and only if Merger Subsidiary shall own, together with the Contributed Shares, as of such time less than 90% of the Shares outstanding on a fully-diluted basis. The aggregate purchase price payable for the Top-Up Shares being purchased by Merger Subsidiary pursuant to the Top-Up Option shall be determined by multiplying the number of such Top-Up Shares by the Offer Price, without interest. Such purchase price may be paid by Merger Subsidiary, at its election, either (i) entirely in cash or (ii) by paying in cash an amount equal to not less than the aggregate par value of such Top-Up Shares and by executing and delivering to the Company a promissory note having a principal amount equal to the balance of such purchase price. Any such promissory note (A) shall bear interest at the rate of 3% per annum, (B) shall mature on the first anniversary of the date of execution and delivery of such promissory note, (C) may be prepaid without premium or penalty, (D) shall be full recourse to Parent and Merger Subsidiary, and (E) shall have no other material terms. The Company shall include in the Schedule 14D-9 a description of the material terms of the Top-Up Option, including the terms of any such promissory note.

(c) In the event Merger Subsidiary exercises the Top-Up Option, Merger Subsidiary shall deliver to the Company a notice (the “Top-Up Notice”) setting forth (i) that Merger Subsidiary is exercising the Top-Up Option; (ii) the manner in which Merger Subsidiary intends to pay the applicable purchase price; and (iii) the place and time at which the closing of the purchase of such Top-Up Shares by Merger Subsidiary (the “Top-Up Closing”) is to take place. The Company shall, as soon as practicable following receipt of such notice, deliver written notice to Parent and Merger Subsidiary specifying the number of Shares then outstanding and, based on such number and based on the information provided by Merger Subsidiary in the Top-Up Notice, the number of Top-Up Shares to be purchased. The Company shall make available to Parent and Merger Subsidiary all information reasonably requested to enable Parent and Merger Subsidiary to independently verify and calculate the number of Shares necessary for Merger Subsidiary to be merged into the Company without a vote or consent of the Company’s stockholders in accordance with Section 253 of Delaware Law. The Top-Up Notice shall also include an undertaking signed by Parent and Merger Subsidiary that, as promptly as practicable following such exercise of the Top-Up Option, Merger Subsidiary intends to (and Merger Subsidiary shall, and Parent shall cause Merger Subsidiary to, as promptly as practicable after such exercise) consummate the Merger in accordance with Section 253 of Delaware Law as contemplated by Section 9.01(e). At the Top-Up Closing, Parent and Merger Subsidiary shall cause to be delivered to the Company the consideration required to be delivered in exchange for the Top-Up Shares, and the Company shall cause to be issued to Merger Subsidiary a certificate representing the Top-

Up Shares. The parties hereto agree to use their reasonable best efforts to cause the Top-Up Closing to occur on the same day that the Top-Up Notice is deemed received by the Company pursuant to Section 12.01, and if not so consummated on such day, as promptly thereafter as possible. The parties further agree to use their reasonable best efforts to cause the Merger to be consummated in accordance with Section 253 of Delaware Law as contemplated by Section 9.01(e) as close in time as possible to (including, to the extent possible, on the same day as) the issuance of the Top-Up Shares.

(d) Parent and Merger Subsidiary understand that the Top-Up Shares will not be registered under the 1933 Act and will be issued in reliance upon an exemption thereunder for transactions not involving a public offering. Each of Parent and Merger Subsidiary represents, warrants and agrees that the Top-Up Option is being, and the Top-Up Shares will be, acquired by Merger Subsidiary for the purpose of investment and not with a view to or for resale in connection with any distribution thereof within the meaning of the 1933 Act. Any certificates evidencing Top-Up Shares shall include any legends required by applicable securities laws.

(e) To the fullest extent permitted by Applicable Law, any dilutive impact on the value of the Shares as a result of the Top-Up Option, the issuance of the Top-Up Shares or the payment by Merger Subsidiary to the Company of any consideration for the Top-Up Shares will not be taken into account in any determination of the fair value of any dissenting Shares in any appraisal proceeding pursuant to Section 262 of Delaware Law as contemplated by Section 3.04.

ARTICLE 3

THE MERGER

Section 3.01. The Merger. (a) Subject to the terms and conditions set forth in this Agreement, at the Effective Time, Merger Subsidiary shall be merged (the “Merger”) with and into the Company in accordance with Delaware Law, whereupon the separate existence of Merger Subsidiary shall cease, and the Company shall be the surviving corporation (the “Surviving Corporation”).

(b) Subject to the provisions of Article 10, the closing of the Merger (the “Closing”) shall take place (i) if the Offer Closing shall not have occurred prior to the Closing, as soon as possible, but in any event no later than two Business Days after the date the conditions set forth in Article 10 (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permissible, waiver of those conditions at the Closing) have been satisfied or, to the extent permissible, waived by the party or parties entitled to the benefit of such conditions (such date being the “First Eligible One-Step Closing Date”), or (ii) if the Offer Closing shall have occurred on or prior to the Closing, on the date of, and immediately following the later to occur of (A) the Offer Closing and (B) the Top-Up Closing (if applicable), in each case at the offices of Davis Polk & Wardwell LLP, 450 Lexington Avenue, New York, New York, 10017, or at such other place, at such other time or on such other date as Parent and the Company may agree. Notwithstanding the preceding sentence, if the Offer Closing shall not have occurred prior to the Closing, at the option of Parent the Closing may take place on either (x) a Business Day on or after the First Eligible One-Step Closing Date during the One-Step Marketing Period to be specified by Parent on no less than three Business Days’ notice to the Company or (y) the Business Day after the final day of the One-Step Marketing Period.

(c) At the Closing, the Company and Merger Subsidiary shall file a certificate of merger with the Delaware Secretary of State and make all other filings or recordings required by Delaware Law in connection with the Merger. The Merger shall become effective at such time (the “Effective Time”) as the certificate of merger is duly filed with the Delaware Secretary of State (or at such later time as may be agreed upon by Parent, Merger Subsidiary and the Company and specified in such certificate of merger).

(d) From and after the Effective Time, the Surviving Corporation shall possess all the properties, rights, powers, privileges and franchises and be subject to all of the obligations, liabilities, restrictions and disabilities of the Company and Merger Subsidiary, in each case as provided under Delaware Law.

Section 3.02. Conversion of Shares. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Subsidiary or any holder of securities thereof:

(a) Except as otherwise provided in Section 3.02(b), Section 3.02(c) or Section 3.04, each Share outstanding immediately prior to the Effective Time shall be converted into the right to receive the Offer Price in cash, without interest (the “Merger Consideration”). As of the Effective Time, all such Shares shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and shall thereafter represent only the right to receive the Merger Consideration.

(b) Each Share held by the Company as treasury stock (other than Shares in an Employee Plan of the Company) or owned by Parent or Merger Subsidiary (including the Contributed Shares) immediately prior to the Effective Time shall be canceled, and no payment shall be made with respect thereto.

(c) Each share of common stock of Merger Subsidiary outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of common stock of the Surviving Corporation with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

Section 3.03. Surrender and Payment. (a) Prior to the Effective Time, Parent shall appoint an agent reasonably acceptable to the Company (the “Paying Agent”) for the purpose of exchanging for the Merger Consideration (i) certificates representing Shares (the “Certificates”) or (ii) uncertificated Shares (the “Uncertificated Shares”). Immediately prior to the Effective Time, Parent shall make available to the Paying Agent the Merger Consideration to be paid in respect of the Shares. Promptly after the Effective Time (but not later than five Business Days thereafter), Parent shall send, or shall cause the Paying Agent to send, to each holder of Shares at the Effective Time a letter of transmittal and instructions (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates or transfer of the Uncertificated Shares to the Paying Agent) for use in such exchange.

(b) Each holder of Shares that have been converted into the right to receive the Merger Consideration shall be entitled to receive, upon (i) surrender to the Paying Agent of a Certificate, together with a properly completed letter of transmittal, or (ii) receipt of an “agent’s message” by the Paying Agent (or such other evidence, if any, of transfer as the Paying Agent may reasonably request) in the case of a book-entry transfer of Uncertificated Shares, the Merger Consideration payable for each Share represented by a Certificate or for each Uncertificated Share. Until so surrendered or transferred, as the case may be, each such Certificate or Uncertificated Share shall represent after the Effective Time for all purposes only the right to receive the Merger Consideration.

(c) If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate or the transferred Uncertificated Share is registered, it shall be a condition to such payment that (i) either such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer or such Uncertificated Share shall be properly transferred; and (ii) the Person requesting such payment shall pay to the Paying Agent any transfer or other Taxes required as a result of such payment to a Person other than the registered holder of such Certificate or Uncertificated Share or establish to the satisfaction of the Paying Agent that such Tax has been paid or is not payable.

(d) After the Effective Time, there shall be no further registration of transfers of Shares. If, after the Effective Time, Certificates or Uncertificated Shares are presented to the Surviving Corporation, they shall be canceled and exchanged for the Merger Consideration provided for, and in accordance with the procedures set forth, in this Article 3.

(e) Any portion of the Merger Consideration made available to the Paying Agent pursuant to Section 3.03(a) (and any interest or other income earned thereon) that remains unclaimed by the holders of Shares twelve months after the Effective Time shall be returned to Parent, upon demand, and any such holder who has not exchanged such Shares for the Merger Consideration in accordance with this Section 3.03 prior to that time shall thereafter look only to Parent for payment only as general creditors thereof of the Merger Consideration in respect of such Shares without any interest thereon. Notwithstanding the foregoing, none of Parent, the Surviving Corporation or the Paying Agent shall be liable to any holder of Shares for any amount paid to a public official pursuant to applicable abandoned property, escheat or similar laws. Any amounts remaining unclaimed by holders of Shares twenty-four months after the Effective Time (or such earlier date, immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Authority) shall become, to the extent permitted by Applicable Law, the property of Parent, free and clear of any claims or interests of any Person previously entitled thereto.

Section 3.04. Dissenting Shares. Notwithstanding Section 3.02, Shares outstanding immediately prior to the Effective Time and held by a holder who (a) has not voted in favor of the Merger or consented thereto in writing and (b) has demanded appraisal for such Shares in accordance, and in compliance in all respects, with Section 262 of Delaware Law shall not be converted into the right to receive the Merger Consideration, and shall instead represent the right to receive payment of the fair value of such Shares in accordance with, and to the extent provided by, Section 262 of Delaware Law, unless such holder fails to perfect, withdraws or otherwise loses the right to appraisal. If, after the Effective Time, such holder fails to perfect, withdraws or otherwise loses the right to appraisal, then the right of such holder to be paid the fair value thereof shall cease and such Shares shall be treated as if they had been converted as of the Effective Time into the right to receive the Merger Consideration. The Company shall give Parent prompt notice of any demands received by the Company for appraisal of Shares, and Parent shall have the right to direct all negotiations and Proceedings with respect to such demands. Except with the prior written consent of Parent, the Company shall not make any payment with respect to, or offer to settle or settle, any such demands.

Section 3.05. Company Stock Options. (a) At or immediately prior to the Effective Time, each option to acquire Shares granted or issued pursuant to any Company Stock Plan that is outstanding immediately prior to the Effective Time (collectively, the “Company Stock Options”), whether or not vested or exercisable, shall be canceled, and, at or promptly after the Effective Time, the Company shall pay each holder of any such cancelled Company Stock Option an amount in cash determined by multiplying (i) the excess, if any, of the Merger Consideration over the applicable exercise price of such cancelled Company Stock Option by (ii) the number of Shares such holder could have purchased (assuming full vesting of all options) had such holder exercised such Company Stock Option in full immediately prior to the Effective Time.

(b) Prior to the Effective Time, the Company shall (i) use its reasonable best efforts to obtain consents from holders of Company Stock Options and (ii) make any amendments to the terms of any Company Stock Plans or Company Stock Options that, in the case of either clauses (i) or (ii), are necessary to give effect to the transactions contemplated by Section 3.05(a); provided that the Company shall not pay any amounts (other than any payments pursuant to Section

3.05(a)) for such consents without the prior written consent of Parent. Notwithstanding any provision of Section 3.05, payment may be withheld in respect of any Company Stock Option until any such consent is obtained with respect to such Company Stock Option.

Section 3.06. Company RSUs. Prior to the Effective Time, the Company shall take all actions necessary, if any, to provide that, at or immediately prior to the Effective Time, each restricted Share unit granted or issued pursuant to any Company Stock Plan that is outstanding immediately prior to the Effective Time (collectively, the “Company RSUs”) shall be fully vested and converted automatically into the right to receive from the Company at or promptly after the Effective Time solely an amount in cash equal to the product of (a) the Merger Consideration and (b) the total number of Shares subject to such Company RSU.

Section 3.07. Adjustments. If, during the period between the date of this Agreement and the Effective Time, and without prejudice to Section 7.01, the outstanding Shares shall have been changed into a different number of shares or a different class by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of Shares, or stock dividend thereon with a record date during such period, the Offer Price, the Merger Consideration and any other amounts payable pursuant to this Agreement shall be adjusted appropriately.

Section 3.08. Withholding Rights. Notwithstanding any provision contained herein to the contrary, each of the Paying Agent, the Surviving Corporation and Parent shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to Article 2 and Article 3 such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of Applicable Law. If the Paying Agent, the Surviving Corporation or Parent, as the case may be, so withholds amounts, such amounts shall be treated for all purposes of this Agreement as having been paid to such Person in respect of which the Paying Agent, the Surviving Corporation or Parent, as the case may be, made such deduction and withholding.

Section 3.09. Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent shall pay, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the Shares represented by such Certificate, as contemplated by this Article 3.

ARTICLE 4

THE SURVIVING CORPORATION

Section 4.01. Certificate of Incorporation. At the Effective Time, the certificate of incorporation of the Company shall be amended and restated as set forth in Exhibit A and shall be the certificate of incorporation of the Surviving Corporation until amended in accordance with Applicable Law.

Section 4.02. Bylaws. The bylaws of Merger Subsidiary in effect at the Effective Time shall be the bylaws of the Surviving Corporation until amended in accordance with Applicable Law.

Section 4.03. Directors and Officers. From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with Applicable Law, (a) the directors of Merger Subsidiary at the Effective Time shall be the directors of the Surviving Corporation and (b) the officers of Merger Subsidiary at the Effective Time shall be the officers of the Surviving Corporation.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Subject to Section 12.05, except (a) as disclosed in (i) the Company 10-K, (ii) the Company 10-Q, or (iii) in any Current Report on Form 8-K filed by the Company with the SEC after the date of filing of the Company 10-K and prior to the date hereof, in each case other than (A) any information contained in the “Risk Factors” section of such reports and (B) any forward-looking statements, or other statements that are similarly predictive or forward-looking in nature, contained in such reports, but in each case (i) through (iii) only to the extent the relevance of such disclosure as an exception to one or more of the following representations and warranties is reasonably apparent, or (b) as set forth in the Company Disclosure Schedule, the Company represents and warrants to Parent as of the date hereof and as of the Effective Time that:

Section 5.01. Corporate Existence and Power. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all corporate powers and all Consents required to carry on its business as now conducted, except for such corporate powers and Consents the absence of which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or a material adverse effect on the ability of the Company to perform its obligations under this Agreement or to consummate the transactions contemplated by this Agreement. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company has heretofore made available to Parent true and complete copies of the certificate of incorporation and bylaws of the Company as are currently in effect.

Section 5.02. Corporate Authorization. (a) The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby are within the Company’s corporate powers and, except for the approval of the Company’s stockholders in connection with the consummation of the Merger (if required by Applicable Law), have been duly authorized by all necessary corporate action on the part of the Company. The affirmative vote of the holders of a majority of the outstanding Shares (if required by Applicable Law) is the only vote of the holders of any of the Company’s capital stock necessary in connection with the consummation of the Merger (the “Company Stockholder Approval”). This Agreement constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, subject to the Enforceability Exceptions.

(b) At a meeting duly called and held, the Board of Directors has unanimously (i) determined that this Agreement and the transactions contemplated hereby are advisable, fair to and in the best interests of the Company and the Company’s stockholders, (ii) approved, adopted and declared advisable this Agreement and the transactions contemplated hereby, including the Offer and the Merger, in accordance with the requirements of Delaware Law, and (iii) resolved, subject to Section 7.03(b), to recommend that the Company’s stockholders accept the Offer, tender their Shares to Merger Subsidiary in the Offer, and, to the extent applicable adopt this Agreement and approve the Merger (such recommendation, the “Company Board Recommendation”).

Section 5.03. Governmental Authorization. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby require no Consent or action by or in respect of any Governmental Authority, other than (a) the filing of a certificate of merger with respect to the Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (b) compliance with any applicable requirements of the HSR Act, (c) compliance with any applicable requirements of the 1933 Act, the 1934 Act and any other applicable state or federal securities laws, and (d) any actions or Consents the absence of which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or a material adverse effect on the ability of the Company to perform its obligations under this Agreement or to consummate the transactions contemplated by this Agreement.

Section 5.04. Non-contravention. The execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby do not and will not (a) contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation or bylaws of the Company; (b) assuming compliance with the matters referred to in Section 5.03, contravene, conflict with or result in a violation or breach of any provision of any Applicable Law; (c) assuming compliance with the matters referred to in Section 5.03, require any consent or other action by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default, under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which the Company is entitled under any provision of any Contract or other instrument binding upon the Company or any Consent affecting, or relating in any way to, the assets or business of the Company; or (d) result in the creation or imposition of any Lien on any asset of the Company, with only such exceptions, in the case of each of clauses (b) through (d), as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or a material adverse effect on the ability of the Company to perform its obligations under this Agreement or to consummate the transactions contemplated by this Agreement.

Section 5.05. Capitalization. (a) The authorized capital stock of the Company consists of 75,000,000 Shares and 100,000 shares of preferred stock, par value $0.01 per share (the “Preferred Shares”). As of September 22, 2012, there were outstanding (i) no Preferred Shares, (ii) 21,398,534 Shares, (iii) Company Stock Options to purchase an aggregate of 915,591 Shares pursuant to the Company Stock Plans (of which options to purchase an aggregate of 749,735 Shares were exercisable), and (iv) a maximum of 481,477 Shares that were issuable pursuant to or relate to the Company RSUs. There is no outstanding indebtedness of the Company that is convertible into, exchangeable or exercisable for, capital stock of the Company. All outstanding shares of capital stock of the Company have been, and all shares that may be issued pursuant to any Company Stock Plan will be, when issued in accordance with the respective terms thereof, duly authorized and validly issued, fully paid and nonassessable and free of preemptive rights. Section 5.05(a) of the Company Disclosure Schedule contains a complete and correct list of each Company Stock Option and Company RSU outstanding as of the date hereof, including the holder, date of grant, exercise price (with respect to Company Stock Options) and number of Shares subject thereto.

(b) There are no outstanding bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which the stockholders of the Company may vote. Except as set forth in this Section 5.05, for changes since September 22, 2012 resulting from the exercise of Company Stock Options, vesting of any Company RSUs or the issuance of Shares pursuant thereto, and as expressly permitted pursuant to Section 7.01, there are no issued, reserved for issuance or outstanding (i) shares of capital stock of or other voting securities of or ownership interests in the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or other voting securities of or ownership interests in the Company, (iii) warrants, calls, options or other rights to acquire from the Company, or other obligation of the Company to issue, any capital stock or other voting securities or ownership interests in or any securities convertible into or exchangeable for capital stock or other voting securities or ownership interests in the Company, or (iv) restricted shares, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or voting securities of the Company (the items in clauses (i) through (iv) being referred to collectively as the “Company Securities”). There are no outstanding obligations of the Company to repurchase, redeem or otherwise acquire any Company Securities. The Company is not a party to any voting agreement with respect to the voting of any Company Securities. There have been no re-pricings of any Company Stock Options through amendments, cancellation and reissuance or other means during the current or prior two calendar years. None of the Company Stock Options were granted with an exercise price below the “Fair Market Value” (as defined in the applicable Company Stock Plan) on the date of grant. All grants of Company Stock Options and Company RSUs were validly made and properly approved by the Board of Directors (or a duly authorized committee or subcommittee thereof) in compliance with all Applicable Laws and recorded on the financial statements of the Company in accordance with GAAP, and no such grants of Company Stock Options involved any “back dating,” “forward dating,” or “spring loading”.

Section 5.06. No Subsidiaries. The Company does not directly or indirectly own securities or other ownership interests in any Person, which securities or other ownership interests have ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions of such Person.

Section 5.07. SEC Filings and the Sarbanes-Oxley Act. (a) The Company has filed with or furnished to the SEC, and made available to Parent, all reports, schedules, forms, statements, prospectuses, registration statements and other documents required to be filed or furnished by the Company since January 1, 2010 (collectively, together with any exhibits and schedules thereto and other information incorporated therein, the “Company SEC Documents”).

(b) As of its filing date (and as of the date of any amendment), each Company SEC Document complied, and each Company SEC Document filed subsequent to the date hereof will comply, as to form in all material respects with the applicable requirements of the 1933 Act and the 1934 Act, as the case may be.

(c) As of its filing date (or, if amended or superseded by a filing prior to the date hereof, on the date of such filing), each Company SEC Document filed pursuant to the 1934 Act did not, and each Company SEC Document filed subsequent to the date hereof will not, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(d) Each Company SEC Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the 1933 Act, as of the date such registration statement or amendment became effective, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

(e) The Company has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the 1934 Act). Such disclosure controls and procedures are designed to ensure that material information relating to the Company is made known to the Company’s principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the 1934 Act are being prepared. Such disclosure controls and procedures are effective in timely alerting the Company’s principal executive officer and principal financial officer to material information required to be included in the Company’s periodic and current reports required under the 1934 Act. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act.

(f) Since January 1, 2010, the Company has maintained a system of internal controls over financial reporting (as defined in Rule 13a-15 under the 1934 Act) sufficient to provide reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of Company financial statements for external purposes in accordance with GAAP. The Company has disclosed, based on its most recent evaluation of internal controls prior to the date hereof, to the Company’s auditors and audit committee (i) any significant deficiencies and material weaknesses in the design or operation of internal controls which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information, and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in internal controls. The Company has made available to Parent a summary of any such disclosure made by management to the Company’s auditors and audit committee since January 1, 2010.

(g) There are no outstanding loans or other extensions of credit made by the Company to any executive officer (as defined in Rule 3b-7 under the 1934 Act) or director of the Company. The Company has not, since January 1, 2010, taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(h) Since January 1, 2010, the Company has complied in all material respects with the applicable listing and corporate governance rules and regulations of the Nasdaq.

(i) Since January 1, 2010, each of the principal executive officer and principal financial officer of the Company (or each former principal executive officer and principal financial officer of the Company, as applicable) have made all certifications required by Rule 13a-14 and 15d-14 under the 1934 Act and Sections 302 and 906 of the Sarbanes-Oxley Act and any related rules and regulations promulgated by the SEC and the Nasdaq, and the statements contained in any such certifications are complete and correct.

(j) Since January 1, 2010 and prior to the date hereof, the Company has not been a party to any securitization transactions and other off-balance sheet arrangements (as defined in Item 303 of Regulation S-K of the SEC).

(k) Since January 1, 2010 through the date hereof, there has been no transaction, or series of similar transactions, agreements, arrangements or understandings, nor is there any proposed transaction as of the date of this Agreement, or series of similar transactions, agreements, arrangements or understandings to which the Company was or is to be a party, that would be required to be disclosed under Item 404 of Regulation S-K promulgated under the 1933 Act.

Section 5.08. Financial Statements. The audited financial statements and unaudited interim financial statements of the Company included or incorporated by reference in the Company SEC Documents (a) fairly present in all material respects the financial position of the Company as of the dates thereof and its results of operations and cash flows for the periods then ended (subject to normal year-end audit adjustments and the absence of footnotes in the case of any unaudited interim financial statements), and (b) are in conformity with GAAP applied on a consistent basis (except as may be indicated in the notes thereto).

Section 5.09. Disclosure Documents. (a) Each document required to be filed by the Company with the SEC or required to be distributed or otherwise disseminated to the Company’s stockholders in connection with the transactions contemplated by this Agreement (the “Company Disclosure Documents”), including the Schedule 14D-9, the proxy or information statement of the Company (the “Company Proxy Statement”), if any, to be filed with the SEC in connection with the Merger, and any amendments or supplements thereto, at the time such document is filed with the SEC, at any time such document is amended or supplemented or at the time such document is published, sent or given to the Company’s stockholders, and during the pendency of the Offer, will comply as to form in all material respects with the applicable requirements of the 1934 Act.

(b)(i) The Company Proxy Statement, as supplemented or amended, if applicable, at the time such Company Proxy Statement or any amendment or supplement thereto is first mailed to stockholders of the Company and at the time such stockholders vote on adoption of this Agreement, and (ii) any Company Disclosure Document (other than the Company Proxy Statement), at the time of the filing of such Company Disclosure Document or any supplement or amendment thereto and at the time of any distribution or dissemination thereof, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(c) The information supplied or to be supplied by or on behalf of the Company to Parent specifically for use in the Offer Documents, at the time of the filing of the Schedule TO or any amendment or supplement thereto, at the time of any distribution or dissemination of the Offer Documents, during the pendency of the Offer, and at the time of the consummation of the Offer, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 5.09 shall not apply to statements or omissions included or incorporated by reference in the Company Disclosure Documents and the Offer Documents to the extent based upon information supplied by Parent or Merger Subsidiary or any of their respective Representatives or advisors specifically for use or incorporation by reference therein.

Section 5.10. Absence of Certain Changes. (a) Since the Company Balance Sheet Date, the business of the Company has been conducted in the ordinary course consistent with past practices and there has not been any event, occurrence, development or state of circumstances or facts that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) From the Company Balance Sheet Date until the date hereof, there has not been any action taken by the Company that, if taken during the period from the date of this Agreement through the Effective Time without Parent’s consent, would constitute a breach of Section 7.01.

Section 5.11. No Undisclosed Material Liabilities. There are no liabilities or obligations of the Company of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances that could reasonably be expected to result in such liability or obligation, other than liabilities or obligations (a) disclosed and provided for in the Company Balance Sheet or in the notes thereto, (b) incurred in the ordinary course of business since the Company Balance Sheet Date, (c) incurred in connection with the transactions contemplated hereby, and (d) that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 5.12. Compliance with Laws and Court Orders. (a) The Company holds all rights, certifications, filings, franchises, consents, exemptions, waivers, authorizations, licenses, permits, certificates, variances, exemptions, approvals, orders, registrations, clearances, notices and permits of, with or provided by any Governmental Authority or Third Party necessary for the Company to own, lease and operate its properties and assets, and to carry on and operate its businesses as currently conducted (the “Company Permits”), and all such Company Permits are valid and in full force and effect, except where the failure to have any Company Permits has not had and would not reasonably be expected to have a Company Material Adverse Effect or a material adverse effect on the ability of the Company to perform its obligations under this Agreement or to consummate the transactions contemplated by this Agreement. The Company is in, and since January 1, 2010 has been in, compliance with the terms of all Company Permits, except where the failure to be in compliance with any Company Permits has not had and would not reasonably be expected to have a Company Material Adverse Effect or a material adverse effect on the ability of the Company to perform its obligations under this Agreement or to consummate the transactions contemplated by this Agreement. As of the date hereof and to the knowledge of the Company, no suspension, modification, revocation or cancellation of any of the material Company Permits is pending or threatened.

(b) The Company is, and since January 1, 2010 has been, in compliance with, and to the knowledge of the Company is not under investigation with respect to and has not been threatened to be charged with or given notice of any violation of, any Applicable Law, except for failures to comply or violations that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or a material adverse effect on the ability of the Company to perform its obligations under this Agreement or to consummate the transactions contemplated by this Agreement. There is no Order outstanding against the Company that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or a material adverse effect on the ability of the Company to perform its obligations under this Agreement or to consummate the transactions contemplated by this Agreement.

Section 5.13. Litigation. There is no Proceeding pending against, or, to the knowledge of the Company, threatened against or affecting, the Company or any present or former officer, director or employee of the Company or any Person for whom the Company may be liable or any of their respective properties before (or, in the case of threatened Proceedings, would be before) or by any Governmental Authority or arbitrator, that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or a material adverse effect on the ability of the Company to perform its obligations under this Agreement or to consummate the transactions contemplated by this Agreement.

Section 5.14. Properties. (a) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company has good title to, or valid leasehold interests in, all personal properties and assets of the Company, including all personal properties and assets reflected on the Company Balance Sheet or acquired after the Balance Sheet Date (except as have been disposed of since the Company Balance Sheet Date in the ordinary course of business). All such personal properties and assets are free and clear of all Liens, except for Permitted Liens.

(b) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) each lease, sublease or license (each, a “Lease”) under which the Company leases, subleases or licenses any real property (the “Leased Real Property”) is valid and in full force and effect and (ii) the Company has not, and, to the Company’s knowledge, no other party to a Lease has, violated any provision of, or taken or failed to take any act which, with or without notice, lapse of time, or both, would constitute a default under the provisions of such Lease, and the Company has not received notice that it has breached, violated or defaulted under any Lease.

(c) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company has good, valid and marketable title to all owned real property of the Company (the “Owned Real Property”), free and clear of all Liens other than Permitted Liens. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, as of the date hereof, the Company (i) does not lease all or any part of the Owned Real Property, and (ii) has not received written notice of any pending, and, to the knowledge of the Company, there is no threatened, condemnation proceeding with respect to any of the Owned Real Property.

(d) As of the date hereof, Section 5.14(d) of the Company Disclosure Schedule sets forth a complete and correct list of all material Owned Real Property and material Leased Real Property of the Company and contains a correct location and description of the business purpose of each such real property.

Section 5.15. Intellectual Property. (a) As of the date hereof, Section 5.15(a) of the Company Disclosure Schedule sets forth a complete and correct list of all registrations and applications for registration of any Intellectual Property owned by the Company (the “Company Intellectual Property”). Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect: (i) to the knowledge of the Company, the Company is not infringing, misappropriating or otherwise violating the Intellectual Property rights of any Person; (ii) to the knowledge of the Company, no Person is infringing, misappropriating or otherwise violating any Intellectual Property right of the Company; (iii) the Company has not received any written notice or otherwise has knowledge of any pending claim, Order or Proceeding (A) with respect to any Intellectual Property owned by the Company or (B) alleging that the Company is infringing, misappropriating or otherwise violating any Intellectual Property rights of any Person; and (iv) the Company has taken reasonable steps in accordance with normal industry practice to maintain the confidentiality of all Intellectual Property owned by the Company the value of which is contingent upon maintaining such confidentiality.

(b) With respect to each item of Company Intellectual Property, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company is the sole owner and possesses all right, title, and interest in and to such item, free and clear of any Liens other than Permitted Liens.

Section 5.16. Taxes. (a) All material Tax Returns required by Applicable Law to be filed with any Taxing Authority by, or on behalf of, the Company been filed when due in accordance with all Applicable Law, and all such material Tax Returns are, or shall be at the time of filing, true and complete in all material respects.

(b) The Company has paid (or has had paid on its behalf) or has withheld and remitted to the appropriate Taxing Authority all Taxes due and payable, or, where payment is not yet due, has established (or has had established on its behalf and for its sole benefit and recourse) in accordance with GAAP an adequate accrual for all Taxes through the end of the last period for which the Company ordinarily records items on its books.

(c) There are no Liens on any of the assets of the Company that arose in connection with any failure (or alleged failure) to pay any Tax other than (i) Liens for current period Taxes not yet due and payable and (ii) Permitted Liens.

(d) The income and franchise Tax Returns of the Company through the Tax year ended December 31, 2008, have been examined and closed or are Returns with respect to which the applicable period for assessment under Applicable Law, after giving effect to extensions or waivers, has expired.

(e) There is no (i) claim or Proceeding now pending or, to the Company’s knowledge, threatened against or with respect to the Company in respect of any income, franchise or other similar Taxes or material other Taxes or Tax assets, and (ii) assessment, deficiency or adjustment that has been asserted or, to the Company’s knowledge, threatened against or with respect to the Company in respect of any income, franchise or other similar Taxes or material other Taxes or Tax assets. No claim has ever been made by an authority in a jurisdiction where the Company does not file Tax Returns that it is or may be subject to taxation in that jurisdiction.

(f) There is not in force any extension of time with respect to the due date for the filing of any Tax Return of or with respect to the Company or any waiver or agreement for any extension of time for the assessment or payment of any Tax of or with respect to the Company.

(g) Section 5.16(g) of the Company Disclosure Schedule contains a list of all jurisdictions (whether foreign or domestic) in which the Company currently files Tax returns as of the date hereof. The Company has made available to Parent true and complete copies of all income Tax, franchise Tax and other material Tax Returns filed by the Company during the past three years.

(h) The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Effective Time as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Effective Time under Section 481(c) of the Code (or any corresponding or similar provision of Applicable Law relating to Taxes), or (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of Applicable Law relating to Taxes) executed on or prior to the Effective Time.

(i) The Company is not a party to or bound by any Tax allocation, sharing or indemnity agreements or arrangements other than immaterial indemnity agreements not primarily related to Tax matters. The Company does not have any liability for the Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any corresponding or similar provisions of Applicable Law relating to Taxes), or as a transferee or successor, or by contract or otherwise.

(j) The Company was not a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code during the three-year period ending on the date hereof or in a transaction which could otherwise constitute a plan or series of related transactions (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement. The Company has not entered into and does not have any liability in respect of, or any filing obligations with respect to, any transaction that constitutes a “reportable transaction,” as defined in Section 1.6011-4(b)(1) of the Treasury Regulations.

(k) No power of attorney that is currently in force has been granted with respect to any matter relating to Taxes that could affect the Company.

(l) All of the Company’s property that is subject to property Tax has been properly listed and described on the property tax rolls of the appropriate taxing jurisdiction for all periods prior to Closing, and no portion of the Company’s property constitutes omitted property for property tax purposes.

(m) “Tax” means (i) any tax, unclaimed property and escheat obligation, governmental fee or other like assessment or charge of any kind whatsoever (including withholding on amounts paid to or by any Person), together with any interest, penalty, addition to tax or additional amount imposed by any Governmental Authority (a “Taxing Authority”) responsible for the imposition of any such tax (domestic or foreign), and any liability for any of the foregoing as transferee; (ii) in the case of the Company, liability for the payment of any amount of the type described in clause (i) as a result of being or having been before the Effective Time a member of an affiliated, consolidated, combined or unitary group, or a party to any agreement or arrangement, as a result of which liability of the Company to a Taxing Authority is determined or taken into account with reference to the activities of any other Person; and (iii) liability of the Company for the payment of any amount as a result of being party to any Tax Sharing Agreement or with respect to the payment of any amount imposed on any Person of the type described in (i) or (ii) as a result of any existing express or implied agreement or arrangement (including an indemnification agreement or arrangement). “Tax Return” means any report, return, document, declaration or other information or filing required to be supplied to any Taxing Authority with respect to Taxes, including information returns, any documents with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information. “Tax Sharing Agreements” means all existing agreements or arrangements (whether or not written) binding the Company that provide for the allocation, apportionment, sharing or assignment of any Tax liability or benefit, or the transfer or assignment of income, revenues, receipts, or gains for the purpose of determining any Person’s Tax liability.

Section 5.17. Employees, Labor and Employee Benefit Plans. (a) Section 5.17(a) of the Company Disclosure Schedule contains a correct and complete list identifying each material Employee Plan. “Employee Plans” means each “employee benefit plan,” as defined in Section 3(3) of ERISA, and whether or not subject to ERISA, each employment, consulting, severance, change in control, transaction bonus retention or similar contract, plan, arrangement or policy and each other plan, agreement or arrangement (written or oral) providing for compensation, bonuses, profit-sharing, stock option or other stock related rights (including the Company Stock Plans) or other forms of incentive or deferred compensation, vacation benefits, insurance (including any self-insured arrangements), health or medical benefits, employee assistance program, disability or sick leave benefits, workers’ compensation, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits) which is maintained, administered or contributed to by the Company and covers any employee, individual independent contractor or former employee or individual independent contractor of the Company, or with respect to which the Company has or may have any material actual or contingent liability. Copies of such plans, agreements, arrangements, and policies (and, if applicable, related trusts, summary plan descriptions or funding agreements and insurance policies) and all amendments thereto and written interpretations thereof have been made available to Parent, together with the most recent annual report (Form 5500 including, if applicable, Schedule B thereto) and Tax Return (Form 990) prepared in connection with any such plan or trust, funding agreement or insurance policy.

(b) Neither the Company nor any ERISA Affiliate nor any predecessors thereof sponsors, maintains, contributes to or is required to contribute to, and in the past six years has not sponsored, maintained, contributed to or been required to contribute to, any Employee Plan that is subject to Title IV of ERISA.

(c) Neither the Company nor any ERISA Affiliate contributes to or has in the past six years contributed to any multiple employer plan (as described in Section 413(c) of the Code) or multiemployer plan, as defined in Section 3(37) of ERISA.

(d) Each Employee Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter, or has pending or has time remaining in which to file, an application for such determination from the Internal Revenue Service, and the Company has no knowledge of any reason why any such determination letter should be revoked or not issued or such tax-qualified status would be lost. The Company has made available to Parent copies of the most recent Internal Revenue Service determination letters with respect to each such Employee Plan. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) each Employee Plan has been maintained in compliance with its terms and with the requirements prescribed by any and all statutes, Orders, rules and regulations, including ERISA and the Code, which are applicable to such Employee Plan; (ii) no event has occurred with respect to any Employee Plan that could result in payment or assessment by or against the Company of any excise taxes under Sections 4972, 4975, 4976, 4977, 4979, 4980B, 4980D, 4980E or 5000 of the Code; and (iii) there has been no breach of any fiduciary duty with respect to any Employee Plan or funding arrangement.

(e) The consummation of the transactions contemplated by this Agreement will not (either alone or together with any other event) entitle any current or former employee, director or independent contractor of the Company to any payment of money or other property, including any bonus or severance, retirement, job security or other material payment or benefit or accelerate the time of payment or vesting or trigger any material payment or funding (through a grantor trust or otherwise) of compensation or benefits under, materially increase the amount payable or trigger any other material obligation pursuant to, any Employee Plan. There is no contract, plan or arrangement (written or otherwise) covering any current or former employee, director or individual independent contractor of the Company that, individually or collectively, could, as a result of the transactions contemplated by this Agreement, give rise to the payment of any amount that would not be deductible pursuant to the terms of Section 280G of the Code or that would be subject to the excise tax under Section 4999 of the Code. No Employee Plan provides for the gross-up or reimbursement of Taxes under Section 4999 or 409A of the Code, or otherwise.

(f) The Company does not have any material liability in respect of post-retirement health, medical or life insurance benefits for retired, former or current employees or individual independent contractors of the Company except as required to avoid excise tax under Section 4980B of the Code.

(g) There has been no amendment to, interpretation or announcement (whether or not written) by the Company relating to, or change in employee participation or coverage under, an Employee Plan which would increase materially the expense of maintaining such Employee Plan above the level of the expense incurred in respect thereof for the fiscal year ended December 31, 2011.

(h) The Company is not a party to or subject to, or is currently negotiating in connection with entering into, any collective bargaining agreement or other Contract with a labor union or organization. The Company has not engaged in any unfair labor practices, and there is no unfair labor practice complaint, or union organizing effort, pending or, to the knowledge of the Company, threatened against the Company. There are no strikes, slowdowns or work stoppages, pending or, to the knowledge of the Company, threatened against the Company. There are no other employment-related claims, including wrongful termination, discrimination and sexual harassment claims, pending or, to the knowledge of the Company, threatened against the Company, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company is in compliance with all Applicable Laws relating to employment and employment practices, including those relating to terms and conditions of employment, wages and hours, collective bargaining, unemployment compensation, equal employment opportunity, employment discrimination, workers’ compensation, employee classification, information privacy and security and immigration.

(i) All material contributions and payments due or accrued under each Employee Plan, determined in accordance with Applicable Law and GAAP and prior funding and accrual practices, as adjusted to include proportional accruals for the period ending as of the date hereof, have been timely and fully discharged and paid on or prior to the date hereof except to the extent not yet due and then reflected as a liability on the Company Balance Sheet.

(j) There is no Proceeding pending against or involving or, to the knowledge of the Company, threatened against or involving, any Employee Plan.

(k) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each Employee Plan that is a “nonqualified deferred compensation plan” within the meaning of Treasury Regulation § 1.409A-1(a)(l)(a) and subject to Section 409A of the Code (a “Nonqualified Deferred Compensation Plan”) was administered in material compliance with Section 409A of the Code between January 1, 2005 and December 31, 2008, based upon a good faith, reasonable interpretation of Section 409A of the Code and applicable guidance thereunder, and each Nonqualified Deferred Compensation Plan has been maintained and operated in material compliance with Section 409A of the Code since January 1, 2009.

Section 5.18. Environmental Matters. (a) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect: (i) no notice, notification, demand, request for information, citation, summons or Order has been received, no complaint has been filed, no penalty has been assessed, and no Proceeding or, to the knowledge of the Company, review (or any basis therefor) is pending or, to the knowledge of the Company, is threatened by any Governmental Authority or other Person relating to the Company and arising out of any Environmental Law; (ii) all Environmental Permits necessary for the operations of the Company as currently conducted have been obtained and are in effect, and the Company is in compliance with all Environmental Laws and the terms of all Environmental Permits; (iii) no Hazardous Substance has been Released at, on or under any property now, or to the knowledge of the Company, previously owned, leased or operated by the Company; and (iv) there are no liabilities or obligations of the Company or, to the knowledge of the Company, its predecessors, of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise arising under or relating to any Environmental Law or any Hazardous Substance.

(b) The Company has provided or made available to Parent complete and accurate copies of all material reports and other documentation addressing environmental matters relating to the Company that are in the Company’s possession or control. Except as set forth in this Section 5.18, no representations or warranties are being made with respect to matters arising under or relating to environmental matters.

Section 5.19. Material Contracts. The Company has made available to Parent a true and complete copy of each (a) “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) to which the Company is party as of the date hereof, and (b) other Contract currently being performed to which the Company is a party as of the date hereof pursuant to which the Company is reasonably expected to spend or receive, in the aggregate, in excess of $2,500,000 over the remaining term of such Contract (each such Contract, a “Material Contract”). Except for breaches, violations or defaults which have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) each of the Material Contracts, and any Contract entered into between the date hereof and the Effective Time that would be a Material Contract if entered prior to the date hereof, is valid and in full force and effect, and (ii) the Company has not, and to the Company’s knowledge no other party to a Material Contract, or any Contract entered into between the date hereof and the Effective Time that would be a Material Contract if entered prior to the date hereof has, violated any provision of, or taken or failed to take any act which, with or without notice, lapse of time, or both, would constitute a default under the provisions of such Contract, and the Company has not received notice that it has breached, violated or defaulted under any Material Contract or any Contract entered into between the date hereof and the Effective Time that would be a Material Contract if entered prior to the date hereof. The Company is not party to any Contract containing any provision or covenant limiting in any material respect the ability of the Company (or, after the consummation of the Merger, Parent, the Surviving Corporation or any of their respective Subsidiaries)

to (A) sell any products or services of or to any other Person or in any geographic region, (B) engage in any line of business, or (C) compete with or to obtain products or services from any Person or limiting the ability of any Person to provide products or services to the Company (or, after the consummation of the Merger, Parent, the Surviving Corporation or any of their respective Subsidiaries).

Section 5.20. Finders’ Fees. Except for RBC Capital Markets, LLC, a complete and accurate copy of whose engagement agreement has been provided to Parent, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Company who might be entitled to any fee or commission from the Company or any of its Affiliates or Parent or any of its Affiliates in connection with the transactions contemplated by this Agreement.

Section 5.21. Opinion of Financial Advisor. The Company has received the opinion of RBC Capital Markets, LLC, financial advisor to the Company, to the effect that, as of September 23, 2012, the consideration to be paid pursuant to the Offer and the Merger is fair to the Company’s stockholders (other than parties to the Support Agreements and the Tender and Voting Agreements and their respective affiliates) from a financial point of view (the “Fairness Opinion”). As of the date of this Agreement, the Fairness Opinion has not been withdrawn, revoked or modified.

Section 5.22. Antitakeover Statutes. The Company has taken all action necessary to exempt the Offer, the Merger, this Agreement and the transactions contemplated hereby from Section 203 of Delaware Law, and accordingly, neither Section 203 of Delaware Law nor any other antitakeover or similar statute or regulation applies or purports to apply to such transactions. No other “control share acquisition,” “fair price,” “business combination,” “moratorium” or other antitakeover or similar statute or regulation does or shall apply to this Agreement, the Tender and Voting Agreements, or any of the transactions contemplated hereby or thereby.

Section 5.23. Insurance. The Company maintains insurance in such coverage amounts and against such risks as the management of the Company has in good faith determined to be prudent and appropriate. The Company has made available to Parent true and complete copies of all material policies of insurance as of the date hereof. Except for any such matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect, (a) all insurance policies maintained by or on behalf of the Company as of the date of this Agreement are in full force and effect, (b) all premiums due on such policies have been timely paid by the Company, (c) the Company is in compliance in all respects with the terms and provisions of such policies, (d) the Company is not in breach or default under, and has not taken any action that could permit termination or modification of, any insurance policies, and (e) no written notice of cancellation or termination has been received with respect to any such insurance policy, other than in connection with ordinary renewals.

Section 5.24. Related Party Transactions. Except as set forth in the Company SEC Documents filed prior to the date hereof, since December 31, 2011 through the date hereof, there has been no transaction, or series of similar transactions, agreements, arrangements or understandings, nor is there any proposed transaction as of the date of this Agreement, or series of similar transactions, agreements, arrangements or understandings, to which the Company was or is to be a party, that would be required to be disclosed as a Certain Relationship or Related Transaction pursuant to Statement of Financial Accounting Standards No. 57 or under Item 404 of Regulation S-K promulgated under the 1933 Act.

Section 5.25. Foreign Corrupt Practices. Neither the Company nor any director, officer, agent, employee, other Representative or Affiliate of the Company has taken any action, directly or indirectly, that would constitute a violation in any material respect by such Persons of the Foreign Corrupt Practices Act of 1977.

Section 5.26. Certain Business Practices. Neither the Company nor any Representative or Affiliate of the Company, while acting on behalf of the Company, (a) has made or agreed to make any contribution, payment, gift or entertainment to, or accepted or received any contributions, payments, gifts or entertainment from, any government official or employee, political party or agent or any candidate for any federal, state, local or foreign public office, where either the contribution, payment or gift or the purpose thereof was in violation of Applicable Law; or (b) has engaged in or otherwise knowingly participated in, assisted or facilitated any transaction that is prohibited by any applicable embargo or related trade restriction imposed by the United States Office of Foreign Assets Control or any other agency of the United States government.

Section 5.27. Rigs. (a) The rigs listed on Section 5.27(a) of the Company Disclosure Schedule are the only rigs used or held for use in the Company’s business (collectively, the “Rigs”) as of the date hereof. The Rigs are free and clear of all Liens other than Permitted Liens. Except as disclosed on Section 5.27(a) of the Company Disclosure Schedule, all repairs and maintenance have been performed and completed on each operating Rig in accordance with Applicable Law.

(b) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each operating Rig is in satisfactory operating condition for use under its applicable drilling Contract, except to the extent undergoing routine maintenance in the ordinary course of business.

Section 5.28. No Rights Agreement. There is no stockholder rights plan or other similar device in effect to which the Company is a party or otherwise bound.

Section 5.29. No Other Representations and Warranties. (a) Except for the representations and warranties set forth in this Agreement, each of Parent and Merger Subsidiary acknowledges and agrees that no representation or warranty of any kind whatsoever, express or implied, at law or in equity, is made or shall be deemed to have been made by or on behalf of the Company to Parent or Merger Subsidiary, and the Company hereby disclaims any such representation or warranty, whether by or on behalf of the Company, and notwithstanding the delivery or disclosure to Parent or Merger Subsidiary, or any of their Representatives or Affiliates of any documentation or other information by the Company or any of its Representatives or Affiliates with respect to any one or more of the foregoing.

(b) Each of Parent and Merger Subsidiary also acknowledges and agrees that the Company makes no representation or warranty with respect to any projections, forecasts or other estimates, plans or budgets of future revenues, expenses or expenditures, future results of operations (or any component thereof), future cash flows (or any component thereof) or future financial condition (or any component thereof) of the Company or the future business, operations or affairs of the Company heretofore or hereafter delivered to or made available to Parent, Merger Subsidiary or their respective Representatives or Affiliates.

ARTICLE 6

REPRESENTATIONS AND WARRANTIES OF PARENT

Subject to Section 12.05, except as set forth in the Parent Disclosure Schedule, Parent represents and warrants to the Company as of the date hereof and as of the Effective Time that:

Section 6.01. Corporate Existence and Power. Each of Parent and Merger Subsidiary is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all corporate powers and Consents required to carry on its business as now conducted, except for such corporate powers and Consents the absence of which would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Since the date of its incorporation, Merger Subsidiary has not engaged in any activities other than in connection with the Merger and the other transactions contemplated by this Agreement.

Section 6.02. Corporate Authorization. The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby are within the corporate powers of Parent and Merger Subsidiary and have been duly authorized by all necessary corporate action. This Agreement constitutes a valid and binding agreement of each of Parent and Merger Subsidiary, enforceable against Parent and Merger Subsidiary in accordance with its terms, subject to the Enforceability Exceptions.

Section 6.03. Governmental Authorization. The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby require no Consent, other than (a) the filing of a certificate of merger with respect to the Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which Parent is qualified to do business; (b) compliance with any applicable requirements of the HSR Act; (c) compliance with any applicable requirements of the 1933 Act, the 1934 Act and any other applicable state or federal securities laws; and (d) any Consent the absence of which would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 6.04. Non-contravention. The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby do not and will not (a) contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation or the bylaws of Parent or Merger Subsidiary or (b) assuming compliance with the matters referred to in Section 6.03, contravene, conflict with, or result in a violation or breach of any provision of any Applicable Law, with only such exceptions, in the case of clause (b), as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 6.05. Disclosure Documents. (a) The information with respect to Parent and its Subsidiaries that Parent supplies to the Company specifically for use in any Company Disclosure Document will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, in the case of the Company Proxy Statement, as supplemented or amended, if applicable, at the time such Company Proxy Statement or any amendment or supplement thereto is first mailed to stockholders of the Company and at the time such stockholders vote on adoption of this Agreement, and in the case of any Company Disclosure Document other than the Company Proxy Statement, at the time of the filing of such Company Disclosure Document or any supplement or amendment thereto and at the time of any distribution or dissemination thereof and at the time of the consummation of the Offer, as applicable.

(b) The Schedule TO, when filed, and the Offer Documents, when distributed or disseminated, will comply as to form in all material respects with the applicable requirements of the 1934 Act and, at the time of such filing or the filing of any amendment or supplement thereto, at the time of such distribution or dissemination and at the time of consummation of the Offer, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The representations and warranties in this Section 6.05 will not apply to statements or omissions included or incorporated by reference in the Offer Documents based upon information supplied to Parent or Merger Subsidiary by the Company or any of its representatives or advisors specifically for use or incorporation by reference therein.

Section 6.06. Finders’ Fees. Except for the Persons set forth on Section 6.06 of the Parent Disclosure Schedule, whose fees will be paid by Parent, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Parent who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

Section 6.07. Financing. (a) Parent has delivered to the Company true and complete copies of (i) fully executed commitment letters (the “Debt Commitment Letters”) from the financial institutions identified therein (including any Affiliates thereof, the “Debt Providers”) pursuant to which, and subject to the terms and conditions therein, the Debt Providers have committed to provide or cause to be provided the debt financing in the amounts set forth therein in connection with the transactions contemplated hereby (the “Debt Financing”), and (ii) a fully executed commitment letter (the “Equity Commitment Letter” and together with the Debt Commitment Letters, the “Financing Commitment Letters”) from Avista Capital Partners III, L.P. and Avista Capital Partners (Offshore) III, L.P. (collectively, the “Sponsor”) confirming the Sponsor’s commitment, subject to the terms and conditions therein, to provide Parent with equity financing in connection with the transactions contemplated hereby (the “Equity Financing” and together with the Debt Financing, the “Financing”).

(b) As of the date hereof, the Equity Commitment Letter is in full force and effect and is a valid and binding obligation of Parent and the Sponsor, subject to bankruptcy, insolvency, reorganization, moratorium and other Applicable Laws relating to or affecting creditors’ rights generally (including fraudulent conveyance laws) and to general equity principles, including concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief, regardless of whether considered in a proceeding in equity or at law (collectively, the “Enforceability Exceptions”). As of the date hereof, each of the Debt Commitment Letters is in full force and effect and is a valid and binding obligation of Parent and, to the knowledge of Parent, the other parties thereto, subject to the Enforceability Exceptions. As of the date hereof, none of the Financing Commitment Letters has been amended or modified in any material respect, and the respective commitments contained therein have not been withdrawn, rescinded or otherwise modified in any material respect. As of the date hereof, (i) no event has occurred which, with or without notice, lapse of time or both, would constitute a material default or material breach on the part of Parent or Merger Subsidiary under any Financing Commitment Letter, and (ii) Parent has no reason to believe that it will not be able to satisfy any material term or condition of closing of the Financing that is required to be satisfied as a condition of the Financing, or that the Financing will not be made available to Parent at the Closing; provided that neither Parent nor Merger Subsidiary is making any representation or warranty regarding the effect of the inaccuracy of the representations and warranties of the Company in this Agreement or the failure of the Company to perform its obligations, covenants or agreements hereunder. There are no conditions precedent to the funding of the full amount of the Financings other than the conditions precedent set forth in the Financing Commitment Letters on the terms therein. Subject to the terms and conditions of the Financing Commitment Letters, the aggregate proceeds of the Financings are in an amount sufficient to consummate the Merger upon the terms contemplated by this Agreement, effect any repurchase, redemption or repayment of debt arising in connection with the consummation of the Merger and pay all related fees and expenses of Parent, Merger Subsidiary and their respective Representatives on the terms therein.

Section 6.08. Limited Guarantee. Concurrently with the execution of this Agreement, Parent and Merger Subsidiary have delivered to the Company a limited guarantee of the Sponsor in favor of the Company, dated the date hereof (as amended, modified or supplemented from time to time in accordance with its terms, the “Limited Guarantee”). As of the date hereof, the Limited Guarantee is in full force and effect and constitutes the legal, valid and binding obligation of the Sponsor, enforceable in accordance with its terms, subject to the Enforceability Exceptions.

Section 6.09. Shareholdings. Neither Parent nor any of its Subsidiaries beneficially own any Shares.

ARTICLE 7

COVENANTS OF THE COMPANY

The Company agrees that:

Section 7.01. Conduct of the Company. Except with the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed) or as expressly contemplated by this Agreement or set forth in Section 7.01 of the Company Disclosure Schedule, from the date hereof until the Effective Time, the Company shall conduct its business in the ordinary course and use its reasonable best efforts to (i) preserve intact its present business organization, (ii) keep available the services of its directors, officers and Key Employees (provided that the Company shall not be required to increase the compensation of, or make any other payment not otherwise due to such persons), (iii) maintain satisfactory relationships with Governmental Authorities and its customers, lenders, suppliers and others having material business relationships with it, (iv) maintain in effect all of its foreign, supranational, federal, state, provincial, municipal and local licenses, permits, consents, franchises, approvals and authorizations, (v) preserve the assets and properties of the Company in good repair and condition, (vi) maintain insurance on its tangible assets and businesses in such amounts and against such risks and losses as are currently in effect, and (vii) comply in all material respects with all laws and Orders of all Governmental Authorities (other than Orders being contested by the Company in good faith). Without limiting the generality of the foregoing, except with the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed) or as expressly contemplated by this Agreement or set forth in Section 7.01 of the Company Disclosure Schedule, the Company shall not:

(a) amend its certificate of incorporation, bylaws or other similar organizational documents (whether by merger, consolidation or otherwise);

(b) (i) split, combine or reclassify any shares of its capital stock, (ii) declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, or (iii) redeem, repurchase or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any Company Securities;

(c) (i) issue, deliver or sell, or authorize the issuance, delivery or sale of, any shares of any Company Securities, other than the issuance of any Shares upon the exercise of Company Stock Options or upon vesting of the Company RSUs that are outstanding on the date of this Agreement in accordance with the terms of those equity awards on the date of this Agreement or (ii) amend any term of any Company Security;

(d) incur any capital expenditures or any obligations or liabilities in respect thereof, except for (i) those contemplated by the capital expenditure budget that has been made available to Parent prior to the date of this Agreement and (ii) any unbudgeted capital expenditures on existing equipment or existing Rigs not to exceed $1,500,000 individually or $4,000,000 in the aggregate;

(e) other than as set forth in Section 7.01(d), acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any assets, securities, properties, interests or businesses, other than (i) supplies or equipment (including tubulars) purchased in the ordinary course of business of the Company and (ii) acquisitions with a purchase price (including assumed indebtedness) that does not exceed $250,000 individually or $1,000,000 in the aggregate;

(f) sell, lease, license or otherwise transfer, or create or incur any Lien on, any of its assets, securities, properties, rights, interests or businesses, other than sales, leases or transfers with a sale price (including any related assumed indebtedness) that does not exceed $250,000 individually or $1,000,000 in the aggregate; provided that nothing in this Section 7.01(f) shall allow the Company to sell, lease (other than entry into drilling contracts in the ordinary course of business), license, abandon or otherwise transfer, or create or incur any Lien (other than Permitted Liens) on, any Rig without the prior written consent of Parent;

(g) other than in connection with actions permitted by Section 7.01(d) or Section 7.01(e), make any loans, advances or capital contributions to, or investments in, any other Person, other than in the ordinary course of business;

(h) create, incur, assume or otherwise become liable for any indebtedness for borrowed money or guarantees thereof, except for (i) any indebtedness (excluding trade payables incurred in the ordinary course of business) or guarantee incurred in the ordinary course of business not to exceed $100,000 individually, (ii) with respect to indebtedness under the Revolver, incurred in the ordinary course of business and in an amount that would not cause the amount of the total outstanding debt under the Revolver to exceed $112,000,000 (provided that indebtedness under the Revolver for the purposes set forth in clause (h)(iii) below shall be disregarded for purposes of this limitation) and (iii) indebtedness incurred to pay insurance premiums in the ordinary course of business;

(i) except to the extent required by Applicable Law or any Employee Plan in effect as of the date hereof (i) with respect to any officer, director or employee of the Company whose annual base compensation exceeds $200,000, (A) grant or increase any severance or termination pay (or amend any existing severance pay or termination arrangement), (B) enter into any employment, deferred compensation, consultancy, severance or other similar agreement (or amend any such existing agreement), or (C) increase compensation, severance or other benefits payable under any existing Employee Plan, severance or termination pay policies; provided that for any employee whose annual base compensation exceeds $125,000 but is less than $200,000, the Company may increase the compensation, severance or other benefits payable to such employee in the ordinary course of business consistent with past practice; (ii) establish, adopt or amend any collective bargaining or labor agreement; (iii) grant, accelerate or modify the period of exercisability or vesting of any equity compensation award; or (iv) agree to fund any compensation or benefits under any Employee Plan through a “rabbi” trust or similar arrangement;

(j) change the Company’s methods of accounting, except as required by concurrent changes in GAAP or in Regulation S-X of the 1934 Act, as agreed to by its independent public accountants;

(k) settle, or offer or propose to settle, (i) any material litigation or Proceeding or other claim involving or against the Company, (ii) any stockholder litigation or dispute against the Company or any of its officers or directors or (iii) any litigation, arbitration, proceeding or dispute that relates to the transactions contemplated hereby, other than the settlement of claims, liabilities or obligations incurred in the ordinary course of business that (A) does not require any actions or impose any restrictions on the business or operations of the Company or impose any other injunctive or equitable relief, (B) insurance carriers have agreed in writing to fully fund (less applicable deductibles), (C) provides for the complete release of the Company of all claims by the third party adverse to the Company in such Proceeding, and (D) does not provide for any admission of liability by the Company;

(l) make or change any material Tax election, change any annual tax accounting period, adopt or change any method of tax accounting, materially amend any Tax Returns or file claims for material Tax refunds, enter into any closing agreement, settle any material Tax claim, audit or assessment, or surrender any right to claim a material Tax refund, offset or other reduction in Tax liability;

(m) withdraw or modify, or permit the withdrawal or modification of, any of the approvals made pursuant to Section 7.04;

(n) permit to lapse or abandon any material registered Intellectual Property owned by the Company;

(o) enter into, amend or modify in any material respect or terminate (other than upon expiration) any Material Contract (or any Contract entered into after the date of this Agreement that would have been a Material Contract if entered into prior to the date of this Agreement) or otherwise waive, release or assign any material rights, claims or benefits of the Company;

(p) create or acquire any Subsidiaries; or

(q) agree, resolve or commit to do any of the foregoing.

The Company will provide Parent with two days advance notice before entering into, materially amending, materially modifying, or terminating in advance of its scheduled termination, modification of or early termination of any Contract to which the Company is a party pursuant to which the Company provides drilling services that has a term of 90 days or longer.

Section 7.02. Access to Information. From the date hereof until the Effective Time and subject to Applicable Law and the Confidentiality Agreement dated as of July 13, 2012 between the Company and Avista Capital Holdings, LP (the “Confidentiality Agreement”), the Company shall (a) give Parent and its Representatives and Financing Sources reasonable access to the offices, properties, systems, personnel, officers, employees, agents, Contracts, books and records of the Company, (b) furnish to Parent and its Representatives and Financing Sources such financial and operating data and other information as such Persons may reasonably request, and (c) instruct the authorized Representatives of the Company to cooperate with Parent in its investigation of the Company. Any investigation pursuant to this Section 7.02 shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Company;

provided, however, that no investigation or access pursuant to this Section 7.02 shall affect or be deemed to modify any representation or warranty made or deemed made by the Company. Notwithstanding anything herein to the contrary, Parent and its Representatives shall not be permitted to conduct any “Phase II” or other intrusive environmental testing or sampling without the prior written consent of the Company, which may be withheld at its sole discretion.

Section 7.03. No Solicitation; Other Offers. (a) General Prohibitions. The Company shall not, and shall cause each of its Affiliates and its and their respective officers, directors, employees, financial advisors, investment bankers, attorneys, accountants, consultants or other agents or advisors (collectively, “Representatives”) not to, directly or indirectly, solicit, initiate or knowingly take any action to facilitate or encourage the submission of any Acquisition Proposal, enter into or participate in any discussions or negotiations with, or furnish any information relating to the Company or afford access to the business, properties, assets, books or records of the Company to or otherwise cooperate in any way with any Third Party that is seeking to make, or has made, an Acquisition Proposal. Neither the Board of Directors nor any committee thereof shall (i) fail to make, withdraw or modify (including in the Schedule 14D-9) in a manner adverse to Parent the Company Board Recommendation, (ii) approve or recommend an Acquisition Proposal, (iii) enter into any agreement in principle, letter of intent, term sheet, merger agreement, acquisition agreement, option agreement or other similar instrument relating to an Acquisition Proposal, or (iv) publicly propose or announce an intention to take any of the foregoing actions (any of the foregoing in clauses (i) through (iv), an “Adverse Recommendation Change”). The Company shall not grant any waiver or release under any standstill, confidentiality or similar provision of any agreement to which the Company is a party, shall enforce to the fullest extent permitted under Applicable Law the standstill provisions of any agreement to which the Company is a party and shall immediately take steps within its power necessary to terminate any waiver that may have been heretofore granted to any Person other than Parent and its Affiliates under any such provisions. Any violation of the restrictions on the Company set forth in this Section 7.03 by any Affiliate or Representative of the Company shall be a breach of this Section 7.03 by the Company.

(b) Exceptions. Notwithstanding Section 7.03(a), at any time from and after the date of this Agreement until the earlier to occur of the Offer Closing and the receipt of the Company Stockholder Approval:

(i) the Company, directly or indirectly through its Representatives, may (A) engage in negotiations or discussions with any Third Party (and its Representatives) that, subject to the Company’s compliance with Section 7.03(a), has made after the date of this Agreement a bona fide, unsolicited written Acquisition Proposal that the Board of Directors determines in good faith, after consultation with outside legal counsel and a financial advisor of nationally recognized reputation, is or would be reasonably likely to result in a Superior

Proposal and (B) furnish to such Third Party (and its Representatives) non-public information relating to the Company pursuant to a confidentiality agreement (a copy of which shall be provided for informational purposes only to Parent) with such Third Party with terms no less favorable to the Company than those contained in the Confidentiality Agreement; provided that such confidentiality agreement shall not prohibit compliance by the Company with any of the provisions of this Section 7.03; provided, further, that all such information (to the extent that such information has not been previously provided or made available to Parent) is provided or made available to Parent, as the case may be, prior to or substantially concurrently with the time it is provided or made available to such Third Party (or its Representatives); and

(ii) subject to compliance with the procedures set forth in this Section 7.03, the Board of Directors may make an Adverse Recommendation Change if the Board of Directors determines in good faith, after consultation with outside legal counsel and a financial advisor of nationally recognized reputation, that (A) a bona fide, unsolicited written Acquisition Proposal constitutes a Superior Proposal and that the failure to make such Adverse Recommendation Change violates its fiduciary duties under Applicable Law, or (B) in the absence of an Acquisition Proposal, if due to events or changes in circumstances after the date hereof that were neither known nor reasonably foreseeable by the Company as of or prior to the date hereof (such events or changes in circumstances, collectively, an “Intervening Event”), the failure to make an Adverse Recommendation Change violates its fiduciary duties under Applicable Law.

In addition, nothing contained herein shall prevent the Board of Directors from (i) complying with Rule 14e-2(a) under the 1934 Act with regard to an Acquisition Proposal so long as any action taken or statement made to so comply is consistent with this Section 7.03, or (ii) issuing a “stop, look and listen” disclosure or similar communication of the type contemplated by Rule 14d-9(f) under the 1934 Act.

(c) Required Notices. The Board of Directors shall not take any of the actions referred to in Section 7.03(b) or terminate this Agreement pursuant to Section 11.01(d)(i) unless the Company shall have delivered to Parent a prior written notice advising Parent that it intends to take such action and, after taking such action, the Company shall continue to keep Parent reasonably informed of the status and terms of any discussions and negotiations with the applicable Third Party. In addition, the Company shall notify Parent promptly (but in no event later than 24 hours) after receipt by the Company (or any of its Representatives) of any Acquisition Proposal (including of the material terms and conditions thereof) or any request for information relating to the Company or for access to the business, properties, assets, books or records of the Company by any Third Party that may be considering making, or has made, an Acquisition Proposal. The

Company shall provide such notice orally and in writing and shall identify the Third Party making any such Acquisition Proposal or request. The Company shall keep Parent reasonably informed of the status and material details of any such Acquisition Proposal or request. Any material amendment to any Acquisition Proposal will be deemed to be a new Acquisition Proposal for purposes of the Company’s compliance with this Section 7.03(c) and Section 7.03(d).

(d) “Last Look”. (i) The Board of Directors shall not make an Adverse Recommendation Change pursuant to Section 7.03(b)(ii)(A) or terminate this Agreement pursuant to Section 11.01(d)(i) unless (A) such Acquisition Proposal constitutes a Superior Proposal, (B) the Company promptly notifies Parent, in writing at least five Business Days before taking that action, of its intention to do so, attaching the most current version of the draft agreement under which such Superior Proposal is proposed to be consummated and the identity of the Third Party making the Acquisition Proposal, and (C) Parent does not make, within five Business Days after its receipt of that written notification, an offer that renders such Superior Proposal no longer a Superior Proposal (provided that any amendment to the terms of such Superior Proposal shall require a new written notification from the Company and an additional five Business Day period under this Section 7.03(d)); and

(ii) The Board of Directors shall not make an Adverse Recommendation Change pursuant to Section 7.03(b)(ii)(B), unless, prior to taking such action, (A) the Board of Directors has given Parent at least five Business Days prior notice of its intention to make such Adverse Recommendation Change and a reasonable description of the Intervening Event that serves as the basis of such Adverse Recommendation Change, (B) at the end of such notice period, the Board of Directors shall have considered in good faith any revisions to the terms of this Agreement or any new transaction, agreement or structure proposed by Parent, and shall have determined in good faith, after consultation with its financial advisors and outside legal counsel, that failure to make an Adverse Recommendation Change would nevertheless still constitute a violation of its fiduciary duties under Applicable Law if such revisions or any new transaction, agreement or structure proposed were to be given effect, and (C) in the event of any change to the material facts and circumstances relating to such Intervening Event, the Company shall, in each case, have delivered to Parent an additional notice consistent with that described in clause (A) above of this Section 7.03(d)(ii) and an additional five Business Day notice period under clause (A) of this Section 7.03(d)(ii) shall commence, during which time the Company shall be required to comply with the requirements of this Section 7.03(d) anew with respect to such additional notice, including clauses (A) through (C) above of this Section 7.03(d)(ii).

(e) Definition of Superior Proposal. For purposes of this Agreement, “Superior Proposal” means a bona fide, unsolicited written Acquisition Proposal that is not subject to any due diligence condition and is for all of the outstanding Shares or all or substantially all of the consolidated assets of the Company on terms that the Board of Directors determines in good faith by a majority vote, after considering the advice of a financial advisor of nationally recognized reputation and outside legal counsel and taking into account all financial, legal, regulatory and other aspects of such Acquisition Proposal, including conditions contained therein and the Person making the Acquisition Proposal and any break-up fees, expense reimbursement provisions and conditions to consummation, are more favorable from a financial point of view to the Company’s stockholders than as provided hereunder (taking into account any proposal by Parent to amend the terms of this Agreement pursuant to Section 7.03(d)), which the Board of Directors determines is reasonably likely to be consummated and for which financing, if a cash transaction (whether or not in whole or in part), is then fully committed or reasonably determined to be available by the Board of Directors.

(f) Obligation of the Company to Terminate Existing Discussions. The Company shall, and shall cause its Representatives to cease immediately and cause to be terminated any and all existing activities, discussions or negotiations, if any, with any Third Party and its Representatives with respect to any Acquisition Proposal. The Company shall promptly request that each Third Party, if any, that has executed a confidentiality agreement within the 12-month period prior to the date hereof in connection with its consideration of any Acquisition Proposal return or destroy all confidential information heretofore furnished to such Person by or on behalf of the Company (and all analyses and other materials prepared by or on behalf of such Person that contains, reflects or analyzes that information), and the Company shall provide to Parent all certifications of such return or destruction from such other Persons as promptly as practicable after receipt thereof. The Company shall use its reasonable best efforts to secure all such certifications as promptly as practicable.

Section 7.04. Compensation Arrangements. As promptly as practicable after the date hereof, but in no event later than ten Business Days following the date of this Agreement, the Company (acting through its Compensation Committee of the Board of Directors (the “Compensation Committee”)) will take all steps necessary to cause each Employee Plan pursuant to which consideration is payable to any officer, director or employee to be approved by the Compensation Committee (comprised solely of “independent directors” determined in accordance with the requirements of Rule 14d-10(d)(2) under the 1934 Act and the instructions thereto) as an “employment compensation, severance or other employee benefit arrangement” within the meaning of Rule 14d-10(d)(1) under the 1934 Act and to satisfy the requirements of the non-exclusive safe harbor set forth in Rule 14d-10(d) of the 1934 Act.

Section 7.05. Financing Cooperation. Prior to the Effective Time, the Company shall use its reasonable best efforts to provide, and shall cause its

Affiliates and Representatives to use reasonable best efforts to provide, in connection with the arrangement of the Debt Financing, all reasonable cooperation requested by Parent that is customary in connection with the arrangement of debt financing for transactions that are substantially similar to the transactions contemplated by this Agreement, including using its reasonable best efforts to (a) furnish the Debt Providers in a timely manner with financial and other pertinent information regarding the Company required pursuant to the Debt Commitment Letter and necessary to commence the Required Marketing Period as defined in the Debt Commitment Letter (all such information, the “Required Information”) and any supplements to the Required Information required by the Debt Commitment Letters; (b) participate in a reasonable number of meetings, drafting sessions, road shows, rating agency presentations and due diligence sessions; (c) furnish Parent for distribution to the Debt Providers as promptly as practicable with pertinent information as is customary in connection with the Debt Financing regarding the Company’s assets and operations and any security required therefor, including providing, as promptly as practicable following a request therefor, monthly financial and operating data relating to the Company’s assets and operations that is reasonably requested by Parent; (d) assist Parent and the Debt Providers in the preparation of (i) a customary offering document for any of the Debt Financing, and (ii) materials for rating agency presentations; (e) use reasonable best efforts to obtain such UCC, bankruptcy, litigation and similar lien searches reasonably requested by Parent and consistent with the requirements of Parent or its lenders; (f) take all corporate actions, subject to the consummation of the Closing, reasonably requested by Parent to permit the consummation of the Debt Financing and to permit the proceeds thereof to be made available to Parent; (g) cause the appropriate authorized Representatives of the Company to execute and deliver any pledge and security documents, definitive financing documents or other certificates or documents as may be reasonably requested by Parent or otherwise facilitate the pledging of Collateral (as defined in the Debt Commitment Letter) for delivery at the consummation of the Financing at and as of the Effective Time (unless otherwise specified, but not before the Effective Time); (h) cause the appropriate authorized Representatives of the Company to execute and deliver any credit agreements or indentures or other definitive financing documents on terms satisfactory to Parent at and as of the Effective Time; (i) provide, if requested by Parent, authorization letters to the Debt Providers authorizing the distribution of information to prospective lenders; (j) cooperate reasonably with the Debt Providers’ due diligence, to the extent customary and reasonable; (k) cooperate reasonably with the Debt Providers to obtain accountant’s comfort letters, which comfort letter shall comply with the requirements of PCAOB AU Section 634, and legal opinions reasonably requested by Parent and customary for financings similar to the Debt Financing; (l) at least five (5) days prior to the Effective Time, provide all documentation and other information about the Company as is reasonably requested in writing by Parent which relates to applicable “know your customer” and anti-money laundering rules and regulations including without limitation the USA PATRIOT ACT; and (m) take all actions reasonably necessary to permit the Debt Providers to evaluate the Company’s inventory, current assets, cash management and accounting systems, policies and procedures relating thereto. Nothing in this Section 7.05 shall require such cooperation to the extent it would (i) require the Company to waive or amend any terms of this Agreement, (ii) unreasonably interfere with the ongoing operations of the Company, or (iii) reasonably be expected to result in a violation of Applicable Law or loss of attorney-client privilege. No liability or obligation of the Company or its Affiliates or Representatives, under any certificate, agreement, arrangement, document or instrument relating to the Debt Financing shall be effective until the Effective Time. Parent shall indemnify and hold harmless the Company and its Affiliates and their respective Representatives from and against any and all losses, damages, claims, costs or expenses suffered or incurred by any of them in connection with the arrangement of the Debt Financing and any information used in connection therewith, in each case other than to the extent any of the foregoing arises from the bad faith, gross negligence or willful misconduct of, or material breach of this Agreement by, the Company or any of its Affiliates. Any information provided by the Company in connection with seeking the Debt Financing shall be prepared in good faith. Parent shall reimburse the Company for all of its documented reasonable out-of-pocket costs and expenses in connection with this Section 7.05 on or prior to the Effective Time or promptly following the Effective Time or the termination of this Agreement.

Section 7.06. Section 16 Matters. Prior to the Effective Time, the Company shall take all such steps as may be required to cause any dispositions of Shares in connection with the Merger (including Company Stock Options and Company RSUs) by each individual who is subject to the reporting requirements of Section 16(a) of the 1934 Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the 1934 Act.

ARTICLE 8

COVENANTS OF PARENT

Parent agrees that:

Section 8.01. Obligations of Merger Subsidiary. Parent shall take all action necessary to cause Merger Subsidiary to perform its obligations under this Agreement and to consummate the Offer and the Merger on the terms and conditions set forth in this Agreement.

Section 8.02. Director and Officer Liability. Parent shall cause the Surviving Corporation, and the Surviving Corporation hereby agrees, to do the following:

(a) For six years after the Effective Time, the Surviving Corporation shall indemnify and hold harmless the present and former officers and directors of the Company (each, an “Indemnified Person”) in respect of acts or omissions in their capacity as officers or directors, as applicable, of the Company occurring at or prior to the Effective Time to the fullest extent permitted by Delaware Law and any other Applicable Law and permitted under the Company’s certificate of incorporation and bylaws in effect on the date hereof; provided that such indemnification shall be subject to any limitation imposed from time to time under Applicable Law.

(b) For six years after the Effective Time, Parent shall cause to be maintained in effect provisions in the Surviving Corporation’s certificate of incorporation and bylaws (or in such documents of any successor to the business of the Surviving Corporation) regarding elimination of liability of directors, indemnification of officers, directors and employees and advancement of expenses that are no less advantageous to the intended beneficiaries than the corresponding provisions in existence on the date of this Agreement.

(c) Prior to the Effective Time, the Company shall or, if the Company is unable to, Parent shall cause the Surviving Corporation as of the Effective Time to, obtain and fully pay the premium for the non-cancellable extension of the directors’ and officers’ liability coverage of the Company’s existing directors’ and officers’ insurance policies and the Company’s existing fiduciary liability insurance policies (collectively, “D&O Insurance”), in each case for a claims reporting or discovery period of at least six years from and after the Effective Time with respect to any claim related to any period or time at or prior to the Effective Time with terms, conditions, retentions and limits of liability that are no less favorable than the coverage provided under the Company’s existing policies; provided, however, that the Company shall give Parent a reasonable opportunity to participate in the selection of such tail policy and the Company shall give reasonable and good faith consideration to any comments made by Parent. If the Company or the Surviving Corporation for any reason fail to obtain such “tail” insurance policies as of the Effective Time, the Surviving Corporation shall continue to maintain in effect, for a period of at least six years from and after the Effective Time, the D&O Insurance in place as of the date hereof, or the Surviving Corporation shall purchase comparable D&O Insurance for such six-year period with terms, conditions, retentions and limits of liability that are no less favorable than as provided in the Company’s existing policies as of the date hereof; provided that in no event shall Parent or the Surviving Corporation be required to expend for such policies pursuant to this sentence an annual premium amount in excess of 225% of the amount per annum the Company paid in its last full fiscal year, which amount is set forth in Section 8.02(c) of the Company Disclosure Schedule.

(d) If Parent, the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 8.02.

(e) The rights of each Indemnified Person under this Section 8.02 shall be in addition to any rights such Person may have under the certificate of incorporation or bylaws of the Company, under Delaware Law or any other Applicable Law or under any agreement of any Indemnified Person with the Company. These rights shall survive consummation of the Merger and are intended to benefit, and shall be enforceable by, each Indemnified Person.

Section 8.03. Employee Matters. (a) For a period of no less than twelve (12) months following the Effective Time, Parent shall provide or cause to be provided to all employees of the Company as of the Effective Time who continue employment with Parent or any of its Affiliates (“Continuing Employees”) (i) compensation and benefits that are in the aggregate substantially comparable to the compensation and benefits provided by the Company to the Continuing Employees as in effect immediately prior to the Effective Time, and (ii) severance benefits that are no less favorable than the severance benefits set forth on Section 8.03(a) of the Company Disclosure Schedule which Continuing Employees would have received from the Company upon a termination of employment immediately prior to the Effective Time.

(b) Except as would result in a duplication of benefits, with respect to any employee benefit plan maintained by Parent or any of its Affiliates in which any Continuing Employee becomes a participant (excluding any equity compensation or benefit accrued under a defined benefit plan), such Continuing Employee shall receive full credit for service with the Company (or predecessor employers to the extent the Company provides such past service credit) to the same extent that such service was recognized as of the Effective Time under a comparable plan of the Company in which the Continuing Employee participated.

(c) With respect to any welfare plan maintained by Parent or any of its Affiliates in which any Continuing Employee is eligible to participate after the Effective Time, Parent shall, or shall cause its Affiliates to, (i) waive all limitations as to preexisting conditions and exclusions with respect to participation and coverage requirements applicable to such employees to the extent such conditions and exclusions were satisfied or did not apply to such employees under the welfare plans of the Company prior to the Effective Time, and (ii) provide each Continuing Employee with credit for any co-payments and deductibles paid and for out-of-pocket maximums incurred prior to the Effective Time in satisfying any analogous deductible or out-of-pocket requirements to the extent applicable under any such plan.

(d) Nothing in this Section 8.03 shall (i) be treated or construed as an amendment of, or undertaking to amend, any employee benefit plan, (ii) prohibit Parent, the Company or any of Parent’s Subsidiaries from amending or terminating any employee benefit plan, (iii) obligate Parent, the Company or any of Parent’s Subsidiaries to retain the employment of any particular employee, or (iv) confer any rights or benefits on any Person other than the parties to this Agreement.

Section 8.04. Financing. Parent shall use its commercially reasonable efforts to (a) arrange the Financing on the terms and conditions described in the Financing Commitment Letters, (b) enter into definitive agreements with respect thereto (that are customary for financings of this type) on the terms and conditions contained in the Financing Commitment Letters, which agreements shall be in effect as promptly as practicable after the date hereof, but in no event later than the Effective Time, and (c) consummate the Financing no later than the Effective Time in accordance with the terms contained in the Financing Commitment Letters; provided that Parent may agree to or permit any amendment, modification or waiver of the Financing Commitment Letters that would not, or would not reasonably be expected to, (i) materially adversely impact (A) the ability of Parent to timely consummate the transactions contemplated by this Agreement or (B) the likelihood of consummation of the transaction contemplated by this Agreement or (ii) expand upon the conditions precedent to the Debt Financing as set forth in the Debt Commitment Letters; provided, further, that Parent shall promptly deliver to the Company copies of any such amendment, modification or waiver following the execution of the same. In the event that any portion of the Financing becomes unavailable in the manner or from the sources contemplated in the Financing Commitment Letters, (1) Parent shall promptly notify the Company and (2) Parent shall use its commercially reasonable efforts to arrange to obtain any such portion from alternative sources (“Alternative Debt Financing”), on terms that are not materially less favorable from the standpoint of Parent and Merger Subsidiary than the terms and conditions set forth in the Financing Commitment Letters, as promptly as practicable following the occurrence of such event, including entering into definitive agreements with respect thereto (such definitive agreements entered into pursuant to the first or second sentence of this Section 8.04 being referred to as the “Financing Agreements”). Parent and Merger Subsidiary shall, and shall cause their respective Representatives to, use commercially reasonable efforts to comply with the terms, and satisfy on a timely basis the conditions, in each case those that are within their control, of the Financing Commitment Letters, any Alternative Debt Financing, the Financing Agreements and any related fee and engagement letters. Parent shall keep the Company reasonably informed of the status of its efforts to arrange the Financing (or any replacement thereof). Parent shall give the Company prompt written notice, in any event within forty-eight (48) hours of Parent’s knowledge, of any actual breach, default, expiration, termination or repudiation of any Debt Financing Commitment by any party thereto of which Parent becomes aware.

ARTICLE 9

COVENANTS OF PARENT AND THE COMPANY

The parties hereto agree that:

Section 9.01. Approval of the Merger. (a) Merger Effectiveness. Subject to the terms and conditions contained herein and notwithstanding anything to the contrary contained herein, the Company, Parent and Merger Subsidiary agree to take all necessary and appropriate action to cause the Merger to become effective as promptly as practicable in accordance with Delaware Law.

(b) Proxy Material. The Company shall, as promptly as reasonably practicable (and in any event within ten Business Days) after the date hereof, prepare and file with the SEC in preliminary form, and shall thereafter use its reasonable best efforts to have cleared by the SEC, the Company Proxy Statement that will be provided to the Company’s stockholders in connection with the solicitation of proxies for use at the meeting of the Company’s stockholders called to vote upon the adoption of this Agreement and the approval of Merger (the “Company Stockholder Meeting”).

(c) Company Proxy Statement. The Company shall afford Parent and its counsel a reasonable opportunity to review and comment on the Company Proxy Statement prior to its filing with the SEC, including any amendments or supplements thereto, and shall give due consideration to all the reasonable additions, deletions or changes suggested thereto by Parent. The Company shall (i) promptly notify Parent of the receipt of all comments from the SEC with respect to the Company Proxy Statement and of any request by the SEC for any amendment or supplement thereto or for additional information, (ii) promptly provide to Parent copies of all correspondence between the Company and/or any of its Representatives and the SEC with respect to the Company Proxy Statement, (iii) provide Parent an opportunity to review and comment on any such amendment, supplement or response to the SEC, and (iv) give due consideration to all the reasonable additions, deletions or changes suggested thereto by Parent. The Company shall, as promptly as practicable, provide responses to the SEC with respect to all comments received on the Company Proxy Statement from the SEC. To the extent required by Applicable Law in good faith judgment of the Company, the Company shall, as promptly as reasonably practicable, prepare, file and distribute to its stockholders any supplement or amendment to the Company Proxy Statement, if any event shall occur that requires such action.

(d) Company Stockholder Meeting. If adoption of this Agreement by the Company’s stockholders is required by Applicable Law and the Offer has been terminated pursuant to Section 2.01(e), the Company shall, as promptly as reasonably practicable (and in any event within ten Business Days) after the Proxy Statement Clearance Date, (i) take all action necessary in accordance with Applicable Law, Nasdaq rules, the Company’s certificate of incorporation and the Company’s bylaws to establish a record date for and give notice of the Company Stockholder Meeting, and (ii) mail to the holders of Shares as of the record date the Company Proxy Statement. The Company shall duly call, convene and hold the Company Stockholder Meeting as promptly as practicable (and in any event within 35 days) following the date the Company Proxy Statement is mailed to the Company’s stockholders. Any adjournment or postponement of the Company

Stockholder Meeting shall require the prior written consent of Parent, except that (A) the Company may adjourn the Company Stockholder Meeting in the case and then only to the extent that such adjournment is required to allow additional time for the filing and mailing of any supplemental or amended disclosure which the SEC has instructed the Company is necessary under Applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the Company’s stockholders prior to the Company Stockholder Meeting, and (B) the Company, after consultation with Parent, may (and, upon the written request of Parent, shall) adjourn or postpone the Company Stockholder Meeting if as of the time for which the Company Stockholder Meeting is originally scheduled (as set forth in the Company Proxy Statement) there are either (1) insufficient Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct business at the Company Stockholder Meeting or (2) insufficient affirmative votes to adopt this Agreement and approve the Merger; provided, that the record date shall not be changed without Parent’s consent, except as required by Applicable Law or by the certificate of incorporation or bylaws of the Company in effect as of the date hereof. Without the prior written consent of Parent, the adoption of this Agreement and the approval of the Merger and the transactions contemplated thereby shall be the only matter (other than (x) procedural matters and (y) an advisory vote with respect to golden parachute compensation arrangements in accordance with applicable federal securities laws) which the Company shall propose to be acted on at the Company Stockholder Meeting. The Company shall, upon the request of Parent, advise Parent at least on a daily basis on each of the last seven Business Days prior to the scheduled date of the Company Stockholder Meeting as to the aggregate tally of affirmative proxies received by the Company. The Company shall (a) use its reasonable best efforts to solicit proxies in favor of the adoption of this Agreement, (b) ensure that all proxies solicited in connection with the Company Stockholder Meeting are solicited in compliance with Applicable Law and the rules of Nasdaq, and (c) include in the Company Proxy Statement the Company Board Recommendation. At the Company Stockholder Meeting, or any postponement or adjournment thereof, Parent shall vote, or cause to be voted, all of the Shares then owned by it, Merger Subsidiary or any of their respective Subsidiaries in favor of the adoption of this Agreement and approval of the Merger.

(e) Short-Form Merger. If, at any time following the Acceptance Time, Parent, Merger Subsidiary and any other Subsidiary of Parent shall collectively own at least the number of Shares necessary for Merger Subsidiary to be merged into the Company without a vote or consent of the Company’s stockholders in accordance with Section 253 of Delaware Law, the parties shall take all necessary and appropriate action to cause the Merger to become effective as soon as practicable without the Company Stockholder Meeting in accordance with Section 253 of Delaware Law.

Section 9.02. Regulatory Undertakings. (a) Subject to the terms and conditions of this Agreement, the Company and Parent shall use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under Applicable Law to consummate the transactions contemplated by this Agreement, including (i) preparing and filing as promptly as practicable with any Governmental Authority or other Third Party all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents; and (ii) obtaining and maintaining all approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any Governmental Authority or other Third Party that are necessary, proper or advisable to consummate the transactions contemplated by this Agreement; provided that the reasonable best efforts of any party hereto shall not be deemed to include (A) entering into any settlement, undertaking, consent decree, stipulation or agreement with any Governmental Authority in connection with the transactions contemplated hereby, or (B) divesting or otherwise holding separate (including by establishing a trust or otherwise), or taking any other action (or otherwise agreeing to do any of the foregoing) with respect to any of its or the Surviving Corporation’s Subsidiaries or any of their respective Affiliates’ businesses, assets or properties.

(b) In furtherance and not in limitation of the foregoing, each of Parent and the Company shall make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby as promptly as practicable and in any event within 10 Business Days of the date hereof and shall supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act.

Section 9.03. Certain Filings. The Company and Parent shall use their reasonable best efforts to cooperate with one another (a) in connection with the preparation of the Company Disclosure Documents and the Offer Documents, (b) in determining whether any action by or in respect of, or filing with, any Governmental Authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any Material Contracts, in connection with the consummation of the transactions contemplated by this Agreement, and (c) in taking such actions or making any such filings, furnishing information required in connection therewith or with the Company Disclosure Documents or the Offer Documents and seeking timely to obtain any such actions, consents, approvals or waivers.

Section 9.04. Public Announcements. The initial press release with respect to this Agreement and the transactions contemplated hereby shall be a joint press release, to be agreed upon by Parent and the Company. Parent and the Company shall consult with each other and provide the other party a reasonable opportunity to review and comment before issuing any press release, having any communication with the press (whether or not for attribution) or making any other public statement, or scheduling any press conference or conference call with investors or analysts, with respect to this Agreement or the transactions contemplated hereby and, except in respect of any public statement or press release as may be required by Applicable Law or any listing agreement with or rule of any national securities exchange or association, shall not issue any such press release or make any such other public statement or schedule any such press conference or conference call before such consultation; provided, however, that each party may make an oral or written press release, communication, or public statement without complying with the foregoing procedures if the substance of such press release, communication, or public statement was publicly disclosed and previously subject to the foregoing requirements.

Section 9.05. Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company or Merger Subsidiary, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Subsidiary, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

Section 9.06. Notices of Certain Events. Each of the Company and Parent shall promptly notify the other of:

(a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(b) any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement;

(c) any claims or Proceedings commenced or, to its knowledge, threatened against, relating to or involving or otherwise affecting the Company or Parent and any of its Subsidiaries, as the case may be, that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to any Section of this Agreement or that relate to this Agreement, the Offer, the Merger or the other transactions contemplated by this Agreement;

(d) any inaccuracy of any representation or warranty contained in this Agreement at any time during the term hereof that could reasonably be expected to cause any Offer Condition not to be satisfied; and

(e) any failure of that party, or any Representative thereof, to comply with or satisfy any covenant, condition or agreement in this Agreement that could reasonably be expected to cause any Offer Condition or any of the conditions set forth in Article 10 not to be satisfied.

In addition, the Company shall notify Parent promptly of any change or event having, or which is reasonably expected to have, a Company Material Adverse Effect or which would reasonably be expected to result in the failure of any Offer Condition to be satisfied. In no event shall the delivery of any notice pursuant to this Section 9.06 cure any breach of any representation, warranty, covenant or agreement contained in this Agreement or otherwise limit or affect the remedies available hereunder to the party receiving such notice or the representations or warranties of the parties, or the conditions to the obligations of the parties hereto.

Section 9.07. Stock Exchange De-listing. Prior to the Effective Time, the Company shall cooperate with Parent and use its reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under Applicable Laws and rules and policies of the Nasdaq to enable the de-listing by the Surviving Corporation of the Shares from the Nasdaq and the deregistration of the Shares under the 1934 Act as promptly as practicable after the Effective Time, and in any event no more than 10 days thereafter.

Section 9.08. Takeover Statutes. If any “control share acquisition,” “fair price,” “business combination,” “moratorium” or other antitakeover or similar statute or regulation is or shall become applicable to the transactions contemplated by this Agreement or the Tender and Voting Agreements, each of the Company, Parent and Merger Subsidiary and the respective members of their boards of directors shall, to the extent permitted by Applicable Law, take all actions as are reasonably necessary to eliminate or minimize the effects of any such statute or regulation on the transactions contemplated hereby.

Section 9.09. Confidentiality. Parent, Merger Subsidiary and the Company shall hold all non-public information in confidence to the extent required by, and in accordance with, the Confidentiality Agreement, which Confidentiality Agreement shall remain in full force and effect.

Section 9.10. Defense of Litigation. The Company shall control, and the Company shall give Parent the opportunity to participate in the defense of, any litigation brought by stockholders of the Company against the Company and/or its officers or directors relating to the transactions contemplated by this Agreement; provided, however, that the Company shall not settle or offer to settle any claim, charge, or Proceeding against the Company or any of its directors or officers by any stockholder of the Company arising out of or relating to this Agreement or the transactions contemplated by this Agreement without the prior written consent of Parent.

ARTICLE 10

CONDITIONS TO THE MERGER

Section 10.01. Conditions to the Obligations of Each Party. The obligations of the Company, Parent and Merger Subsidiary to consummate the Merger are subject to the satisfaction or (to the extent permitted by Applicable Law) waiver at or prior to the Effective Time of each of the following conditions:

(a) if required by Delaware Law, the Company Stockholder Approval shall have been obtained in accordance with such law;

(b) the applicable waiting period under the HSR Act shall have expired or been terminated;

(c) no Order or other legal restraint or prohibition preventing the consummation of the Merger by any court of competent jurisdiction or Governmental Authority having jurisdiction over the parties hereto shall be in effect; and

(d) unless the Offer shall have been terminated pursuant to Section 2.01(e), Merger Subsidiary shall have purchased all Shares validly tendered (and not validly withdrawn) pursuant to the Offer.

Section 10.02. Conditions to Obligations of Parent and Merger Subsidiary. Solely if the Offer shall have been terminated pursuant to Section 2.01(e) or the Offer Closing shall not have occurred, the obligations of Parent and Merger Subsidiary to consummate the Merger are further subject to the satisfaction or (to the extent permitted by Applicable Law) waiver by Parent and Merger Subsidiary at or prior to the Effective Time of each of the following conditions:

(a)(i) each of the representations and warranties of the Company contained in the first, second and fourth sentences of Section 5.05(a) and the first and second sentences of Section 5.05(b) shall be true at and as of the Closing Date as if made at and as of such time (other than such inaccuracies as are de minimis to (A) the equity capitalization of the Company in the aggregate or (B) the aggregate purchase price to be paid hereunder); (ii) each of the representations and warranties of the Company contained in Section 5.01, Section 5.02, Section 5.20 and Section 5.21 shall be true at and as of the Closing Date as if made at and as of such time (other than any such representation and warranty that by its terms addresses matters only as of another specified time, which shall be true only as of such time); and (iii) each of the other representations and warranties of the Company contained in this Agreement or in any certificate or other writing delivered by the Company pursuant hereto (disregarding all materiality and Company Material Adverse Effect qualifications contained therein except as set forth on Section I of the Company Disclosure Schedule) shall be true at and as of the Closing Date as if made at and as of such time (other than any such representation and warranty that by its terms addresses matters only as of another specified time, which shall be true only as of such time), except, in the case of this clause (iii) only, where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect;

(b) the Company shall have performed or complied in all material respects with its obligations, agreements and covenants under this Agreement;

(c) there shall not have occurred after the date of this Agreement any event, change, occurrence, revelation or development of a state of circumstances or facts which, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect;

(d) the Company shall have delivered to Parent a certificate signed by an executive officer of the Company dated as of the Effective Time certifying that the conditions specified in Sections 10.02(a) through 10.02(c) have been satisfied;

Section 10.03. Conditions to Obligations of the Company. Solely if the Offer shall have been terminated pursuant to Section 2.01(e) or the Offer Closing shall not have occurred, the obligation of the Company to consummate the Merger is further subject to the satisfaction or (to the extent permitted by Applicable Law) waiver by the Company at or prior to the Effective Time of each of the following conditions:

(a) the representations and warranties of Parent contained in this Agreement (disregarding all materiality and Parent Material Adverse Effect qualifications set forth therein) shall be true at and as of the Closing Date as if made at and as of such time (other than any such representations and warranty that by its terms addresses matters only as another specified time, which shall be true only as of such time), except where the failure of such representations, and warranties to be so true and correct, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect;

(b) Parent shall have performed in all material respects with its obligations, agreements and covenants under this Agreement; and

(c) Parent shall have delivered to the Company a certificate signed by an executive officer of Parent dated as of the date of the Effective Time certifying that the conditions specified in Sections 10.03(a) and 10.03(b) have been satisfied.

ARTICLE 11

TERMINATION

Section 11.01. Termination. This Agreement may be terminated at any time prior to the Effective Time (notwithstanding any approval of this Agreement by the stockholders of the Company):

(a) by mutual written agreement of the Company and Parent;

(b) by either the Company or Parent, if:

(i) the Effective Time shall not have occurred on or before March 31, 2013 (the “End Date”); provided that the right to terminate this Agreement pursuant to this Section 11.01(b)(i) shall not be available to any party whose breach of any provision of this Agreement results in the failure of the Merger to be consummated by such time;

(ii) any court of competent jurisdiction or other Governmental Authority shall have issued an Order or taken any other action permanently restraining, enjoining or otherwise prohibiting (A) prior to the Acceptance Time, the acceptance for payment of, or payment for, Shares pursuant to the Offer, or (B) prior to the Effective Time, the Merger, and such Order or other action shall have become final and nonappealable (which Order or other action the party seeking to terminate this Agreement shall have used its reasonable best efforts to resist, resolve or lift, as applicable, subject to the provisions of Section 9.02 and Section 9.03); or

(iii) the Company Stockholder Approval is required to consummate the Merger and shall not have been obtained at the Company Stockholder Meeting or at any postponement or adjournment thereof;

(c) by Parent, if:

(i) prior to the Offer Closing or receipt of the Company Stockholder Approval, as applicable, an Adverse Recommendation Change shall have occurred (whether or not in compliance with Section 7.03) or, at any time after receipt or public announcement of an Acquisition Proposal, the Board of Directors shall have failed to reaffirm the Company Board Recommendation within 10 Business Days after receipt of any written request to do so from Parent;

(ii) the Company shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (A) would give rise to the failure of (x) if the Offer has not been terminated, any of the conditions set forth in Annex I, or (y) if the Offer has been terminated, the conditions set forth in Sections 10.02(a) and 10.02(b), and (B) is incapable of being cured or has not been cured by the earlier of (x) the End Date and (y) the thirtieth day following notice thereof from Parent; provided, that Parent shall not have the right to terminate this Agreement pursuant to this Section 11.01(c)(ii) if Parent or Merger Subsidiary is then in breach of any of its representations, warranties, covenants or agreements hereunder such that the Company has the right to terminate this Agreement pursuant to Section 11.01(d)(ii); or

(iii) there shall have been a material breach of Section 7.03;

(d) by the Company if,

(i) prior to the Offer Closing or receipt of the Company Stockholder Approval, as applicable, after determining in accordance with the procedures set forth in Section 7.03(d) that an Acquisition Proposal constitutes a Superior Proposal, the Board of Directors authorizes the Company to enter into a written agreement concerning a Superior Proposal; provided that, concurrently with such termination, the Company enters into a written definitive agreement with respect to such Superior Proposal and pays to Parent the Termination Fee specified in Section 12.04(b)(i);

(ii) Parent or Merger Subsidiary shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (A) would have a Parent Material Adverse Effect and (B) is incapable of being cured or has not been cured by the earlier of (x) the End Date and (y) the thirtieth day following notice thereof from the Company; provided, that the Company shall not have the right to terminate this Agreement pursuant to this Section 11.01(d)(ii) if the Company is then in breach of any of its representations, warranties, covenants or agreements hereunder such that Parent has the right to terminate this Agreement pursuant to Section 11.01(c)(ii);

(iii) (A) all the Offer Conditions have been satisfied or waived (other than those conditions that, by their nature, cannot be satisfied until the Expiration Date, but which conditions would be satisfied if the Expiration Date were the date of such termination) as of the expiration of the Offer, (B)Parent and Merger Subsidiary fail to consummate the Offer in accordance with Section 2.01(b), and (C) the Company shall have given Parent at least three Business Days written notice prior to such termination stating the Company’s intention to terminate this Agreement pursuant to this Section 11.01(d)(iii); or

(iv) (A) all conditions set forth in Section 10.01 and, if applicable, Sections 10.02 and 10.03 shall have been satisfied or waived (other than those conditions that, by their nature, cannot be satisfied until the Closing, but which conditions would be satisfied if the Closing were the date of such termination) on or prior to the date of such termination, (B) Parent and Merger Subsidiary fail to effect the Merger by the time set forth in Section 3.01(b), and (C) the Company shall have given Parent at least three Business Days written notice prior to such termination stating the Company’s intention to terminate this Agreement pursuant to this Section 11.01(d)(iv).

The party desiring to terminate this Agreement pursuant to this Section 11.01 (other than pursuant to Section 11.01(a)) shall give written notice of such termination to the other party.

Section 11.02. Effect of Termination. If this Agreement is terminated pursuant to Section 11.01, this Agreement shall become void and of no effect without liability of the Company, Parent, Merger Subsidiary, the Sponsor or any other Financing Source (or any stockholder or Representative of such party) to the other party hereto, except (a) as set forth in Section 12.04, and (b) that no such termination shall relieve any party of any liability or damages incurred or suffered as a result of fraud. The provisions of Section 9.09, this Section 11.02 and Article 12 shall survive any termination hereof pursuant to Section 11.01.

ARTICLE 12

MISCELLANEOUS

Section 12.01. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission and electronic mail (“e-mail”) transmission, but only if a receipt of such e-mail is requested and received) and shall be given, if to Parent or Merger Subsidiary, to:

Sidewinder Drilling Inc.

952 Echo Lane, Suite 460

Houston, TX 77024

Attention: Jon Cole

Facsimile No.: (713) 800-7416

E-mail: jcole@sidewinderdrilling.com

with a copy to:

Vinson & Elkins LLP

2500 First City Tower

1001 Fannin

Houston, Texas 77002

Attention:  Keith R. Fullenweider

                     Stephen M. Gill

Facsimile No.:(713) 615-5956

E-mail:  kfullenweider@velaw.com

              sgill@velaw.com

if to the Company, to:

Union Drilling, Inc.

4055 International Plaza, Suite 610

Fort Worth, Texas 76109

Attention: David S. Goldberg

Facsimile: (817) 546-4325

E-mail: dgoldberg@uniond.com

with a copy to:

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, New York 10017

Attention:  John A. Bick

                     William Aaronson

Facsimile No.: (212) 701-5800

E-mail:  john.bick@davispolk.com

              william.aaronson@davispolk.com

or to such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received on the next succeeding Business Day in the place of receipt.

Section 12.02. Survival of Representations and Warranties. The representations and warranties contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time.

Section 12.03. Amendments and Waivers. (a) Any provision of this Agreement may be amended or waived prior to the Effective Time if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective; provided that (i) after the Offer Closing, no amendment shall be made without the approval of a majority of the Independent Directors, and (ii)after the Company Stockholder Approval has been obtained, there shall be no amendment or waiver that would require the further approval of the stockholders of the Company under Delaware Law without such approval having first been obtained.

(b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.

Section 12.04. Fees and Expenses. (a) General. Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

(b) Termination Fee.

(i) If this Agreement is terminated by Parent pursuant to Section 11.01(c)(i) or Section 11.01(c)(iii) or by the Company pursuant to Section 11.01(d)(i), then the Company shall pay to Parent as liquidated damages and not as a penalty by wire transfer in immediately available funds $5,000,000 (the “Termination Fee”), in the case of a termination by Parent, within one Business Day after such termination and, in the case of a termination by the Company, immediately before and as a condition to such termination.

(ii) If (A) this Agreement is terminated by Parent or the Company pursuant to Section 11.01(b)(i) or Section 11.01(b)(iii) or by Parent pursuant to Section 11.01(c)(ii), (B) after the date of this Agreement and prior to such termination an Acquisition Proposal shall have been publicly announced or otherwise been communicated to the Company’s stockholders and not withdrawn prior to such termination, and (C) within 12 months following the date of such termination, the Company shall have entered into a definitive agreement with respect to or recommended to its stockholders an Acquisition Proposal or an Acquisition Proposal shall have been consummated (provided that for purposes of this clause (C), each reference to “10%” in the definition of Acquisition Proposal shall be deemed to be a reference to “50%”), then the Company shall pay to Parent in immediately available funds, concurrently with the occurrence of the applicable event described in clause (C), the Termination Fee, less any Parent Expenses previously paid by the Company to Parent.

(iii) If this Agreement is terminated by Parent or the Company pursuant to Section 11.01(b)(iii) or by Parent pursuant to Section 11.01(c)(ii), then the Company shall pay to Parent by wire transfer in immediately available funds within one Business Day after such termination, the reasonable and documented out-of-pocket expenses incurred by Parent and Merger Subsidiary in connection with this Agreement and the transactions contemplated by this Agreement (including the Financing) in an amount not to exceed $2,000,000 (the “Parent Expenses”).

(iv) If this Agreement is terminated by the Company pursuant to Section 11.01(d)(ii), Section 11.01(d)(iii) or Section 11.01(d)(iv), Parent shall promptly pay (but in no event later than one Business Day after the date of such termination) to the Company as liquidated damages and not as a penalty by wire transfer in immediately available funds, $10,000,000 in cash (the “Parent Termination Fee”).

(c) Other Costs and Expenses. Each of the Company, Parent and Merger Subsidiary acknowledges that the agreements contained in this Section 12.04 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, the Company, Parent and Merger Subsidiary would not enter into this Agreement. Accordingly, if the Company fails promptly to pay the Termination Fee or Parent Expenses when due or Parent shall fail to pay the Parent Termination Fee when due, the Company or Parent, as the case may be, shall also pay any costs and expenses incurred by the other party in connection with a legal action to enforce this Agreement that results in a judgment against the party who has failed to make such payments when due for such amount, together with interest on the amount of any unpaid fee, cost or expense at the publicly announced prime rate of Citibank, N.A. from the date such fee, cost or expense was required to be paid to (but excluding) the payment date.

(d) Exclusive Remedies. Each of the parties hereto further acknowledges that neither the payment of the amounts by the Company nor the payment of the amounts by Parent specified in this Section 12.04 is a penalty, but in each case is liquidated damages in a reasonable amount that will compensate Parent and Merger Subsidiary or the Company, as the case may be, in the circumstances in which such fees are payable. Notwithstanding anything to the contrary in this Agreement, the parties agree that (i)(A) the Company’s right to terminate this Agreement and to receive the Parent Termination Fee pursuant to this Section 12.04 and any costs and expenses pursuant to Section 12.04(b) and (B) the specific performance remedies set forth in Section 12.13 shall be the sole and exclusive remedies of the Company and its Affiliates against Parent, Merger Subsidiary, Financing Source and any of their respective former, current or future general or limited partners, stockholders, managers, members, Affiliates or Representatives (each a “Parent Related Party”) for any loss suffered as a result of any breach of any representation, warranty, covenant or agreement or the failure of the transactions contemplated hereunder to be consummated, and upon payment of such amount, none of Parent or Merger Subsidiary or any other Parent Related Party shall have any further liability or obligation relating to or arising out of this Agreement, an agreement executed in connection herewith (including the Equity Commitment Letter, the Limited Guarantee and the Debt Commitment Letter) or the transactions contemplated hereby and thereby; and (ii)(A) Parent’s right to terminate this Agreement and to receive the Termination Fee and the Parent Expenses, where applicable, pursuant to this Section 12.04 and any costs and expenses pursuant to Section 12.04(b) and (B) the specific performance remedies set forth in Section 12.13 shall be the sole and exclusive remedies of Parent and Merger Subsidiary against the Company and any of its Subsidiaries former, current or future stockholders, managers, members, Affiliates or Representatives (each a “Company Related Party”) for any loss suffered as a result of any breach of any representation, warranty, covenant or agreement or the failure of the transactions contemplated hereunder to be consummated, and upon payment of such amount, none of the Company or any other Company Related Party shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby. In no event shall Parent be entitled to receive more than one payment of the Termination Fee or Parent Expenses. In no event shall the Company be entitled to receive more than one payment of the Parent Termination Fee. The parties acknowledge and agree that the foregoing is intended to mean that no party or its Affiliates can seek damages from the Company or any other Company Related Party on one the hand, or from Parent, Merger Subsidiary or any other Parent Related Party on the other hand, except upon termination of this Agreement and pursuant to the liquidated damages provisions described in this Section 12.04 or pursuant to Section 11.02(b). If, notwithstanding the parties’ intent, a court determines to award damages, (1) the Company agrees that the maximum aggregate liability (other than liability or damages incurred or suffered as a result of fraud) of Parent, Merger Subsidiary and any other Parent Related Party to the Company or any of its Affiliates shall be limited to an amount equal to the amount of the Parent Termination Fee and (2) Parent and Merger Subsidiary agree that the maximum aggregate liability (other than liability or damages incurred or suffered as a result of fraud) of the Company and any other Company Related Party to Parent, Merger Subsidiary or any of their respective Affiliates shall be limited to an amount equal to the amount of the Termination Fee.

Section 12.05. Disclosure Schedule and SEC Document References. (a) The parties hereto agree that any reference in a particular Section of either the Company Disclosure Schedule or the Parent Disclosure Schedule shall only be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (i) the representations and warranties (or covenants, as applicable) of the relevant party that are contained in the corresponding Section of this Agreement and (ii)any other representations and warranties of such party that is contained in this Agreement, but only if the relevance of that reference as an exception to (or a disclosure for purposes of) such representations and warranties would be readily apparent to a reasonable person who has read that reference and such representations and warranties, without any independent knowledge on the part of the reader regarding the matter(s) so disclosed. The mere inclusion of an item in either the Company Disclosure Schedule or the Parent Disclosure Schedule as an exception to a representation or warranty (or covenant, as applicable) shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had or would reasonably be expected to have a Company Material Adverse Effect or Parent Material Adverse Effect, as applicable.

(b) The parties hereto agree that any information contained in any part of any Company SEC Document shall only be deemed to be an exception to (or a disclosure for purposes of) the Company’s representations and warranties if the relevance of that information as an exception to (or a disclosure for purposes of) such representations and warranties would be reasonably apparent to a person who has read that information concurrently with such representations and warranties, without any independent knowledge on the part of the reader regarding the matter(s) so disclosed.

Section 12.06. Binding Effect; Benefit; Assignment. (a) The provisions of this Agreement shall be binding upon and, except as provided in Section 8.02, shall inure to the benefit of the parties hereto and their respective successors and assigns. Except as provided in Section 8.02, Section 12.04 and this Section 12.06, no provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns; provided, however, that the Financing Sources and their respective current, former or future general or limited partners, stockholders, members, managers, controlling persons, Affiliates or Representatives shall be third party beneficiaries of Section 11.02, Section 12.04, this Section 12.06, Section 12.07, Section 12.08, Section 12.09 and Section 12.14 (which may not be changed as to any Financing Source without its prior written consent).

(b) No party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto, except that Parent or Merger Subsidiary may transfer or assign its rights and obligations under this Agreement, in whole or from time to time in part, to one or more of its Affiliates at any time and, after the Acceptance Time, to the Offer to any Person; provided that such transfer or assignment shall not relieve Parent or Merger Subsidiary of its obligations under the Offer, enlarge, alter or change any obligation of any other party hereto or due to Parent or Merger Subsidiary or prejudice the rights of tendering stockholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

Section 12.07. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of the State of Delaware.

Section 12.08. Jurisdiction. The parties hereto agree that any suit, action or Proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby (whether brought by any party or any of its Affiliates or against any party or any of its Affiliates) shall be brought in the Delaware Chancery Court or, if such court shall not have jurisdiction, any federal court located in the State of Delaware or other Delaware state court, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such Proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such Proceeding in any such court or that any such Proceeding brought in any such court has been brought in an inconvenient forum. Process in any such Proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 12.01 (except for notice by e-mail) shall be deemed effective service of process on such party. Without in any way limiting any waiver of Financing Source liability or any other provision relating to the Financing Sources and notwithstanding anything to the contrary in this Agreement, no party hereto, nor any of its Affiliates or Representatives, will bring, or support the bringing of, any claim, whether at law or in equity, whether in contract or in tort or otherwise, against any Financing Source in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including any dispute arising out of relating in any way to the Financing Commitment Letters or the performance thereof, anywhere other than in the Supreme Court of the State of New York, County of New York, or, if under Applicable Law exclusive jurisdiction is vested in the federal courts, the United States District Court for the Southern District of New York (and the appellate courts thereof) and the laws of New York shall govern any such action. The parties also hereby agree (a) that a final judgment in any such action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law and (b) to irrevocably waive and hereby waive any right to a trial by jury in any such action to the same extent such rights are waived pursuant to Section 12.09.

Section 12.09. Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 12.10. Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). Delivery of an executed signature page of this Agreement by facsimile or other customary means of electronic transmission (e.g., “pdf”) shall be effective as delivery of a manually executed counterpart hereof.

Section 12.11. Entire Agreement. This Agreement and the Confidentiality Agreement constitute the entire agreement between the parties with respect to the subject matter of this Agreement and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement.

Section 12.12. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 12.13. Specific Performance. The parties to this Agreement agree that irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties to this Agreement shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the courts contemplated by Section 12.08, this being in addition to any other remedy at law or in equity, and the parties to this Agreement hereby waive any requirement for the posting of any bond or similar collateral in connection therewith. Notwithstanding anything in this Agreement to the contrary, prior to the Acceptance Time, the Company shall be entitled to specific performance to cause Parent and Merger Subsidiary to draw down the Equity Financing pursuant to the terms and conditions of the Equity Commitment Letter, and to consummate the Offer and the Merger, only if (a) with respect to the Offer, all of the Offer Conditions have been satisfied or waived (other than those conditions that, by their nature, are to be satisfied at the expiration of the Offer (and which are, at the time that the Company seeks specific performance pursuant to this Section 12.13, capable of being satisfied if the Acceptance Time were to occur at such time)), (b) with respect to the Merger, all of the conditions set forth in Sections 10.01 and 10.02 shall have been satisfied or waived as of the time when the Closing would have occurred pursuant to Section 3.01 but for the failure of the Equity Financing to be funded, (c) the Debt Financing has been funded or will be funded at or promptly after the Offer Closing or at or prior to the Closing, as applicable, upon delivery of a drawdown notice by Parent and/or notice from Parent that the Equity Financing will be funded at such date, (d) Parent and Merger Subsidiary fail to consummate the Offer or effect the Closing in accordance with Section 2.01 or Section 3.01, respectively, and (e) with respect to the Merger, the Company has irrevocably confirmed that if specific performance is granted and the Equity Financing and Debt Financing are funded, then the Closing will occur. For the avoidance of doubt, in no event shall the Company be entitled to enforce or seek to enforce specifically Parent’s obligation to cause the Equity Financing to be funded or to consummate the Offer or the Merger if the Debt Financing has not been funded (or will not be funded at or promptly after the Acceptance Time or at or prior to the Closing, as applicable, if the Equity Financing is funded at such time). Under no circumstances shall the Company be permitted or entitled to receive both a grant of specific performance causing Parent and/or Merger Subsidiary to accept for payment all Shares validly tendered and not validly withdrawn pursuant to the Offer pursuant to this Section 12.13 and the payment of all or any portion of the Parent Termination Fee.

Section 12.14. Certain Agreements with Respect to Debt Providers. The Company agrees, on behalf of itself and the Company Related Parties that the Debt Providers, each other lender participating in the Debt Financing or any Alternative Debt Financing and each of their respective former, current or future general or limited partners, stockholders, managers, members, Representatives and Affiliates and each of their successors and assigns (collectively, “Debt Related Parties”) shall be subject to no liability or claims, whether for any claims at law, in equity, in contract, in tort or otherwise, by the Company Related Parties arising out of or relating to this Agreement, the Debt Financing or the transactions contemplated hereby or in connection with the Debt Financing, or the performance of services by such Debt Related Parties. Notwithstanding anything to the contrary in this Agreement, including Section 12.03, (a) no amendment or modification to this Section 12.14 (or amendment or modification with respect to any related definitions as they affect this Section 12.14) shall be effective without the prior written consent of the Debt Providers and (b) each Debt Related Party shall be an express third party beneficiary of, and shall have the right to enforce, this Section 12.14.

[The remainder of this page has been intentionally left blank; the next page is the signature page.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date set forth on the cover page of this Agreement.

UNION DRILLING, INC.

By:	/s/ Christopher D. Strong
	Name:	Christopher D. Strong
	Title:	President and Chief Executive Officer

SIDEWINDER DRILLING INC.

By:	/s/ Jon Cole
	Name:	Jon Cole
	Title:	Chairman and Chief Executive Officer

FASTBALL ACQUISITION INC.

By:	/s/ Jon Cole
	Name:	Jon Cole
	Title:	President

Signature Page to Agreement and Plan of Merger

ANNEX I

Notwithstanding any other provision of this Agreement, Merger Subsidiary shall not be required to, and Parent shall not be required to cause Merger Subsidiary to, accept for payment or, subject to the applicable rules and regulations of the SEC, including Rule 14e-1(c) under the 1934 Act (relating to Merger Subsidiary’s obligation to pay for or return tendered Shares promptly after termination or withdrawal of the Offer), pay for any Shares and, subject to the terms of this Agreement, may terminate the Offer if as of immediately prior to the expiration of the Offer:

(a) the Minimum Tender Condition shall not have been satisfied;

(b) the HSR Act Condition shall not have been satisfied;

(c) the Company shall have failed to deliver to Parent a certificate signed by an executive officer of the Company dated as of the date on which the Offer expires certifying that the Offer Conditions specified in (e) or (f) of this Annex I do not exist;

(d) there is a law, rule or Order of any Governmental Authority with competent jurisdiction directly or indirectly restraining, prohibiting, delaying or otherwise making illegal the Offer, the acceptance for payment of or payment for some or all of the Shares by Parent or Merger Subsidiary, or the Merger;

(e)(1) any of the representations and warranties of the Company contained in the first, second or fourth sentence of Section 5.05(a) or the first or second sentence of Section 5.05(b) shall not be true (other than such inaccuracies as are de minimis to (i) the equity capitalization of the Company in the aggregate or (ii) the aggregate purchase price to be paid hereunder) at and as of immediately prior to the expiration of the Offer as if made at and as of such time; (2) any of the representations and warranties of the Company contained in any of Section 5.01, Section 5.02, Section 5.20 or Section 5.21 shall not be true at and as of immediately prior to the expiration of the Offer as if made at and as of such time (other than any such representation and warranty that by its terms addresses matters only as of another specified time, which shall be true only as of such time); or (3) any of the other representations and warranties of the Company contained in this Agreement or in any certificate or other writing delivered by the Company pursuant hereto (disregarding all materiality and Company Material Adverse Effect qualifications contained therein except as set forth on Section I of the Company Disclosure Schedule) shall not be true at and as of immediately prior to the expiration of the Offer as if made at and as of such time (other than any such representation and warranty that by its terms addresses matters only as of another specified time, which shall be true only as of such time), except, in the case of this clause (3) only, where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect;

(f) the Company shall have breached or failed to perform or comply in any material respect with any of its obligations, agreements or covenants under this Agreement prior to such time;

(g) there shall have occurred any general suspension of trading in, or limitation on prices for, securities on the New York Stock Exchange or in the over-the-counter market, any declaration of a banking moratorium by federal or New York authorities or general suspension of payments in respect of lenders that regularly participate in the U.S. market in loans to large corporations, any material limitation by any Governmental Authority in the United States that materially affects the extension of credit generally by lenders that regularly participate in the U.S. market in loans to large corporations, any commencement of a war involving the United States or any commencement of armed hostilities or other national or international calamity involving the United States that has a material adverse effect on bank syndication or financial markets in the United States or, in the case of any of the foregoing occurrences existing on or at the time of the commencement of the Offer, a material acceleration or worsening thereof;

(h) there shall have occurred any event, change, occurrence or development which, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect;

(i) in the event that the exercise of the Top-Up Option is necessary to ensure that Merger Subsidiary owns at least one Share more than the number of Shares necessary for Merger Subsidiary to be merged into the Company without a vote or consent of the Company’s stockholders in accordance with Section 253 of Delaware Law immediately after the Acceptance Time, (1) there shall exist under Applicable Law or other restraint any restriction or legal impediment on (i) Merger Subsidiary’s ability and right to exercise the Top-Up Option, or (ii) the Company’s ability to issue the Top-Up Shares to Merger Subsidiary, or (2) the number of Shares issuable upon the exercise of the Top-Up Option, when added to the number of Shares owned by Merger Subsidiary, together with the Contributed Shares, at the time of such exercise, shall be insufficient for Merger Subsidiary to be merged into the Company without a vote or consent of the Company’s stockholders in accordance with Section 253 of Delaware Law (a “Top-Up Impediment”); or

(j) this Agreement shall have been terminated in accordance with its terms.

The foregoing conditions shall be in addition to, and not a limitation of, the rights of Parent and Merger Subsidiary to extend, terminate or modify the Offer pursuant to the terms and conditions of this Agreement.

The foregoing conditions are for the sole benefit of Parent and Merger Subsidiary and, subject to the terms and conditions of this Agreement and Applicable Law, may be waived by Parent and Merger Subsidiary, in whole or in part, at any time and from time to time in their sole discretion (other than the Minimum Tender Condition). The failure by Parent or Merger Subsidiary at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

ANNEX B

RBC Capital Markets, LLC Three World Financial Center 200 Vesey Street New York, NY 10281-8098

September 23, 2012

The Board of Directors

Union Drilling, Inc.

4055 International Plaza, Suite 610

Fort Worth, Texas 76109

Members of the Board:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of common stock, par value $0.01 per share (the “Company Common Stock”), of Union Drilling, Inc., a Delaware corporation (the “Company”), other than the Excluded Holders (as defined below) and their respective affiliates, of the Consideration (as defined below) to be received by the holders of the Company Common Stock in the tender offer and/or merger contemplated by the terms of the proposed Agreement and Plan of Merger, to be dated on or about the date hereof (the “Agreement”), by and among the Company, Sidewinder Drilling Inc., a Delaware corporation (“Parent”), and Fastball Acquisition Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Subsidiary”).

We understand that the Agreement provides that (i) Merger Subsidiary shall commence a cash tender offer (the “Offer”) to purchase all of the issued and outstanding shares of Company Common Stock at a price per share equal to $6.50 (the “Offer Price”) and (ii) regardless of whether the Offer is completed, Merger Subsidiary shall be merged with and into the Company (the “Merger” and together with the Offer if completed, the “Transaction”), with the Company continuing as the surviving corporation of the Merger as a wholly owned subsidiary of Parent, and, at the effective time of the Merger (the “Effective Time”), each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than (A) any share of Company Common Stock that is held by the Company, Parent or Merger Subsidiary, which shall be canceled and for which no consideration shall be made with respect thereto, or (B) any share of Company Common Stock that is held by a stockholder who did not vote in favor of the Merger or consent thereto in writing and who has demanded appraisal for such shares in accordance with, and in compliance in all respects with, Section 262 of the General Corporation Law of the State of Delaware (the shares contemplated by clause (A) or (B) collectively, the “Excluded Shares”)) shall be converted into the right to receive an amount of cash, without interest, equal to the Offer Price (the “Merger Consideration”; the Offer Price to be received in the Offer if completed and the Merger Consideration to be received in the Merger, as applicable, are referred to as the “Consideration”). We understand that the Agreement also provides that each of Union Drilling Company LLC (“Union Drilling LLC”) and the officers of the Company (collectively, the “Company Tender Agreement Parties”) will enter into Tender and Voting Agreements with Parent, pursuant to which, among other things, each of the Company Tender Agreement Parties will agree to tender shares of Company Common Stock beneficially owned by it in the Offer and vote shares of Company Common Stock beneficially owned by it in favor of the adoption of the Merger Agreement, and Wolf Marine, S.A. and certain other stockholders of the Company (collectively, the “Company Support Agreement Parties”) will enter into Contribution, Non-Tender and Support Agreements with Parent and certain other parties, pursuant to which, among other things, each of the Company Support Agreement Parties will agree to not tender shares of Company Common Stock beneficially owned by it in the Offer, to vote shares of Company Common Stock beneficially owned by it in favor of the adoption of the Merger Agreement and to contribute shares of Company Common Stock beneficially owned by it to Parent prior to the Effective Time. The Company Tender Agreement Parties and the Company Support Agreement Parties are collectively referred to as the “Excluded Holders”. The terms and conditions of the Transaction are more fully set forth in the Agreement.

RBC Capital Markets, LLC (“RBCCM”), as part of its investment banking services, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, corporate restructurings, underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for corporate and other purposes.

We are acting as a financial advisor to the Company in connection with the Transaction and we will receive a fee for our services upon delivery of this opinion, which is not contingent upon the successful completion of the Transaction. In addition, for our services as financial advisor to the Company in connection with the Transaction, if the Transaction is successfully completed, we will receive an additional fee, against which the fee we received for delivery of this opinion will be credited. In addition, if, in connection with the Transaction not being completed, the Company receives a termination fee, we will be entitled to a specified percentage of that fee (less the amount of expenses incurred in connection with the Transaction) in cash, when it is received by the Company. The Company has also agreed to indemnify us for certain liabilities that may arise out of our engagement and to reimburse us for our reasonable out-of-pocket expenses incurred in connection with our services.

In the ordinary course of business, RBCCM or one or more of its affiliates may act as a market maker and broker in the publicly traded securities of the Company and receive customary compensation and may also actively trade securities of the Company or Parent or its affiliates for our or its own account and the accounts of our or its customers, and, accordingly, RBCCM and/or its affiliates may hold a long or short position in such securities. In addition, RBCCM and/or one or more of its affiliates have in the past provided investment banking services to the Company and certain affiliates of Parent, for which we have received customary fees. In particular, the predecessor to RBCCM was engaged by the Company in connection with the Company’s consideration of a potential business combination transaction, which was not completed and for which engagement RBCCM did not receive any fees. RBCCM and/or one or more of its affiliates currently has outstanding lending commitments to the Company’s credit facility equal to $25 million, for which it has received fees in accordance with its participation in the credit facility. In addition, RBCCM and/or one of its affiliates have in the past provided investment banking and financial advisory services to portfolio companies of investment funds affiliated with Avista Capital Partners (“Avista”) or its affiliates, for which we have received customary fees. In particular, (i) RBCCM and/or one or more of its affiliates was a co-manager on the initial public offering of High-Crush Partners LP in 2012, and (ii) RBCCM and/or one or more of its affiliates served as a joint book runner for two high yield notes offerings of Carrizo Oil & Gas Inc. (“Carrizo”) in 2010 and 2011, as a dealer on Carrizo’s tender offer to repay a convertible note in 2010 and as lead book runner on a high yield notes offering of Carrizo in 2012.

In light of RBCCM’s prior and current services to the Company and affiliates of Parent, RBCCM anticipates that it may be selected by the Company and/or Parent or its affiliates to provide investment banking and financial advisory and/or financing services that may be required by the Company and/or Parent or its affiliates in the future, regardless of whether the Transaction is successfully completed, for which RBCCM would expect to receive customary fees.

For the purposes of rendering our opinion, we have undertaken such review and inquiries as we deemed necessary or appropriate under the circumstances, including the following: (i) we reviewed the financial terms of the latest draft of the Agreement dated September 22, 2012 (the “Latest Draft Agreement”); (ii) we reviewed and analyzed certain publicly available financial and other data with respect to the Company and Parent and certain other relevant historical operating data relating to the Company and Parent made available to us from published sources and from the internal records of the Company; (iii) we reviewed financial projections and forecasts of the Company prepared by the Company’s management (collectively, the “Forecasts”); (iv) we conducted discussions with members of the senior managements of the Company and Parent with respect to the business prospects and financial outlook of the Company as well as the strategic rationale and potential benefits of the Transaction; (v) we reviewed the reported prices and trading activity and analyst research estimates for Company Common Stock; and (vi) we performed other studies and analyses as we deemed appropriate.

In arriving at our opinion, we performed the following analyses in addition to the review, inquiries, and analyses referred to in the preceding paragraph: (i) we performed a valuation analysis of the Company using selected market valuation metrics of other companies that we deemed comparable to the Company; (ii) we performed a valuation analysis of the Company using market valuation metrics of selected precedent transactions with terms we deemed comparable to those of the Transaction; and (iii) we performed a discounted cash flow analysis of the Company using the Forecasts.

Several analytical methodologies have been employed and no one method of analysis should be regarded as critical to the overall conclusion we have reached. Each analytical technique has inherent strengths and weaknesses, and the nature of the available information may further affect the value of particular techniques. The overall conclusions we have reached are based on all the analysis and factors presented, taken as a whole, and also on application of our own experience and judgment. Such conclusions may involve significant elements of subjective judgment and qualitative analysis. We therefore give no opinion as to the value or merit standing alone of any one or more parts of the analyses.

In rendering our opinion, with your consent, we have assumed and relied upon the accuracy and completeness of all the information that was reviewed by us, including all of the financial, legal, tax, operating and other information provided to or discussed with us by or on behalf of the Company or Parent (including, without limitation, the financial statements and related notes thereto of the Company) and upon the assurances of the management of the Company that it is not aware of any relevant information that has been omitted or that remains undisclosed to us, and we have not assumed responsibility for independently verifying, and have not independently verified, such information. We have assumed, with your consent, that all Forecasts prepared by or on behalf of the Company were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the future financial performance of the Company. We express no opinion as to any such Forecasts or the assumptions upon which they were based.

In rendering our opinion, we have not assumed any responsibility to perform, and have not performed, an independent evaluation or appraisal of any of the assets or liabilities of the Company or Parent, and we have not been furnished with any such valuations or appraisals. We have not assumed any obligation to conduct, and have not conducted, any physical inspection of the property or facilities of the Company or Parent. We have not investigated, and make no assumption regarding, any litigation or other claims affecting the Company or Parent.

In rendering our opinion, we have also assumed that the Transaction will be consummated in accordance with the terms of the Agreement, without waiver, modification or amendment of any material term, condition or agreement, and that, in the course of consummating the Transaction, obtaining the financing for the Transaction, and obtaining the necessary regulatory or third party approvals, consents and releases for the Transaction, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on the Company or Parent or the contemplated benefits of the Transaction. We have further assumed that all representations and warranties set forth in the Agreement and all agreements contemplated thereby are and will be true and correct as of the date or the dates made or deemed made and that all parties to the Agreement and all agreements contemplated thereby will comply with all covenants of such party thereunder. We have further assumed that the executed version of the Agreement will not differ, in any respect material to our opinion, from the Latest Draft Agreement.

In rendering our opinion, we have not considered any effects of any Excluded Shares.

Our opinion speaks only as of the date hereof, is based on the conditions as they exist and information which we have been supplied as of September 21, 2012, and is without regard to any market, economic, financial, legal, or other circumstances or event of any kind or nature which may exist or occur after such date. We have not undertaken to reaffirm or revise this opinion or otherwise comment upon events occurring after the date noted in the immediately preceding sentence and do not undertake any obligation to update, revise or reaffirm this opinion. We are not expressing any opinion herein as to the prices at which shares of Company

Common Stock have traded or will trade at any time, including following the announcement of the Transaction, regardless of whether or not the Transaction is consummated.

The opinion expressed herein is provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the Transaction. We express no opinion and make no recommendation to any stockholder of the Company or Parent or any other person as to how such stockholder or other person should vote or act with respect to any matter related to the Transaction, including whether to tender its shares of Company Common Stock in the Offer or how to vote its shares of Company Common Stock related to the adoption of the Merger Agreement. All advice and opinions (written and oral) rendered by RBCCM are intended for the use and benefit of the Board of Directors of the Company. Such advice or opinions may not be reproduced, summarized, excerpted from or referred to in any public document or given to any other person without the prior written consent of RBCCM. If required by applicable law, this opinion may be included in any disclosure document filed by the Company with the Securities and Exchange Commission with respect to the Transaction; provided, however, that such opinion must be reproduced in full and that any description of or reference to RBCCM or this opinion must be in a form reasonably acceptable to RBCCM and its counsel. RBCCM shall have no responsibility for the form or content of any such disclosure document, other than the opinion itself.

Our opinion does not address the underlying business decision by the Company to engage in the Transaction or any other transaction related thereto or the relative merits of the Transaction compared to any alternative business strategy or transaction in which the Company might engage.

Our opinion addresses solely the fairness of the Consideration to be received in the Transaction, from a financial point of view, to the holders of Company Common Stock (other than the Excluded Holders and their respective affiliates). Our opinion does not in any way address other terms or conditions of the Transaction or the Agreement, including, without limitation, the financial or other terms of any other agreement contemplated by, or to be entered into in connection with, the Agreement, nor does it address, and we express no opinion with respect to, the solvency of the Company or Parent or any of their respective subsidiaries or the impact thereon of the Transaction. We do not express any opinion as to any tax or other consequences that might result from the Transaction, nor does our opinion address any legal, tax, regulatory or accounting matters, as to which we understand that the Company has obtained such advice as it deemed necessary from qualified professionals. Further, in rendering our opinion, we express no opinion about the fairness of the amount or nature of the compensation (if any) to any of the officers, directors or employees of any party of the Transaction, or class of such persons, relative to the Consideration or otherwise.

Our opinion has been approved by RBCCM’s Fairness Opinion Committee.

Based on our experience as investment bankers and subject to the foregoing, including the various assumptions and limitations set forth herein, it is our opinion that, as of the date hereof, the Consideration to be received by the holders of Company Common Stock in the Transaction is fair, from a financial point of view, to the holders of Company Common Stock (other than the Excluded Holders and their respective affiliates).

Very truly yours,

RBC CAPITAL MARKETS, LLC

ANNEX C

SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW

Appraisal rights.

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2) Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2) a. and b. of this section; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2) a., b. and c. of this section.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228, § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

Preliminary Proxy Card

UNION DRILLING, INC. 4055 International Plaza, Suite 610 Fort Worth Texas, 76109

VOTE BY INTERNET – [—]

Use the internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the meeting date. Have this proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - [—]

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the meeting date. Have this proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date this proxy card and return it in the postage-paid envelope we have provided or return it to [—].

TO VOTE MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: ☒

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

UNION DRILLING, INC.

The Board of Directors recommends a vote “FOR” proposals 1, 2 and 3:

	For	Against	Abstain

1. To approve the Agreement and Plan of Merger dated as of September 24, 2012 among Union Drilling, Inc., Sidewinder Drilling Inc. and Fastball Acquisition Inc..	☐	☐	☐

2.      To approve an adjournment of the special meeting of shareholders if necessary or appropriate, in the view of the Board of Directors, to solicit additional proxies in favor of proposal 1 if there are not sufficient votes at the time of such adjournment to approve proposal 1.

	☐	☐	☐

3. To approve, on a non-binding, advisory basis, certain compensation to be paid by Union Drilling, Inc. to its named executive officers that is based on or otherwise relates to the merger.	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature [Joint Owners]	Date

UNION DRILLING, INC.

Solicited on Behalf of the Board of Directors

SPECIAL MEETING OF SHAREHOLDERS — [—], 2012 — [—] a.m.

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting:

The Notice of Meeting, Proxy Statement and Proxy Card are available at [—].

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE ▼

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Proxy — Union Drilling, Inc.

Notice of Special Meeting of Shareholders

The shares will be voted as recommended by the Board of Directors unless you indicate otherwise in which case they will be voted as marked. The undersigned hereby appoints [—] and [—] as proxies, each with the power to appoint his substitute, and hereby authorizes either of them to represent and to vote, as designated on the reverse side hereof, all the shares of common stock of Union Drilling, Inc. (the “Company”) held by the undersigned on [—], 2012 at the Special Meeting of Shareholders (the “Special Meeting”) to be held on [—], 2012, or any adjournment or postponement thereof.

The Board of Directors recommends a vote “FOR” the adoption of the Merger Agreement; “FOR” the approval of an adjournment of the Special Meeting if necessary or appropriate to solicit additional proxies in favor of the proposal to adopt the Merger Agreement if there are not sufficient votes at the time of such adjournment to adopt the Merger Agreement; and “FOR” the approval, on a non-binding, advisory basis, the compensation to be paid by the Company to its named executive officers that is based on or otherwise relates to the merger.

You are encouraged to specify your choices by marking the appropriate boxes ON THE REVERSE SIDE HEREOF. You need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations.

PLEASE VOTE PROMPTLY.

UNLESS YOU ARE VOTING BY TELEPHONE OR INTERNET, DATE AND SIGN THIS PROXY ON THE REVERSE SIDE HEREOF AND RETURN IN THE ENCLOSED ENVELOPE.

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

(Items to be voted appear on reverse side hereof.)